Exhibit 4.5

EXECUTION VERSION

DEBTOR-IN-POSSESSION LOAN AGREEMENT

Dated as of March 22, 2013

Among

EASTMAN KODAK COMPANY,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Company,

THE U.S. SUBSIDIARIES OF EASTMAN KODAK COMPANY PARTY HERETO,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as U.S. Subsidiary Guarantors,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Agent

i

ii

iii

Schedules

Schedule I	-	Commitments and Junior Loan Allocation
Schedule II	-	Subsidiary Guarantors and Material Subsidiaries
Schedule 1.01(a)	-	Existing Secured Agreements
Schedule 1.01(b)	-	Other Existing Letters of Credit
Schedule 4.01(f)	-	Certain Proceedings
Schedule 4.01(j)(vii)	-	U.K. Pension Scheme Obligations
Schedule 4.01(m)	-	Material Real Properties
Schedule 4.01(q)	-	Deposit Accounts
Schedule 5.01(k)	-	Foreign Security Interests
Schedule 5.01(o)	-	Post-Closing Obligations
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Debt
Schedule 5.02(e)	-	Permitted Asset Sales
Schedule 5.02(l)	-	Certain Restrictions
Schedule 5.02(o)	-	Sale Leaseback Transactions
Schedule 5.03(a)	-	Adjustments to Minimum Consolidated Adjusted EBITDA
Schedule 6.01(f)	-	Judgments
Schedule 9.02	-	Agent’s Office; Certain Address for Notices

Exhibits

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Junior Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Forms of Opinion
Exhibit F	-	Form of Guaranty Supplement
Exhibit G	-	Exit Loan Agreement
Exhibit H	-	Form of 13 Week Projection
Exhibit I	-	Form of Intercreditor Agreement
Exhibit J	-	DIP Order

iv

DEBTOR-IN-POSSESSION LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 22, 2013, among EASTMAN KODAK COMPANY, a New Jersey corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Company”), the U.S. Subsidiaries of the Company party hereto, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantors, the banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders.

INTRODUCTORY STATEMENT

On January 19, 2012 (the “Petition Date”), the Company (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Section 1.01) and each of the U.S. Subsidiary Guarantors (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Company and the U.S. Subsidiary Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Company has requested that the Lenders provide term loan facilities in an aggregate principal amount not to exceed $848,200,000 (the “Facilities”), consisting of (i) first lien term loans in the aggregate principal amount of $473,200,000 and (ii) second lien term loans in the aggregate principal amount of up to $375,000,000 deemed made hereunder in exchange for Existing Second Lien Debt. All of the Company’s obligations under the Facilities are to be guaranteed by the U.S. Subsidiary Guarantors. The Lenders are willing to extend or continue, as the case may be, such credit to the Company on the terms and subject to the conditions set forth herein.

The respective priorities of the Facilities with respect to the Collateral of the Debtors shall be as set forth in this Agreement, in the DIP Order, upon entry thereof by the Bankruptcy Court, and in the Intercreditor Agreement.

All of the claims and the Liens granted under the DIP Order and the Loan Documents by the Debtors to the Agent and the Lenders in respect of the Facilities shall be subject to the Carve-Out and to the Intercreditor Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“9.75% Tranche Loans” has the meaning specified in Section 2.01(b).

“9.75% Notes Indenture” means the Indenture, dated as of March 5, 2010, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“10.625% Notes Indenture” means the Indenture, dated as of March 15, 2011, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“10.625% Tranche Loans” has the meaning specified in Section 2.01(b).

“13-Week Projection” means a projected statement of sources and uses of cash for the Company and its U.S. Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Facilities for each week during such period, in substantially the form of Exhibit H. As used herein, “13-Week Projection” shall initially refer to the “13-Week Projection” delivered to the Agent pursuant to Section 3.01(b)(xii) and, thereafter, the most recent 13-Week Projection delivered by the Company in accordance with Section 5.01(h)(ix).

“2018 Notes” means the Company’s 9.75% Senior Secured Notes due 2018 issued pursuant to the 9.75% Notes Indenture.

“2019 Notes” means the Company’s 10.625% Senior Secured Notes due 2019 issued pursuant to the 10.625% Notes Indenture.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that provides for (i) a repayment in cash on the Consummation Date of a principal amount of New Money Loans equal to $200,000,000 less the aggregate principal amount of New Money Loans repaid (or applied to a credit bid) on or prior to the Consummation Date, (ii) an additional repayment of New Money Loans in cash in an amount equal to 75% of U.S. Liquidity above $200,000,000 on the Effective Date (after giving pro forma effect to the restructuring and all payments contemplated by the Reorganization Plan) and (iii) at the Company’s option, (x) the payment in cash of the then outstanding aggregate principal amount of New Money Loans and/or Junior Loans and/or (y) in accordance with the terms of this Agreement, including without limitation Section 2.22, the conversion on the Consummation Date of the New Money Loans and/or Junior Loans on the Consummation Date to loans under the Exit Facility in accordance with the terms of this Agreement and of the Exit Loan Agreement.

“Account” has the meaning specified in the UCC, as the context may require.

“Accounting Change” has the meaning specified in Section 1.03.

“Activities” has the meaning specified in Section 8.02(b).

“Adequate Assurance Account” means the segregated, interest-bearing bank account in which the Debtors may deposit an amount equal to the cost of two weeks’ worth of the estimated aggregate annual amount of utility services provided to all the Debtors (and not any other amounts) in order to provide adequate assurance to the Debtors’ utility providers.

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income, the sum of:

(a) interest expense for such period,

(b) income tax expense for such period,

(c) depreciation expense for such period,

(d) amortization expense (including with respect to intangibles) for such period,

(e) deferred financing fees (and any writeoffs thereof) for such period,

(f) (i) any extraordinary expenses or losses during such period and (ii) any non-recurring expenses or losses during such period not to exceed for purposes of subclause (ii) (x) the lesser of $3,000,000 and 2.00% of Adjusted EBITDA (without giving effect to this clause (f)) multiplied by (y) a fraction equal to the number of calendar months then elapsed (beginning with the month ended January 31, 2013) divided by eight (8),

(g) any loss or expense from discontinued operations or discontinued business lines and loss or expense on disposal of discontinued operations or discontinued business lines during such period,

(h) any non-cash charges or expenses, including, in respect of (A) any pre-petition obligations, liabilities or claims or (B) asset writeoffs or writedowns; provided, that to the extent any such non-cash charges represent an accrual or reserve for potential cash items in any future period, any cash payment made in respect thereof in a future period shall be subtracted from Adjusted EBITDA for such future period to such extent,

(i) pension, equity awards, other post-employment benefits expense during such period and any non-cash compensation expense realized during such period from grants of stock appreciation rights or similar rights, stock options or other rights to directors, officers or employees,

(j) any non-cash loss on foreign exchange during such period,

(k) fees, costs and expenses (including (i) fees, costs and expenses related to legal, financial and other advisors, auditors and accountants, (ii) printer costs and expenses, (iii) SEC and other filing fees and (iv) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) incurred during such period in connection with the Cases, obtaining confirmation and effectiveness of a Reorganization Plan, negotiation and funding of this Agreement and the other Loan Document and, in each case, any transaction (including any financing or disposition) or litigation related thereto, in each case, regardless of whether initially incurred by the Company or paid by the Company to reimburse others for such fees, costs and expenses,

(l) any non-cash loss relating to Hedge Agreements permitted under this Agreement (including any non-cash ASC 815 loss) during such period,

(m) corporate restructuring charges (including retention, severance, contract termination costs, plant closure or consolidation costs, employee relocation and business optimization expenses) incurred during such period, and

(n) any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on the Petition Date,

minus, without duplication and to the extent included determining Consolidated Net Income:

(i) interest income for such period,

(ii) revenues from IP licensing transactions effected in connection with IP Settlement Agreements during such period,

(iii) pension and other post-employment benefits income and credit during such period,

(iv) any non-cash gains on foreign exchange during such period,

(v) any extraordinary income or gains or non-recurring income during such period,

(vi) any non-cash gain relating to Hedge Agreements permitted under this Agreement (including any non-cash ASC 815 gain) for such period,

(vii) any income or gain from discontinued operations or discontinued business lines and any income or gain on disposal of discontinued operations or discontinued business lines in each case for such period, and

(viii) any other non-cash income (other than the accrual of revenue in the ordinary course of business) for such period excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Agent.

“Affected Lender” has the meaning specified in Section 2.17.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent appointed in accordance with Section 8.07.

“Agent Parties” has the meaning specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agreement” means this Debtor-in-Possession Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means with respect to New Money Loans (i) 10.50% per annum, in the case of Eurodollar Rate Loans and (ii) 9.50%, in the case of Base Rate Loans.

“Applicable Prepayment Percentage” means with respect to Net Cash Proceeds of (x) any Asset Sale other than the Specified Sale (i) up to $20,000,000, 80%, and (ii) in excess of $20,000,000, 100%, (y) any Casualty Event, 100% and (z) the Specified Sale (i) up to $200,000,000, 100%, (ii) in excess of $200,000,000, but less than or equal to the Minimum Proceeds Amount, 0%, and (iii) in excess of the Minimum Proceeds Amount, 75%.

“Appropriate Lender” means (i) in respect of the New Money Loans, each New Money Lender and (ii) in respect of the Junior Loans, each Junior Loan Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 5.02(e) (other than clause (ii), (iii), (vii) or (ix) thereof) and (ii) any other Disposition or series of related Dispositions (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), by (x) Subsidiaries of the Company that are not Loan Parties so long as the Net Cash Proceeds received by such Subsidiaries therefrom do not exceed $250,000 for any single Disposition or series of related Dispositions, or (y) Loan Parties so long as the Net Cash Proceeds received by such Loan Parties therefrom do not exceed (1) $250,000 for any single Disposition or series of related Dispositions, and (2) $3,750,000 in the aggregate for all such Dispositions.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as published in the Wall Street Journal is the “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period (after giving effect to the proviso to the definition of Eurodollar Base Rate) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in such prime rate or base rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(i).

“Borrowing” means a borrowing (or in the case of Junior Loans, a deemed borrowing) consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.02.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Carve-Out” means (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professional of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Bankruptcy Court and (z) any professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)) incurred, subject to the terms of the DIP Order, (A) prior to the occurrence of an Event of Default and (B) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Agent or any Lender or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account or the Secured Agreements Cash Deposit Account (as defined in the DIP Order) shall not be subject to the Carve-Out.

“Case” or “Cases” has the meaning specified in the Introductory Statement.

“Cash Collateral” has the meaning specified in the DIP Order.

“Cash Equivalents” means any of the following having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP, as current assets of the Company or any of its Subsidiaries, in money market investment funds having the highest rating obtainable from either Moody’s or S&P, (e) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or (f) solely with respect to any Subsidiaries of the Company not domiciled in the United States, substantially similar investments as described in clauses (a) through (e) above (including as to credit quality and maturity), denominated in the currency of any jurisdiction in which any such Subsidiary conducts business.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any assets or properties.

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which are CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“CI” means the assets and the operations of the Company’s commercial, packaging & functional printing solutions and enterprise services.

“CI Adjusted EBITDA” means, for any period, CI Net Income for such period plus, without duplication and to the extent deducted in determining CI Net Income, the sum of items (a) through (n) in the definition of “Adjusted EBITDA”; minus, without duplication and to the extent included in CI Net Income, items (i) through (viii) in the definition of “Adjusted EBITDA”, in each case to the extent relating to CI.

“CI Net Income” means, for any period, the Consolidated net income of CI for such period, determined in accordance with GAAP.

“Class” means (i) with respect to any Loans, whether such Loans are New Money Loans or Junior Loans, (ii) with respect to any Commitments, whether such Commitments are New Money Commitments or Junior Loan Allocations, as the context may require and (iii) with respect to any Lenders, whether such Lenders are New Money Lenders or Junior Loan Lenders.

“Closing Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III (other than those conditions which are of a nature to be satisfied concurrently with the Closing Date).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” referred to in the Collateral Documents and in the DIP Order and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the DIP Order.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements and each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j). The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the DIP Order.

“Commitment” means as to any New Money Lender (a) the amount set forth opposite such New Money Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such New Money Lender has entered into an Assignment and Acceptance, the amount set forth for such New Money Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05.

“Commitment Letter” means that certain Amended & Restated Commitment Letter dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time) between the Lead Lenders, the Agent and the Company.

“Company” has the meaning specified in the preamble.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, as to any Person for any period, the consolidated net income of such Person and its subsidiaries for that period.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the Effective Date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type, in each case pursuant to Section 2.06 or 2.07.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtors” has the meaning specified in the Introductory Statement.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.05(b).

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Digital Imaging Patent Portfolio” means the portfolio of approximately 1,100 issued U.S. digital imaging patents, 250 pending U.S. digital imaging patent applications, 580 foreign counterparts and 400 related foreign patent applications, which the Company has publicly announced its intention to sell and has assigned the code name “Komodo”.

“Digital Imaging Patent Portfolio Disposition” means any Disposition of the Digital Imaging Patent Portfolio.

“DIP Order” means (i) that certain Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926], attached hereto as Exhibit J-1 as modified by (ii) that certain Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279], attached hereto as Exhibit J-2.

“Disposition” means, with respect to any property, any sale, lease, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, a non-exclusive license of Intellectual Property in the ordinary course of business does not constitute a Disposition.

“Disqualified Lender” means (i) the Persons previously identified to the Lead Lenders and the Agent in connection with the Commitment Letter for the Facilities and (ii) other bona fide competitors of the Company identified by the Company, from time to time, in writing to the Agent.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.

“Effective Date” means the effective date of a Reorganization Plan.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or branch of a Lender or an Approved Fund with respect to a Lender; and (iii) any other Person approved by the Agent, such approval not to be unreasonably withheld or delayed; provided, however, that no Loan Party or Affiliate of a Loan Party or any Disqualified Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety from Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, as described in 29 CFR § 4043, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in 29 CFR § 4043.62 through 68 is reasonably expected to occur with respect to such Plan within the following 30 days; provided that for purposes of this clause (a), a reportable event shall not include the events set forth in §4043.35(a); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters on Screen LIBOR01 (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that the Eurodollar Base Rate with respect to the Loans shall be not less than 1.00%.

“Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such, day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing DIP Credit Agreement” means the debtor-in-possession credit agreement, dated as of January 20, 2012, among the Company, the Subsidiaries of the Company party thereto, the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, as amended, restated or supplemented and after the date hereof as amended, restated or supplemented in accordance with the terms of this Agreement.

“Existing DIP Facility” means the revolving credit facility provided under the Existing DIP Credit Agreement.

“Existing DIP Secured Agreements” means (a) all agreements and other documents relating to any treasury management services, clearing, corporate credit card and related services provided to the Company or any of its Subsidiaries and entered into by the Company or any of its Subsidiaries with any lender under the Existing DIP Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Existing DIP Credit Agreement for any reason), (b) all letters of credit issued by a lender under the Existing DIP Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Existing DIP Credit Agreement for any reason) for the benefit of the Company or any of its Subsidiaries, (c) all agreements evidencing any other obligations of the Company and any of its Subsidiaries owing to any lender under the Existing DIP Credit Agreement and its Affiliates, (d) all Hedge Agreements entered into with the Company or any of its Subsidiaries by any lender under the Existing DIP Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Existing DIP Credit Agreement for any reason) and (e) each agreement or instrument delivered by any Loan Party or Subsidiary of the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof and of this Agreement, in the case of each of the foregoing described in clauses (a) through (e), to the extent permitted under this Agreement and, subject to the Intercreditor Agreement, including without limitation, the Maximum Obligations Amount.

“Existing Second Lien Debt” means (a) the 2018 Notes outstanding on the Petition Date and (b) the 2019 Notes outstanding on the Petition Date, in each case together with accrued and unpaid interest thereon.

“Existing Secured Agreements” means the agreements set forth on Schedule 1.01(a), each as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Exit Facility” means the loan facilities provided under the Exit Loan Agreement.

“Exit Facility Documentation” means the collective reference to the Exit Loan Agreement, collateral agreements, intercreditor agreement, mortgages and other security agreements, documents and instruments, substantially consistent with the terms and conditions set forth in the Exit Loan Agreement, as reasonably determined by the Required Lead Lenders, and otherwise in form and substance reasonably satisfactory to the Required Lead Lenders and reorganized Eastman Kodak Company.

“Exit Loan Agreement” means the loan agreement contemplated by Section 2.22 of reorganized Eastman Kodak Company, substantially in the form of Exhibit G hereto, with such amendments, supplements and other modifications in accordance with this Agreement.

“Facilities” has the meaning specified in the Introductory Statement.

“FATCA” means Sections 1471-1474 of the Code in effect as of the date hereof and Treasury regulations issued thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Fee Examiner” means Richard Stern of Luskin, Stern & Eisler LLP or any replacement or successor fee examiner for the Cases approved by the Bankruptcy Court.

“Fee Letter” has the meaning specified in Section 2.03.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) U.S. Subsidiaries of the Company listed on Part A of Schedule II hereto, including the Debtors and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Harrow Sale” means the sale of real property in the United Kingdom identified by the Company to the Lead Lenders prior to the date hereof as the “Harrow Sale”.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.

“Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.

“HMRC” means Her Majesty’s Revenue & Customs.

“Indenture” means the Indenture dated as of January 1, 1988 between the Company and The Bank of New York, as trustee, as amended from time to time.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intellectual Property Security Agreement” means a “short form” intellectual property security agreement substantially in the form of Exhibit A to the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among Citicorp North America, Inc., as administrative agent and collateral agent for the Existing DIP Facility, the Agent, as administrative agent and collateral agent for the Facilities, and the Loan Parties, substantially in the form of Exhibit I.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Company may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” has the meaning specified in the UCC.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“IP License” means any lease, license or covenant not to sue, entered into with respect to any Intellectual Property outside the ordinary course of business; provided, that any exclusive license of Intellectual Property (except for an exclusive license of Intellectual Property in the ophthalmological field) shall be deemed to be outside the ordinary course of business.

“IP Settlement Agreement” means any agreement entered into by the Company or any its Subsidiaries with any other Person (other than a Subsidiary of the Company) relating to any assets included in the Digital Imaging Patent Portfolio (but not involving the sale of such assets) and pursuant to which such other Person shall agree to provide consideration (including, without limitation, pursuant to an IP License) to the Company or such Subsidiary in exchange for the settlement of, or agreement not to pursue, litigation with respect to such assets.

“Junior Loan Allocation” means with respect to any Lender the amount, if any, of such Lender’s allocation as set forth opposite such Lender’s name on Schedule I under the caption “Junior Loan Allocation”. The aggregate amount of the Junior Loan Allocations as of the Closing Date shall be $375,000,000.

“Junior Loan Lenders” means each Person that is deemed to make (or have made) a Junior Loan.

“Junior Loans” means the collective reference to the 10.625% Tranche Loans and the 9.75% Tranche Loans.

“Junior Note” means a promissory note of the Company payable to any Junior Loan Lender or its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate Debt of the Company to such Junior Loan Lender resulting from the Junior Loans deemed made by such Junior Loan Lender.

“Kodak Limited” means Kodak Limited, a company with limited liability organized under the laws of England and Wales.

“Lead Lenders” means the Lead Lenders party to the Commitment Letter (and their Affiliates, other than portfolio companies); provided that any Lead Lender shall cease to be a Lead Lender at such time as it no longer holds Loans and may not subsequently become a Lead Lender if, following such date, it holds Loans.

“Lender” means a New Money Lender and/or each Junior Loan Lender, as the context may require, and shall include each Person that shall become a party hereto pursuant to Section 9.08.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property. Solely for the avoidance of doubt, the filing of a UCC financing statement that is a precautionary filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a security interest does not constitute a Lien solely on account of being filed in a public office.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) Collateral Documents, (iv) the DIP Order and (v) the Intercreditor Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Company and the Guarantors.

“Loans” means the New Money Loans and/or the Junior Loans, as the context may require.

“Material Adverse Effect” means an event or occurrence that has had a material adverse effect, or any event or occurrence which could reasonably be expected to have a material adverse effect, on (A) the business, properties, financial condition results of operations or liabilities of the Company and its Subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of proceedings under Chapter 11 of the Bankruptcy Code, (ii) events that would reasonably be expected to result from the filing or commencement of the Cases or the announcement of the filing or commencement of the Cases, (iii) the failure to obtain an aggregate gross cash purchase price in excess of the Minimum Proceeds Amount for the Specified Sale, or (iv) the DIP Order or the order entered by the Bankruptcy Court approving the

Commitment Letter in connection with the Facilities (including, in each case, taking any actions required by such orders) or actions required to be taken under the terms of the Loan Documents or the Exit Facility Documentation, including in respect to any changes to the corporate governance of the Company, (B) the ability of the Company or the Guarantors to perform their respective obligations under the Loan Documents or (C) the ability of the Agent and/or the Lenders to enforce their rights and remedies under the Loan Documents.

“Material Real Property” means each real property owned in fee by a Loan Party that has a fair market value (as determined by the Company in good faith) of not less than $25,000,000.

“Material Subsidiary” means each Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either

(i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or

(ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Company for such period.

“Maturity Date” means September 30, 2013.

“Maximum Obligations Amount” has the meaning specified in the Intercreditor Agreement.

“Maximum Rate” has the meaning specified in Section 2.06(g).

“Milestones” has the meaning specified in Section 5.01(s).

“Minimum Proceeds Amount” shall mean $600,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Disposition or IP License by the Company or any of its Subsidiaries or Casualty Event affecting the Company or any of its Subsidiaries, in each case, after the Petition Date, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction or Casualty Event, in each case, after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees and expenses, filing fees, finder’s fees, success fees and any other similar fees and commissions and other expenses related to the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt (other than (x) the Debt under the Existing DIP Facility and (y) the Existing Second Lien Debt) secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within twelve months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Company and are properly attributable to such transaction or to the asset that is the subject thereof; provided that, with respect to Net Cash Proceeds of Casualty Events only, if no Event of Default is continuing at such time and the Company shall have delivered a certificate of a Responsible Officer of the Company to the Agent promptly following receipt of such Net Cash Proceeds setting forth the Company’s intention to use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the Company and its Subsidiaries, in each case within nine months of such receipt (and provided that, if the assets subject to the loss, damage, destruction, condemnation, sale, transfer or other disposition constituted Collateral, the assets to be acquired shall constitute Collateral), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent (1) not so used within such nine-month period or (2) not contracted to be so used within such nine-month period and not thereafter so used within twelve months of such receipt.

“New Money Lender” means, at any time, a Lender with an outstanding New Money Loan or a Commitment at such time.

“New Money Loan” has the meaning specified in Section 2.01(a).

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” means a promissory note of the Company payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all liabilities and obligations of every nature of each Loan Party from time to time owed to the Agent, the Lenders, the other Secured Parties or any of them, under the Loan Documents relating to the Facilities, whether for principal, interest, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“Operating Forecast” means the consolidated business plan and projected operating budget previously delivered to the Agent.

“Other Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(b).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for (i) pre-petition taxes, assessments and governmental charges or levies that were not yet due on the Petition Date or that are being contested in good faith by appropriate proceedings and (ii) Liens for post-petition taxes, assessments and governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that with respect to both pre-petition and post-petition taxes, adequate reserves are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP; (b) Liens imposed by law, including, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, performance bonds, tenders, trade contracts or leases (other than leases constituting Debt) in the ordinary course of business; (d) Liens on the applicable real property related to or in connection with the Harrow Sale; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; (f) Liens or other conveyances of property in favor of any governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any contract or statute; and (g) Liens in favor of the applicable utility providers on the Adequate Assurance Account.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity, equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 181 days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the

Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Company and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended; and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in the Introductory Statement.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pre-Petition Debt” means, collectively, the Debt of each Debtor outstanding and unpaid on the date on which such Person became a Debtor.

“Pre-Petition Payment” means, at any time after the Closing Date, a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Debtor.

“Primed Lien” has the meaning specified in Section 2.20(a).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the sum of (i) the amount of such Lender’s unused Commitment (if any) at such time plus (ii) the outstanding principal amount of such Lender’s New Money Loans at such time and the denominator of which is the sum of (i) the aggregate amount of all unused Commitments (if any) at such time plus (ii) the aggregate outstanding principal amount of all New Money Loans at such time.

“Register” has the meaning specified in Section 9.08(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Replacement Lender” has the meaning specified in Section 2.17.

“Reporting Side Letter” means that certain side letter agreement between the Company and the Agent, dated as of March 22, 2013.

“Required New Money Lenders” means at any time New Money Lenders holding a majority in interests of the aggregate unpaid principal amount of the New Money Loans outstanding at such time; provided, however, that if at any New Money Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required New Money Lenders at such time the aggregate principal amount of the Loans owing to such New Money Lender (in its capacity as a New Money Lender) and outstanding at such time.

“Required Lead Lenders” means Lead Lenders holding in the aggregate more than 50% of the Loans held by all Lead Lenders on the date approval is given; provided , that if there are no Lead Lenders, any item requiring Lead Lenders approval shall require no approval and shall be at the option of the Company unless otherwise indicated in this Agreement; provided, further, that if at any time any Lead Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lead Lenders at such time the aggregate principal amount of the Loans owing to such Lead Lender (in its capacity as a Lead Lender) and outstanding at such time.

“Required Lenders” means at any time Lenders holding at least a majority in interest of the aggregate unpaid principal amount of the Loans outstanding at such time; provided, however, that if at any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Required Junior Loan Lenders” means at any time Junior Loan Lenders holding a majority in interests of the aggregate unpaid principal amount of the Junior Loans outstanding at such time; provided, however, that if at any Junior Loan Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Junior Loan Lenders at such time the aggregate principal amount of the Loans owing to such Junior Loan Lender (in its capacity as a Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party (or for purposes of Section 5.01(h)(xiv), the Company or any of its Subsidiaries). Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” means, collectively, the Agent, and each Lender.

“Security Agreement” means the Security Agreement, dated as of the date hereof, from the Loan Parties party thereto, as grantors, to the Agent, in substantially the form of Exhibit D, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Side Letter” means the Confidential Side Letter in Connection with Amended & Restated Commitment Letter, dated February 28, 2013, which has been filed under seal with the Bankruptcy Court.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Business Units” means those business units of the Company set forth in the Reporting Side Letter.

“Specified Collateral” has the meaning specified in the Security Agreement.

“Specified Sale” means the sale or disposition, in whole or in part, of any combination of (A) the assets and businesses to be sold in the transaction assigned the code name “Rockford”, (B) the assets and businesses to be sold in the transaction assigned the code name “Walden” and/or (C) trademarks, trademark licenses, domain names and related intellectual property assets and materials.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Note” means a promissory note of the Company payable to any New Money Lender or its registered assigns, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate Debt of the Company to such Lender resulting from the New Money Loans made by such Lender.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the acceleration of the Loans in accordance with the provisions hereof and (c) the Consummation Date.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.K. Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“U.K. Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“United States” and “U.S.” mean the United States of America.

“U.S. Liquidity” means, on any date of determination, the sum of the aggregate amount of cash and Cash Equivalents owned by the Loan Parties free and clear of all Liens (other than Liens created under the Collateral Documents and Liens securing the Existing DIP Facility and the Existing Second Lien Debt) on such date plus (B) Excess Availability (as defined in and as calculated under the Existing DIP Credit Agreement) on such date.

“U.S. Subsidiary” means any direct or indirect Subsidiary of the Company organized under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent and the Company shall negotiate in good faith to amend such ratio or requirement (an “Accounting Change”) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided that, until so amended, (i) such ratio or requirement shall be made as if such Accounting Change had not been effected and on a basis consistent with how GAAP or the rules promulgated pursuant thereto that are the subject of such Accounting Change were calculated in the most recent financial statements delivered by the Company to the Lenders as to which no such objection shall have been made and (ii) the Company shall provide to the

Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

SECTION 1.04. Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

SECTION 1.05. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The term “including” is by way of example and not limitation (i.e., “including” shall be deemed to mean “including, without limitation”).

(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans. (a) New Money Loans. Subject to the terms and conditions set forth herein and in the DIP Order, (i) each New Money Lender agrees, severally and not jointly, to make first-lien term loans in Dollars to the Company on the Closing Date, in an amount equal to such Lender’s Commitment (each a “New Money Loan”). Each New Money Lender will fund New Money Loans at a discount such that the principal amount disbursed in cash is equal to 99% of such Lender’s Commitment; provided that, notwithstanding the foregoing, interest with respect to the New Money Loans will accrue on the full principal amount of New Money Loans and the full principal amount of New Money Loans will be due on the Termination Date before the application of such discount. Each Borrowing shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Any unused Commitments at the Closing shall terminate concurrently with the occurrence of the Closing.

(b) The Junior Loans. Subject to the terms and conditions set forth herein and in the DIP Order, on the Closing Date, each Junior Loan Lender’s Junior Loan Allocation of such Lender’s 2018 Notes (“9.75% Tranche Loans”) and each Junior Loan Lender’s Junior Loan Allocation of such Lender’s 2019 Notes (“10.625% Tranche Loans”) shall be deemed to have been made as a term loan by such Junior Loan Lender, and borrowed by the Company, under this Agreement. Notwithstanding anything herein to the contrary, the deemed borrowing by the Company of the Junior Loans shall entitle the Company to receive for cancellation an equivalent aggregate principal amount of 2018 Notes and/or 2019 Notes (including all rights of the holders in respect thereof), as applicable, from each Junior Loan Lender based upon such Junior Loan Lender’s Junior Loan Allocation and shall not entitle the Company to receive any cash or other consideration from any Junior Loan Lender and, notwithstanding that no such cash or other consideration is exchanged, the Company shall owe the aggregate principal amount of the Junior Loans to the Junior Loan Lenders. Upon receipt and acceptance by the Company in accordance with the procedures for the solicitation, all 2018 Notes and 2019 Notes received and accepted shall be canceled, retired and discharged and none of the Company or any guarantors thereunder shall have any further obligations to the holders in respect thereof.

(c) Amounts borrowed (or, in the case of Junior Loans, deemed borrowed) under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Loans. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the Closing Date in the case of a Borrowing consisting of Eurodollar Rate Loans or (y) 11:00 A.M. (New York City time) on the Closing Date in the case of a Borrowing consisting of Base Rate Loans, by the Company to the Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or any other electronic means agreed to by the Agent. Such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan. Each applicable Lender shall, before 1:00 P.M. (New York City time) on the Closing Date make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Company at the Agent’s address referred to in Section 9.02(a).

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.06 or 2.10 and (ii) the Eurodollar Rate Loans may not be outstanding as part of more than eight separate Borrowings.

(c) The Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Company shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Company to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the Closing Date in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Company on the Closing Date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at: (i) in the case of the Company, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the

Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Closing Date.

SECTION 2.03. Fees. The Company shall pay to the Agent the fees set forth in the Fee Letter (the “Fee Letter”) identified in the Commitment Letter.

SECTION 2.04. Repayment of Loans. The Company shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Loans made (or deemed made) by such Lender to the Company then outstanding, together with any accrued and unpaid interest with respect to such Loans (other than to the extent that the New Money Loans and Junior Loans are converted to loans under the Exit Facility in accordance with the terms of this Agreement and of the Exit Loan Agreement).

SECTION 2.05. Interest on Loans. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Loan owing by such Company to the Agent for the account of each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears on the last Business Day of each calendar month during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Margin, payable in arrears on the last Business Day of each calendar month during such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(iii) Junior Loans. From and after the Closing Date, (x) 9.75% Tranche Loans shall bear interest at a rate equal to 9.75% per annum and (y) 10.625% Tranche Loans shall bear interest at a rate equal to 10.625% per annum, in each case, payable in cash on the tenth (10th) Business Day of each month with respect to the interest accrued and unpaid through the last day of the preceding calendar month.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Company to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder in respect of the Loans of any Class that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans of such Class pursuant to clause (a)(i) above, provided, however, that following acceleration of the Loans of any Class pursuant to Section 6.01, Default Interest on the Loans of any Class shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.06. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the applicable Lenders of the applicable interest rates determined by the Agent for purposes of each clause of Section 2.05(a).

(b) If, with respect to any Eurodollar Rate Loans of any Class, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Company and the applicable Lenders, whereupon (i) each Eurodollar Rate Loan of such Class will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan of such Class, and (ii) the obligation of the applicable Lenders to make, or to Convert Loans of such Class into, Eurodollar Rate Loans of such Class shall be suspended until the Agent shall notify the Company and such Lenders that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Appropriate Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) (i) each applicable Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the applicable Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(e) If Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Loans,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,

(ii) with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(iii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(f) All interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(g) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Company, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 2.07. Optional Conversion of Loans. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert all or any portion of the Loans made to it of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the applicable Lenders in accordance with the outstanding Loans of the applicable Lenders. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Company.

SECTION 2.08. Prepayments of Loans. (a) Optional. The Company may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Loans, and not later than 11:00 A.M. (New York City time) on the Business Day prior to such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Loans of a Class comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of the Loans of such Class shall be in an aggregate principal amount of $10,000,000, or an integral multiple of $5,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c), provided further that no voluntary prepayment of Junior Loans may be made until all New Money Loans and other Obligations in respect thereof (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash.

(b) Mandatory.

(i) Subject in all respects to the prepayment and cash collateralization requirements under the Existing DIP Credit Agreement with respect to the ABL Priority Collateral (as defined in the Intercreditor Agreement), and to the extent actually applied thereunder, to the extent not applied pursuant to the Existing DIP Credit Agreement, within three (3) Business Days of receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds of any Asset Sale or Casualty Event (other than the Specified Sale), the Company shall apply an amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds to prepay the Loans in the manner set forth in Section 2.08(b)(iii).

(ii) Subject to Section 2.08(b)(v), within three (3) Business Days after the day of receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds from the Specified Sale, the Company shall apply an amount equal to the Applicable Prepayment

Percentage of such Net Cash Proceeds to prepay the Loans in the manner set forth in Section 2.08(b)(iii) (subject to Section 5.01(p)).

(iii) Each prepayment of principal pursuant to this Section 2.08(b) shall be applied in the following order: (x) first, to the ratable prepayment of the New Money Loans until all such Loans have been prepaid in full and second to the ratable prepayment of the Junior Loans until all such Loans have been prepaid in full and (y) first to outstanding Base Rate Loans of each applicable Class up to the full amount thereof, and second to outstanding Eurodollar Rate Loans of each applicable Class up to the full amount thereof. Each prepayment made pursuant to this Section 2.08(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Company shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(iv) The Agent shall give prompt notice of any prepayment required under this Section 2.08(b) to Lenders.

(v) Notwithstanding any other provisions of this Section 2.08(b), and with respect only to any Asset Sale, IP License or Casualty Event described in Section 2.08(b)(i), to the extent that applicable law would effectively (x) prohibit or delay the repatriation to the United States of America of any Net Cash Proceeds received by any Subsidiary that is not a U.S. Subsidiary or (y) impose material adverse tax or legal consequences on the Company and its Subsidiaries if such Net Cash Proceeds were so repatriated, in each case as determined by the Company in good faith, the portion of such Net Cash Proceeds so affected shall be disregarded for purposes of determining the amount of any mandatory prepayment required to be made under this Section 2.08(b) so long, but only for so long, as applicable local law would prohibit such repatriation (the Company hereby agreeing to promptly take or to cause the applicable Subsidiary to promptly take (as the case may be) all actions required by the applicable local law to permit such repatriation) or impose such material adverse tax consequences, and at such time as such repatriation of any such Net Cash Proceeds becomes permitted under the applicable local law and/or such material adverse tax consequences would no longer exist (and in any event within three Business Days thereafter) (and whether or not any of such Net Cash Proceeds are actually repatriated), the Company shall prepay the Loans in accordance with Section 2.08(b)(iii).

(vi) Any Net Cash Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.08 shall be available to the Company and its Subsidiaries to use for their general corporate purposes.

SECTION 2.09. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (or, in the case of any change in or in the interpretation of any law or regulations with respect to taxes, any Loans) (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes, Excluded Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (a) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (b) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Company shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.09, 2.12 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Company hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender but subject to the Carve-Out, to charge from time to time against any or all of the Company’s accounts with such Lender any amount so due.

(c) All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Subject to Section 6.02 and to the Intercreditor Agreement, if the Agent receives funds for application to the Obligations of the Company under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the Company does not direct the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, toward payment of principal, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.12. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.11 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed under FATCA that would not have been imposed but for the failure of the Agent or Lender, as applicable, to satisfy the applicable requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes” and all such excluded taxes being referred to as “Excluded Taxes”). If any Loan Party or the Agent shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions, remittances or withholdings are made (including deductions applicable to additional sums payable under this Section 2.12), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent shall make such deductions and (iii) such Loan Party or the Agent shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid or remitted by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender or Agent organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, on or prior to the designation of any different Applicable Lending Office, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each Lender that becomes a party hereto pursuant to Section 9.08, on the date such Agent is appointed pursuant to Section 8.07 in the case of a successor Agent, and from time to time thereafter as reasonably requested in writing by the Company or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or (in the case of a Lender or the Agent that is claiming (A) an exemption from, or reduction in the rates of, United States federal withholding tax under an applicable income tax treaty or (B) an exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and, in the case of this clause (B), that has certified in writing to the Agent and the Company that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code (a “Compliance Certificate”)) or Internal Revenue Service Forms W-8ECI, Internal Revenue Service Forms W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN (together with a withholding statement and Compliance Certificates, as appropriate), W-9, and/or other certification documents from each beneficial owner, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or Internal Revenue Service Forms W-8BEN certifying that such Lender or the Agent is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If a payment made to a Lender hereunder or under the Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If any form or document referred to in this subsection (e) (other than FATCA documentation) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Closing Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Company or the Agent, each Lender or the Agent shall provide any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless the Company shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.12(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), taxes imposed by the United States of America by reason of such failure shall be treated as Excluded Taxes; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender or the Agent determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender or the Agent whole, such Lender or the Agent, as the case may be, shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Company, upon the request of the Agent or such Lender, agree to repay the amount paid (with interest and penalties) over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.12(i) or in Section 2.12(h) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

(j) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(i) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.12(j). For the avoidance of doubt, except as otherwise provided in Sections 2.12(a), 2.12(b) and 2.12(c), nothing in this Section 2.12(j) shall result in any increase in the liability of any Loan Party to any Lender or the Agent for Taxes or Other Taxes.

SECTION 2.13. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement, if any Appropriate Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.12 or 9.04(c)) in excess of its ratable share (according to the proportion of (i)

the amount of such Loans due and payable to such Lender at such time to (ii) the aggregate amount of the Loans due and payable at such time to all Appropriate Lenders hereunder) of payments on account of the Loans obtained by all the Appropriate Lenders, such Lender shall forthwith purchase from the other Appropriate Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Appropriate Lender shall be rescinded and such Appropriate Lender shall repay to the purchasing Lender the purchase price to the extent of such Appropriate Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Appropriate Lenders) of such recovery together with an amount equal to such Appropriate Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the applicable Loans shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Company agree that any Appropriate Lender so purchasing a participation from another Appropriate Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation; provided further that each Lender shall only purchase participations in Loans under the Facilities with respect to which they hold a Commitment or an outstanding Loan.

SECTION 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loans. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to such Lender and its registered assigns in an amount equal to the outstanding principal amount of the Loans of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement with respect to Loans made and not repaid.

SECTION 2.15. Use of Proceeds. The proceeds of the Loans shall be used to (i) refinance outstanding Term Loans under, and as defined in, the Existing DIP Credit Agreement (as such agreement is in effect immediately prior to the Closing Date), (ii) fund working capital requirements of the Company, (iii) fund adequate protection payments in respect of the Existing Second Lien Debt permitted under the DIP Order, and (iv) fund settlement payments reasonably acceptable to the Required Lead Lenders.

SECTION 2.16. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Loans owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents.

SECTION 2.17. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (a) become a Defaulting Lender hereunder, (b) requested compensation from the Company under Section 2.12 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.09 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (d) delivered a notice pursuant to Section 2.10 claiming that such Lender is unable to extend Eurodollar Rate Loans for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Company or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment (if any) and all Loans owing to it) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.18. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Agent because the conditions to the applicable Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.19. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment hereunder.

SECTION 2.20. Priority and Liens. (a) Subject to Section 2.20(c), each of the Loan Parties hereby covenants and agrees that, upon the entry of the DIP Order, its obligations hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases, subject to any limitations set forth in the DIP Order; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (that is subject to the terms of the Intercreditor Agreement and DIP Order) on all of the property of such Loan Parties, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (limited, in the case of voting equity interests of CFC’s, 65% of the voting equity interests); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected second Lien upon all property of such Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure obligations in respect of the Existing Second Lien Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such Loan Parties that is subject to the existing liens which secure the Existing Second Lien Debt (collectively, the “Primed Liens”), all of which Primed Liens shall be primed by and made subject and subordinate to (to the extent set forth in the DIP Order) the perfected first priority senior Liens to be granted to the Agent, which senior priming Liens in favor of the Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens, subject in each case to the Carve-Out and as set forth in the DIP Order and the Intercreditor Agreement.

(b) As to all real property the title to which is held by a Loan Party (other than any Loan Party that is not a Debtor) or the possession of which is held by any such Loan Party pursuant to leasehold interest, such Loan Parties hereby assign and convey as security, grant a security interest in, hypothecate, mortgage, pledge and set over unto the Agent on behalf of the Lenders all of the right, title and interest of such Loan Parties in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of such Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Such Loan Parties acknowledge that, pursuant to the DIP Order, the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments of such Loan Parties shall be perfected without the recordation of any instruments of mortgage or assignment. Such Loan Parties further agree that, upon the request of the Agent, in the exercise of its business judgment, such Loan Parties shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Agent and including customary related deliverables, including, without limitation, a Standard Flood Hazard Determination and, to the extent applicable, a notification to the applicable Loan Party that that flood insurance coverage under the National Flood Insurance Program is not available or evidence of flood insurance with respect to such property consistent with the requirements set forth in Section 5.01(c).

(c) The relative priorities of the Liens described in this Section 2.20 with respect to the Collateral shall be as set forth in the DIP Order and the Intercreditor Agreement. The relative priorities of the New Money Loans and the Junior Loans shall be as set forth in the DIP Order and Section 6.02. All of the Liens described in this Section 2.20 with respect to the Facilities shall be effective and perfected upon entry of the DIP Order.

(d) Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC or a Subsidiary of a CFC shall be pledged in favor of any Lender or the Agent.

SECTION 2.21. No Discharge; Survival of Claims. Each of the Loan Parties agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash and not otherwise converted into loans under the Exit Loan Agreement pursuant to Section 2.22, (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the DIP Order and the Liens granted to the Agents and the Lenders pursuant to the DIP Order shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 2.22. Conversion to Exit Facility. (a) Upon the satisfaction or amendment or waiver by the Required Lead Lenders (or, to the extent there are no Lead Lenders at the time, the Required Lenders) of the conditions precedent set forth in Section 3 of the Exit Loan Agreement, at the Company’s sole option, (i) the Company, in its capacity as reorganized Eastman Kodak Company, and each Guarantor, in its capacity as a reorganized Debtor, to the extent such Person is required under the Exit Loan Agreement to continue to be a guarantor of the Exit Facility, shall assume all Obligations in respect of the Loans hereunder and all other monetary obligations in respect hereof, (ii) all, but not less than all, outstanding New Money Loans and all Junior Loans shall be continued as an Exit Loan (as defined in the Exit Loan Agreement) under the Exit Facility, (iii) each New Money Lender and Junior Loan Lender hereunder shall be a Lender (as defined in the Exit Loan Agreement) under the Exit Facility, (iv) accrued and unpaid interest on the Loans shall be payable in cash on the Effective Date and (v) this Agreement and the Loan Documents shall be superseded and replaced by the Exit Facility Documentation. Notwithstanding anything herein to the contrary, concurrently with the consummation of the Acceptable Reorganization Plan, the Company may refinance all or a portion of the Junior Loans with Junior Loan Refinancing Indebtedness (as defined in the Exit Facility) and to continue New Money Loans and any Junior Loans that have not been refinanced under the Exit Facility; provided that any prepayment of the Junior Loans made with the proceeds of Junior Loan Refinancing Indebtedness shall be made together with all accrued and unpaid interest thereon and a premium in the amount of 2.00% of the principal amount of the Junior Loans so repaid. Each of the Loan Parties, the Agent and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Agent and Loan Parties may agree to give effect to the provisions of this Section 2.22 and as are required to complete the Schedules to the Exit Facility Documentation.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder on the Closing Date are, in each case, subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a) The Agent shall have received executed counterparts of this Agreement from each Loan Party and each Lender.

(b) The Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in form and substance satisfactory to the Agent and Lenders:

(i) Notes to the order of the Lenders to the extent requested two Business Days prior to the Closing Date by any Lender pursuant to Section 2.14.

(ii) Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iii) A copy of the charter or other constitutive document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Closing Date), if applicable, by the Secretary of State (or similar official) of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(iv) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(v) A certificate of good standing from the applicable secretary of state or similar official of the jurisdiction of organization (as of a date reasonably near the Closing Date), and such other organizational documents of each Loan Party as the Agent may reasonably require.

(vi) The Security Agreement substantially in the form of Exhibit D hereto, duly executed by the Company and each Subsidiary Guarantor.

(vii) A certificate from a Responsible Officer of the Company as to the matters set forth in Sections 3.01(h) and 3.01(m).

(viii) An opinion of the general counsel of the Loan Parties, substantially in the form attached hereto as Exhibit E-1.

(ix) An opinion of Sullivan & Cromwell LLP, U.S. counsel for the Loan Parties, substantially in the form attached hereto as Exhibit E-2.

(x) An opinion of Day Pitney LLP, special New Jersey counsel for Company, substantially in the form attached hereto as Exhibit E-3.

(xi) Proper financing statements under the UCC or other applicable law of all U.S. jurisdictions that the Required Lead Lenders may reasonably deem necessary in order to perfect and protect the Liens and security interests created or purported to be created under the DIP Order and the Security Agreement, covering the Collateral described therein.

(xii) Certified copies of the Operating Forecast and the initial 13-Week Projection, each of which (in form and detail substantially consistent with prior budgets and forecasts delivered to the lenders under the Existing DIP Credit Agreement and the substance of which is reasonably satisfactory to the advisors to the Lead Lenders) has been received by the Agent prior to the date hereof.

(c) Subject to the paragraph immediately following subsection (vi) below, the Agent (or, in the case of subclause (i), its bailee pursuant to the Intercreditor Agreement) shall have received the following, each dated as of (or, in the case of subclauses (i), (ii), (v) and (vi), delivered on or prior to) the Closing Date and in form and substance reasonably satisfactory to the Lenders:

(i) The Intercreditor Agreement, duly executed by each party thereto.

(ii) Intellectual Property Security Agreements covering the registered intellectual property listed on the schedules to the Security Agreement, duly executed by the Company and each Person that is a Subsidiary Guarantor on the Closing Date.

(iii) All documents and instruments required to create and perfect the Agent’s Lien on the Collateral (free and clear of all other Liens subject to exceptions permitted by Section 5.02(a)) shall have been executed and delivered and, if applicable, be in proper form for filing.

(iv) Evidence of all insurance required to be maintained pursuant to Section 5.01(c), and evidence that the Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Required Lead Lenders have reasonably requested the Agent to be so named.

(v) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Required Lead Lenders with respect to the Loan Parties.

(vi) All documents and instruments required to create and perfect the Agent’s security interest in Collateral consisting of the stock of those Subsidiaries listed on Schedule 5.01(k) in the applicable foreign jurisdictions (free and clear of all other liens, subject to exceptions permitted hereunder), in each case along with a customary opinion of local counsel with respect to such security interest.

To the extent that any of the items described in this Section 3.01(c)(vi) shall not have been received by the Agent notwithstanding the Company’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder, and the Company shall, instead, cause such items to be delivered to the Agent not later than 120 days following the Closing Date (or such later date as either the Agent or Required Lead Lenders shall agree in their respective discretion), in each case, together with such corporate resolutions (to the extent necessary), certificates and such other related documents and registrations as shall be reasonably requested by the Agent consistent with the relevant forms and types delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Agent.

(d) The Agent shall have received an amendment to the Existing DIP Credit Agreement and any related order to be entered by the Bankruptcy Court in respect of the Existing DIP Credit Agreement, each in form and substance reasonably satisfactory to the Required Lead Lenders, permitting the incurrence of Debt under this Agreement.

(e) The Agent shall have received evidence that, substantially concurrently with the making (or deemed making) of the Loans hereunder, the “Term Loans” under, and as defined, in the Existing DIP Credit Agreement shall have been indefeasibly paid in full and the Liens in respect thereof shall have been terminated pursuant to documentation reasonably satisfactory to the Required Lead Lenders.

(f) The Lenders shall have received (i) the audited annual consolidated financial statements of the Company for the year ended December 31, 2011 and (ii) interim unaudited quarterly consolidated financial statements of the Company for each completed fiscal quarter ending not less than 45 days prior to the Closing Date (other than for the fiscal quarter ended December 31, 2012).

(g) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(h) Since September 30, 2012, there shall have been no Material Adverse Effect.

(i) All necessary governmental and third party consents and approvals necessary in connection with the Facilities and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Required Lead Lenders) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(j) The Required Lead Lenders shall be satisfied in their reasonable judgment that there shall not occur as a result of, and after giving effect to, the extension of credit on the Closing Date under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements (after giving effect to the amendment of the Existing DIP Credit Agreement satisfying the condition set forth in Section 3.01(d)) which, (i) in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or (ii) in the case of any other subsidiary, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that could reasonably be expected to have a Material Adverse Effect.

(l) The Company shall have paid (i) all fees of the Agent and the Lead Lenders accrued and payable on or prior to the Closing Date, and (ii) to the extent invoiced at least two Business Day prior to the Closing Date, all expenses of the Lead Lenders (including the accrued fees and expenses of counsel to the Agent).

(m) (i) The representations and warranties of the Company and each Loan Party contained in each Loan Document to which it is a party shall be correct in all material respects (except to the extent qualified by materiality, “Material Adverse Effect” or like qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date and (ii) no event shall have occurred and be continuing, or would result from the effectiveness of this Agreement or the transactions contemplated hereby, that would constitute a Default.

(n) The Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested five Business Days prior to the Closing.

(o) The DIP Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Required Lead Lenders.

(p) The making or deemed making of the Loans shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(q) [Reserved].

(r) The solicitation for Commitments contemplated by the Commitment Letter and the exchange of Existing Second Lien Debt for Junior Loans shall have been consummated in accordance with applicable securities laws, rules and regulations in all material respects.

SECTION 3.02. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Subject to the entry of the DIP Order and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate any law, rule, regulation (including, without limitation, with respect to the Company, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction (except in respect of the Existing Second Lien Debt) or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries (except, in each case, pursuant to the Existing Second Lien Debt indentures).

(c) Subject to the entry of the DIP Order and the effectiveness of the amendment to the Existing DIP Credit Agreement satisfying the condition set forth in Section 3.01(d), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof provided for in this Agreement, in the DIP Order and in the Intercreditor Agreement) or (iv) except for any notices that may be required pursuant to Section 6.01 or Section 6.02 or pursuant to the Intercreditor Agreement, the exercise by the Agent, or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) Subject to the entry of the DIP Order, this Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Subject to the entry of the DIP Order, this Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) The audited Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2011, and the related audited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. The unaudited Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at September 30, 2012, and the related unaudited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the nine-month period then ended, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements. Since September 30, 2012, there has been no Material Adverse Effect.

(f) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, other than the Cases and as disclosed on Schedule 4.01(f) or publicly filed or furnished prior to the Effective Date on form 8-K or any periodic report required or permitted to be filed or furnished under the Exchange Act with the Securities Exchange Commission; or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Company and each of its Subsidiaries owns, or has the valid and enforceable right to use, all trademarks, service marks, trade names, domain names, goodwill associated with the foregoing, patents, copyrights, trade secrets and know-how (including all registrations and applications for registration of the foregoing) (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), no claim has been asserted and is pending, or to the knowledge of the Company, threatened, by any Person challenging the use of any such Intellectual Property by the Company or any Subsidiary or the validity or enforceability of any such Intellectual Property or alleging that the conduct of the business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, nor does the Company know of any valid basis for any such claim, except, in each case, for such claims that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), to the knowledge of the Company, neither the use of such Intellectual Property by the Company or any of its Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates or otherwise violates the rights of any Person, except for such claims, infringements, misappropriations or violations that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or that could reasonably expected to have a Material Adverse Effect.

(ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, no event comprising (A) the commencement of winding up of the U.K. Pension Scheme, except pursuant to transactions reasonably acceptable to the Required Lead Lenders, (B) the cessation of participation in the U.K. Pension Scheme by any Affiliate of the Company, except pursuant to transactions reasonably acceptable to the Required Lead Lenders, or (C) the issue of a warning notice by the U.K. Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the U.K. Pension Scheme, has occurred, and (to the knowledge of the Company or Kodak Limited) the U.K. Pensions Regulator has not stated any intention to do so.

(v) No Loan Party nor any Affiliate of any Loan Party has incurred any liability to the U.K. Pension Scheme as a result of ceasing to participate in the U.K. Pension Scheme and (to the knowledge of the Company or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the U.K. Pension Scheme, except pursuant to transactions reasonably acceptable to the Required Lead Lenders.

(vi) No Loan Party nor any Affiliate of any Loan Party has been notified by the Trustees of the U.K. Pension Scheme that the U.K. Pension Scheme is being wound up and (to the knowledge of the Company or Kodak Limited) the Trustees of the U.K. Pension Scheme

have not stated any intention to do so, except pursuant to transactions reasonably acceptable to the Required Lead Lenders.

(vii) Except as would not reasonably be expected to have a Material Adverse Effect or, except pursuant to the transactions as will be reasonably acceptable to the Required Lead Lenders: (A) the U.K. Pension Schemes are duly registered for HMRC tax purposes; (B) prior to the Petition Date all material obligations of each Affiliate required to be performed in connection with the U.K. Pension Schemes and any funding agreements therefor were performed in a timely fashion and there were no material outstanding disputes involving any Affiliates concerning the U.K. Pension Schemes; and (C) except as set forth on Schedule 4.01(j)(vii), after the Petition Date, all material obligations of each Affiliate required to be performed in connection with the U.K. Pension Schemes and any funding agreements therefor were performed in a timely fashion and there were no material outstanding disputes involving any Affiliates concerning the U.K. Pension Schemes.

(k) Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries has filed all Federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by them that have become due and payable and (ii) with respect to the Company and its Subsidiaries, there are no claims being asserted in writing with respect to any taxes.

(l) Except to the extent the Company or such Subsidiary has set aside on its books adequate reserves (A) the operations and properties of the Company and each of its Consolidated Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect and (C) no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(m) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect. As of the Closing Date, each Material Real Property is set forth on Schedule 4.01(m).

(n) All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries, taken as a whole, in writing to the Agent or any Lender on or prior to the Closing Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agent or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not materially misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time made.

(o) (i) Subject to the entry of the DIP Order, all filings and other actions necessary to perfect and protect the security interest in the Collateral created (or to be created) under the Collateral Documents to ensure that such security interest remains in full force and effect have been taken, (ii) the Collateral Documents, when executed and delivered (and at all times thereafter), create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral having the priority set forth in this Agreement, in the DIP Order, the Security Agreement and the Intercreditor Agreement, securing the payment of the Obligations, and (iii) except to the extent that a longer period within which to take such actions has been provided for pursuant to the paragraph following Section 3.01(c)(vi) (and only to such extent), all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and the DIP Order.

(p) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all direct Material Subsidiaries of the Company, showing, in each case, as of the Closing Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its equity interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except (x) those created under the Collateral Documents, and (y) those securing the Existing Second Lien Debt.

(q) Schedule 4.01(q) sets forth all Deposit Accounts (as defined in the Existing DIP Credit Agreement) other than Excluded Accounts (as defined in the Existing DIP Credit Agreement) maintained by the Loan Parties in the United States, including, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

(r) The Company believes in good faith, based upon information known to it as of the date hereof and assumptions believed by it to be reasonable as of the date hereof, that the Specified Sale shall occur on or prior to the Maturity Date for an aggregate gross cash purchase price at consummation of not less than the Minimum Proceeds Amount; provided that, rights to trademarks, trademark licenses, domain names and related intellectual property assets and materials reasonably necessary to the operations of the CI business shall be retained by the Company.

(s) Schedule 5.01(k) sets forth all CFC’s of the Company that represent more than 2% of total assets or 2% of net sales of the Company and its Subsidiaries.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

(b) Payment of Post-Petition Taxes, Etc. In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material post-petition taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material post-petition lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. (x) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice and (y) if any real property owned by a Loan Party is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then such Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise, or in the case of a Subsidiary, its corporate existence, if the Company determines that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time, on reasonable notice and from time to time during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.09. At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.

(f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event (A) with respect to any fiscal month of the Company in which a fiscal quarter ends, within 45 days after the end of such fiscal month and (B) within 20 Business Days after the end of any other fiscal month of the Company, in each case, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such month and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03(a) and Section 5.03(b), as of the last day of such period;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements;

(iii) as soon as available and in any event within 90 days after the end of such fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lead Lenders by PricewaterhouseCoopers LLP or such other internationally recognized registered independent public accountants reasonably acceptable to the Required Lead Lenders; provided that, if the Required Lead Lenders have not objected to such other accounting firm within fifteen (15) Business Days of notice from the Company, then such other accounting firm shall be deemed acceptable;

(iv) as soon as practicable and in any event within five days after the management of the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its security holders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vii) no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (1) and (p)(iii) of the Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(viii) except to the extent prohibited by the Pensions Act 2004, such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;

(ix) weekly, on or before the third Business Day following the end of every calendar week (for purposes of this section, each calendar week being deemed to end on Friday), commencing with the calendar week ending March 29, 2013, a 13-Week Projection together with a comparison against the immediately preceding calendar week;

(x) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(xi) promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(xii) promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

(xiii) (A) not later than March 31, 2013, audited “carve-out” financial statements (including statements of financial position, earnings and cash flows) for each of the Specified Business Units (each on a standalone basis) for the fiscal years ending December 31,

2010, December 31, 2011 and December 31, 2012, accompanied by an opinion acceptable to the Agent by registered independent public accountants reasonably acceptable to the Agent and (B) not later than May 15, 2013, unaudited “carve-out” financial statements (including statements of financial position, earnings and cash flows) for each of the Specified Business Units (each on a standalone basis) for the fiscal quarter ending March 31, 2013, except, in each case, with respect to any Specified Business Unit that shall have been Disposed;

(xiv) segment reporting for certain agreed segments on such dates, and with respect to reporting periods, in each case, to be mutually agreed and reasonably acceptable to the Required Lead Lenders and the Company (provided that the financial results and other information disclosed need not be reasonably acceptable to the Required Lead Lenders);

(xv) except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Company or Kodak Limited knows or has reason to know that (A) the U.K. Pension Scheme has commenced winding up, (B) the U.K. Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the U.K. Pension Scheme or (C) the Company or any of its Affiliates which currently participates in the U.K. Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Company (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii), (iii) and (v) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) upon written request of the Agent the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Company Information, they shall be treated as set forth in Section 9.09; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

(i) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Agent and following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any Subsidiary organized under the laws of any state of the United States of America owned directly or indirectly by the Company or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Required Lenders (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected security interest in favor of the Agent for the benefit of the Secured Parties with the priorities set forth in this Agreement, the DIP Order and the Intercreditor Agreement, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America owned directly or indirectly by the Company that (A) is not a CFC or a Subsidiary of a CFC, or (B) is not a Person having total assets of less than $1,000,000 (and, so long as it is not such a Person), within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit F hereto, guaranteeing the applicable Guaranteed Obligations,

(ii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Required Lenders, securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties and (B) such formation or acquisition by any Loan Party of any Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance reasonably satisfactory to, the Required Lenders, securing payment of all of the Obligations of such Loan Party; provided that (x) the stock of any Subsidiary held by a CFC or a Subsidiary of a CFC shall not be required to be pledged and (y) if such property is equity interests of a CFC, no more than 65% of the voting equity interests in such CFC shall be pledged in favor of the Secured Parties,

(iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Required Lenders to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement),

(iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Required Lenders as to (A) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (B) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (C) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Closing Date (to the extent applicable).

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent or Required Lenders may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

Notwithstanding the foregoing, except as contemplated by the last sentence of Section 2.20(b), the Company shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Company or their Subsidiaries.

(j) Further Assurances. (i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Closing Date is or is to be a party, and cause each of its Subsidiaries to do so.

(k) Foreign Security Interests. Within the time periods set forth on Schedule 5.01(k) (or such longer time as may be reasonably agreed by the Required Lead Lenders), execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent all documents and instruments required to create and perfect the Agent’s security interest in Collateral consisting of the stock of those Subsidiaries listed on Schedule 5.01(k) in the applicable foreign jurisdictions (free and clear of all other liens, subject to exceptions permitted hereunder), in each case along with a customary opinion of local counsel with respect to such security interest.

(l) Use of Proceeds. Use, and cause its Subsidiaries to use, the proceeds of the Loans solely for the purposes contemplated by Section 2.15.

(m) Chief Restructuring Officer. Use commercially reasonable efforts to cause James Mesterham to continue (x) to be employed as Chief Restructuring Officer and (y) to have the structure, scope and duties existing on the date hereof. In the event of the death, disability, incapacity, removal (for cause) or resignation of such Chief Restructuring Officer, employ a replacement Chief Restructuring Officer, reasonably satisfactory to the Lead Lenders, within 30 days.

(n) Board of Directors. Promptly after the Closing Date and prior to the Effective Date, upon the request of the Required Lead Lenders, one person who shall be satisfactory to the Required Lead Lenders and reasonably acceptable to the Company shall be added to the board of directors of the Company; provided that such person (1) is independent with respect to the Company and the Lead Lenders and (2) is available to continue their service on the board of directors post-emergence.

(o) Retention of Executive Search Firm. Promptly after the Closing Date, the Debtors, together with the Creditor’s Committee and the ad hoc committee of Pre-Petition Second Lien Noteholders, shall jointly retain an executive search firm to assist in identifying candidates for the post-emergence board of directors of the Company.

(p) Bidding Procedures. The bidding procedures in connection with any Specified Sale shall be reasonably satisfactory to the Required Lead Lenders. Subject to the Intercreditor Agreement, notwithstanding anything herein to the contrary, the New Money Lenders shall have the right to credit bid for up to $200,000,000 of their New Money Loans in connection with a Specified Sale; provided that, to the extent such New Money Lenders are the winning bidders for any portion of such assets, the amount of any credit bid shall be deemed to be both cash purchase price for determining the Minimum Proceeds Amount and Net Cash Proceeds for Section 2.08(b)(iii). Such credit bid shall be applied ratably across the New Money Loans exercisable at the direction of the Required New Money Lenders.

(q) Side Letter. The Company will comply with the terms of the Side Letter.

(r) Post-Closing Covenants. Comply, and cause its Subsidiaries to comply, with the obligations set forth in the paragraph immediately following Section 3.01(c)(vi) and on Schedule 5.01(o).

(s) Certain Milestones. The Company shall comply with the milestones (the “Milestones”) set forth below on or before the dates specified below:

(i) By no later than April 8, 2013, deliver a comprehensive draft of the Reorganization Plan (which will set forth, among other things, KPP claim treatment, treatment for each class of claims and interests (including proposed terms of any debt to be issued and proposed equity splits), a description of corporate governance mechanics (including provisions to address the selection of officers and directors of the post-reorganization Company), and post-

reorganization capital structure) and related disclosure statement in connection with the Reorganization Plan to the advisors to the Lead Lenders.

(ii) By no later than April 30, 2013, file the Reorganization Plan and the disclosure statement with the Bankruptcy Court.

(iii) By no later than June 30, 2013, an order shall be entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Lead Lenders, approving the disclosure statement.

(iv) By no later than September 15, 2013, an order shall be entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Lead Lenders, approving the Reorganization Plan.

SECTION 5.02. Negative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, the Company will not :

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i) Permitted Liens,

(ii) Liens created under the Loan Documents,

(iii) Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (iii) and clause (vi) below shall not exceed $25,000,000 at any time outstanding,

(iv) the Liens existing on the Petition Date and described on Schedule 5.02(a) hereto,

(v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(vi) Liens arising under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (vi) and clause (iii) above shall not exceed $25,000,000 at any time outstanding,

(vii) Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States (A) which secure Debt permitted under Section 5.02(d)(viii) or (B) which are incurred to permit such Subsidiaries to preserve their rights in any judicial, quasi-judicial, governmental agency or similar proceeding and which in the case of this clause (B) do not constitute an Event of Default under Section 6.01(f),

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above in connection with a Permitted Refinancing of the Debt secured thereby, in each case upon or in the same property theretofore subject thereto,

(ix) Liens on assets of Subsidiaries that are not Loan Parties securing Debt permitted under Section 5.02(d)(ix),

(x) Liens on up to $1,500,000 of cash collateral securing the obligations of the Company and its Subsidiaries under the Existing Secured Agreements set forth on Part 1 of Schedule 1.01(a),

(xi) Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f),

(xii) Liens on assets of the Company and its Subsidiaries not constituting Collateral which secure Debt permitted under Section 5.02(d)(xvii),

(xiii) Liens granted to provide adequate protection pursuant to the DIP Order,

(xiv) Liens over any assets of any Subsidiary that is not a Loan Party to the extent required to provide collateral in respect of any appeal of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal,

(xv) additional Liens securing obligations not to exceed $5,000,000 at any time outstanding,

(xvi) Liens in favor of a Loan Party securing Debt permitted under Section 5.02(d)(i), 5.02(d)(vii) or 5.02(d)(viii); provided, that such Debt also constitutes an Investment permitted under clause (D) of Section 5.02(i)(i) or under Section 5.02(i)(iii), and

(xvii) Liens securing the obligations under the Existing DIP Credit Agreement, subject to, and in accordance with, the Intercreditor Agreement and the DIP Order.

(b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Subsidiaries to do so, provided that, notwithstanding the foregoing (i) any Subsidiary may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity that is a Loan Party pursuant to the DIP Order and the Collateral Documents shall remain in full force and effect), (ii) any Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Loan Party (provided that the security interests granted by the Company or such other Loan Party pursuant to the DIP Order and the Collateral Documents shall remain in full force and effect), (iii) any Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Subsidiary is the surviving or continuing corporation (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity pursuant to the DIP Order and the Collateral Documents shall remain in full force and effect), (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation and the security interests granted by the Company pursuant to the DIP Order and the Collateral Documents shall remain in full force and effect, and (vi) any Subsidiary may merge, amalgamate or consolidate with any other Person the purpose of which is to effect a disposition permitted pursuant to Section 5.02(e)(vi); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries organized under the laws of the United States or any state thereof to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company, provided that all such Debt owed by a Loan Party to a Person that is not a Loan Party shall be subordinated to the Obligations of such Loan Party pursuant to an intercompany subordination agreement or other arrangements reasonably satisfactory to the Required Lenders; provided further that all such Debt that is owed to a Loan Party by a Person that is not a Loan Party (x) shall be permitted as an Investment under Section 5.02(i) and (y) shall be evidenced by an intercompany note, and pledged to the Agent as Collateral,

(ii) Debt existing on the Closing Date and described on Schedule 5.02(d) hereto, and any Permitted Refinancing thereof,

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii) and (vi) in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(iv) Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,

(v) Debt arising under the Loan Documents,

(vi) Debt under the Existing DIP Credit Agreement in connection with an asset based revolving facility (including any letters of credit or other obligations incurred thereunder) in an amount not to exceed $200,000,000 at any time outstanding,

(vii) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working capital needs in an aggregate amount not to exceed $25,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in commodities, interest or exchanges rates and permitted under Section 5.02(m),

(viii) Debt incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States in an aggregate amount not to exceed $30,000,000 at any time outstanding,

(ix) Debt of Subsidiaries that are not Loan Parties in respect of (a) treasury management services, clearing, corporate credit card and related services provided to any such Subsidiaries, (b) letters of credit issued for the benefit of any such Subsidiaries, (c) Hedge Agreements entered into by any such Subsidiaries and permitted under Section 5.02(m), and (d) bank guarantees with respect to such Subsidiaries, in an aggregate amount not to exceed $10,000,000 at any time outstanding,

(x) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(xi) Debt which exists or may exist under the Existing DIP Secured Agreements in existence from time to time, subject to the Maximum Obligations Amount,

(xii) Debt which exists or may exist under the Existing Secured Agreements in existence from time to time; provided that such Debt shall not be secured by any Lien other than a Lien permitted under Section 5.02(a)(x),

(xiii) unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(xiv) unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding,

(xv) the Other Existing Letters of Credit, but, with respect to each Other Existing Letter of Credit, only until such time as such letter of credit expires in accordance with its terms in effect on the Closing Date or is otherwise cancelled or terminated,

(xvi) Guarantees (i) of any Loan Party in respect of Debt of the Company or any other Loan Party otherwise permitted hereunder and (ii) of any Subsidiary that is not a Loan Party in respect of Debt of any other Subsidiary that is not a Loan Party otherwise permitted hereunder, and

(xvii) additional Debt not to exceed $10,000,000 at any time outstanding.

(e) Sales and Other Transactions. Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

(i) sales of Inventory in the ordinary course of its business,

(ii) in a transaction authorized by Section 5.02(b),

(iii) sales of obsolete or worn-out property or property no longer used or useful,

(iv) sales, transfers or other dispositions of assets (x) among the Loan Parties and (y) among Subsidiaries of the Company that are not Loan Parties or from such Subsidiaries to Loan Parties,

(v) Investments permitted under Section 5.02(i),

(vi) sales, transfer or other disposition of accounts receivable in the ordinary course of business by foreign subsidiaries,

(vii) other sales, transfers or other dispositions of assets for fair market value (excluding the Specified Sale), provided, that the Company or any of its Subsidiaries shall receive not less than 75% of the consideration for such sale, transfer or other disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, that, with respect to Intellectual Property, the value of licenses to the Company or its Subsidiaries (as a licensee) shall be excluded from determining whether 75% of such consideration is in the form of cash or Cash Equivalents,

(viii) the Specified Sale; provided that such sale results in an aggregate cash purchase price of not less than the Minimum Proceeds Amounts,

(ix) (a) leases of real property located at Eastman Business Park in Rochester, NY and (b) other leases of real property in the ordinary course of business; and

(x) the sales, transfers or other dispositions set forth on Schedule 5.02(e).

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement and the Existing DIP Credit Agreement, (ii) any agreement or instrument evidencing Debt existing on the Petition Date, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions; or (vii) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or the Lenders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced .

(g) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Subsidiaries taken as a whole on the date hereof (and, for the avoidance of doubt, on and after the date of such consummation, after giving effect to the Specified Sale).

(h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company and (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock. For the avoidance of doubt, Subsidiaries of the Company that are not Debtors shall be permitted to issues shares of its common stock in connection with any conversion of its convertible Debt, upon the exercise of options or warrants or otherwise.

(i) Investments in Other Persons. Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following (provided, that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):

(i) (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Petition Date, (B) additional Investments by the Company and its Subsidiaries in the Company or the Subsidiary Guarantors, (C) Investments by any Loan Party in another Loan Party, and (D) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iii) Investments made by Loan Parties in Subsidiaries of the Company that are not Loan Parties in an aggregate amount not to exceed $100,000,000 at any time outstanding (determined net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party); provided that no Default shall exist at the time such Investment is made or would result therefrom and; provided further that all such Investments shall be evidenced by an intercompany note, and pledged to the Agent as Collateral;

(iv) Investments in Hedge Agreements permitted under Section 5.02(m);

(v) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;

(vi) Investments arising out of the receipt by the Company or any of its Subsidiaries of non-cash consideration for the sale, transfer or other disposition of assets permitted under Section 5.02(e);

(vii) Investments (including Investments in joint ventures) in an aggregate amount not to exceed $20,000,000 for all such Investments after the Petition Date, and

(viii) Investments by the Company and its Subsidiaries in cash and Cash Equivalents.

(j) Prepayments, Amendments, Etc. of Debt. (i) Except with respect to Debt under the Existing DIP Credit Agreement or as permitted by the DIP Order, prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, or permit any of its Subsidiaries to prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, it being understood that (i) regularly scheduled payments of interest (other than in respect of Pre-Petition Debt) and (ii) payments in respect of adequate protection made in accordance with the DIP Order, shall be permitted, (x) any Debt of any Loan Party incurred prior to the Petition Date (including the Existing Second Lien Debt, but excluding Debt incurred under the Existing Secured Agreements), (y) any Debt that is subordinated to the Obligations or (z) any other Debt, except (A) in the case of clause (z) only, for regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Debt permitted hereunder, provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Company certifying compliance with the foregoing clause (1), (B) any repayments of subordinated Debt to the Loan Parties that was permitted to be incurred under this Agreement, (C) conversion of convertible debt into common stock of the Company and payments of cash in lieu of fractional shares upon any such conversion, (D) as expressly provided for in the “first day” orders of the Bankruptcy Court or (E) with the proceeds of any Permitted Refinancing permitted under Section 5.02(d), (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of the Existing DIP Credit Agreement or any related loan documents or any subordinated Debt, or (iii) amend, modify or change any term or condition in the Existing DIP Credit Agreement or any related loan documents, other than to the extent permitted under the Intercreditor Agreement, provided that the amendment to the Existing DIP Credit Agreement satisfying the condition set forth in Section 3.01(d) shall be permitted.

(k) Transactions with Affiliates. Conduct or enter into, or permit any of its Subsidiaries to conduct or enter into, any transactions otherwise permitted under this Agreement with any of its or their Affiliates except on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii) employment, severance and other similar arrangements and employee benefits with officers and employees of the Company and its Subsidiaries.

(l) Negative Pledges. Not, and not permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to a Disposition or IP License permitted hereunder, (ii) restrictions set forth in the documents governing the Existing Second Lien Debt, the Existing DIP Credit Agreement, in the Indenture and in the documents governing other existing Indebtedness as set forth on Schedule 5.02(l) and (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(m) Hedge Agreements. Not, and not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices entered into in the ordinary course of business and consistent with existing business practice and not for speculative purposes.

(n) Changes to Organization Documents and Material Agreements. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, (i) its certificate of incorporation, by-laws or other organizational documents or (ii) its rights and obligations under any material contractual obligation or agreement, in each case to if such amendment, modification or waiver could reasonably be expected to materially adversely affect the interests of the Lenders.

(o) Sale Leaseback Transactions. Except as otherwise set forth on Schedule 5.02(o) and except for any such transactions involving Eastman Business Park in Rochester, NY, shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital asset that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such asset.

(p) Creation of Subsidiaries. Not, and not permit any of its Subsidiaries that is a Loan Party to, establish, create or acquire any Subsidiary unless the Company or such Subsidiary that is a Loan Party shall have caused the requirements of Section 5.01(i) with respect to such established, created or acquired Subsidiary, and the assets and equity interests of such established, created or acquired Subsidiary, to be satisfied.

(q) Selected Payments. The Company shall not, and not permit any of its Subsidiaries to, make payments in respect of a settlement relating to the U.K. Pension Scheme other than as reasonably acceptable to the Required Lead Lenders.

SECTION 5.03. Financial Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA of the Company and its Subsidiaries for any period set forth in the table below to be less than the amount set forth opposite such period:

Period	Minimum Consolidated Adjusted EBITDA
January 1, 2013 to March 31, 2013	$34,908,000
January 1, 2013 to April 30, 2013	$47,032,000
January 1, 2013 to May 31, 2013	$64,743,000
January 1, 2013 to June 30, 2013	$93,451,000
January 1, 2013 to July 31, 2013	$115,809,000
January 1, 2013 to August 31, 2013	$136,926,000
January 1, 2013 to September 30, 2013	$171,476,000

;provided, however, that if (i) the sale of assets of the Company assigned the code name “Rockford” is consummated during any such period or (ii) the sale of assets of the Company assigned the code name “Walden” is consummated during any such period, the financial covenant levels set forth in the table above will be adjusted for each period ending after the date of consummation of such sale in accordance with the principles and examples set forth on Schedule 5.03(a).

(b) Minimum CI Adjusted EBITDA. Permit CI Adjusted EBITDA for any period set forth in the table below to be less than the amount set forth opposite such period:

Period	Minimum CI Adjusted EBITDA
January 1, 2013 to March 31, 2013	$58,100,000
January 1, 2013 to April 30, 2013	$76,000,000
January 1, 2013 to May 31, 2013	$96,800,000
January 1, 2013 to June 30, 2013	$124,600,000
January 1, 2013 to July 31, 2013	$147,900,000
January 1, 2013 to August 31, 2013	$169,400,000
January 1, 2013 to September 30, 2013	$201,500,000

(c) Minimum U.S. Liquidity. Permit, as of the close of business on any day, U.S. Liquidity to be less than $100,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. (i) The Company shall fail to pay any principal of any Loan when the same becomes due and payable; (ii) the Company shall fail to pay any interest on any Loan or fees within three Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within three Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b) Representations. Any representation, warranty, certification or other statement of fact made or deemed made by the Company or by any Loan Party in any Loan Document to which it is a party or by the Company (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Specific Covenants. (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), clauses (i) through (viii) (and, in the case of clause (i), such failure shall continue for 5 Business Days), (ix) (and, in the case of clause (ix), such failure shall continue for 5 days), or (xiii) of 5.01(h), 5.01(k), 5.01(n), 5.01(o), 5.01(p), 5.01(q), 5.01(r), 5.01(s), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) Cross Default. (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least (x) in the case of the Company and the U.S. Subsidiaries, $5,000,000 in the aggregate or (y) in the case of the Non-U.S. Subsidiaries, $50,000,000 in the aggregate (but in each case excluding Debt outstanding hereunder and any Debt of any Debtor that was incurred prior to the Petition Date), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Insolvency Proceedings, Etc. (i) Any Subsidiary of the Company (other than a Debtor) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Subsidiary of the Company (other than a Debtor) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) any Subsidiary of the Company shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e) (other than any such actions with respect to the Debtors); provided, that with respect to each of the foregoing subclauses (i), (ii) and (iii), in the case of any Non-U.S. Subsidiary, such event, individually, or, when aggregated with all such events occurring after the Closing Date, would reasonably be expected to have a Material Adverse Effect.

(f) Judgments. (i) Other than any judgments or orders arising from any investigation, litigation or proceeding disclosed on Schedule 6.01(f), judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries (which, in the case of the Debtors only, arose post-petition) and (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) there shall be rendered against the Debtors or other Loan Parties or any other Material Subsidiaries a nonmonetary judgment with respect to any event (which, in the case of the Debtors only, arose post-petition) which causes or would reasonably be expected to cause a Material Adverse Effect, and such nonmonetary judgment shall not be reversed, stayed or vacated within 30 days after the entry thereof; or

(g) Change of Control. Except in connection with an Acceptable Reorganization Plan, (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or

(h) ERISA Events. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (x) any ERISA Event shall have occurred with respect to a Plan or (y) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(ii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(iii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency, termination or determination occurs, by an amount exceeding $25,000,000; or

(iv) Except pursuant to transactions reasonably acceptable to the Required Lead Lenders, (A) (1) the U.K. Pension Scheme shall have commenced winding up or (2) the U.K. Pensions Regulator shall have issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the U.K. Pension Scheme, and, in the case of each of clause (1) and clause (2), the amount of the deficit on winding up of the U.K. Pension Scheme would reasonably be expected to have a Material Adverse Effect, or (B) any Affiliate of the Company which currently participates in the U.K. Pension Scheme shall have ceased to participate therein or shall have withdrawn therefrom, and in each case such action would reasonably be expected to have a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i), (j), (k) or (r) that is material to the substantial realization of the rights of the Lenders thereunder shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) Collateral Documents. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i), (j), (k) or (r) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section 6(m) of the Security Agreement) purported to be covered thereby; or

(k) Dismissal or Conversion of Cases. (i) Any of the Cases of Debtors which are Material Subsidiaries shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any Case of any Debtor that is a Material Subsidiary under Section 1112 of the Bankruptcy Code or otherwise, or (ii) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof; or

(l) Superpriority Claims. An order of the Bankruptcy Court shall be entered granting any Superpriority Claim (other than the Carve-Out or pursuant to the DIP Order as in effect on the date hereof) in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Agent and the Lenders against the Company or any other Loan Party hereunder or under any of the other Loan Documents, or any Debtor takes any action seeking or supporting the grant of any such claim, except as expressly permitted hereunder; or

(m) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $10,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(n) Certain Orders.

(i) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five days or more, vacating or otherwise amending, supplementing or modifying the DIP Order, or any of the Company or any Subsidiary of the Company shall apply for authority to do so, without the prior written consent of the Agent or the

Required Lenders, and such order is not reversed or vacated within 5 days after the entry thereof; or

(ii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties; or

(iii) the DIP Order shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; or

(iv) any of the Loan Parties or any Subsidiary of the Company shall fail to comply with the DIP Order; or

(v) a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions that is materially adverse to the Agent or the Lenders or their respective rights and remedies under the Facilities in any of the Cases or inconsistent with any of the Loan Documents.

(o) Pre-Petition Payments. Except as permitted by the DIP Order, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders or entered by the Bankruptcy Court with the consent of (or non-objection by) the Required Lenders; or

(p) Invalid Plan. A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order; or

(q) Supportive Actions. Any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in paragraph (k), (1), (m), (n), (o) or (p) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

then, and in any such event, the Agent shall at the request, or may with the consent of the Required Lenders (i) by notice to the Company, declare the Loans, all interest thereon and all other amounts payable in respect thereof under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; and (ii) subject to the provisions of the Intercreditor Agreement and the DIP Order, exercise rights and remedies in respect of the Collateral in accordance with Section 19 of the Security Agreement and/or the comparable provisions of any other Collateral Document, the DIP Order and applicable law; provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (ii), the Agent shall provide the Company (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

SECTION 6.02. Application of Funds; Intercreditor Provisions. After the exercise of remedies provided for in Section 6.01 (or after the Loans have become immediately due and payable), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:

(a) With respect to amounts received from or on account of the Company, or in respect of any Collateral (subject to the proviso at the end of this Section 6.02(a)):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations in respect of the New MoneyLoans, ratably among the New Money Lenders in proportion to the respective amounts described in this clause Second held by them;

Third, to payment of that portion of the Obligations in respect of the Junior Loans, ratably among the Junior Loan Lenders in proportion to the respective amounts described in this clause Fourth held by them provided that (x) as between the 9.75% Tranche Loans and the 10.625% Tranche Loans and the relative Obligations in respect hereof, the amounts shall be applied ratably in proportion to the respective amounts of principal held by the Lenders holding 9.75% Tranche Loans and Lenders holding 10.625% Tranche Loans, respectively, (y) as among the 9.75% Tranche Loans and the Obligations in respect thereof, the amounts shall be applied ratably in proportion to the respective amounts of such Loans and Obligations held by the Lenders holding 9.75% Tranche Loans and (z) as among the 10.625% Tranche Loans and the Obligations in respect thereof, the amounts shall be applied ratably in proportion to the respective amounts of such Loans and Obligations held by the Lenders holding 10.625% Tranche Loans; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Company or as otherwise required by law;

provided, that the application to the Obligations pursuant to this Section 6.02(a) of amounts received in respect of Collateral is expressly subject to the priorities set forth in the Intercreditor Agreement and in the DIP Order, and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 6.02(a).

(b) Without limiting the generality of the foregoing, this Section 6.02 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable law. Amounts applied pursuant to clauses First through Last of Section 6.02(a) are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Obligations referred to in the applicable clause.

(c) If any Secured Party collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 6.02(a) hereof, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Agent, for the account of such Secured Parties, to be applied in accordance with Section 6.02(a) hereof, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

(d) It is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Obligations in respect of the New Money Loans (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Obligations (and security therefor) in respect of the Junior Loans.

(e) EACH LENDER WITH OUTSTANDING JUNIOR LOANS ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS IN RESPECT OF THE OUTSTANDING NEW MONEY LOANS ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO THIS SECTION 6.02 PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING JUNIOR LOANS.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each of the Company and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Company, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited’ and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “U.S. Subsidiary Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof’ or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof’ or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(b) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c) Prior Payment of Guaranteed Obligations. In any proceeding under the Bankruptcy Code relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under the Bankruptcy Code, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d) Turn-Over. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e) Agent Authorization. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the

Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.15. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. (a) Each Lender hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby further irrevocably appoints Wilmington Trust, National Association to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Agent.

(c) The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including, but not limited to, trust, investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Company Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights, and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent. The Agent may at any time give notice to the Lenders and the Company of its resignation in respect of the Facilities. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents in respect of the Facilities as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent in respect of the Facilities as to which it has resigned, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Facilities as to which it has resigned (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 8.05 and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.08. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

SECTION 8.10. Intercreditor Agreement. Each of the Lenders hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender hereunder (a) consents to any subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement. The foregoing provisions are intended as an inducement to the Lenders and to the lenders under the ABL Credit Agreement to extend credit to the Borrower and to permit the incurrence of Indebtedness under this Agreement and the ABL Credit Agreement, and such lenders are intended third party beneficiaries of such provisions.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers. Other than an amendment or waiver that specifically requires the approval of the Required Lead Lenders, in which case that shall be the only approval required, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or in the case of any amendment or waiver that only affects one class of Loans and does not adversely affect any other Class of Loans, the Required New Money Lenders or Required Junior Loan Lenders, as applicable, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) release all or substantially all of the Collateral in any transaction or series of related transactions, (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, (iv) amend this Section 9.01 or (v) amend or modify the definition of “Required Lenders”,“Required New Money Lenders” and “Required Junior Loan Lenders”; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) increase the Commitment of such Lender, (ii) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, or (iv) amend or modify the Superpriority Claim status of the Lenders under the DIP Order or under any other Loan Document; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent, under this Agreement or any Note and (c) no amendment, waiver or consent shall, unless in writing and signed by, in the case of any amendment or waiver that only affects one Class of Loans and does not adversely affect any other Class of Loans, the Required New Money Lenders or Required Junior Loan Lenders, as applicable, change the order of application of any prepayment or repayment of Loans among the Facilities from the application thereof set forth in Section 2.08 or Section 6.02, provided, however, notwithstanding clauses (ii) and (iii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.15 or in any Collateral Document.

SECTION 9.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Each Lender agrees that notice to it specifying that any Company Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Agent shall deliver a copy of the Company Materials, notices or other communications to such Lender by email or fax.

(c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’ or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Company and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or their securities for purposes of United States Federal or state securities laws.

(f) Reliance by Agent and Lenders. The Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses, (ii) the reasonable fees and expenses of counsel for the Lead Lenders and the Agent with respect thereto and (iii) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees), provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising each of the Agent, as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Company further agrees to pay on demand all costs and expenses of the Agent, and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents. Without limiting the foregoing, the Company also agrees to pay all costs and expenses of the Lead Lenders as required under the Commitment Letter.

(b) The Company agrees to indemnify and hold harmless the Agent, and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (which, for the avoidance of doubt does not include Taxes, Excluded Taxes and Other Taxes which shall be governed by Section 2.12) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, as found in a final and non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.06(d), 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Company pursuant to Section 9.08(a), the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Company contained in Sections 2.09, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Agent, or any Lender, or the Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. Subject to the DIP Order and the final proviso to Section 6.01, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, the Agent, and each applicable Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, or such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of such Company now or hereafter existing under this Agreement and any Note held by the Agent, or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 6.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Lenders or such Affiliates may have.

SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Company, the Agent, and each Lender and their respective successors and assigns, except that no Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08. Assignments and Participations. (a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and, if demanded, by the Company so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans of a Class owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof or (y) the remaining Commitment of the assigning Lender, in each case, unless the Company and the Agent otherwise agrees, (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (v) unless waived by the Agent in its sole discretion, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Company Information relating to the Company received by it from such Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans, Commitments or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures, disposition or changes in assets; (3) new products or discoveries or developments regarding the Company’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Company; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy (including the Cases) or receivership (such information being referred to collectively herein as the “Company Information”), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure (except in the case of any disclosure made in the course of any examination conducted by bank regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(g), (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, as determined in good faith by the Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13. Jurisdiction. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE

AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. PATRIOT Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Company, which information includes the name and address of such Company and other information that will allow such Lender or the Agent, as applicable, to identify such Company in accordance with the PATRIOT Act. Each Company shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.15. Release of Collateral; Termination of Loan Documents. (a) (i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (to any Person that is not, and that is not required to be, a Loan Party) in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary ceasing to be a Subsidiary, and (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and the Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b) Upon the latest of (i) the payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), and (ii) the termination in full of the Commitments, (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lender’s obligations under this Section 9.15 shall survive until satisfied.

SECTION 9.16. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the exchange rate on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Company such excess.

SECTION 9.17. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Lenders each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, the Company and each of the other Loan Parties hereby waives and releases any claims that it may have against the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ William G. Love
Name: William G. Love
Title: Treasurer

CREO MANUFACTURING AMERICA LLC KODAK AVIATION LEASING LLC

By:	/s/ William G. Love
Name: William G. Love
Title: Manager

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER-PACIFIC MEDIA CORPORATION PAKON, INC.

QUALEX INC.

By:	/s/ William G. Love
Name: William G. Love
Title: Treasurer

KODAK PHILIPPINES, LTD. NPEC INC.

By:	/s/ William G. Love
Name: William G. Love
Title: Assistant Treasurer

Signature Page to

Credit Agreement

Wilmington Trust, National Association, as Agent

By:	/s/ Meghan H. McCauley
Name: Meghan H. McCauley
Title: Authorized Signatory

Signature Page to

Credit Agreement

683 CAPITAL PARTNERS LP as a Lender

By:	/s/ Joseph Patt
Name: Joseph Patt
Title: Member

Signature Page to

Credit Agreement

ARCH STREET FUNDING LLC BY: FS INVESTMENT CORPORATION, AS SOLE MEMBER BY: GSO/BLACKSTONE DEBT FUNDS MANAGEMENT LLC As Sub-Advisor, as a Lender

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith
Title: Authorized Signatory

Signature Page to

Credit Agreement

ARCHVIEW MASTER FUND LTD., as a Lender

By:	/s/ Aaron M. Rosen
Name: Aaron M. Rosen
Title: Principal

Signature Page to

Credit Agreement

ARCHVIEW FUND L.P as a Lender

By:	/s/ Aaron M. Rosen
Name: Aaron M. Rosen
Title: Principal

Signature Page to

Credit Agreement

Barclays Bank PLC as a Lender

By:	/s/ James Felty
Name: James Felty
Title: Managing Director

Signature Page to

Credit Agreement

BASTOGNE CAPITAL PARTNERS, LP, as a Lender

By:	/s/ Vikas Tandon
Name: Vikas Tandon
Title: Managing Member

Signature Page to

Credit Agreement

BATTERY PARK HIGH YIELD LONG SHORT FUND, LTD., as a Lender

By:	/s/ Derek Lewng
Name: Derek Lewng
Title: Vice President

Signature Page to

Credit Agreement

BATTERY PARK HIGH YIELD OPPORTUNITY MASTER FUND, LTD., as a Lender

By:	/s/ Derek Lewng
	Name:	Derek Lewng
	Title:	Vice President

Signature Page to

Credit Agreement

BENNETT OFFSHORE RESTRUCTURING FUND, INC., as a Lender
By:	Bennett Offshore Investment Corporation its Investment Manager

By:	/s/ Warren Frank
Name: Warren Frank
Title: Treasurer

Signature Page to

Credit Agreement

BlueCrest Multi Strategy Credit Master Fund Limited as a Lender

By:	BlueCrest Capital Management (New York) LP

By:	/s/ Paul Dehadray on behalf of the general partner of
BlueCrest Capital Management (New York) LP

Name:	Paul Dehadray
Title:	General Counsel

Signature Page to

Credit Agreement

BROWNSTONE INVESTMENT GROUP, LLC, as a Lender

By:	/s/ Joanne C. Barmess
Name: Joanne C. Barmess
Title: Chief Financial Officer

Signature Page to

Credit Agreement

CANDLEWOOD SPECIAL SITUATIONS MASTER FUND, LTD., as a Lender

By:	/s/ David Koenig
Name: David Koenig
Title: Authorized Signatory

Signature Page to

Credit Agreement

CWD OC 522 MASTER FUND, LTD., as a Lender

By:	/s/ Derek Lewng
Name: Derek Lewng
Title: Authorized Signatory

Signature Page to

Credit Agreement

CHATHAM FUND III SPV, LLC, as a Lender

By:	/s/ Scott Kray
	Name:	Scott Kray
	Title:	ManagingDirector of Chatham CreditManagement III, LLC, SPU’sManager

Signature Page to

Credit Agreement

CHICAGO TITLE INSURANCE COMPANY, as a Lender

By:	/s/ Matthew Hartmann
	Name:	Matthew Hartmann
	Title:	SeniorVice President Headof Fixed Income Trading and Portfolio Management

Signature Page to

Credit Agreement

CITIGROUP FINANCIAL PRODUCTS INC., as a Lender

By:	/s/ Brian S. Broyles
	Name:	Brian S. Broyles
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

C O MOORE, LP., as a Lender
By: Moore Capital Management, LP Its: Investment Manager

By:	/s/ Kerrioll O’Mahony
	Name:	Brian S. Broyles
	Title:	Global Head of Operations

Signature Page to

Credit Agreement

CONTRARIAN FUNDS, L.L.C., as a Lender

By: Contrarian Capital Management, LLC, as Manager

By:	/s/ Michael Restifo
	Name:	Michael Restifo
	Title:	CFO

Signature Page to

Credit Agreement

CCM PENSION A LLC, as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CCM PENSION A LLC, as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	ManagingMember of Contrarian Capital ManagementLLC, in its capacity as Manageror Investment Advisor

Signature Page to

Credit Agreement

CCM PENSION A LLC, as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	ManagingMember of Contrarian Capital ManagementLLC, in its capacity as Manageror Investment Advisor

Signature Page to

Credit Agreement

CONTRARIAN ADVANTAGE B LP. as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CONTRARIAN ADVANTAGE MASTER FUND I LTD, as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CONTRARIAN CAPITAL FUND 1 L.P. as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CONTRARIAN CAPITAL SENIOR SECURED L.P. as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CONTRARIAN CAPITAL TRADE CLAIMS LP. as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

PERMAL CONTRARIAN FUND 1 LTD, as a Lender

By:	/s/ Jon Bauer
	Name:	Jon Bauer
	Title:	Managing Member of Contrarian Capital Management LLC, in its capacity as Manager or Investment Advisor

Signature Page to

Credit Agreement

CREDIT SUISSE LOAN FUNDING LLC, as a Lender

By:	/s/ Robert Healey
	Name:	Robert Healey
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

CSS, LLC as a Lender

By:	/s/ Jerome P. White
	Name:	Jerome P. White
	Title:	Partner

Signature Page to

Credit Agreement

CAPITAL VENTURES INTERNATIONAL, as a Lender

By:	/s/ Kathleen Harley
	Name:	Kathleen Harley
	Title:	Assistant Vice President

Signature Page to

Credit Agreement

CRESCENT 1 L.P.,
By: Cyrus Capital Partners, L.P. as Investment Manager

as a Lender

By:	/s/ Brennan McCaw
Name: Brennan McCaw
Title: CFO

Signature Page to

Credit Agreement

CRS MASTER FUND L.P.,
By: Cyrus Capital Partners, L.P. as Investment Manager

as a Lender

By:	/s/ Brennan McCaw
Name: Brennan McCaw
Title: CFO

Signature Page to

Credit Agreement

CYRUS OPPORTUNITIES MASTER FUND II, LTD,
By: Cyrus Capital Partners, L.P. as Investment Manager

as a Lender

By:	/s/ Brennan McCaw
Name: Brennan McCaw
Title: CFO

Signature Page to

Credit Agreement

CYRUS SELECT OPPORTUNITIES MASTER FUND LTD, LTD,
By: Cyrus Capital Partners, L.P. as Investment Manager

as a Lender

By:	/s/ Brennan McCaw
Name: Brennan McCaw
Title: CFO

Signature Page to

Credit Agreement

D.E. SHAW GALVANIC PORTFOLIOS, L.L.C.,
as a Lender

By:	/s/ Seth Charnow
Name: Seth Charnow
Title: Authorized Signatory

Signature Page to

Credit Agreement

D.E. SHAW HELIANT PORTFOLIOS, L.L.C.,
as a Lender

By:	/s/ Daniel Michalow
Name: Daniel Michalow
Title: Authorized Signatory

Signature Page to

Credit Agreement

DELAWARE BAY CORPORATE RECOVERY PARTNERS, LP,
as a Lender

By:	The Delaware Bay Company, LLC
General Partner

By:	/s/ Gary E. Hindes
Name: Gary E. Hindes
Title: Managing Member

Signature Page to

Credit Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By: DB Services New Jersey, Inc., as a Lender

By:	/s/ Angeline Quintana
Name: Angeline Quintana
Title: Assistant Vice President

By:	/s/ Edward Schaffer
Name: Edward Schaffer
Title: Vice President

Signature Page to

Credit Agreement

THE FALLEN ANGELS FUND, LP
as a Lender

By:	Hindes Interests, LLC
General Partner

By:	/s/ Gary E. Hindes
Gary E. Hindes
Managing Member

Signature Page to

Credit Agreement

FIDELITY NATIONAL TITLE INSURANCE COMPANY.
as a Lender

By:	/s/ Matthew G. Hartmann
Name: Matthew G. Hartmann
Title: Senior Vice President
Head of Fixed Income Trading and Portfolio Management

Signature Page to

Credit Agreement

FIFTH STREET STATION LLC,
as a Lender

By:	/s/ Justin Packard
Name: Justin Packard
Title: Senior Analyst

Signature Page to

Credit Agreement

FS INVESTMENT CORPORATION II
By: GSO/Blackstone Debt Funds Management LLC as Sub-Adviser,
as a Lender

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith
Title: Authorized Signatory

Signature Page to

Credit Agreement

FS INVESTMENT CORPORATION
By: GSO/Blackstone Debt Funds Management LLC as Sub-Adviser,
as a Lender

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith
Title: Authorized Signatory

Signature Page to

Credit Agreement

GoldenTree Partners II, LP
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GoldenTree Select Partners II, LP
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GoldenTree Partners II, LP
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GoldenTree Partners (100), LP
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GoldenTree Select Partners, LP
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GN3 SIP LTD
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GOLDENTREE ENTRUST MASTER FUND SPC ON BEHALF OF AND ACCOUNT FOR SEGREGATED PORTFOLIO I,
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GOLDENTREE MASTER FUND II LTD,
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

Signature Page to

Credit Agreement

GOLDENTREE MASTER FUND LTD,
By: GoldenTree Asset Management, LP
as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director - Bank Debt

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Credit Agreement

GSO CREDIT - A PARTNERS LP, as a Lender
BY: GSO CAPITAL PARTNERS LP AS INVESTMENT MANAGER

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

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Credit Agreement

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP,, as a Lender
BY: GSO CAPITAL PARTNERS LP AS INVESTMENT MANAGER

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

Signature Page to

Credit Agreement

GSO SPECIAL SITUATIONS FUND L.P., as a Lender
BY: GSO CAPITAL PARTNERS LP AS INVESTMENT MANAGER

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

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Credit Agreement

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.,
as a Lender

BY: GSO CAPITAL PARTNERS LP AS INVESTMENT MANAGER

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

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Credit Agreement

/s/ Guenter, Thomas Hotz		,
as a Lender

By:	GUENTER, THOMAS HOTZ
Name:
Title:

Signature Page to

Credit Agreement

MATTHEW HARTMANN AND LISA M. HARTMANN,
as a Lender

By:	/s/ Matthew Hartmann
	Name:	Matthew Hartmann

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Credit Agreement

JEFFERIES HIGH YIELD TRADING LLC,
as a Lender

By:	/s/ William P. McLoughlin
	Name:	William P. McLoughlin
	Title:	Senior Vice President
Jefferies High Yield Trading, LLC

Signature Page to

Credit Agreement

CHASE LINCOLN FIRST COMMERCIAL CORPORATION
as a Lender

By:	/s/ Andrew C. Faherty
	Name:	Andrew C. Faherty
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

LIGHTSPEED MASTER FUND LTD.,
as a Lender

By:
Name:
	Title:	CFO

Signature Page to

Credit Agreement

LOCUST STREET FUNDING LLC
By: FS Investment Corporation, as Sole Member
By: GSO/Blackstone Debt Funds Management LLC as Sub-Adviser as a Lender

By:	/s/ Daniel H. Smith
	Name:	Daniel H. Smith
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

LONESTAR PARTNERS, LP,
as a Lender

By: Lonestar Capital Management, LLC its Investment Adviser

By:	/s/ Yedi Wong
	Name:	Yedi Wong
	Title:	Chief Financial Officer

Signature Page to

Credit Agreement

MAP 139 SEGREGATED PORTFOLIO OF LMP SPC,
as a Lender

By:	Venor Capital Management LP
Its:	Investment Adviser

By:	/s/ Michael J. Wartell
	Name:	Michael J. Wartell
	Title:	Co-Chief Investment Officer

Signature Page to

Credit Agreement

MATLINPATTERSON FUND IV (HEDGE)
MASTER ACCOUNT L.P., as a Lender

By:	/s/ Sherry Gao
	Name:	Sherry Gao
	Title:	Controller

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Credit Agreement

MERRILL LYNCH PIERCE FENNER & SMITH/FIXED INCOME,
as a Lender

By:	/s/ Richard Aarons
	Name:	Richard Aarons
	Title:	Associate

Signature Page to

Credit Agreement

MOMAR CORPORATION
as a Lender

By:	/s/ Moses Marx
	Name:	Moses Marx
	Title:	President

Signature Page to

Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ John Rogusa
	Name:	John Rogusa
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ John Rogusa
	Name:	John Rogusa
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

Moses Marx and Marga Marx LTWROS
as a Lender

By:	/s/ Moses Marx
Name: Moses Marx
Title:

By:	/s/ Moses Marx
Name: Moses Marx Title:

Signature Page to

Credit Agreement

ONEX DEBT OPPORTUNITY FUND, LTD.,

By: Onex Credit Partners, LLC, its investment manager as a Lender

By:	/s/ Steven Gutman
	Name:	Steven Gutman
	Title:	General Counsel

Signature Page to

Credit Agreement

OCP INVESTMENT TRUST,

By: Onex Credit Partners, LLC, its manager as a Lender

By:	/s/ Steven Gutman
	Name:	Steven Gutman
	Title:	General Counsel

Signature Page to

Credit Agreement

PARK WEST INVESTORS MASTER FUND, LIMITED
as a Lender

By: Park West Asset Management LLC
Its: Investment Manager

By:	/s/ James J. Watson
	Name:	James J. Watson
	Title:	Chief Financial Officer

Signature Page to

Credit Agreement

QP SFM CAPITAL HOLDINGS LIMITED,
as a Lender

By:	/s/ Thomas L. O’Grady
	Name:	Thomas L. O’Grady
	Title:	Attorney-in-Fact

Signature Page to

Credit Agreement

QUANTUM PARTNERS LP,
as a Lender
By: QP GP LLC, its General Partner

By:	/s/ Thomas O’Grady
	Name:	Thomas O’Grady
	Title:	Attorney-in-Fact

Signature Page to

Credit Agreement

The Royal Bank of Scotland plc,
as a Lender
By: RBS Securities Inc., its agent

By:	/s/ Suzanne Glossoti
	Name:	Suzanne Glossoti
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

SCOGGIN CAPITAL MANAGEMENT II LLC,
as a Lender

By:	/s/ Dev Chodry
	Name:	Dev Chodry
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

SCOGGIN INTERNATIONAL FUND LTD.,
as a Lender

By:	/s/ Dev Chodry
	Name:	Dev Chodry
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

SCOGGIN WORLDWIDE FUND LTD.,
as a Lender

By:	/s/ Dev Chodry
	Name:	Dev Chodry
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

RAPAX OC MASTER FUND, LTD.,
By:	Serengeti Asset Management LP, as the Investment Adviser,
as a Lender

By:	/s/ Marc Baum
	Name:	Marc Baum
	Title:	Director

Signature Page to

Credit Agreement

SERENGETI LYCAON MM LP,
By:	Serengeti Asset Management LP, as the Investment Adviser,
as a Lender

By:	/s/ Marc Baum
	Name:	Marc Baum
	Title:	Director

Signature Page to

Credit Agreement

SERENGETI OPPORTUNITIES MM LP,
By: Serengeti Asset Management LP,
as the Investment Adviser,
as a Lender

By:	/s/ Marc Baum
	Name:	Marc Baum
	Title:	Director

Signature Page to

Credit Agreement

SILVER POINT CAPITAL FUND, LP,
as a Lender

By:	/s/ Michael A. Gatto
	Name:	Michael A. Gatto
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

SILVER POINT CAPITAL OFFSHORE MASTER FUND L.P.,
as a Lender

By:	/s/ Michael A. Gatto
	Name:	Michael A. Gatto
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

SPCP GROUP, LLC,
as a Lender

By:	/a/ Michael A. Gatto
	Name:	Michael A. Gatto
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

Permal Stone Lion Fund Ltd.
By: Stone Lion Capital Partners L.P.,
Investment Manager as a Lender

By:	/s/ Claudia Borg
	Name:	Claudia Borg
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

Permal Lion Portfolio L.P. Stone Lion Capital Partners L.P., Investment Manager
By: SL Capital Partners LLC. Its General Partner
By: Stone Lion Capital LLC, Managing Member as a Lender

By:	/s/ Claudia Borg
	Name:	Claudia Borg
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

TRICADIA CREDIT STRATEGIES MASTER FUND LTD.
as a Lender

By: Tricadia Capital Management, LLC as Investment Manager

By:	/s/ Barry Monday
	Name:	Barry Monday
	Title:	Chief Administrative Officer

Signature Page to

Credit Agreement

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Thomas Howard
	Name:	Thomas Howard
	Title:	Managing Director

Signature Page to

Credit Agreement

UBS SECURITIES LLC,
as a Lender

By:	/s/ Thomas Howard
	Name:	Thomas Howard
	Title:	Managing Director

Signature Page to

Credit Agreement

UNITED STATES DEBT RECOVERY XI, L.P.,
as a Lender

By:	/s/ Nathan F. Jones
	Name:	Nathan F. Jones
	Title:	Managing Director

Signature Page to

Credit Agreement

VENDOR CAPITAL MASTER FUND LTD.,
as a Lender

By:	Venor Capital Management LP
Its:	Investment Manager

By:	/s/ Michael J. Wartell
	Name:	Michael J. Wartell
	Title:	Co-Chief Investment Officer

Signature Page to

Credit Agreement

Visium Catalyst Credit Master Fund, LTD
as a Lender

By:	/s/ Jacob Gottlieb
	Name:	Jacob Gottlieb
	Title:	Authorized Signatory

Signature Page to

Credit Agreement

John Voltz & Kathryn Voltz JT TEN
as a Lender

By:	/s/ John Voltz, /s/ Kathryn Voltz
	Name:	John Voltz, Kathryn Voltz
	Title:	JT TEN

Signature Page to

Credit Agreement

WAZEE STREET OPPORTUNITIES FUND LP,
as a Lender

By:	Wazee Street Capital Management LLC
its General Partner

By:	/s/ R. Michael Collins
	Name:	R. Michael Collins
	Title:	Managing Member

Signature Page to

Credit Agreement

WOLVERINE FLAGSHIP FUND TRADING LIMITED,
as a Lender

By:	/s/ Ken Nadel
	Name:	Ken Nadel
	Title:	Chief Operating Officer

Signature Page to

Credit Agreement

SCHEDULE I

Commitments and Junior loan allocation

New Money Loan Lender Entities $ in millions	Amount(1)
683 CAPITAL PARTNERS LP	$2,464,646
ARCH STREET FUNDING LLC	16,593,049
ARCHVIEW FUND L.P.	7,329,151
ARCHVIEW MASTER FUND LTD.	11,464,153
BARCLAYS BANK PLC	9,200,000
BASTOGNE CAPITAL PARTNERS, LP	616,162
BATTERY PARK HIGH YIELD LONG SHORT FUND, LTD.	169,697
BATTERY PARK HIGH YIELD OPPORTUNITY MASTER FUND, LTD.	309,091
BENNETT OFFSHORE RESTRUCTURING FUND, INC.	21,130,914
BENNETT RESTRUCTURING FUND, L.P.	28,938,615
BLUECREST MULTI STRATEGY CREDIT MASTER FUND LIMITED	14,169,697
BROWNSTONE INVESTMENT GROUP, LLC	1,232,323
C O MOORE, LP	5,544,444
CANDLEWOOD SPECIAL SITUATIONS MASTER FUND, LTD.	1,411,111
CAPITAL VENTURES INTERNATIONAL	27,340,970
CHASE LINCOLN FIRST COMMERCIAL CORPORATION	6,353,988
CHATHAM FUND III SPV, LLC	2,464,646
CHICAGO TITLE INSURANCE COMPANY	1,848,485
CITIGROUP FINANCIAL PRODUCTS INC.	4,743,434
CONTRARIAN FUNDS, L.L.C.	22,728,559
CREDIT SUISSE LOAN FUNDING LLC	10,473,737
CRESCENT 1 L.P.	369,697
CRS MASTER FUND L.P.	325,253
CSS, LLC	3,696,970
CWD OC 522 MASTER FUND, LTD.	1,053,535
CYRUS OPPORTUNITIES MASTER FUND II, LTD	990,909
CYRUS SELECT OPPORTUNITIES MASTER FUND LTD	162,626
D.E. SHAW HELIANT PORTFOLIOS, L.L.C.	1,285,775
D.E.SHAW GALVANIC PORTFOLIOS, L.L.C.	24,425,507
DELAWARE BAY CORPORATE RECOVERY PARTNERS, LP	616,162
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH	1,663,636
FIDELITY NATIONAL TITLE INSURANCE COMPANY	1,232,323
FIFTH STREET STATION LLC	1,232,323
FS INVESTMENT CORPORATION II	638,476
GOLDENTREE PARTNERS (100), LP	915,922
GOLDENTREE PARTNERS II, LP	3,237,213
GOLDENTREE PARTNERS, LP	15,699,209
GOLDENTREE SELECT PARTNERS II, LP	11,359
GOLDENTREE SELECT PARTNERS, LP	64,967
GSO CREDIT-A PARTNERS LP	6,564,789
GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP	5,251,203
GSO SPECIAL SITUATIONS FUND L.P.	16,824,366
GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.	16,001,674
GUENTER, THOMAS HOTZ	123,232
JEFFERIES HIGH YIELD TRADING LLC	11,255,556
JOHN VOLTZ AND KATHRYN VOLTZ	26,263
LITESPEED MASTER FUND LTD.	1,539,155
LOCUST STREET FUNDING LLC	4,787,523
LONESTAR PARTNERS, LP	30,804,040
MAP 139 SEGREGATED PORTFOLIO OF LMA SPC	730,303
MATLINPATTERSON FUND IV HEDGE MASTER ACCOUNT LP	3,080,808
MATTHEW HARTMANN AND LISA M HARTMANN	61,616
MERRILL LYNCH PIERCE FENNER & SMITH/FIXED INCOME	308,081
MOMAR CORPORATION	5,544,444
MORGAN STANLEY SENIOR FUNDING, INC.	9,376,768
MOSES MARX AND MARGA MARX	3,696,970
OCP INVESTMENT TRUST	5,956,566
ONEX DEBT OPPORTUNITY FUND, LTD.	6,873,737
PARK WEST INVESTORS MASTER FUND, LIMITED	1,029,293
PARK WEST PARTNERS INTERNATIONAL, LTD	203,030
PERMAL STONE LION FUND LTD.	3,377,523
QP SFM CAPITAL HOLDINGS LIMITED	7,392,929
RAPAX OC MASTER FUND, LTD.	4,450,510
SCOGGIN CAPITAL MANAGEMENT II LLC	579,798
SCOGGIN INTERNATIONAL FUND, LTD	602,020
SCOGGIN WORLDWIDE FUND, LTD	602,020
SERENGETI LYCAON MM LP	2,780,089
SERENGETI OPPORTUNITIES MM LP	4,586,124
SPCP GROUP, LLC	10,739,319
STONE LION PORTFOLIO L.P.	26,647,013
THE FALLEN ANGELS FUND, LP	616,162
THE ROYAL BANK OF SCOTLAND PLC	237,374
TRICADIA CREDIT STRATEGIES MASTER FUND LTD	5,544,444
UBS AG, STAMFORD BRANCH	9,727,227

New Money Loan Lender Entities $ in millions	Amount(1)
UNITED STATES DEBT RECOVERY XI, L.P.	769,697
VENOR CAPITAL MASTER FUND LTD.	5,430,303
VISIUM CATALYST CREDIT MASTER FUND, LTD.	1,848,485
WAZEE STREET OPPORTUNITIES FUND LP	924,242
WOLVERINE FLAGSHIP FUND TRADING LIMITED	2,156,566
Total	$473,200,000

(1)	Includes 4% put option premium to Lead Lenders.

Junior Loan Lender Entities $ in millions	Amount
683 CAPITAL PARTNERS LP	$2,031,000
ARCHVIEW FUND L.P.	5,648,000
ARCHVIEW MASTER FUND LTD.	8,835,000
BARCLAYS BANK PLC	7,582,000
BASTOGNE CAPITAL PARTNERS, LP	508,000
BATTERY PARK HIGH YIELD LONG SHORT FUND, LTD.	140,000
BATTERY PARK HIGH YIELD OPPORTUNITY MASTER FUND, LTD.	255,000
BENNETT OFFSHORE RESTRUCTURING FUND, INC.	16,286,000
BENNETT RESTRUCTURING FUND, L.P.	22,303,000
BLUECREST MULTI STRATEGY CREDIT MASTER FUND LIMITED	11,678,000
BROWNSTONE INVESTMENT GROUP, LLC	1,015,000
C O MOORE LP	4,570,000
CANDLEWOOD SPECIAL SITUATIONS MASTER FUND, LTD.	1,163,000
CAPITAL VENTURES INTERNATIONAL	21,072,000
CCM PENSION A LLC	1,478,000
CCM PENSION B LLC	311,000
CCM PENSION C LLC	1,051,000
CHASE LINCOLN FIRST COMMERCIAL CORPORATION	4,461,000
CHATHAM FUND III SPV, LLC	2,031,000
CHICAGO TITLE INSURANCE COMPANY	1,523,000
CITIGROUP FINANCIAL PRODUCTS INC.	3,910,000
CONTRARIAN ADVANTAGE B LP	605,000
CONTRARIAN ADVANTAGE MASTER FUND I LTD	516,000
CONTRARIAN CAPITAL FUND I LP	10,650,000
CONTRARIAN CAPITAL SENIOR SECURED LP	676,000
CONTRARIAN CAPITAL TRADE CLAIMS LP	734,000
CREDIT SUISSE LOAN FUNDING LLC	8,632,000
CRESCENT 1 L.P.	305,000
CRS MASTER FUND L.P.	268,000
CSS, LLC	3,046,000
CWD OC 522 MASTER FUND, LTD.	868,000
CYRUS OPPORTUNITIES MASTER FUND II, LTD	816,000
CYRUS SELECT OPPORTUNITIES MASTER FUND LTD	134,000
D.E. SHAW HELIANT PORTFOLIOS, L.L.C.	1,016,000
D.E.SHAW GALVANIC PORTFOLIOS, L.L.C.	19,295,000
DELAWARE BAY CORPORATE RECOVERY PARTNERS, LP	508,000
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH	1,371,000
FIDELITY NATIONAL TITLE INSURANCE COMPANY	1,015,000
FIFTH STREET STATION LLC	1,015,000
FS INVESTMENT CORPORATION	13,198,000
FS INVESTMENT CORPORATION II	508,000
GN3 SIP LTD	2,318,000
GOLDENTREE ENTRUST MASTER FUND SPC	894,000
GOLDENTREE MASTER FUND II LTD	1,790,000
GOLDENTREE MASTER FUND LTD	10,358,000
GSO CREDIT-A PARTNERS LP	5,221,000
GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP	4,177,000
GSO SPECIAL SITUATIONS FUND L.P.	13,382,000
GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.	12,727,000
GUENTER, THOMAS HOTZ	102,000
JEFFERIES HIGH YIELD TRADING LLC	9,277,000
JOHN VOLTZ AND KATHRYN VOLTZ	21,000
LOCUST STREET FUNDING LLC	3,808,000
LONESTAR PARTNERS, LP	25,388,000
MAP 139 SEGREGATED PORTFOLIO OF LMA SPC	602,000
MATLINPATTERSON FUND IV HEDGE MASTER ACCOUNT LP	2,539,000
MATTHEW HARTMANN AND LISA M HARTMANN	51,000
MERRILL LYNCH PIERCE FENNER & SMITH/FIXED INCOME	254,000
MOMAR CORPORATION	4,570,000
MORGAN STANLEY SENIOR FUNDING, INC.	7,728,000
MOSES MARX AND MARGA MARX	3,047,000
OCP INVESTMENT TRUST	4,909,000
ONEX DEBT OPPORTUNITY FUND, LTD.	5,665,000
PARK WEST INVESTORS MASTER FUND, LIMITED	848,000
PARK WEST PARTNERS INTERNATIONAL, LTD	168,000
PERMAL CONTRARIAN FUND I LTD	1,497,000
PERMAL STONE LION FUND LTD.	2,668,000
QUANTUM PARTNERS LP	6,093,000
RAPAX OC MASTER FUND, LTD.	3,442,000
SCOGGIN CAPITAL MANAGEMENT II LLC	478,000
SCOGGIN INTERNATIONAL FUND, LTD	496,000
SCOGGIN WORLDWIDE FUND, LTD	496,000
SERENGETI LYCAON MM LP	2,150,000
SERENGETI OPPORTUNITIES MM LP	3,547,000

Junior Loan Lender Entities $ in millions	Amount
SILVER POINT CAPITAL FUND, LP	2,890,000
SILVER POINT CAPITAL OFFSHORE MASTER FUND, L.P.	5,386,000
STONE LION PORTFOLIO L.P.	21,044,000
THE FALLEN ANGELS FUND, LP	508,000
THE ROYAL BANK OF SCOTLAND PLC	195,000
TRICADIA CREDIT STRATEGIES MASTER FUND LTD	4,570,000
UBS SECURITIES LLC	7,497,000
UNITED STATES DEBT RECOVERY XI, L.P.	635,000
VENOR CAPITAL MASTER FUND LTD.	4,475,000
VISIUM CATALYST CREDIT MASTER FUND, LTD.	1,523,000
WAZEE STREET OPPORTUNITIES FUND LP	762,000
WOLVERINE FLAGSHIP FUND TRADING LIMITED	1,777,000
Total	$375,000,000

SCHEDULE II

PART A

SUBSIDIARY GUARANTORS

Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Percentage of Shares Owned by Parent Entity	Parent Entity	Number of Shares Covered by all Outstanding Derivatives
Creo Manufacturing America LLC	Wyoming	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Eastman Kodak International Capital Company, Inc.	Delaware	Common stock	10,000	8,200	100%	Eastman Kodak Company	—
Far East Development Ltd.	Delaware	Common stock	1,000	10	100%	Eastman Kodak Company	—
FPC Inc.	California	Common stock	7,500	80	100%	Laser- Pacific Media Corporation	—
Kodak (Near East), Inc.	New York	Capital stock	12,000	5,000	100%	Eastman Kodak Company	—
Kodak Americas, Ltd.	New York	Common stock	34,500	34,500	100%	Eastman Kodak Company	—
Kodak Aviation Leasing LLC	Delaware	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Kodak Imaging Network, Inc.	Delaware	Common stock	100	100	100%	Eastman Kodak Company	—
Kodak Philippines, Ltd.	New York	Capital stock	18,000	6,000	100%	Eastman Kodak Company	—
Kodak Portuguesa Limited	New York	Capital stock	1,000	1,000	100%	Eastman Kodak Company	—
Kodak Realty, Inc.	New York	Capital stock	10,000	100	100%	Eastman Kodak Company	—

Laser-Pacific Media Corporation	Delaware	Common stock	1,200	1,110	100%	Eastman Kodak Company	—
NPEC Inc.	California	Common stock	10,000	100	100%	Eastman Kodak Company	—
Pakon, Inc.	Indiana	Capital stock	1,000	300	100%	Eastman Kodak Company	—
Qualex Inc.	Delaware	Common stock	1,000	1,000	100%	Eastman Kodak Company	—

SCHEDULE II

PART B

MATERIAL SUBSIDIARIES

Material Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Owned by the Company	Percentage of Shares Owned by the Company	Number of Shares Covered by all Outstanding Derivatives
Eastman Kodak Holdings, B.V.	The Netherlands	Common shares	25,000	20,401	20,401	100%	—
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 89	unlimited	100,000,000	100,000,000	100%	—
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 93	unlimited	30,000,000	30,000,000	100%	—
Kodak Holding GmbH	Germany	Shares in a limited liability company	unlimited	20	20	100%	—
Kodak Polychrome Graphics Company Limited	Barbados	Common shares	unlimited	4	4	100%	—

SCHEDULE 1.01(A)

Existing SECURED AGREEMENTS1

PART 1

Counterparty	Secured Amount
Citibank, N.A.	$20,000,000.00

[1]	As of March 22, 2013.

SCHEDULE 1.01(B)

OTHER EXISTING Letters of Credit

Entity	Bank	LOC #	Beneficiary	Amount-$
EKC	Wells Fargo	IS0012035	[New York State Dept of Environmental Conservation]	10,000
EKC	Wells Fargo	IS0012271	[NY Workers Compensation]	8,390,063
EKC	Wells Fargo	IS0011616	[Old Republic Insurance]	26,587,872
EKC	Wells Fargo	IS0012762	Employment Dev Dept - State of Ca	99,800
EKC	Wells Fargo	IS0012521	California Self Insurance Plans	4,351,072
EKC	Wells Fargo	IS0012760	Trenton Ground Well Water	5,500
EKC	Wells Fargo	IS0012677	NYS Short Term	96,000
EKC	Wells Fargo	IS0011889	Westchester Fire Insurance Company	2,500,000
EKC	Wells Fargo	IS0012736	Virginia Extended Service Contract Provider Obligation	100,000
EKC	Wells Fargo	IS0012645	NJ Department of Environmental Protection	500,000
EKC	Wells Fargo	IS0012739	Maryland Workers’ Compensation Commission	100,000
EKC	CitiBank	63665579	North Carolina Workers’ Comp	150,000
EKC	CitiBank	61604621	Travelers	2,600,000
EKC	CitiBank	63659751	The Bank of NY Mellon	5,000,000
EKC	CitiBank	63666676	Arent Fox LLP	1,250,000
EKC	CitiBank	63667037	CVS Pharmacy, Inc	10,500,000
EKC	CitiBank	NY-02805-30031820	NY Workers Compensation (CITI)	61,634,205
EKC	CitiBank	NY-02805-30035009	INA, Pacific, Atlantic Insurance Company	1,066,540
EKC	CitiBank	NY-02805-30035285	Ohio Environmental Protection Agency	1,600,000
Total:				126,541,052

SCHEDULE 4.01(f)

Certain Proceedings

None.

SCHEDULE 4.01(J)(VII)

UK PENSION SCHEME OBLIGATIONS

1.	$55,500,000 annual contribution payment from Kodak Limited to the Kodak Pension Plan, due June 30, 2012.

2.	$2,837,000,000 claim entered in the Bankruptcy Court by KPP Trustees Limited on July 16, 2012.

3.	Unliquidated claim entered in the Bankruptcy Court by Kodak Limited on July 16, 2012.

4.	£6,145,873 levy payable from Kodak Limited to the trustees of the Kodak Pension Plan, due January 2, 2013.

SCHEDULE 4.01(m)

material real properties

None.

[***] Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “[***],” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 4.01(Q)

DEPOSIT ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154–1320, Pittsburgh, PA 15262–0001	[***]	[***]	[***]

Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[***]	[***]	[***]

Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[***]	[***]	[***]

SCHEDULE 5.01(k)

FOREIGN SECURITY INTERESTS

Subsidiary	Jurisdiction Of Organization	Percentage	Parent Entity	Status Of Share Certificates	Number of Days to Perfect
Eastman Kodak Holdings B.V.	The Netherlands	65.000000%	Eastman Kodak Company	Not Certificated	90
Kodak Holding GmbH	Germany	65.000000%	Eastman Kodak Company	Not Certificated	90
Kodak Limited	England	65.000000%	Eastman Kodak Company	Cert #89 (65,000,000 Shares) and #93 (19,500,000 Shares) held by Citicorp North America, Inc.	90
Kodak Polychrome Graphics Company Ltd.	Barbados	65.000000%	Eastman Kodak Company	No. 6 – 2.6 Shares held by Citicorp North America, Inc.	90
Kodak (Singapore) Pte. Limited	Singapore	65.000000%	Eastman Kodak Company	No. 12 – 58,500 Shares held by Citicorp North America, Inc.	90
Kodak Graphic Communications Canada Company	Canada	65.000000%	Eastman Kodak Company	No. 2 – 4,976,278 Shares held by Citicorp North America, Inc.	90
Kodak S.p.A	Italy	65.000000%	Eastman Kodak Company	No. 7 – 47,450,000 held by Citicorp North America, Inc.	90
Kodak S.A.	Spain	65.000000%	Eastman Kodak Company	No. 1 – 19,508 Shares and No. 3 – 165,587 Shares held by Citicorp North America, Inc.	90
Kodak (Australasia) Py. Ltd.	Australia	65.000000%	Eastman Kodak Company	No. 1 – 43,486,057 Shares held by Citicorp North America, Inc.	90
Kodak France	France	65.000000%	Eastman Kodak Company	Uncertificated	*

*	Pledged under New York law only, no local law perfection required.

SCHEDULE 5.01(o)

post-closing obligations

1.	AS PROMPTLY AS POSSIBLE, BUT IN NO EVENT LATER THAN 90 DAYS OF THE CLOSING DATE, OR SUCH LONGER TIME AS MAY BE REASONABLY AGREED BY THE AGENT, THE COMPANY WILL CAUSE THE PERFECTION OF THE AGENT’S SECURITY INTERESTS IN THE STOCK OF THE SUBSIDIARIES LISTED IN SCHEDULE 5.01(K), EXCEPT FOR KODAK FRANCE.

2.	WITHIN 45 DAYS OF THE CLOSING DATE, THE COMPANY WILL DELIVER EVIDENCE OF INSURANCE REQUIRED TO BE PROVIDED TO THE AGENT PURSUANT TO SECTION 3.01(C)(IV) OF THE AGREEMENT.

3.	POSSESSORY COLLATERAL CONSISTING OF PLEDGED EQUITY AND PLEDGED DEBT SHALL BE DELIVERED TO THE AGENT BY THE CLOSE OF BUSINESS ON APRIL 1, 2013.

SCHEDULE 5.02(a)

Existing Liens2

Entity	Description	Amount
Eastman Kodak Company	Cash collateralization with American Express for corporate credit cards	USD2,200,000
Eastman Kodak Company	Receipts reserve for credit card charges with PNC Merchant Services	USD3,500,000
Eastman Kodak Company	Trust to support environmental liabilities to benefit New York State Department of Environmental Conservation	USD22,294,825
Eastman Kodak Company	Cash collateralization to support claims related to Customer Guarantees/Vendor Programs	USD2,815,000
Wheeling Insurance Ltd.	Trust to support claim liabilities related to past participation in Green Island Reinsurance Treaty	USD817,198
Wheeling Insurance Ltd.	Trust to support claim liabilities related to Old Republic self-funded Workers’ Compensation and Automobile Liability policies	USD9,500,000
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of real property and other assets to support adjudication of tax and labor disputes	BRL286,236,191
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of cash to support adjudication of tax and labor disputes	BRL23,712,000
Kodak Export de Mexico, S. de R.L. de C.V.	Pledge of assets to support a tax adjudication	MXP177,365,103
Kodak Limited	Cash collateralization to support guarantee liabilities with Lloyds Bank	GBP3,680,000
Kodak India Private Limited	Cash collateralization to support guarantee liabilities with Citibank and HDFC	INR77,291,592
Kodak India Private Limited	Pledge of assets to support tax adjudication	INR45,000,000
Kodak Norge A.S.	Cash collateral to support bank guarantee with Nordea Bank	NOK1,000,000

[2]	As of Petition Date.

Entity	Description	Amount
Kodak IL Ltd. (Israel)	Cash collateralization of bank guarantee by Bank Leumi	USD1,600,000

Kodak International Finance Ltd.	Cash collateralization of FX dealing line by Bank of New York Mellon	USD5,813,664

Kodak Canada Inc.	PHH Vehicle Management Services Inc.	$0 – Operating Lease

Kodak Canada Inc.	GE Capital Vehicle and Equipment Leasing Inc.	$0 – Operating Lease

SCHEDULE 5.02(D)

EXISTING DEBT

Entity	Type	Existing
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Debt for Borrowed Money Bank Guarantees/LOCs Customer Guarantee/Vendor Program	BRL 2,746,749 BRL 2,328,817 BRL 11,140, 963 USD 113,110

Kodak Graphic Communications Canada Company	Capital Leases	CAD 10,349,293

Kodak Mexicana S.A. de C.V.	Surety Bonds	MXN 266,848,681 USD 6,300

Kodak Limited	Bank Guarantees/LOCs	EUR 1,755,328 GBP 600,000 SEK 319,932

Kodak Nordic AB (Sweden)	Surety Bonds Bank Guarantees/LOCs	SEK 24,133,833 SEK 50,000

Kodak Argentina S.A.I.C.	Customer Guarantee/Vendor Program Surety Bonds	ARS 7,591,433 ARS 175

Kodak S.p.A (Italy)	Bank Guarantees/LOCs	EUR 751,207

Kodak SA/NV (Belgium)	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	USD 1,318,413 EUR 18,502

Entity	Type	Existing
Kodak India Private Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	INR 32,748,545 INR 10,712,000

Kodak IL Ltd. (Israel)	Bank Guarantees/LOCs	USD 2,030,000 ILS 150,000

Kodak, S.A. (Spain)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR 468,981 EUR 708

Qualex Inc.	3rd Party Guarantees	USD 684,195

Eastman Kodak Sarl	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	PLN 2,000,000 USD 42,916

Kodak (Hong Kong) Limited	Bank Guarantees/LOCs	HKD 103,556

Kodak (Australasia) Pty. Ltd.	Bank Guarantees/LOCs	AUD 398,096

Kodak (China) Company Limited	Customer Guarantee/Vendor Program Bank Guarantees/LOCs Omnibus	CNY 718,990 HKD 3,500,000 USD 650,000

Kodak (Thailand) Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program Foreign Exchange Omnibus	THB 2,652,656 THB 1,621,886 USD 250,000 THB 5,000,000

Kodak Societe Anonyme	Bank Guarantees/LOCs	CHF 115,000

Kodak (Taiwan) Limited	Foreign Exchange Omnibus	USD 125,000 TWD 1,546,000

Entity	Type	Existing
Kodak Korea Limited	Commercial Cards	KRW 70,000,000

Kodak (Singapore) Pte Limited	Bank Guarantees/LOCs Omnibus	SGD 45,261 SGD 400,000

Kodak (Near East), Inc.	Bank Guarantees/LOCs	AED 133,000

Kodak Japan Ltd.	Bank Guarantees/LOCs	JPY 75,917,002

Kodak Turkey	Bank Guarantees/LOCs	TL 289,016

Eastman Kodak Company Debt (USD) (principal amounts where applicable)

Existing DIP Facility[3]	$0
Sun Note - US Portion	$20,000,000
7.25% Senior Notes due 2013	$250,000,000
7.0% Convertible Senior Notes due 2017	$400,000,000
9.75% Senior Secured Notes due 2018[4]	$500,000,000
9.95% Senior Notes due 2018	$3,104,000
10.625% Senior Secured Notes due 2019[4]	$250,000,000
9.2% Senior Notes due 2021	$10,176,000
Letters of Credit under existing Revolver (as scheduled on Schedule 1.01(B))	$126,541,052
Surety Bonds	$1,417,000
Customer Guarantees/Vendor Program (Loss Pool)	973,647

[3]	The outstanding balance on the Existing DIP facility immediately prior to closing was $222,340,725.36.
[4]	The sum of these amounts will decrease on close by approximately $375 million pro rata to reflect the roll-up of Existing Second Lien Debt into Junior Loans.

SCHEDULE 5.02(E)

PERMITTED ASSET SALES

1.	The Harrow Sale

2.	Sale of equity holdings of Kodak Japan in customer companies

3.	Exclusive licenses of Intellectual Property in the ophthalmological field

SCHEDULE 5.02(L)

CERTAIN RESTRICTIONS

None.

SCHEDULE 5.02(O)

SALE LEASEBACK TRANSACTIONS

1.	In March 2012, there was a sale-leaseback transaction of Kodak de Mexico S.A. de C.V.’s Guadalajara, Mexico Facility. This transaction failed sales-leaseback accounting, which resulted in a deferred gain being recorded of MP 445M. The Kodak de Mexico entity was closed as of October 1, 2012, and the gain moved to Kodak Mexicana, and is expected to be released on March 31,2013, with the termination of contractual lease obligations.

2.	Proposed sale of certain portions of Eastman Kodak Company’s “Kodak Office” at 343 State Street, Rochester, NY 14650.

3.	Proposed sale of property located in Mountain City, Tennessee owned by FPC, Inc., a Kodak Company.

SCHEDULE 5.03(A)

ADJUSTMENTS TO MINIMUM CONSOLIDATED ADJUSTED EBITDA

Upon consummation of (x) the disposition of the assets or business of the Company assigned the code name “Rockford” and/or (y) the disposition of the assets or business of the Company assigned the code name “Walden” (each such disposition, an “Applicable Disposition”; and the assets or business so disposed, each a “Disposed Business”), the amounts set forth in the table in Section 5.03(a) (the “Covenant EBITDA Amounts”) for the period in which such Applicable Disposition occurs and for each subsequent period shall be adjusted in accordance with the following principles:

•

The Adjusted EBITDA projected to be generated by such Disposed Business during the fiscal month in which such Applicable Disposition occurs and during each subsequent month, as adjusted to reflect the covenant cushion for each such month set forth in the financial model dated January 29, 2013 posted to the private-side Lenders on February 4, 2013 (the “Model”), shall be removed from the projected consolidated monthly Adjusted EBITDA set forth in the Model. The adjustment for the fiscal month in which the Applicable Disposition occurs shall be made on a pro rata basis so that the adjustment shall be made only with respect to the period of time following the date of disposition (e.g., if the Applicable Disposition occurs on the 15th of such month, the adjustment described in the preceding sentence for such month shall be multiplied by 50% (to reflect the fact that the Disposed Business was owned for one-half of such month), and if Applicable Disposition occurs on the 20th of such month, the adjustment described in the preceding sentence for such month shall be multiplied by 33% (to reflect the fact that the Disposed Business was owned for two-thirds of such month).

•

Additional expenses in an amount equal to (x) $3.5 million per fiscal month (if the Disposed Business is Rockford) or (y) $2.0 million per fiscal month (if the Disposed Business is Walden) shall be added into the Model (without any “cushion”), to reflect the “stranded cost factor” associated with the applicable Disposed Business. With respect to the fiscal month in which the Applicable Disposition occurs, such expenses shall be added on a pro rata basis in the manner described in the last sentence of the preceding bullet point.

•

The Covenant EBITDA Amounts for each applicable period shall be modified by the sum of the adjustments to projected consolidated monthly EBITDA described in the preceding two bullet points for such period.

The calculation of the adjustments described above and the Covenant EBITDA Amounts shall be agreed between the Company and the Agent, acting in good faith, no later than 5 Business Days after an Applicable Disposition, and (i) a revised table showing the “Minimum Consolidated Adjusted EBITDA” for each applicable period shall be posted to the Lenders and (ii) the calculations showing the determination of such revised amounts shall be posted to the private-side Lenders. Upon such posting, the table in Section 5.03(a) of this Agreement shall be deemed modified to reflect the information set forth in such table posted to Lenders, notwithstanding anything to the contrary in Section 9.01 of this Agreement.

The attached slide provides an example of the adjustments that would be made to minimum Consolidated Adjusted EBITDA, assuming a sale of Walden on April 30, 2013 and a sale of Rockford on July 31, 2013.

SCHEDULE 6.01(F)

JUDGMENTS

Case No. / Matter	Kodak Party	Other Party	Venue
03-930139/2010 DHL	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil

0007292-65.2005.4.03.6103/INCOME TAX 91/92	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil

3.066.612/VAT STATE OF SP, DHL EXPORTATION	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil

967403	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

973.014	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil

145.738	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

1314995	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil

583.00.2005.061.270	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Canadá Color Vídeo - Foto - Som Ltda	Brazil

1069186-0/4	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Paulo Afonso Cotta	Brazil

000.05.070670	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Gretag Imaging do Brasil, Importação Comércio e Se	Brazil

2009.135.14335	Kodak da Amazônia Indústria e Comércio Ltda.	Secretaria do Estado da Fazenda do Rio de Janeiro	Brazil

13884.002311/2004-99	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

301-33333	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

10283-720.630/2008-94	Kodak da Amazônia Indústria e Comércio Ltda.	União Federal	Brazil

0263043-53.2011.8.04.0001	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Flashmed	Brazil

001.05.045558-4	Kodak da Amazônia Indústria e Comércio Ltda.	Syncrofilm	Brazil

18 O 635/05	Kodak GmbH and Kodak Holding GmbH	KFS Fotolabore GmbH	Germany

221 former employees have filed unfair termination and related individual or group employee claims which relate to Kodak Chalon Plant	Kodak (France) EKSarl (Switzerland)	Former employees	France

Additional Matters:

1.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2006-7.

2.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2007-8.

3.	Eastman Business Park expects it will be necessary to incur operating costs and capital expenditures to comply with future National Emission Standards for Hazardous Air Pollutants (NESHAP) promulgated by USEPA in accordance with the Clean Air Act Amendments of 1990; including the boiler MACT (anticipated to be promulgated in 2012 with compliance required in 2015). These costs will not be incurred by Kodak if sale of EBP Utilities to RED is closed as anticipated.

4.	Eastman Kodak Company (or a predecessor) has identified remedial obligations and established financial reserves for remedial actions at facilities at the following locations:

a.	Eastman Business Park (Rochester, NY)

b.	Middleway, WV

5.	Claims have been filed in the bankruptcy cases against Eastman Kodak Company or NPEC by the following:

a.	Bayer and its subsidiary STWB for indemnification related to former Sterling Sites, including the Lower Passaic River Study Area;

b.	The U.S. Department of Justice and the New York Department of Environmental Conservation for potential damages to the Genesee River.

SCHEDULE 9.02

Agent’s Office; Certain Address For Notices

COMPANY AND GUARANTORS:

c/o Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attn: General Counsel

Tel: 585-724-4000

Fax: 585-724-9549

Email:Patrick.sheller@kodak.com

Website: www.kodak.com

AGENT OR LENDERS:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Meghan McCauley

Telephone: (612) 217-5647

Facsimile: (612) 217-5651

Email: MMCCauley@WilmingtonTrust.com

With a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Ron Hewitt

Telephone: (212) 841-1220

Facsimile: (646) 441-9220

Email: rhewitt@cov.com

EXHIBIT A-1 - FORM OF

TERM NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: (1) APPROPRIATE LENDER INFORMATION, (2) THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL LENDER, OR THE DATE OF ASSIGNMENT, AND (3) THE PRINCIPAL AMOUNT OF THE LENDER’S NEW MONEY LOANS]

U.S.$

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Company”), HEREBY PROMISES TO PAY to the order of                     (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[AMOUNT OF THE LENDER’S [NEW MONEY LOANS IN FIGURES] pursuant to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013, among the Company, the U.S. Subsidiaries of the Company party thereto, as Guarantors, the Lender and the banks, financial institutions and other institutional lenders from time to time party thereto, and Wilmington Trust, National Association, as Agent for the Lender and the other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Maturity Date. Capitalized terms used, but not defined, in this Term Note are used with the meaning ascribed thereto in the Credit Agreement.

The Company promises to pay interest on the unpaid principal amount of the New Money Loans from the date of such New Money Loans until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Wilmington Trust, National Association, as Agent, at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402 Attn: [            ], in same day funds.

This Term Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the New Money Loans by the Lender to the Company in the aggregate amount specified above, the indebtedness of the Company resulting from the New Money Loans being evidenced by this Term Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Company has caused this Term Note to be executed by its duly authorized officer to evidence the New Money Loans made under the Credit Agreement.

Date: March             , 2013

EASTMAN KODAK COMPANY

By:
Name: Title:

Signature Page to

Term Note

EXHIBIT A-2 - FORM OF

JUNIOR NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: (1) APPROPRIATE LENDER INFORMATION, (2) THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL LENDER, OR THE DATE OF ASSIGNMENT, AND (3) THE PRINCIPAL AMOUNT OF THE LENDER’S JUNIOR LOANS]

U.S.$

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Company”), HEREBY PROMISES TO PAY to the order of                     (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[AMOUNT OF THE LENDER’S JUNIOR LOANS IN FIGURES] pursuant to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013, among the Company, the U.S. Subsidiaries of the Company party thereto, as Guarantors, the Lender and the banks, financial institutions and other institutional lenders from time to time party thereto, and Wilmington Trust, National Association, as Agent for the Lender and the other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Maturity Date. Capitalized terms used, but not defined, in this Junior Note are used with the meaning ascribed thereto in the Credit Agreement.

The Company promises to pay interest on the unpaid principal amount of the Junior Loans from the date of such Junior Loans until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Wilmington Trust, National Association, as Agent, at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402 Attn: [            ], in same day funds.

This Junior Note is one of the Junior Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the deemed making of the Junior Loans by the Lender to the Company in the aggregate amount specified above, the indebtedness of the Company resulting from the Junior Loans being evidenced by this Junior Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Company has caused this Junior Note to be executed by its duly authorized officer to evidence the Junior Loans made under the Credit Agreement.

Date: March             , 2013

EASTMAN KODAK COMPANY

By:
Name: Title:

Signature Page to

Junior Note

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Notice of Borrowing

Wilmington Trust, National Association,

as Agent for the Lenders party

to the Credit Agreement

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn:[                    ]

March [    ], 2013

Ladies and Gentlemen:

The undersigned, EASTMAN KODAK COMPANY, refers to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013 (as amended or modified from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Company”), the U.S. Subsidiaries of the Company party thereto (the “Guarantors”), the banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), and Wilmington Trust, National Association, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i)	The date of the Proposed Borrowing is March [22], 2013.

(ii)	New Money Loans

a.	The aggregate principal amount of the Proposed Borrowing of New Money Loans is $[455,000,000][473,200,000].

b.	The Type of Loans comprising the Proposed Borrowing of New Money Loans is [Base Rate Loan] [Eurodollar Rate Loan].

c.	[The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing of New Money Loans is month[s].]

(iii)	The aggregate amount of the Proposed Borrowing of Junior Loans is $ [5]

[5]	Up to $375,000,000 in exchange for Existing Second Lien Debt.

Very truly yours, EASTMAN KODAK COMPANY

By:
Name: Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among Eastman Kodak Company, a New Jersey corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Company”), the U.S. Subsidiaries of the Company party thereto (the “Guarantors”), the banks, financial institutions and other institutional lenders from time to time party thereto (the “Lenders”), and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders (the “Agent”).

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s outstanding rights and obligations under the [New Money Loans][Junior Loans] under the Credit Agreement as of the date hereof equal to the amount of the Assignor’s [New Money Loans] [Junior Loans] specified on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; [and] (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; [and (iv) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the [New Money Loans] [Junior Loans] assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the [New Money Loans] [Junior Loans] assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the [New Money Loans] [Junior Loans] retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.12(e) of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the applicable Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the applicable Notes for periods prior to the Assignment Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule

1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

EXHIBIT D – FORM OF

SECURITY AGREEMENT

SECURITY AGREEMENT

Dated March 22, 2013

From

The Grantors referred to herein

as Grantors

to

Wilmington Trust, National Association

as Agent

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Schedules

Schedule I	-	Investment Property
Schedule II	-	Deposit Accounts
Schedule III	-	Receivables and Agreement Collateral
Schedule IV	-	Intellectual Property
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Changes in Name, Location, Etc.
Schedule VII	-	Letters of Credit
Schedule VIII	-	Equipment Locations
Schedule IX	-	Inventory Locations
Schedule X	-	Commercial Tort Claims

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

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SECURITY AGREEMENT

SECURITY AGREEMENT dated March 22, 2013 (this “Agreement”), made by Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement, defined herein) (the “Company”), and the U.S. Subsidiaries of the Company listed on the signature pages hereof, each of which is a debtor and debtor-in-possession, or which at any time execute and deliver a Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Company and such U.S. Subsidiaries, collectively, the “Grantors”), to Wilmington Trust, National Association, as Agent (in such capacity, together with any successor Agent appointed pursuant to Article VIII of the Credit Agreement, the “Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS.

(1) Reference is made to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013, among the Company, the U.S. Subsidiaries of the Company party thereto, the Agent and Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(2) Each Grantor is the owner of the shares of stock or other equity interests in its Subsidiaries set forth on Part I of Schedule I hereto and issued by the Persons named therein (such shares of stock or other equity interests, the “Initial Pledged Equity”). Each Grantor is the holder of the indebtedness owed to such Grantor (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Deposit Accounts”).

(4) It is a condition precedent to the making or deemed making of Loans by the Lenders under the Credit Agreement that the Grantors shall supplement the DIP Order, without in any way diminishing or limiting the effect of the DIP Order or the security interest, pledge and Lien granted thereunder, by more fully setting forth in this Agreement their respective rights in connection with such security interest, pledge and Lien. Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(5) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed (or would be governed, absent the DIP Order) by the Uniform Commercial Code as in effect in a jurisdiction other than the State of

New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

• Grant of Security. In addition to the security interest set forth in the DIP Order, each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”) (provided, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 1 hereof attach to: (A) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (B) any lease, license, contract, or agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which any Grantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right pursuant to any provision thereof, in the case of each of clause (x) and (y) to the extent the applicable provision is not rendered ineffective by applicable law or the DIP Order, (C) any of the outstanding capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote, (D) if and to the extent invoked pursuant to the DIP Order, proceeds in an amount equal to the Carve-Out):

a. all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft and furniture, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

b. all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that

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  constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

c. (i) all accounts, instruments (including, without limitation, promissory notes), deposit accounts, chattel paper, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”), and (ii) all commercial tort claims, whether or not now or hereafter described on Schedule X hereto;

d. the following (the “Security Collateral”):

i. the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

ii. the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

iii. all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of (X) the issuers of the Initial Pledged Equity and (Y) each other Subsidiary of such Grantor, provided that (1) the stock of any Subsidiary held by a CFC or held by a Subsidiary of a CFC shall not be required to be pledged and (2) not more than 65% of the voting equity in any CFC shall be subject to the pledge hereunder (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

iv. all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

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v. all security entitlements or commodity contracts carried in a securities account or commodity account and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

vi. all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts, but excluding any equity interest excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

e. each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

f. the following (collectively, the “Account Collateral”):

i. the Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Deposit Accounts;

ii. all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

iii. all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

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g. the following (collectively, the “Intellectual Property Collateral”):

i. all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

ii. all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

iii. all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

iv. all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

v. all agreements, licenses and covenants providing for the granting of any right in or to any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

vi. any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

h. all documents, all money and all letter-of-credit rights;

i. fixtures related to real property the title to or possession of which is held by a Grantor; and

j. all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance

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(whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

• Security for Obligations. In addition to the security for the payment of the Secured Obligations to the Secured Parties provided by the DIP Order, this Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor and the Subsidiaries of the Company now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings) (all such obligations being the “Secured Obligations”) owing to the Secured Parties. Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Company.

• Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

• Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Pledged Equity or Pledged Debt shall be promptly delivered following the date of this Agreement, without further order from the Bankruptcy Court, to be held by or on behalf of the Agent pursuant hereto and the Intercreditor Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent except to the extent that such transfer or assignment is (x) prohibited by applicable law, including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases or (y) subject to certain corporate actions by the holders or issuers of non-U.S. Initial Pledged Equity which have not occurred as of the Effective Date and governmental approvals or consents to pledge or transfer with respect to the issuers of non-U.S. Pledged Equity which have not yet been obtained as to which Grantor shall, to the extent permitted by and in accordance with the DIP Order and without further notice from the Bankruptcy Court, use commercially reasonable efforts to complete as soon as practicable after the date hereof.

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a. With respect to any Security Collateral representing interests in Subsidiaries in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, use commercially reasonable efforts to cause the issuer thereof to agree in an authenticated record with such Grantor and the Agent that upon notice from the Agent that an Event of Default has occurred and is continuing, such issuer will comply with instructions with respect to such security originated by the Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Agent. Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of other Security Collateral as provided in Section 4(e) below.

b. With respect to any securities or commodity account, any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Agent hereunder is not the securities intermediary, upon the request of the Agent upon the occurrence and during the continuance of an Event of Default the relevant Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, use its commercially reasonable efforts to cause the securities intermediary with respect to such security or commodity account or security entitlement to identify in its records the Agent as the entitlement holder thereof.

c. Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor shall, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, cause the Security Collateral to be registered in the name of the Agent or such of its nominees as the Agent shall direct, subject only to the revocable rights specified in Section 12(a). In addition, the Agent shall, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to any securities or commodity account.

d. Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

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• Maintaining the Account Collateral. So long as any Loan or any other payment obligation of any Loan Party of which the Company has notice under any Loan Document shall remain unpaid:

a. Each Grantor will, to the extent permitted by and in accordance with the DIP Order and to the extent required by the Credit Agreement and without further order from the Bankruptcy Court, enter into an agreement with the financial institution holding each of its Deposit Accounts pursuant to which such financial institution shall agree with such Grantor and the Agent to, upon notice from the Agent upon the occurrence and during the continuance of an Event of Default, comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (a “Deposit Account Control Agreement”), and, upon the occurrence and during the continuance of an Event of Default, instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to such a Deposit Account.

b. The Agent may, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Deposit Accounts to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing. As soon as reasonably practicable after any such transfer, the Agent agrees to give written notice thereof to the applicable Grantor.

• Representations and Warranties. Each Grantor represents and warrants as follows:

a. Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number as of the date hereof is set forth in Schedule V hereto. Within the twelve months preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

b. Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, by the DIP Order or Liens permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, have been filed in favor of

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the Agent relating to the Loan Documents or are otherwise permitted under the Credit Agreement.

c. All Equipment of such Grantor having a value in excess of $5,000,000 and Inventory of such Grantor having a value in excess of $5,000,000 as of the date hereof is located at the places specified therefor in Schedule VIII and Schedule IX hereto, respectively. Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

d. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $5,000,000 that has not been delivered to the Agent. All such Receivables or Agreement Collateral valued in excess of $5,000,000 is listed on Schedule III attached hereto.

e. All Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $5,000,000 for all such Security Collateral of the Grantors has been delivered to be held by or on behalf of the Agent in accordance with Section 4(a).

f. If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

g. The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if evidenced by any promissory note, such promissory notes have been delivered to be held by or on behalf of the Agent in accordance with Section 4(a), and is not in default.

h. The Initial Pledged Equity pledged by such Grantor constitutes, as of the date hereof, all of the issued and outstanding equity interests of the issuers thereof (or, in the case of any issuer that is a CFC, 100% of the non-voting equity interests (if any) of such issuer and 65% of the voting equity interests of such issuer) indicated on Part I of Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding Debt for Borrowed Money owed to such Grantor by the issuers thereof.

i. Such Grantor has no Investment Property with a market value in excess of $5,000,000 as of the date hereof, other than the Investment Property listed on Part III of Schedule I hereto.

j. The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor’s knowledge, any material Assigned Agreements are in full

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force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

k. Such Grantor has no material deposit accounts subject to the grant or security in Section 1 of this Agreement as of the date hereof, other than the Deposit Accounts listed on Schedule II hereto.

l. Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $5,000,000 and issued by a United States financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

m. Subject to the DIP Order, the security interest created hereunder constitutes a legal, valid and perfected security interest in all Collateral to the extent set forth and with the priority set forth in the DIP Order and the Intercreditor Agreement; provided, however, that the Agent will receive a security interest, but not a first priority security interest, in (1) Collateral subject to Liens permitted by the terms of the Credit Agreement which Liens have priority over the security interests granted hereunder as a matter of law and (2) other Collateral to the extent consented to by the Agent and approved by the Required Lenders (collectively, the “Specified Collateral”).

n. Subject to the DIP Order, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created in the Collateral (having the priority required by the Intercreditor Agreement) other than Specified Collateral, except for the governmental filings required to be made or approvals obtained prior to the creation of a security interest in any Security Collateral issued by a non-U.S. Person and any filings or approvals required prior to realizing on any such Pledged Equity or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

o. The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

p. As to itself and its Intellectual Property Collateral:

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i. Except as set forth on Schedule IV hereto, to the knowledge of the Company, neither the operation of such Grantor’s business nor the use of the Intellectual Property Collateral by Grantor in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any third party, except, in each case, as are not reasonably expected to have a Material Adverse Effect.

ii. Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and except for such failures to have exclusive ownership that are not reasonably expected to have a Material Adverse Effect.

iii. The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

iv. The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, are valid and enforceable, except to the extent Grantor has ceased use of any such registered Trademarks, and except, in each case, as are not reasonably expected to have a Material Adverse Effect.

v. Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain in full force and effect and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor that is registered or the subject of an application for registration.

vi. Except as set forth on Schedule IV hereto, no claim has been asserted and is pending or to the knowledge of such Grantor, threatened, by any Person challenging the use of any Intellectual Property Collateral by a Grantor or the validity or enforceability of any such Intellectual Property Collateral, nor does the Company know of any valid basis for any such claim, except, in either case, for such claims that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Intellectual Property Collateral.

vii. Except as set forth on Schedule IV hereto, with respect to each material IP Agreement: (A) to the knowledge of the Company, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received

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any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Agreement; (D) within the six months immediately preceding the date of this Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the knowledge of such Grantor, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

viii. Such Grantor has used commercially reasonable efforts to maintain the confidentiality of the Trade Secrets of such Grantor and to protect such Trade Secrets from unauthorized use, disclosure, or appropriation and no such Trade Secrets have been disclosed by such Grantor other than to employees, representatives, agents, consultants and contractors of such Grantor or other Persons, all of whom are bound by written confidentiality agreements.

• Further Assurances. Each Grantor agrees that from time to time, in accordance with the terms of this Agreement to the extent permitted by and in accordance with the DIP Order, at the expense of such Grantor and at the reasonable request of the Agent and without further order from the Bankruptcy Court, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Agent and to the extent permitted by and in accordance with the DIP Order, without further order from the Bankruptcy Court, promptly with respect to the Collateral of such Grantor: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) at the request of the Agent, take all action to ensure that the Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (iv) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

a. Each Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property of such

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Grantor and fixtures related to real property the title to or possession of which is held by such Grantor (or words of similar effect) in the United States, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Agent to have filed such financing statements (including as a fixture filing), continuation statements or amendments filed prior to the date hereof.

b. Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

  • As to Equipment and Inventory. (a) Each Grantor will keep its Equipment having a value in excess of $5,000,000 and Inventory having a value in excess of $5,000,000 (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Agent (or such lesser time as may be agreed by the Agent), at such other places designated by such Grantor in such notice.

b. Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement. In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

• Insurance. (a) Each Grantor will, at its own expense, maintain or cause to be maintained, insurance with respect to its Collateral in such amounts, against such risks, in such form and with such insurers, as shall be customary for similar businesses of the size and scope of the Company on a consolidated basis, provided however that the Grantor may self insure to the extent consistent with prudent business practice to be applied in accordance with the Credit Agreement. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses, except for losses of less than $12,500,000 per occurrence, to be paid, in accordance with the Intercreditor Agreement and the Lender loss payee provisions which were requested pursuant to clause (iv) below, directly to the Agent. So long as no Event of Default shall have occurred and be continuing, all property damage insurance payments received by the Agent in connection with any loss, damage or destruction of Inventory will be released by the Agent to the applicable Grantor. Each such policy shall in addition (i) name such Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Agent for payment of premiums or

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other amounts with respect thereto, (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer and (iv) contain such other customary lender loss payee provisions as the Agent shall reasonably request. Each Grantor will, if so requested by the Agent and to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, deliver to the Agent certificates of insurance evidencing such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance. Further, each Grantor will, at the request of the Agent and to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 1(i) and cause the insurers to acknowledge notice of such assignment.

a. Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred damages covered by such insurance to be applied in accordance with the Credit Agreement. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor, to the extent determined to be in the business interest of such Grantor, will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder, by the Credit Agreement or the Orders, to pay or as reimbursement for the costs of such repairs or replacements or, if such Grantor determines not to repair or replace such Equipment or Inventory, treat the loss or damage as a disposition under Section 5.02(e)(v) of the Credit Agreement.

b. So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Agent in connection with any loss, damage or destruction of Equipment or Inventory will be released by the Agent to the applicable Grantor to be applied in accordance with the Credit Agreement. Upon the occurrence and during the continuance of any Event of Default, to the extent permitted by and in accordance with the DIP Order and the Intercreditor Agreement and without further order from the Bankruptcy Court, all insurance payments in respect of such Equipment or Inventory shall be paid to the Agent and shall, in the Agent’s sole discretion, (i) be released to the applicable Grantor to be applied in accordance with the Credit agreement or (ii) be held as additional Collateral hereunder or applied as specified in Section 19(b).

• Post-Closing Changes; Collections on Assigned Agreements and Receivables. (a) No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V of this Agreement without first giving at least 15 Business Days prior written notice to the Agent, or such lesser period of time as agreed by the Agent, and taking all action reasonably required by the Agent for the purpose

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of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.01(e) of the Credit Agreement. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Agent of such organizational identification number.

b. Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements and Receivables. In connection with such collections, such Grantor may take (and, at the Agent’s direction, will take) such action as such Grantor or the Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and Receivables; provided, however, that the Agent shall have the right at any time, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of the assignment of such Assigned Agreements to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables, including, without limitation, those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement) to be applied in accordance with the Credit Agreement, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

• As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral material to the business of the Company and its Subsidiaries, each Grantor agrees to take, at its expense, all commercially reasonable steps as determined in Grantor’s reasonable discretion, including, without limitation, in the U.S. Patent

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and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor’s reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings initiated by third parties, in each case except where the failure to so file, register, maintain or participate is not reasonably likely to have a Material Adverse Effect. No Grantor shall, without the written consent of the Agent, which shall not be unreasonably withheld or delayed, discontinue use of or otherwise abandon any such material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have reasonably determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer reasonably necessary or desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

a. Until the termination of the Credit Agreement, each Grantor agrees to provide, annually to the Agent an updated Schedule of its Patents, Trademarks and registered Copyrights.

b. In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed, misappropriated or otherwise violated by a third party in any material respect, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement, misappropriation or other violation and for an injunction against such infringement, misappropriation or other violation.

c. Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including, without limitation, taking all reasonable steps which it deems appropriate under the circumstances to maintain substantially the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking all reasonable steps which it deems appropriate under the circumstances to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

d. With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in

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substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

e. Each entity which executes a Security Agreement Supplement as Grantor shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) identifying the Intellectual Property Collateral pledged by such Grantor, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

• Voting Rights; Dividends; Etc. So long as no Default under Section 6.01(a) or (e) of the Credit Agreement shall have occurred and be continuing:

i. Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

ii. Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, be promptly delivered to be held by or on behalf of the Agent as Security Collateral and shall, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

iii. The Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

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b. Subject to the DIP Order, upon the occurrence and during the continuance of a Default under Section 6.01(a) or (e) of the Credit Agreement:

i. All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

ii. All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

• As to the Assigned Agreements. Each Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, at its expense:

i. perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgment, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Agent; and

ii. furnish to the Agent promptly upon receipt thereof copies of all notices of defaults in excess of $25,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

b. Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

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c. Each Grantor agrees, upon the reasonable request of Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Deposit Account.

d. All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in Section 5 so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b).

• As to Letter-of-Credit Rights and Commercial Tort Claims. (a) Except as otherwise permitted by the Credit Agreement, this Agreement and DIP Order, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Agent, hereby assigns to the Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Upon request of the Agent, each Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the

Bankruptcy Court, promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $5,000,000 and each nominated person (as defined in Section 5-102 of the UCC) (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent and deliver written evidence of such consent to the Agent.

a. Upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent to become the transferee beneficiary of letter of credit.

b. In the event that any Grantor hereafter acquires or has any commercial tort claim that has been filed with any court in excess of $20,000,000 in the aggregate, it shall, promptly after such claim has been filed with such court, deliver a supplement to Schedule X hereto, identifying such new commercial tort claim.

• Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for

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the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

a. Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.01(i) of the Credit Agreement from time to time acquired by such Grantor in any manner.

• Agent Appointed Attorney in Fact. (a) Each Grantor hereby irrevocably appoints the Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent’s discretion, to take any action and to execute any instrument, to the extent permitted by and in accordance with the DIP Order and without further order from the Bankruptcy Court, that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

a. to obtain and adjust insurance required to be paid to the Agent pursuant to Section 9,

b. to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

c. to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

d. to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

• Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so, upon notice to the Company of at least five Business Days in advance and if the Company fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

• The Agent’s Duties. The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose

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any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

a. Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Company, any other Persons) subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral. In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

• Remedies. Subject to the DIP Order, if any Event of Default shall have occurred and be continuing:

a. The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place and time to be designated by the Agent that is reasonably convenient to both parties; (ii) subject to applicable law (including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable; (iii) occupy, consistent with Section 5.01(e) of the Credit Agreement, on a non-

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exclusive basis any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases, at least ten days’ notice to such Grantor of the time and place of any public sale, or of the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

b. Any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 6.04 of the Credit Agreement.

c. All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

d. Subject to the provisions of Section 9.06 of the Credit Agreement, the Agent may, without notice to any Grantor except as required by law (including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases) and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

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e. In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee, to the extent practicable, tangible embodiments of such Grantor’s know-how and expertise, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

f. In each case under this Agreement in which the Agent takes any action with respect to the Collateral, including proceeds, the Agent shall provide to the Company such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Company as a basis for the preparation of the applicable Grantor’s financial statements in accordance with GAAP.

With respect to the foregoing, the Agent shall provide the Company (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ written notice prior to taking the actions contemplated by this Section 19; provided, that the Agent may take the actions contemplated by this Section 19 without further order from the Bankruptcy Court.

• Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

a. Each Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

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• Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, with respect to any amendment, the Company on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

a. Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

• Confidentiality; Notices; References. (a) The confidentiality provisions of Section 9.09 of the Credit Agreement shall apply to all information received by the Agent or any Lender under this Agreement.

a. All notices and other communications provided for hereunder shall be delivered as provided in Section 9.02 of the Credit Agreement.

b. The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 1(f)
Agreement	Preamble
Agreement Collateral	Section 1(e)
Assigned Agreements	Section 1(e)
Company	Preamble
Collateral	Section 1
Copyrights	Section 1 (g)(iii)
Credit Agreement	Recitals (1)
Deposit Account Control Agreement	Section 5(a)
Deposit Accounts	Recitals (3)
Equipment	Section 1(a)
Grantor, Grantors	Preamble
Initial Pledged Debt	Recitals (2)
Initial Pledged Equity	Recitals (2)

24

Intellectual Property Collateral	Section 1(g)
Inventory	Section 1(b)
IP Agreements	Section 1(g)(v)
Obligor	Section 5(a)
Patents	Section 1(g)(i)
Pledged Debt	Section 1(d)(iv)
Pledged Equity	Section 1(d)(iii)
Receivables	Section 1(c)
Related Contracts	Section 1(c)
Secured Obligations	Section 2
Security Collateral	Section 1(d)
Specified Collateral	Section 6(m)
Trademarks	Section 1(g)(ii)
Trade Secrets	Section 1(g)(iii)
UCC	Recitals (5)

• Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) except as otherwise provided in Section 9.15 of the Credit Agreement, remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations or (ii) the Termination Date, or otherwise as set forth in any order of the Bankruptcy Court, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.08 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, the Loans owing to it and the Note or Notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

• Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents or as otherwise directed or required by any order of the Bankruptcy Court, the security interests granted under this Agreement by such Grantor in such Collateral shall immediately terminate and automatically be released and Agent will promptly deliver at the Grantor’s request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral held by it, and Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Agent and

25

a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.

a. The pledge and security interest granted hereby will be terminated as set forth in Section 9.15(b) of the Credit Agreement and upon such termination all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to the applicable Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral.

• Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Agreement.

• Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

• Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from jurisdiction), to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Bankruptcy Court or any such New York State court, as applicable, or, to the extent permitted by law, in such federal court. Each Grantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02 of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

a. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Bankruptcy Court or any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

26

b. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Agent or any Secured Party in the negotiation, administration, performance or enforcement thereof.

• Intercreditor Agreement Controlling. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Agreement, the exercise of any right or remedy by the Agent hereunder and any obligation of any Grantor to take any action, in each case, with respect to the Collateral are subject to the limitations and provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms or conditions of this Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control. Notwithstanding anything herein to the contrary, prior to the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement) with respect to the ABL Priority Collateral (as defined in the Intercreditor Agreement), (i) no Grantor shall be required to act or refrain from acting with respect to any ABL Priority Collateral (as defined in the Intercreditor Agreement) if compliance by such Grantor with such requirement would result in a breach of or constitute a default under the Intercreditor Agreement, (ii) the requirements of this Agreement to deliver any physical ABL Priority Collateral (as defined in the Intercreditor Agreement) and any certificates, instruments or documents in relation thereto (or control thereof) to the Agent shall be deemed satisfied by delivery of such Collateral and such certificates, instruments or documents in relation thereto (or control thereof) to the ABL Agent (as defined in the Intercreditor Agreement) and (iii) any provision of this Agreement requiring or authorizing any action by, or requiring that any action or delivery be satisfactory to the Agent, shall instead be deemed to require or authorize such action by, or that such action or delivery be satisfactory to, the ABL Agent (as defined in the Intercreditor Agreement).

• Marshalling. Neither the Agent nor the Secured Parties shall be required to marshal any present or future collateral security (including but not limited to the Collateral for, or other assurance of payment of, the Secured Obligations or any of them) or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.

• Inconsistency. In the event of any inconsistency or conflict between the provisions of this Agreement and the DIP Order, the provisions of the DIP Order shall govern.

[The remainder of this page intentionally left blank]

27

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By:
Name: William G. Love Title: Treasurer

CREO MANUFACTURING AMERICA LLC KODAK AVIATION LEASING LLC

By:
Name: William G. Love Title: Manager

EASTMAN KODAK INTERNATIONAL

      CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER-PACIFIC MEDIA CORPORATION

PAKON, INC.

QUALEX INC.

By:
Name: William G. Love Title: Treasurer

KODAK PHILIPPINES, LTD. NPEC INC.

By:
Name: William G. Love Title: Assistant Treasurer

[Signature page to the Junior Debtor-In-Possession Security Agreement]

Wilmington Trust, National Association, As Agent

By:
Name: Meghan H. McCauley Title: Authorized Signatory

[Signature page to the Junior Debtor-In-Possession Security Agreement]

2

EXHIBIT E – FORMS OF

OPINION OF GENERAL COUNSEL OF LOAN PARTIES

See attached.

7

March 22, 2013

To each of the Lenders to the Credit Agreement

    referred to below listed on Schedule A hereto

To Wilmington Trust, National Association, as Agent

Ladies and Gentlemen:

I am general counsel of Eastman Kodak Company, a New Jersey corporation (the “Company”), and in that capacity I am responsible for the legal matters of the Company and its subsidiaries, including those listed on Schedule B hereto (the “U.S. Subsidiary Guarantors” and, together with the Company, the “Loan Parties”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of the State of New York (the “Bankruptcy Court”). I, or attorneys under my direction, have acted in such capacity in connection with the preparation, execution and delivery of the Debtor-In-Possession Loan Agreement (the “Credit Agreement”), dated as of the date hereof, among the Company, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, the U.S. Subsidiary Guarantors of the Company party thereto, as guarantors, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Lenders party thereto and Wilmington Trust, National Association, as Agent for said Lenders. This opinion is furnished to you pursuant to Section 3.01(b)(viii) of the Credit Agreement. Capitalized terms used, and not defined, in this opinion are used with the meanings ascribed to them in the Credit Agreement.

In connection with this opinion, I have examined:

(1)	the Credit Agreement;

(2)	the Security Agreement, dated as of the date hereof, among the Grantors referred to therein and Wilmington Trust, National Association, as Agent; and

(3)

the Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926] (the “Original DIP Order”); the Order Authorizing the Debtors to (I) Enter into Financing Commitment Documents for Secured Supplemental Postpetition and Exit

To the Lenders party to the Credit Agreement	Page 2
To Wilmington Trust, National Association, as Agent

Financing, (II) Incur and Pay Associated Fees, Costs and Expenses and (III) Furnish Related Indemnities [Docket No. 3278] (the “Finding”); and the Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279] (the “Amending Order,” together with the Original DIP Order and the Finding, the “DIP Order”).

The documents described in the foregoing clauses (1) and (2) are collectively referred to herein as the “Operative Documents” and the Operative Documents together with the DIP Order are referred to herein collectively as the “Documents.”

I have also examined the originals, or copies certified to my satisfaction, of the organizational documents, by-laws and resolutions or other actions taken by the governing bodies of the Company and each U.S. Subsidiary Guarantor, as amended through the date hereof, and such other corporate records of the Company and the U.S. Subsidiary Guarantors, certificates of public officials and of other officers of the Company and the U.S. Subsidiary Guarantors, and such other documents, as I have deemed necessary or appropriate as a basis for the opinions expressed below.

As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon the statements and representations of the Loan Parties and their officers and of public officials as to matters within their purview.

I have assumed the genuineness of all signatures, the authenticity of documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of such copies. I have assumed, with your consent, the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Agent and its enforceability against such parties in accordance with its terms.

The opinions expressed below are limited to the law of the State of New York, the Business Corporation Act of the State of New Jersey, the General Corporation Law of the State of Delaware, the corporate or limited liability company laws of the States of Wyoming, California and Indiana set forth in standard compilations of corporation, limited liability company and other business statutes set forth in the Wolters Kluwer Law and Business Corporation: Statutes (Aspen Publishers) and the federal law of the United States customarily applicable to transactions of the type contemplated by the Documents (collectively “Applicable Law”).

Solely for purposes of the opinions expressed herein and with your permission, I have assumed:

To the Lenders party to the Credit Agreement	Page 3
To Wilmington Trust, National Association, as Agent

A. That the execution, delivery and performance by each Loan Party of the Operative Documents to which it is a party do not:

i.	except with respect to Applicable Law, violate any law, rule or regulation applicable to it; or

ii.	result in any conflict with or breach of any agreement or document binding on it; or

B. except with respect to Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it) any other third party is required for the due execution, delivery or performance by any Loan Party of any Operative Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

I have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1. The Company and each of the U.S. Subsidiary Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2. Subject to the DIP Order, the Company and each of the U.S. Subsidiary Guarantors: (a) has the organizational power to execute, deliver and perform each Operative Document to which it is a party, (b) has taken all organizational action necessary to authorize the execution, delivery and performance of each Operative Document to which it is a party, and (c) has duly executed and delivered each Operative Document to which it is a party.

3. The execution and delivery by the Company and each of the U.S. Subsidiary Guarantors of each Operative Document to which it is a party does not, and the performance by the Company and each of the U.S. Subsidiary Guarantors of its obligations thereunder and the consummation of the transactions contemplated thereby and the borrowings thereunder on the date hereof, subject to the DIP Order and such other orders as the Bankruptcy Court may require, does not: (a) result in a violation of such Loan Party’s organizational documents, or (b) violate any of the material terms of any contractual or legal restriction contained in any indenture, loan or credit agreement, guarantees, mortgages, security agreements, notes, bonds and other agreements that restrict or limit the Company’s right to borrow money.

4. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body under Applicable Law is required for the due execution, delivery and performance by the Company and each of the U.S. Subsidiary Guarantors of any Operative Document to which it is a party or the exercise of rights or remedies by the other parties under any Operative Document except (a) the entry of the DIP Order with

To the Lenders party to the Credit Agreement	Page 4
To Wilmington Trust, National Association, as Agent

the Bankruptcy Court and such other orders as the Bankruptcy Court may require, (b) in the case of the Collateral, as may be required in connection with any disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally, (c) the supplementary filings or other actions supplementary to entry of the DIP Order referred to in the Security Agreement, and (d) other than as provided under Applicable Law, the filings and other actions required to grant, perfect and/or enforce the security interests in the Initial Pledged Equity consisting of the capital stock of non-U.S. entities.

5. To my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrowers or any of the U.S. Subsidiary Guarantors before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Operative Documents or the consummation of the transactions contemplated thereby or that are reasonably likely to have a materially adverse effect on the business or operations of the Company and its U.S. Subsidiary Guarantors taken as a whole.

6. No Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender or Agent in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof. You may also deliver a copy of this opinion to your attorneys, accountants and other professional advisors and to governmental authorities having jurisdiction over you.

This opinion letter is rendered to you in connection with the transactions contemplated by the Documents. This opinion letter may not be relied upon by you or any future Lender or Agent for any other purpose without my prior written consent.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and that might affect the opinions expressed herein.

Very truly yours, Patrick M. Sheller

EXHIBIT E-2 – FORM OF

OPINION OF SULLIVAN AND CROMWELL LLP

See attached.

March 22, 2013

To each of the Lenders party to the Credit Agreement

referred to below listed on Schedule A hereto

To Wilmington Trust, National Association, as Agent

Ladies and Gentlemen:

In connection with the execution today of (i) the Debtor-In-Possession Loan Agreement, dated as of the date hereof (the “Credit Agreement”), among Eastman Kodak Company, a New Jersey corporation (the “Company”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of the State of New York (the “Bankruptcy Court”) and the U.S. Subsidiaries of the Company party thereto (collectively, the “Loan Parties”), each a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, the Lenders party thereto and Wilmington Trust, National Association, as Agent for said Lenders, (ii) the Trademark Security Agreement, as of the date hereof (the “Trademark Security Agreement”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to Wilmington Trust, National Association, as Agent for the Secured Parties, (iii) the Copyright Security Agreement, as of the date hereof (the “Copyright Security Agreement”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to Wilmington Trust, National Association, as Agent for the Secured Parties, (iv) the Patent Security Agreement, as of the date hereof (the “Patent Security Agreement” and, together with the Trademark Security Agreement and the Copyright Security Agreement, collectively, the “IP Security Agreements”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to Wilmington Trust, National Association, as Agent for the Secured Parties and (v) the Security Agreement, dated as of the date hereof (the “Security Agreement” and, together with the IP Security Agreements and the Credit Agreement, the “Opinion Documents”), from the Grantors referred to therein to Wilmington Trust, National Association, as Agent, we, as special counsel for the Company, have examined the Opinion Documents; the Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition

SC1:3370151.5

To each of the Lenders party to the Credit
Agreement referred to below listed on
Schedule A hereto
To Wilmington Trust, National
Association, as Agent	-2-

Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926] (the “Original Order”); the Order Authorizing the Debtors to (I) Enter into Financing Commitment Documents for Secured Supplemental Postpetition and Exit Financing, (II) Incur and Pay Associated Fees, Costs and Expenses and (III) Furnish Related Indemnities [Docket No. 3278] (the “Finding”); and the Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279] (the “Amending Order,” together with the Original Order and the Finding, the “Order,” and, together with the Opinion Documents, collectively, the “Documents”) as entered on the docket of the Clerk of the Bankruptcy Court and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

Upon the basis of such examination, it is our opinion that:

(1) Subject to the Order, each of the Opinion Documents constitutes a valid and legally binding obligation of the Company and each Loan Party party thereto, enforceable in accordance with its terms.

(2) Subject to the Order and the terms thereof, all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Loan Parties under the Covered Laws for the execution and delivery by the Loan Parties of, and the performance by the Loan Parties of their respective obligations under, the Opinion Documents have been obtained or made except for filings intended to supplement the creation and perfection of Liens granted pursuant to the terms of the Order.

(3) The execution and delivery by the Loan Parties of, and the performance by the Loan Parties of their respective obligations under, the Opinion Documents will not violate any Covered Laws.

(4) Assuming that the Company applies the proceeds of the Loans as provided in the Credit Agreement, such Loans will not violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

SC1:3370151.5

To each of the Lenders party to the Credit
Agreement referred to below listed on
Schedule A hereto
To Wilmington Trust, National
Association, as Agent	-3-

(5) The Original Order was entered on the docket of the Clerk of the Bankruptcy Court (the “Docket”) on January 24, 2013 and each of the Finding and the Amending Order was entered on the Docket on March 8, 2013. We have reviewed the Docket as it existed on March 22, 2013 at 8:00 A.M. Based solely on our review of the Docket as of such date and time: (i) the Order is in full force and effect in accordance with its terms; (ii) no motion to amend, reargue, stay, vacate or rescind the Order has been filed with the Bankruptcy Court; and (iii) the Order is not subject to any pending appeal and no order amending, granting reargument, staying, vacating or rescinding the Order has been entered by the Bankruptcy Court.

The opinions set forth above are subject to the qualifications stated therein, and subject to the following qualifications, limitations and assumptions: (i) our opinion set forth in paragraph (1) is subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equity principles; and (ii) the obligations of the Loan Parties under the Opinion Documents and the rights of the Agent may be subject to possible limitations upon the exercise of remedial or procedural provisions contained in the Opinion Documents provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion), make the remedies and procedures that will be afforded to the Agent inadequate for the practical realization of the substantive benefits purported to be provided to the Agent pursuant to such agreement. We have also assumed, with your permission, that each of the Loan Parties is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation; has duly and validly authorized, executed and delivered all Opinion Documents to which it is a party; and has the corporate or limited liability company power and authority to own its assets and properties and to transact the business in which it is currently engaged. We understand that in connection with such matters you are receiving an opinion from the General Counsel to the Company, on which you will rely.

In addition, in rendering the foregoing opinions we express no opinion with respect to:

(i) the creation or perfection of any security interest in the Collateral;

(ii) any provisions of the Security Agreement that (A) prohibit or restrict parties thereto from transferring their respective rights in the Collateral or from creating, attaching, perfecting or enforcing a security interest in such Collateral except as specified therein,

SC1:3370151.5

To each of the Lenders party to the Credit
Agreement referred to below listed on
Schedule A hereto
To Wilmington Trust, National
Association, as Agent	-4-

(B) impose a consent requirement on such transfer or pledge, or (C) provide that such transfer or pledge may give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy to the extent such provisions may be unenforceable by virtue of Sections 9-401, 9-406 and/or 9-408 of the UCC;

(iii) the validity, binding effect or enforceability of any provision of the Security Agreement that purports to (a) permit the Agent or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with all applicable laws or (b) impose on the Agent standards for the care of any Collateral in its possession other than as provided in section 9-207 of the UCC; and

(iv) as contemplated by the qualifications set forth above, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

We have, with your approval, also relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, with your approval, (i) the due authorization, execution and delivery of each Opinion Document by each of the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of originals conform to the original documents, records, certificates and instruments; (v) the legal capacity of all individuals executing documents; (vi) that the Opinion Documents are the valid and binding obligations of each of the parties thereto (other than the Loan Parties) under New York law in accordance with their respective terms; and (vii) the execution, delivery and performance of each of the Loan Documents by each of the Loan Parties do not require the Company to obtain any regulatory consent, authorization or approval or make any regulatory filing that has not been obtained or made (except for the entry of the Order), in each case, assumptions that we have not independently verified.

We are expressing no opinion in paragraphs (2) or (3) above, insofar as performance by any of the Loan Parties of its obligations under any Opinion Document is concerned, as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights. Also, for purposes of the opinions in paragraphs (2) and (3) above, “Covered Laws” means the federal laws of the

SC1:3370151.5

To each of the Lenders party to the Credit
Agreement referred to below listed on
Schedule A hereto
To Wilmington Trust, National
Association, as Agent	-5-

United States and the laws of the State of New York (including the published rules or regulations thereunder) that in our experience normally are applicable to general business corporations and transactions such as those contemplated by the Opinion Documents; provided, however, that such term does not include Federal or state securities laws, other antifraud laws and fraudulent transfer laws, tax laws, the Employee Retirement Income Security Act of 1974, antitrust laws or any law that is applicable to the Company, the Opinion Documents or the transactions contemplated thereby solely as part of a regulatory regime applicable to the Loan Parties or their respective affiliates due to its or their status, business or assets. With respect to all matters of New Jersey law, we understand that you are relying upon the opinion, dated the date hereof, of Day Pitney LLP, New Jersey counsel to the Company, delivered to you pursuant to Section 3.01(b)(x) of the Credit Agreement.

The opinions expressed in this opinion letter are limited to the federal laws of the United States and the laws of the State of New York. This opinion is provided to the addressees hereof and is exclusively for their benefit as Agent and Lenders from time to time under the Credit Agreement and may not be used or relied upon by any other persons.

Very truly yours,

SC1:3370151.5

EXHIBIT E-3 – FORM OF

OPINION OF DAY PITNEY LLP

See attached.

March [22], 2013

To the Agent and each of the Lenders party to

the Debtor-In-Possession Loan Agreement referred to below

Re:	Eastman Kodak Company – Debtor-In-Possession Loan Agreement, dated as of March [22], 2013

We have acted as New Jersey counsel to Eastman Kodak Company, a New Jersey corporation (the “Company”), in connection with that certain Debtor-In-Possession Loan Agreement, dated as of March [22], 2013 (the “DIP Loan Agreement”), by and among the Company, the U.S. Subsidiaries party thereto, as subsidiary guarantors, the banks, financial institutions and other institutional lenders from time to time party thereto (collectively, the “Lenders”), and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders (the “Agent”). This opinion letter is being furnished to you pursuant to Section 3.01(b)(x) of the DIP Loan Agreement. Unless otherwise defined in this opinion letter, capitalized terms used herein have the same meanings as in the DIP Loan Agreement.

In this regard, we have examined executed originals or copies of the following:

(a)	the DIP Loan Agreement;

(b)	the Security Agreement, dated March [22], 2013 (the “Security Agreement”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to the Agent for the Secured Parties;

(c)	the Patent Security Agreement, dated as of March [22], 2013 (the “Patent Security Agreement”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to the Agent for the Secured Parties;

(d)	the Trademark Security Agreement, dated as of March [22], 2013 (the “Trademark Security Agreement”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to the Agent for the Secured Parties;

(e)

the Copyright Security Agreement, dated as of March [22], 2013 (the “Copyright Security Agreement,” and together with the Patent Security Agreement and the Trademark Security Agreement, the “IP Security

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Agreements”), made by the Company and the U.S. Subsidiaries party thereto, as grantors, to the Agent for the Secured Parties;

(f)	the Intercreditor Agreement, dated as of March [22], 2013 (the “Intercreditor Agreement”), among Citicorp North America, Inc., as Representative (as defined therein) with respect to the ABL Credit Agreement (as defined therein), Wilmington Trust, National Association, as Representative with respect to the New Money Term Loans (as defined therein), Wilmington Trust, National Association, as Representative with respect to the Junior Term Loans (as defined therein), the Company and each of the other Grantors (as defined therein) party thereto;

(g)	the UCC-1 financing statement (the “Financing Statement”) filed with the Department of the Treasury of the State of New Jersey (the “Filing Office”) under the Uniform Commercial Code as adopted in the State of New Jersey (the “Covered UCC”) naming the Company as debtor and the Agent as secured party, a copy of which is attached to this letter as Exhibit A.

(h)	the officers’ certificate of the Company, dated as of the date hereof, delivered to the Agent pursuant to Section 3.01(b)(vii) of the DIP Loan Agreement;

(i)	the certificate of the Secretary of the Company, dated as of the date hereof, certifying, among other things:

(i)	that attached thereto as Exhibit A is a Certificate of Resolutions certifying true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company on February 28, 2013 and that such resolutions have not been amended or modified, are in full force and effect in the form adopted and are the only resolutions by the Board of Directors relating to the authorization, execution and delivery of the DIP Loan Agreement, the Security Agreement, each of the IP Security Agreements and the Intercreditor Agreement (collectively, the “Loan Documents”);

(ii)	that the Amended and Restated Certificate of Incorporation of the Company attached thereto as Exhibit B is in full force and effect as of the date hereof;

(iii)	that the Amended and Restated By-laws of the Company attached thereto as Exhibit C are in full force and effect as of the date hereof; and

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(iv)	as to certain incumbent officers of the Company as of the date hereof;

(j)	a Certificate of the Department of the Treasury of the State of New Jersey, dated March [ ], 2013, stating that as of the date thereof, the Company is an active business in good standing in the State of New Jersey (the “Good Standing Certificate”); and

(k)	such other instruments, corporate resolutions, minutes or other records, certificates of public officials, certificates of officers or other representatives of the Company and others and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

With your permission, we have assumed the following: (a) the authenticity of all documents submitted to us as originals and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, factual matters, representations and warranties (with respect to factual matters) contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (d) the legal capacity of natural persons; (e) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid and binding effect thereof on such parties; (f) all conditions precedent to the closing contemplated by the DIP Loan Agreement other than the delivery of this opinion have been satisfied, and the closing contemplated by the DIP Loan Agreement will be consummated substantially concurrently with the delivery of this opinion letter in accordance with the terms and conditions of the DIP Loan Agreement; (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions; (h) the Company has sufficient rights in the UCC Collateral (as defined below) for the security interest granted to the Agent for the benefit of the Lenders to attach; (i) the provisions of the Security Agreement are sufficient under the laws of the State of New York to create in favor of the Agent for the benefit of the Lenders a security interest in the UCC Collateral (as defined below); (j) the DIP Order has been entered and has not been vacated, reversed, rescinded, modified or amended in any respect or been subject to a stay; and (k) the name and mailing address of the Agent, as the secured party, set forth in the Financing Statement is accurate and correct. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

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1. Based solely on the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the State of New Jersey as of the date set forth in the Good Standing Certificate.

2. No consent, approval, authorization of, or designation, declaration or filing with, any New Jersey State governmental authority on the part of the Company that has not been made, obtained, or provided for under the DIP Loan Agreement is required under Applicable Law (as hereinafter defined) for the valid execution and delivery by the Company of the DIP Loan Agreement, the Security Agreement and the Intercreditor Agreement.

3. The execution and delivery to the Agent and the Lenders by the Company of the Loan Documents and the performance by the Company of its obligations under the Loan Documents do not violate any provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or any present provision of Applicable Law known to us to be customarily applicable to transactions of this nature.

4. The DIP Loan Agreement has been duly authorized, executed and delivered by the Company.

5. The Security Agreement has been duly authorized, executed and delivered by the Company.

6. Each of the IP Security Agreements has been duly authorized, executed and delivered by the Company.

7. The Intercreditor Agreement has been duly authorized, executed and delivered by the Company.

8. Upon the effective filing and indexing of the Financing Statement with the Filing Office, the Agent will have, for the benefit of the Agent and the Lenders, a perfected security interest in the Company’s rights in that portion of the Collateral to which both (i) Article 9 of the Covered UCC is applicable and (ii) a security interest may be perfected by filing an initial financing statement with the Filing Office under the Covered UCC (the “UCC Collateral”).

The opinions expressed above are subject to and limited by the assumptions, examinations, qualifications, reliances, and limitations hereinabove set forth and the following matters:

A. We are admitted to practice in the State of New Jersey, and the foregoing opinions are limited to the laws of the State of New Jersey.

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B. Our opinion and the conclusions stated herein may be effected by, and any rights and remedies available pursuant thereto or pursuant to applicable laws are subject to and may be precluded or limited by (a) bankruptcy, dissolution, composition, reorganization, arrangement, liquidation, insolvency, fraudulent conveyance, moratorium, fraudulent transfer, winding up, attachment, arrestment, readjustment, receivership, custodianship, compulsory manager, administrative, sequestration, distress, diligence, execution affects on assets and property, and similar statutes, laws, rules, regulations, and codes affecting debtors’ and creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and (c) general principles of equity, including without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, and limitation of rights of acceleration regardless of whether such valid and binding effect are considered in a proceeding in equity or at law.

C. We disclaim any opinion as to the perfection of a security interest in collateral other than the UCC Collateral. We also disclaim any opinion as to the perfection of a security interest in Collateral which is included in the UCC Collateral which consists of fixtures (goods which have become so related to particular real property that an interest in them arises under real property law).

D. The security interest granted by the Collateral Documents is subject to limitations on rights of creditors under the provisions of 11 U.S.C. 101 et seq. (the United States Bankruptcy Code), including, but not limited to, a secured party’s rights in assets acquired after a petition in bankruptcy is filed and the right to exercise remedies on account of a default.

E. Except as specifically stated in the opinions set forth above, we express no opinion as to: (i) title, ownership, or any lien or the priority thereof in any of the Collateral in which a security interest is granted to the Agent for the benefit of the Lenders; (ii) the adequacy or accuracy of the description of the Collateral contained in the Collateral Documents; (iii) any of the Company’s rights or interest in or to any Collateral; or (iv) the creation, validity, perfection, priority or enforceability of any security interest in any Collateral which (w) may require perfection by recording or filing in offices other than the Filing Office; (x) may be perfected by possession; (y) constitutes commercial tort claims; or (z) consists of bank deposits and any other Collateral which requires actual possession or control agreements.

F. The Covered UCC requires the proper filing and indexing of a continuation statement in the Filing Office within six (6) months prior to the expiration of each five (5) year period from the date of the original filing and indexing in such office to continue the perfection of the security interests therein protected by the proper filing and indexing of the Financing Statement.

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G. Under the Covered UCC, perfected security interests will be terminated in personal property (i) four months after a debtor changes its location to another jurisdiction , (ii) that was acquired four months after a debtor changes its name, identity, or structure so as to make the debtor’s name set forth in the financing statements seriously misleading, and (iii) one year after the transfer of such personal property to a person that thereby becomes a debtor and is located in another jurisdiction, or, earlier, in the case of each of (i), (ii) or (iii) above, when perfection under the laws of the one or more jurisdictions in which it is perfected would have ceased, unless new financing statements that do not contain such misleading information but include and indicate the new name, new identity, new address, or new structure and such other information as may be necessary to make the financing statements not seriously misleading, are properly filed and indexed in the proper jurisdiction, before the expiration of such four month period or one year period, or earlier as set forth above.

H. The perfection of the Agent’s security interest will be limited to the extent provided in Chapter 9, § 301 et seq. of the Covered UCC.

I. A secured party may be required to obtain, after appropriate notice and hearing, a judgment or decree of a court of competent jurisdiction permitting it to enforce any rights it may have to taking possession and disposing of collateral. A secured party has an obligation to exercise commercially reasonable care in the custody and preservation of collateral and to sell, lease or otherwise dispose of collateral in a commercially reasonable manner.

J. As noted above, we express no opinion with respect to the effect of any law, rule, regulation, judicial or other order, judgment or decree of any court, arbitrator, tribunal, or other adjudicative authority apart from the laws, rules, and regulations of the State of New Jersey (“Applicable Laws”). Notwithstanding the foregoing, “Applicable Laws” expressly excludes any law, rule, or regulation or judicial, or other order, judgment, or decree of any court, arbitrator, tribunal, or other regulatory or adjudicative authority relating to (i) tax, (ii) antitrust, (iii) labor, employee rights, employee benefits, or occupational health and safety, (iv) zoning, land use, building, or construction, (v) environmental protection, (vi) municipal laws or the laws of local agencies, (vii) utility regulation (viii) trademarks, service marks, and other intellectual property matters, (ix) state securities (including any “blue sky” laws), (x) insurance regulation, or (xi) banking regulation.

K. This opinion letter is limited to the matters stated herein, and, without limiting the foregoing, no opinions or confirmations of law or fact are implied or may be inferred from or beyond the matters expressly stated.

L. This opinion letter is rendered to you as a legal opinion only, and not a guaranty or warranty of the matters set forth herein or assurance of performance of any of the matters contemplated by the Loan Documents.

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M. This opinion letter is rendered as of the date hereof. We express no opinion as to circumstances or events that may occur subsequent to such date. We assume no obligation or responsibility to supplement or update this opinion letter, or to advise any person of changes of applicable law or the interpretation thereof, or any changes of fact, that occur after the date hereof, even though such changes may affect a legal analysis, conclusion, informational confirmation or opinion set forth herein.

N. Except for the review of the documents identified or referred to above, we have not made any affirmative effort or an independent investigation to verify the existence or absence of any facts relative to the Loan Documents or the UCC Collateral or the matters covered by this opinion.

The opinions letter is rendered only to you by us as New Jersey counsel to the Company and is solely for your benefit in connection with the transactions contemplated by the DIP Loan Agreement. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent (which consent may be withheld in our sole discretion) or as required by law or regulation. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours, DAY PITNEY LLP

84625059.4

EXHIBIT F - FORM OF

GUARANTY SUPPLEMENT

                         , 2013

To each of the Lenders

party to the Credit Agreement

(as defined below) and to Wilmington Trust, National Association as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Debtor-in-Possession Credit Agreement, dated as of March 22, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement, defined herein) (the “Company”), the U.S. Subsidiaries of the Company party thereto, as Guarantors, the banks, financial institutions and other institutional lenders from time to time party thereto (the “Lenders”), and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Guaranty; Limitation of Liability. i) The undersigned is a Guarantor and hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Governing Law; Jurisdiction: Waiver of Jury Trial, Etc. ii) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING

BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

EXHIBIT G - EXIT

LOAN AGREEMENT

See attached.

EXHIBIT G – FORM OF

EXIT LOAN AGREEMENT

FORM OF

LOAN AGREEMENT1

Dated as of [            ], 2013

Among

EASTMAN KODAK COMPANY,

as Company,

THE U.S. SUBSIDIARIES OF EASTMAN KODAK COMPANY PARTY HERETO,

as U.S. Subsidiary Guarantors,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Agent

[1]	Subject to amendment in accordance with its terms.

i

Schedules

Schedule II	-	Subsidiary Guarantors and Material Subsidiaries
Schedule 1.01(a)	-	Existing Secured Agreements
Schedule 1.01(b)	-	Other Existing Letters of Credit
Schedule 2.01(a)	-	First Lien Loans
Schedule 2.01(b)	-	Junior Loans
Schedule 4.01(f)	-	Certain Proceedings
Schedule 4.01(m)	-	Material Real Properties
Schedule 4.01(q)	-	Deposit Accounts
Schedule 4.01(r)	-	Material CFCs
Schedule 5.01(m)	-	Foreign Security Interests
Schedule 5.01(n)	-	Post-Closing Obligations
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Debt
Schedule 5.02(e)	-	Sales, Transfers and Other Dispositions
Schedule 5.02(i)(iii)	-	Existing Intercompany Investments
Schedule 5.02(1)	-	Certain Restrictions
Schedule 5.02(o)	-	Sale Leaseback Transactions
Schedule 6.01(f)	-	Judgments
Schedule 9.02	-	Agent’s Office; Certain Address for Notices

Exhibits

Exhibit A	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit F	-	Form of Guaranty Supplement
Exhibit G	-	Form of Intercreditor Agreement

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of [            ], 2013, among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), the U.S. Subsidiaries of the Company party hereto, as Guarantors, the banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders.

INTRODUCTORY STATEMENT

On January 19, 2012 (the “Petition Date”), the Company (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Section 1.01) and each of the U.S. Subsidiary Guarantors (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Company and the U.S. Subsidiary Guarantors, each a “Case” and collectively, the “Cases”) and continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

Certain of the Lenders provided the Company with certain debtor-in-possession term loan facilities in an aggregate principal amount of $[848,200,000], consisting of (i) new money term loans in the aggregate principal amount of $[473,200,000] and (ii) second lien term loans in the aggregate principal amount of $375,000,000, which were deemed made in exchange for certain Second Lien Debt (defined below).

WHEREAS, on [                 , 2013], the Bankruptcy Court entered the Confirmation Order confirming the Debtors’ Reorganization Plan under Chapter 11 of the Bankruptcy Code, dated [    ], 2013 (as in effect on the date of confirmation thereof and as thereafter may be amended as provided in this Agreement, the “Reorganization Plan”).

WHEREAS, in connection with the confirmation and implementation of the Reorganization Plan, the reorganized Debtors, have requested that the Lenders agree that (i) the outstanding New Money Loans be rolled over into a tranche of first lien term loans in the aggregate principal amount of [$278,700,000] and (ii) the Junior Loans (as defined in the Existing DIP Term Loan Agreement) be rolled over into a tranche of second lien term loans in the aggregate principal amount of $375,000,000 (the “Facilities”), and the Lenders have agreed, subject to the terms and conditions hereof (and in accordance with the Existing DIP Term Loan Agreement), to enter into this Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning specified in the UCC, as the context may require.

“Accounting Change” has the meaning specified in Section 1.03.

“Activities” has the meaning specified in Section 8.02(b).

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income, the sum of:

(a)	interest expense for such period,

(b)	income tax expense for such period,

(c)	depreciation expense for such period,

(d)	amortization expense (including with respect to intangibles) for such period,

(e)	deferred financing fees (and any writeoffs thereof) for such period,

(f)	(i) any extraordinary expenses or losses during such period and (ii) any non-recurring expenses or losses during such period not to exceed for purposes of subclause (ii) 5.00% of Adjusted EBITDA for such period (without giving effect to this clause (ii)),

(g)	any loss or expense from discontinued operations or discontinued business lines and loss or expense on disposal of discontinued operations or discontinued business lines during such period,

(h)	any non-cash charges or expenses, including, in respect of (A) any pre-petition obligations, liabilities or claims or (B) asset writeoffs or writedowns; provided, that to the extent any such non-cash charges represent an accrual or reserve for potential cash items in any future period, any cash payment made in respect thereof in a future period shall be subtracted from Adjusted EBITDA for such future period to such extent,

(i)	pension, equity awards, other post-employment benefits expense during such period and any non-cash compensation expense realized during such period from grants of stock appreciation rights or similar rights, stock options or other rights to directors, officers or employees,

(j)	any non-cash loss on foreign exchange during such period,

(k)

fees, costs and expenses (including (i) fees, costs and expenses related to legal, financial and other advisors, auditors and accountants, (ii) printer costs and expenses, (iii) SEC and other filing fees and (iv) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) incurred during such period in connection with the Cases, obtaining confirmation and effectiveness of the Reorganization Plan, negotiation and funding of this Agreement and the other Loan Documents and the Existing DIP Term Loan Agreement, Existing Revolving Credit Facility (and any Permitted Refinancing of the foregoing) and, in each case, any transaction (including any financing, acquisition or disposition, whether or not consummated) or litigation related thereto, in each case, regardless of

2

whether initially incurred by the Company or paid by the Company to reimburse others for such fees, costs and expenses,

(l)	any non-cash loss relating to Hedge Agreements permitted under this Agreement (including any non-cash ASC 815 loss) during such period,

(m)	corporate restructuring charges (including retention, severance, contract termination costs, plant closure or consolidation costs, employee relocation and business optimization expenses) incurred during such period,

(n)	any charges resulting from fresh start accounting; and

(o)	any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on the Petition Date,

minus, without duplication and to the extent included determining Consolidated Net Income:

(i) interest income for such period,

(ii) revenues from IP licensing transactions effected in connection with IP Settlement Agreements during such period,

(iii) pension and other post-employment benefits income and credit during such period,

(iv) any non-cash gains on foreign exchange during such period,

(v) any extraordinary income or gains or non-recurring income during such period,

(vi) any non-cash gain relating to Hedge Agreements permitted under this Agreement (including any non-cash ASC 815 gain) for such period,

(vii) any income or gain from discontinued operations or discontinued business lines and any income or gain on disposal of discontinued operations or discontinued business lines in each case for such period, and

(viii) any other non-cash income (other than the accrual of revenue in the ordinary course of business) for such period excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Agent.

“Affected Lender” has the meaning specified in Section 2.17.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power

3

to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent appointed in accordance with Section 8.07.

“Agent Parties” has the meaning specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agreement” means this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) with respect to First Lien Loans (i) 11.50% per annum, in the case of Eurodollar Rate Loans and (ii) 10.50%, in the case of Base Rate Loans and (b) with respect to Junior Loans (i) 14.00% per annum, in the case of Eurodollar Rate Loans and (ii) 13.00%, in the case of Base Rate Loans.

“Applicable Prepayment Percentage” means, with respect to Net Cash Proceeds of the Specified Sale (i) up to $200,000,000, 100%, (ii) in excess of $200,000,000, but less than or equal to the Minimum Proceeds Amount, 0%, and (iii) in excess of the Minimum Proceeds amount, 75%.

“Appropriate Lender” means (i) in respect of the First Lien Loans, each First Lien Lender and (iii) in respect of the Junior Loans, each Junior Loan Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 5.02(e) (other than clause (ii), (iii), (vii) or (viii) thereof) and (ii) any other Disposition or series of related Dispositions (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), by (x) Subsidiaries of the Company that are not Loan Parties so long as the Net Cash Proceeds received by such Subsidiaries therefrom do not exceed $500,000 for any single Disposition or series of related Dispositions, or (y) Loan Parties so long as the Net Cash Proceeds received by such Loan Parties therefrom do not exceed (1) $500,000 for any single Disposition or series of related Dispositions, and (2) $5,000,000 in the aggregate for all such Dispositions in any fiscal year.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

4

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as published in the Wall Street Journal is the “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period (after giving effect to the proviso to the definition of Eurodollar Base Rate) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in such prime rate or base rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(i).

“Borrowing” means a deemed borrowing consisting of simultaneous Loans of the same Type made by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or would be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, but excluding (a) 50% of expenditures in any period that would otherwise be “Capital Expenditures” made with proceeds that would otherwise be “Net Cash Proceeds” but for the last proviso of the definition of Net Cash Proceeds, (b) expenditures in any period that would otherwise be “Capital Expenditures” made with proceeds that would otherwise be “Net Cash Proceeds” but for the second to last proviso of the definition of Net Cash Proceeds, (c) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (d) any investments made pursuant to Section 5.02(i)(vii). In calculating “Capital Expenditures” to the extent that the “Maximum Capital Expenditures” for any prior period exceed the actual Capital Expenditures for such period, an amount equal to 50% of such excess shall carry-over to the subsequent fiscal year (the “Excess Amount”). The Excess Amount shall offset on a dollar-for-dollar basis any Capital Expenditures in the applicable period until the Excess Amount is equal to zero.

“Case” or “Cases” has the meaning specified in the Introductory Statement.

“Cash Equivalents” means any of the following having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United

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States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Company or any of its Subsidiaries, in money market investment funds having the highest rating obtainable from either Moody’s or S&P, (e) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or (f) solely with respect to any Subsidiaries of the Company not domiciled in the United States, substantially similar investments as described in clauses (a) through (e) above (including as to credit quality and maturity), denominated in the currency of any jurisdiction in which any such Subsidiary conducts business.

“Cash Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Adjusted EBITDA to (b) Cash Interest Expense, in each case, for the applicable period of four consecutive fiscal quarters of the Company, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Cash Interest Expense” shall mean with respect to any Person on a consolidated basis for any period, the Interest Expense related to all funded debt, secured or unsecured, and outstanding letters of credit, for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any of its Subsidiary, including such fees paid in connection with the execution and delivery of this Agreement, the Loan Documents and the deemed extensions of credit hereunder, (c) the amortization of debt discounts, if any, or fees in respect of Hedge Agreements and (d) cash interest income of the Company and any of its the Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the execution and delivery of this Agreement, the Loan Documents and the deemed extensions of credit hereunder or one-time amendment, waiver or consent fees paid in connection with any amendment, waiver of or consent to or in connection with this Agreement.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any assets or properties.

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which are CFC’s, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“CI” means the assets and operations of the Company’s digital printing and enterprise and graphics, entertainment and commercial films businesses, as well as brand licensing.

“CI Adjusted EBITDA” means, for any period, CI Net Income for such period plus, without duplication and to the extent deducted in determining CI Net Income, the sum of items (a) through (n) in the definition of “Adjusted EBITDA”; minus, without duplication and to the extent included in CI Net Income, items (i) through (viii) in the definition of “Adjusted EBITDA”, in each case to the extent relating to CI.

“CI Net Income” means, for any period, the Consolidated net income of CI for such period, determined in accordance with GAAP.

“Class” means (i) with respect to any Loans, whether such Loans are First Lien Loans or Junior Loans, and (ii) with respect to any Lenders, whether such Lenders are First Lien Lenders or Junior Loan Lenders.

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“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, the Deposit Account Control Agreements2 and each of the collateral documents, instruments and agreements entered into in connection with this Agreement that grants or purports to grant a Lien in favor of the Agent for the benefit of the Secured Parties on the assets of any Loan Party, including those delivered pursuant to Section 5.01(i) or (j).

“Company” has the meaning specified in the preamble.

“Commitment Letter” means that certain Amended & Restated Commitment Letter dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time) between the Lead Lenders, the Agent and the Company (as amended, supplemented or otherwise modified from time to time).

“Confirmation Order” has the meaning specified in Section 3.01.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means as to any Person for any period the consolidated net income of such Person and its subsidiaries for that period determined in accordance with GAAP.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Consummation Date” means [    ], 2013.3

“Conversion Adjusted EBITDA” means (x) with respect to calendar months occurring in the fiscal year ending December 31, 2013, ending 15 days or more prior to the Conversion Date, CI Adjusted EBITDA and (y) with respect to any other calendar month occurring in the fiscal year ending December 31, 2013, Forecasted 2013 EBITDA for such calendar month. Conversion Adjusted EBITDA shall be calculated on a pro forma basis to give effect to the wind-down of the consumer inkjet business and the Specified Sale (including any stranded costs).

“Conversion Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III (other than those conditions which are of a nature to be satisfied concurrently with the Conversion Date).

“Conversion Secured Leverage Ratio” means the ratio of the Borrower’s (x) Secured Debt, as of such date, to (y) Conversion Adjusted EBITDA of the Company and its Subsidiaries for the fiscal year ending December 31, 2013.

[2]	Mortgages and Deposit Account Agreements to be post-closing items.
[3]	Date on which substantial consummation of reorganization plan occurs to be inserted

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“Conversion Junior Loan Refinancing Debt” has the meaning specified in Section 2.20.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type, in each case pursuant to Section 2.06 or 2.07.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.05(b).

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Digital Imaging Patent Portfolio” means the portfolio of approximately 1,100 issued U.S. digital imaging patents, 250 pending U.S. digital imaging patent applications, 580 foreign counterparts and 400 related foreign patent applications, which were the subject of the transaction that was consummated on February 1, 2013.

“Disposition” means, with respect to any property, any sale, lease, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, a non-exclusive license of Intellectual Property in the ordinary course of business does not constitute a Disposition.

8

“Disqualified Lender” means (i) the Persons previously identified to the Lead Lenders and the Agent in connection with the Commitment Letter4 for the Facilities and (ii) other bona fide competitors of the Company identified by the Company, from time to time, in writing to the Agent.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.

“Effective Date” means the effective date of the Reorganization Plan.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or branch of a Lender or an Approved Fund with respect to a Lender; and (iii) any other Person approved by the Agent, such approval not to be unreasonably withheld or delayed; provided, however, that no Loan Party or Affiliate of a Loan Party or any Disqualified Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety from Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC, as the context may require.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, as described in 29 CFR § 4043, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in 29

[4]	To be brought down on the Conversion Date

9

CFR § 4043.62 through 68 is reasonably expected to occur with respect to such Plan within the following 30 days; provided that for purposes of this clause (a), a reportable event shall not include the events set forth in §4043.35(a); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters on Screen LIBOR01 (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that the Eurodollar Base Rate with respect to the Loans shall be not less than 1.00%.

“Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

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“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to Worldwide Cash as of the last day of such Excess Cash Flow Period, minus Worldwide Cash as of the first day of such Excess Cash Flow Period, minus any Worldwide Cash resulting from any Asset Sale or Casualty Event or the incurrence of any Indebtedness permitted hereunder; provided that if such amount is equal to a negative number it shall be deemed to equal zero for such period. The determination of “Excess Cash Flow” is subject to the adjustment set forth in Section 2.08(b)(vi).

“Excess Cash Flow Calculation Date” has the meaning specified in Section 2.08(b)(iii).

“Excess Cash Flow Period” means each fiscal year of the Company, commencing with the fiscal year ended December 31, 2014.

“Excess Cash Trigger Amount” has the meaning specified in Section 2.08(b)(iii).

“Excluded Accounts” [has the meaning set forth in the Security Agreement.]

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing DIP Term Loan Agreement” has the meaning specified in the recitals hereto.

“Existing Revolving Credit Facility” means [            ].5

“Exit Fee” has the meaning specified in Section 2.03(b).

“Facilities” has the meaning specified in the Introductory Statement.

“FATCA” means Sections 1471-1474 of the Code in effect as of the date hereof and Treasury regulations issued thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” has the meaning specified in Section 2.03.

“First Lien Lender” means, at any time, a Lender with an outstanding First Lien Loan at such time.

“First Lien Loan” has the meaning specified in Section 2.01(a).

“Forecasted 2013 EBITDA” shall mean, with respect to each month in the fiscal year ending December 31, 2013, the amounts set forth in Schedule [            ].6

[5]	To insert reference to Revolving Credit Facility at Conversion

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“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) U.S. Subsidiaries of the Company listed on Part A of Schedule II hereto, including each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Harrow Sale” means the sale of real property in the United Kingdom identified by the Company to the Lead Lenders prior to the date hereof as the “Harrow Sale”.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.

“Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.

“HMRC” means Her Majesty’s Revenue & Customs.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intellectual Property Security Agreement” means a “short form” intellectual property security agreement substantially in the form of Exhibit A to the Security Agreement.

“Intercreditor Agreement” means [            ].7

“Interest Expense” shall mean, with respect to any Person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with

[6]	To be consistent with the amounts previously agreed unless otherwise agreed.
[7]	To refer to applicable intercreditor agreement

12

respect to Hedge Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to capital leases allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than the Company and any of its Subsidiaries.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Company may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“IP License” means any lease, license or covenant not to sue, entered into with respect to any Intellectual Property outside the ordinary course of business; provided, that any exclusive license of Intellectual Property (except for an exclusive license of Intellectual Property in the ophthalmological field) shall be deemed to be outside the ordinary course of business.

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“IP Settlement Agreement” means any agreement entered into by the Company or any its Subsidiaries with any other Person (other than a Subsidiary of the Company) relating to any assets included in the Digital Imaging Patent Portfolio (but not involving the sale of such assets) and pursuant to which such other Person shall agree to provide consideration (including, without limitation, pursuant to an IP License) to the Company or such Subsidiary in exchange for the settlement of, or agreement not to pursue, litigation with respect to such assets.

“Junior Loan” has the meaning specified in Section 2.01(b).

“Junior Loan Lender” means, at any time, a Lender with an outstanding Junior Loan at such time.

“Kodak Limited” means Kodak Limited, a company with limited liability organized under the laws of England and Wales.

“Lead Lenders” means the Lead Lenders party to the Commitment Letter (and their Affiliates, other than portfolio companies); provided that any Lead Lender shall cease to be a Lead Lender at such time as it no longer holds Loans and may not subsequently become a Lead Lender if, following such date, it holds Loans.

“Lender” means a First Lien Lender and/or a Junior Loan Lender, as the context may require, and shall include each Person that shall become a party hereto pursuant to Section 9.08.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property. Solely for the avoidance of doubt, the filing of a UCC financing statement that is a precautionary filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a security interest does not constitute a Lien solely on account of being filed in a public office.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) Collateral Documents, and (iv) the Intercreditor Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Company and the Guarantors.

“Loans” means the First Lien Loans and/or the Junior Loans, as the context may require.

“Mandatory Principal Redemption Amount” means, as of each AHYDO Redemption Date the portion of a Loan required to be redeemed to prevent such Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

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“Material Adverse Effect” means an event or occurrence that has had a material adverse effect, or any event or occurrence which could reasonably be expected to have a material adverse effect, on (A) the business, properties, financial condition, results of operations or liabilities of the Company and its Subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of proceedings under Chapter 11 of the Bankruptcy Code or (ii) events that would reasonably be expected to result from the filing or commencement of the Cases or the announcement of the filing or commencement of the Chapter 11 Cases, or (iii) actions required to be taken under the terms of the Loan Documents, (B) the ability of the Company or the Guarantors to perform their respective obligations under the Loan Documents or (C) the ability of the Agent and/or the Lenders to enforce their rights and remedies under the Loan Documents.

“Material CFCs” means each CFC that, for the most recently completed fiscal quarter for the Company, either (i) has, together with its Subsidiaries, assets that exceed 2% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 2% of the Consolidated net sales of the Company for such period.

“Material Real Property” means each real property owned in fee by a Loan Party that has a fair market value (as determined by the Company in good faith) of not less than $[$25,000,000].

“Material Subsidiary” means each Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either

(i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or

(ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Company for such period.

“Maturity Date” means [    ] 30, 2018.8

“Maximum Obligations Amount” has the meaning specified in the Intercreditor Agreement.

“Maximum Rate” has the meaning specified in Section 2.06(g).

“Minimum Proceeds Amount” shall mean $600,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” shall mean the mortgages or deeds of trust or other similar instruments as applicable, delivered pursuant to Section 3.01(c)(vii) or 5.01(j), as amended, supplemented or otherwise modified from time to time, with respect to Material Real Property, each in form and substance reasonably satisfactory to the Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make

[8]	To be 5 years after the Effective Date for the Reorganization Plan

15

contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Disposition or IP License by the Company or any of its Subsidiaries or Casualty Event affecting the Company or any of its Subsidiaries, in each case, after the Conversion Date, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction or Casualty Event, in each case, after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees and expenses, filing fees, finder’s fees, success fees and any other similar fees and commissions and other expenses related to the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt (other than the Debt under the Revolving Facility) secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within twelve months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Company and are properly attributable to such transaction or to the asset that is the subject thereof; provided that, with respect to Net Cash Proceeds of Casualty Events, if no Event of Default is continuing at such time and the Company shall have delivered a certificate of a Responsible Officer of the Company to the Agent promptly following receipt of such Net Cash Proceeds setting forth the Company’s intention to use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business (including investments in research and development) of the Company and its Subsidiaries, in each case within nine months of such receipt (and provided that, if the assets subject to the loss, damage, destruction, condemnation, sale, transfer or other disposition constituted Collateral, the assets to be acquired shall constitute Collateral), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent (1) not so used within such nine-month period or (2) not contracted to be so used within such nine-month period and not thereafter so used within twelve months of such receipt; provided further that with respect to Net Cash Proceeds of any Disposition or IP License only, if no Event of Default is continuing at such time, the Company may use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business (including investments in research and development) of the Company and its Subsidiaries and such portion of such Net Cash Proceeds shall not constitute Net Cash Proceeds except to the extent (i) such Net Cash Proceeds are not contracted to be so used within 180 days of receipt of such Net Cash Proceeds, (ii) such Net Cash Proceeds are not so used within 365 days of receipt of such Net Cash Proceeds or (iii) the aggregate Net Cash Proceeds excluded pursuant to this proviso that would have otherwise been required to be applied to make a mandatory prepayment pursuant to Section 2.08(b) in any fiscal year exceeds $50,000,000 or in the aggregate $100,000,000.

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Company that is not a U.S. Subsidiary.

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“Note” means a promissory note of the Company payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, as applicable, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Loans made by such Lender.

“Obligations” means all liabilities and obligations of every nature of each Loan Party from time to time owed to the Agent, the Lenders, the other Secured Parties or any of them, under the Loan Documents relating to the Facilities, whether for principal, interest, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“Optional Prepayment Premium” means (i) prior to the first anniversary of the Conversion Date, an amount equal to 2% of the aggregate principal amount of any Loans prepaid pursuant to Section 2.08(a), (ii) on and after the first anniversary of the Conversion Date, but prior to the second anniversary of the Conversion Date, an amount equal to 1% of the aggregate principal amount of any Loans prepaid pursuant to Section 2.08(a) and (iii) on or after the second anniversary of the Conversion Date, an amount equal to 0% of the aggregate principal amount of any Loans prepaid pursuant to Section 2.08(a).

“Other Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(b).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments, utility charges and governmental charges or levies that are not yet due or that are being contested in good faith by appropriate proceedings; provided that, adequate reserves are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP; (b) Liens imposed by law, including, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, performance bonds, tenders, trade contracts or leases (other than leases constituting Debt) in the ordinary course of business; (d) Liens on the applicable real property related to or in connection with the Harrow Sale; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; (f) minor survey exceptions and matters as to real property which would be disclosed by an accurate survey of such real property and do not materially adversely affect the use of such property for its present purposes; and (g) Liens or other conveyances of property in favor of any

17

governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any contract or statute.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity, equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 181 days after the Maturity Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Company and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended; and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in the Introductory Statement.

“PIK Applicable Margin” means (a) with respect to First Lien Loans (i) 12.50% per annum, in the case of Eurodollar Rate Loans and (ii) 11.50%, in the case of Base Rate Loans and (b) with respect to Junior Loans (i) 15.00% per annum, in the case of Eurodollar Rate Loans and (ii) 14.00%, in the case of Base Rate Loans.

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“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Proceeds Amount” means $5,000,000.

“Register” has the meaning specified in Section 9.08(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Reorganization Plan” has the meaning specified in the recitals hereof.

“Replacement Lender” has the meaning specified in Section 2.17.

“Required First Lien Lenders” means at any time First Lien Lenders holding a majority in interests of the aggregate unpaid principal amount of the First Lien Loans outstanding at such time; provided, however, that if any First Lien Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required First Lien Lenders at such time the aggregate principal amount of the Loans owing to such First Lien Lender (in its capacity as a First Lien Lender).

“Required Junior Loan Lenders” means at any time Junior Loan Lenders holding a majority in interests of the aggregate unpaid principal amount of the Junior Loans outstanding at such time; provided, however, that if any time Junior Loan Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Junior Loan Lenders at such time the aggregate principal amount of the Loans owing to such Junior Loan Lender (in its capacity as a Junior Loan Lender).

“Required Lead Lenders” means Lead Lenders holding in the aggregate more than 50% of the Loans held by all Lead Lenders on the date approval is given; provided that if there are no Lead Lenders, any item requiring Lead Lenders approval shall require no approval and shall be at the option of the Company unless otherwise indicated in this Agreement; provided, further, that if at any time any Lead Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lead Lenders at such time the aggregate principal amount of the Loans owing to such Lead Lender (in its capacity as a Lead Lender) and outstanding at such time.

“Required Lenders” means at any time Lenders holding at least a majority in interest of the aggregate unpaid principal amount of the Loans outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party (or for purposes of Section 5.01(h)(xiv), the Company or any of its Subsidiaries). Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Agreement” means the credit agreement, dated as of [            ], 2013 among [    ], and any amendments, supplements, modifications, extensions, replacements, renewals,

19

restatements, refundings or refinancings thereof in accordance with the terms of this Agreement and any Interecreditor Agreement.

“Revolving Credit Facility” means the revolving credit facility provided under the Revolving Credit Agreement.

“Revolving Credit Facility Collateral” means “Revolving Credit Facility Collateral” as defined in the Intercreditor Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Second Lien Debt” means (a) the 2018 Notes outstanding on the Petition Date and (b) the 2019 Notes outstanding on the Petition Date, in each case together with accrued and unpaid interest thereon.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Secured Debt as of such date to (b) Adjusted EBITDA for the applicable period of four consecutive fiscal quarters of the Company.

“Secured Agreements” means (a) all agreements and other documents relating to any treasury management services, clearing, corporate credit card and related services provided to the Company or any of its Subsidiaries and entered into by the Company or any of its Subsidiaries with any lender under the Revolving Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Revolving Credit Agreement for any reason), (b) all letters of credit issued by a lender under the Revolving Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Revolving Credit Agreement for any reason) for the benefit of the Company or any of its Subsidiaries, (c) all agreements evidencing any other obligations of the Company and any of its Subsidiaries owing to any lender under the Revolving Credit Agreement and its Affiliates, (d) all Hedge Agreements entered into with the Company or any of its Subsidiaries by any lender under the Revolving Credit Agreement or any of its Affiliates (regardless of whether such lender subsequently ceases to be a lender under the Revolving Credit Agreement for any reason) and (e) each agreement or instrument delivered by any Loan Party or Subsidiary of the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof and of this Agreement, in the case of each of the foregoing described in clauses (a) through (e), to the extent permitted under this Agreement and, subject to the Intercreditor Agreement, including without limitation, the Maximum Obligations Amount.

“Secured Debt” means, on any date, the aggregate principal amount of funded Debt for borrowed money of the Company and its Subsidiaries outstanding at such date that consists of, without duplication, Debt that is then secured by Liens on property or assets of the Company and its Subsidiaries (other than (i) property or assets held in defeasance or similar trust arrangement for the benefit of the Debt secured thereby or (ii) any Debt owing by the Company or its Subsidiaries to the Company or its Subsidiaries); provided that any amounts outstanding pursuant to the Revolving Credit Agreement (including letters of credit issued thereunder or guarantees in respect thereof) shall not be deemed to be Secured Debt.

“Secured Parties” means, collectively, the Agent, and each Lender.

“Security Agreement” means the Security Agreement, dated as of the date hereof, from the Loan Parties party thereto, as grantors, to the Agent, in substantially the form of Exhibit D, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

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“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Collateral” has the meaning specified in the Security Agreement.

“Specified Sale” means the sale or disposition, in whole or in part, of any combination of (A) the assets and businesses to be sold in the transaction assigned the code name “Rockford”, (B) the assets and businesses to be sold in the transaction assigned the code name “Walden” and/or (C) trademarks, trademark licenses, domain names and related intellectual property assets and materials.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earliest of (a) the Maturity Date and (b) the acceleration of the Loans in accordance with the provisions hereof.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

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“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“UK Pension Settlement Agreement” means [—]9.

“United States” and “U.S.” mean the United States of America.

“U.S. Liquidity” means, on any date of determination, the sum of the aggregate amount of cash and Cash Equivalents owned by the Loan Parties free and clear of all Liens (other than Liens created under the Collateral Documents and Liens securing the Revolving Credit Facility) on such date plus (B) Excess Availability (as defined in and as calculated under the Revolving Credit Agreement10) on such date.

“U.S. Subsidiary” means any direct or indirect Subsidiary of the Company organized under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Worldwide Cash” means, on any date of determination, the sum of the aggregate amount of unrestricted cash and Cash Equivalents owned by the Company and each of its Subsidiaries.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the

[9]	To be reasonably satisfactory to the Required Lead Lenders.
[10]	Definition to match definition in Revolving Credit Agreement as of the date hereof

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Company or the Required Lenders shall so request, the Agent and the Company shall negotiate in good faith to amend such ratio or requirement (an “Accounting Change”) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided that, until so amended, (i) such ratio or requirement shall be made as if such Accounting Change had not been effected and on a basis consistent with how GAAP or the rules promulgated pursuant thereto that are the subject of such Accounting Change were calculated in the most recent financial statements delivered by the Company to the Lenders as to which no such objection shall have been made and (ii) the Company shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

(b) Unless otherwise provided herein, the Secured Leverage Ratio and Cash Interest Coverage Ratio as of any date shall be calculated on a pro forma basis (other than for the Specified Sale), after giving effect to any acquisition or disposition of assets, or any incurrence, payment, refinancing, restructuring or retirement of Debt, in each case which occurred during the most recently completed period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to 5.01(h)(ii) or (iii), as though each such transaction had occurred at the beginning of such period, including, without duplication, giving effect to all pro forma adjustments permitted or required by Article 11 of Regulation S X under the Securities Act of 1933, as amended; provided that all such adjustments shall be set forth in a reasonably detailed certificate of the chief financial officer of the Company) using, for purposes of making such calculations, the historical financial statements of the Company and its Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, had been consummated on the first day of such period. Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by chief financial officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedge Agreements applicable to such Debt). Interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by the chief financial officer of the Company to be the rate of interest implicit in such capital lease obligation in accordance with GAAP. For purposes of making a pro forma computation hereunder, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. For purposes of determining Conversion Adjusted EBITDA and Conversion Secured Leverage Ratio, this Section 1.03(b) shall not be applicable.11

SECTION 1.04. Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

SECTION 1.05. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The term “including” is by way of example and not limitation (i.e., “including” shall be deemed to mean “including, without limitation”).

[11]	Stranded costs will be calculated in the same manner as in the Existing DIP Term Loan Agreement.

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(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a) First Lien Loans. Subject to the terms and conditions set forth herein each First Lien Lender agrees, severally and not jointly, that the outstanding New Money Loans (as defined in the Existing DIP Term Loan Agreement) immediately prior to giving effect to this Agreement in an amount equal to the amount set forth opposite such First Lien Lender’s name on Schedule 2.01(a) hereto are hereby exchanged for First Lien Loans and deemed borrowed hereunder (the “First Lien Loans”).

(b) Junior Loans. Subject to the terms and conditions set forth herein each Junior Loan Lender agrees, severally and not jointly, that the outstanding Junior Loans (as defined in the Existing DIP Term Loan Agreement) immediately prior to giving effect to this Agreement in an amount equal to the amount set forth opposite such Junior Loan Lender’s name on Schedule 2.01(b) hereto are hereby exchanged for Junior Loans and deemed borrowed hereunder (the “Junior Loans”).

(c) Amounts deemed borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Loans.

(a) All Loans being exchanged shall be deemed borrowed on the Conversion Date as of the same type and with a continuation of the existing Interest Period. No breakage costs will be incurred as a result of the exchange and the continuation.

(b) Anything in this Agreement above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.06 or 2.10 and (ii) the Eurodollar Rate Loans may not be outstanding as part of more than eight separate Borrowings.

SECTION 2.03. Fees. (a) The Company shall pay to the Agent the fees set forth in the Fee Letter (the “Fee Letter”) dated as [            ] between the Agent and the Company.

(b) The First Lien Lenders shall receive an exit fee (the “Exit Fee”) equal to 2.00% of the principal amount of each First Lien Lender’s New Money Loans (as defined in the Existing DIP Term Loan Agreement) converted into First Lien Loans, which shall be payable in kind in additional First Lien Loans on the Conversion Date.

SECTION 2.04. Repayment of Loans. The Company shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Loans made (or deemed made) by such Lender to the Company then outstanding.

SECTION 2.05. Interest on Loans. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Loan owing by such Company to the Agent for the account of

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each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) at the Company’s option (such option to be exercised on each payment date with three (3) Business Day’s prior notice to the Agent), (1) the Applicable Margin, which shall be payable in cash or (2) the PIK Applicable Margin, of which up to 300 basis points may be payable in kind with the balance of such interest payable in cash, in each case, payable in arrears on the last Business Day of each of March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) at the Company’s option (such option to be exercised on each payment date with three (3) Business Day’s prior notice to the Agent), (1) the Applicable Margin, which shall be payable in cash or (2) the PIK Applicable Margin, of which up to 300 basis points may be payable in kind with the balance of such interest payable in cash, in each case, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require and notify the Company to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder in respect of the Loans of any Class that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans of such Class pursuant to clause (a)(i) above, provided, however, that following acceleration of the Loans of any Class pursuant to Section 6.01, Default Interest on the Loans of any Class shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.06. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the applicable Lenders of the applicable interest rates determined by the Agent for purposes of each clause of Section 2.05(a).

(b) If, with respect to any Eurodollar Rate Loans of any Class, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Company and the applicable Lenders, whereupon (i) each Eurodollar Rate Loan of such Class will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan of such Class, and (ii) the obligation of the applicable Lenders to make, or to Convert Loans of such Class into, Eurodollar Rate Loans of such Class shall be suspended until the Agent shall notify the Company and such Lenders that the circumstances causing such suspension no longer exist.

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(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Appropriate Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(d) Upon the occurrence and during the continuance of any Event of Default (i) each applicable Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the applicable Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(e) If Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Loans,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,

(ii) with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(iii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(f) All interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(g) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Company, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 2.07. Optional Conversion of Loans. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert all or any portion of the Loans made to it of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the

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minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the applicable Lenders in accordance with the outstanding Loans of the applicable Lenders. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Company.

SECTION 2.08. Prepayments of Loans. (a) Optional. The Company may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Loans, and not later than 11:00 A.M. (New York City time) on the Business Day prior to such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Loans of a Class comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, plus the Optional Prepayment Premium; provided, however, that (x) each partial prepayment of the Loans of such Class shall be in an aggregate principal amount of $10,000,000, or an integral multiple of $5,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c), provided further that no voluntary prepayment of the Junior Loans may be made until the First Lien Loans and other Obligations in respect thereof (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash.

(b) Mandatory.

(i) Subject in all respects to the prepayment and cash collateralization requirements under the Revolving Credit Agreement, and to the extent actually applied thereunder, to the extent not applied pursuant to the Revolving Credit Agreement with respect to Revolving Credit Facility Collateral, within three (3) Business Days of the receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from Asset Sales or Casualty Events (other than the Specified Sale) when aggregated with all such Net Cash Proceeds received prior to that time and not otherwise applied is equal to or greater than Proceeds Amount, the Company shall apply all such Net Cash Proceeds to prepay the Loans in the manner set forth in Section 2.08(b)(iv). After such application, the Net Cash Proceeds shall reset to zero upon the making of a mandatory prepayment pursuant to this Section 2.08(b)(i).

(ii) Subject to Section 2.08(b)(vi), within three (3) Business Days after day of receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds from the Specified Sale, the Company shall apply an amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds (if any) to prepay the Loans in the manner set forth in Section 2.08(b)(iv). If the winning bid for any portion of assets or businesses that are part of a Specified Sale include a credit bid of New Money Loans (as defined in the Existing DIP Term Loan Agreement), the amount of such credit bid shall be deemed to be Net Cash Proceeds for purposes of this Section 2.08(b)(ii).

(iii) Beginning with the Excess Cash Flow Period ending on December 31, 2014, the Company shall calculate Excess Cash Flow for such Excess Cash Flow Period no later than six months after the end of such Excess Cash Flow Period (such date, the “Excess Cash Flow Calculation Date”) and deliver a certificate signed by a Responsible Officer setting forth the amount, if any, of Excess Cash Flow for such Excess Cash Flow Period and the calculation thereof in reasonable detail. If the Worldwide Cash as of the last day of the

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applicable Excess Cash Flow Period exceeds $800,000,000 (the “Excess Cash Trigger Amount”), the Company shall apply an amount equal to 50% of Excess Cash Flow above the Excess Cash Trigger Amount to prepay the Loans no later than 45 days following the Excess Cash Flow Calculation Date in the manner set forth in Section 2.08(b)(iv); provided that no prepayment shall be required pursuant to this Section 2.08(iii) to the extent that such prepayment would cause (a) Worldwide Cash to be less than the Excess Cash Trigger Amount or (b) U.S. Minimum Liquidity to be less than $100,000,000.

(iv) Each prepayment of principal pursuant to this Section 2.08(b) shall be applied in the following order: (x) first, to the ratable prepayment of the First Lien Loans until all such Loans have been prepaid in full, and second to the ratable prepayment of the Junior Loans until all such Loans have been prepaid in full and (y) first to outstanding Base Rate Loans of each applicable Class up to the full amount thereof, and second to outstanding Eurodollar Rate Loans of each applicable Class up to the full amount thereof. Each prepayment made pursuant to this Section 2.08(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Company shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(v) The Agent shall give prompt notice of any prepayment required under this Section 2.08(b) to Lenders.

(vi) Notwithstanding any other provisions of this Section 2.08(b), (A) with respect only to any Asset Sale, IP License or Casualty Event described in Section 2.08(b)(i), to the extent that applicable law would effectively (1) prohibit or delay the repatriation to the United States of America of any Net Cash Proceeds received by any Subsidiary that is not a U.S. Subsidiary or (2) impose material adverse tax or legal consequences on the Company and its Subsidiaries if such Net Cash Proceeds were so repatriated, in each case as determined by the Company in good faith, the portion of such Net Cash Proceeds so affected shall be disregarded for purposes of determining the amount of any mandatory prepayment required to be made under this Section 2.08(b) so long, but only for so long, as applicable local law would prohibit such repatriation (the Company hereby agreeing to promptly take or to cause the applicable Subsidiary to promptly take (as the case may be) all actions required by the applicable local law to permit such repatriation) or impose such material adverse tax consequences, and at such time as such repatriation of any such Net Cash Proceeds becomes permitted under the applicable local law and/or such material adverse tax consequences would no longer exist (and in any event within three Business Days thereafter) (and whether or not any of such Net Cash Proceeds are actually repatriated), the Company shall prepay the Loans in accordance with Section 2.08(b)(iii), and (B) with respect only to any Excess Cash Flow prepayment described in Section 2.08(b)(iii), to the extent that applicable law would effectively prohibit or delay the repatriation to the United States of America of any proceeds received by any Subsidiary that is not a U.S. Subsidiary or result in material adverse tax consequences, as determined by the Company in good faith, the proceeds so affected shall be disregarded for purposes of determining the amount of any mandatory prepayment required to be made under Section 2.08(b) so long, but only for so long, as applicable local law would prohibit such repatriation (the Company hereby agreeing to promptly take or to cause the applicable Subsidiary to promptly take (as the case may be) all actions required by the applicable local law to permit such repatriation), and at such time as such repatriation of any such proceeds becomes permitted under the applicable local law (and in any event within three Business Days

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thereafter) (and whether or not any of such proceeds are actually repatriated), the Company shall prepay the Loans in accordance with Section 2.08(b)(iv).

(vii) Any Net Cash Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.08 shall be available to the Company and its Subsidiaries to use for their general corporate purposes.

(viii) If any of the Loans would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the date of the Existing DIP Term Loan Agreement (each, an “AHYDO Redemption Date”), the Company shall be required to redeem for cash a portion of each such Loan then outstanding equal to the Mandatory Principal Redemption Amount (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Loan thus redeemed shall be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. No partial redemption or repurchase of the Loans prior to any AHYDO Redemption Date pursuant to any other provision of this Agreement will alter the Company’s obligation to make any Mandatory Principal Redemption with respect to any Loans that remain outstanding on such AHYDO Redemption Date. The ordering rule in Section 2.08(b)(iv) shall not apply to redemptions required pursuant to this Section 2.08(b)(viii).

SECTION 2.09. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (or, in the case of any change in or in the interpretation of any law or regulations with respect to taxes, any Loans) (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes, Excluded Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such

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Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (a) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (b) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Company shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.09, 2.12 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Company hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Company’s accounts with such Lender any amount so due.

(c) All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and

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such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Subject to Section 6.02 and to the Intercreditor Agreement, if the Agent receives funds for application to the Obligations of the Company under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the Company does not direct the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, toward payment of principal, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.12. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.11 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed under FATCA that would not have been imposed but for the failure of the Agent or Lender, as applicable, to satisfy the applicable requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes” and all such excluded taxes being referred to as “Excluded Taxes”). If any Loan Party or the Agent shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions, remittances or withholdings are made (including deductions applicable to additional sums payable under this Section 2.12), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent shall make such deductions and (iii) such Loan Party or the Agent shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution,

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delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid or remitted by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender or Agent organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, on or prior to the designation of any different Applicable Lending Office, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each Lender that becomes a party hereto pursuant to Section 9.08, on the date such Agent is appointed pursuant to Section 8.07 in the case of a successor Agent, and from time to time thereafter as reasonably requested in writing by the Company or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or (in the case of a Lender or the Agent that is claiming (A) an exemption from, or reduction in the rates of, United States federal withholding tax under an applicable income tax treaty or (B) an exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and, in the case of this clause (B), that has certified in writing to the Agent and the Company that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code (a “Compliance Certificate”)) or Internal Revenue Service Forms W-8ECI, Internal Revenue Service Forms W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN (together with a withholding statement and Compliance Certificates, as appropriate), W-9, and/or other certification documents from each beneficial owner, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or Internal Revenue Service Forms W-8BEN certifying that such Lender or the Agent is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee

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becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If a payment made to a Lender hereunder or under the Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If any form or document referred to in this subsection (e) (other than FATCA documentation) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Conversion Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Company or the Agent, each Lender or the Agent shall provide any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless the Company shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.12(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), taxes imposed by the United States of America by reason of such failure shall be treated as Excluded Taxes; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender or the Agent determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender or the Agent whole, such Lender or the Agent, as the case may be, shall pay to the applicable Loan Party,

33

with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Company, upon the request of the Agent or such Lender, agree to repay the amount paid (with interest and penalties) over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.12(i) or in Section 2.12(h) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

(j) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(i) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.12(j). For the avoidance of doubt, except as otherwise provided in Sections 2.12(a), 2.12(b) and 2.12(c), nothing in this Section 2.12(j) shall result in any increase in the liability of any Loan Party to any Lender or the Agent for Taxes or Other Taxes.

SECTION 2.13. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement, if any Appropriate Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.12 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Loans due and payable to such Lender at such time to (ii) the aggregate amount of the Loans due and payable at such time to all Appropriate Lenders hereunder) of payments on account of the Loans obtained by all the Appropriate Lenders, such Lender shall forthwith purchase from the other Appropriate Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Appropriate Lender shall be rescinded and such Appropriate Lender shall repay to the purchasing Lender the purchase price to the extent of such Appropriate Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Appropriate Lenders) of such recovery together with an amount equal to such Appropriate Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the applicable Loans shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Company agrees that any Appropriate Lender so purchasing a participation from another Appropriate Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully

34

as if such Lender were the direct creditor of the Loan Parties in the amount of such participation; provided further that each Lender shall only purchase participations in Loans under the Facilities with respect to which they hold an outstanding Loan.

SECTION 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loans. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to such Lender and its registered assigns in an amount equal to the outstanding principal amount of the Loans of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement with respect to Loans made and not repaid.

SECTION 2.15. Use of Proceeds. The proceeds of the Loans shall be deemed used for general corporate purposes and to fund working capital requirements of the Company.

SECTION 2.16. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Loans owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents.

SECTION 2.17. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (a) become a Defaulting Lender hereunder, (b) requested compensation from the Company under Section 2.12 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.09 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (d) delivered a notice pursuant to Section 2.10 claiming that such Lender is unable to extend Eurodollar Rate Loans for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such

35

Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Company or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all Loans owing to it) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.18. [Reserved]

SECTION 2.19. [Reserved]

SECTION 2.20. Effect of Conversion to Exit Facility. (a) Upon this Agreement becoming effective pursuant to Section 3.1, from and after the Conversion Date: (i) all outstanding New Money Loans (as defined in the Existing DIP Term Loan Agreement) shall be deemed to be exchanged for First Lien Loans hereunder; (ii) all Junior Loans (as defined in the Existing DIP Term Loan Agreement) shall be deemed to be exchanged for Junior Loans hereunder.

(b) Notwithstanding anything herein to the contrary but subject to the following proviso, the Company may refinance all or a portion of the Junior Loans (as defined in the Existing DIP Term Loan Agreement) on or before the Conversion Date with proceeds of Debt that would constitute Permitted Refinancing of the Junior Loans hereunder (“Conversion Junior Loan Refinancing Debt”), and elect to have the outstanding New Money Loans (as defined in the Existing DIP Term Loan Agreement) deemed to be First Lien Loans hereunder and any Junior Loans (as defined in the Existing DIP Term Loan Agreement) not so refinanced to be Junior Loans hereunder; provided that, notwithstanding anything to the contrary in the foregoing, (i) such Conversion Junior Loan Refinancing Debt shall have the same obligors, guarantors and collateral as the Junior Loans hereunder, (ii) the priority of the Lien securing the Conversion Junior Loan Refinancing Debt may be pari passu or junior to the Lien securing the Junior Loans, (iii) the payment waterfall provisions with respect to such Conversion Loan Junior Refinancing shall be no less favorable to the First Lien Lenders than those set forth in the Loan Documents, including, without limitation, Sections 2.08 and 6.02 and (iv) such Conversion Junior Loan Refinancing Debt shall have no covenants or events of default that are more restrictive, taken as a whole, than the covenants or events of default set forth in this Agreement.

SECTION 2.21. Certain Pledges of Stock. Notwithstanding anything to the contrary herein or in the Collateral Documents, not more than 65% of the voting equity interests of any CFC shall be pledged in favor of any Lender or the Agent and no pledge of equity interests of any Subsidiary of a CFC shall be required.

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ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a) The Agent shall have received the following, each dated as of the Conversion Date (unless otherwise specified) and in form and substance reasonably satisfactory to the Agent:

(i) An opinion of the general counsel of the Company covering customary matters for a transaction of this type and in form and substance reasonably satisfactory to the Agent.

(ii) An opinion of Sullivan & Cromwell LLP, U.S. counsel for the Loan Parties covering customary matters for a transaction of this type and in form and substance reasonably satisfactory to the Agent.

(iii) An opinion of Day Pitney LLP, special New Jersey counsel for the Company covering customary matters for a transaction of this type and in form and substance reasonably satisfactory to the Agent.

(b) Evidence that, other than those items that have been delivered or completed prior to the Conversion Date and those that according to Schedule 3.01(b) are scheduled to be delivered or completed after the Conversion Date, such other documents, instruments or actions deemed necessary or advisable by the Agent to perfect and protect the Liens and security interests (and the priority thereof) created or purported to be created pursuant to the DIP Order have been completed or filed for the Closing, including the filing of proper financing statements and the payment of any fees or taxes required in connection with the filing of such documents, instruments or financing statements.

(c) Since [            ]12, there shall have been no Material Adverse Effect.

(d) The Company shall have paid to the extent invoiced at least two Business Day prior to the Conversion Date all fees and expenses of the Agent, [Blackstone], as financial advisor to the Lead Lenders, and [Akin Gump], as legal counsel to the Lead Lenders, and [counsel] to the Agent accrued and payable on or prior to the Conversion Date.

(e) The representations and warranties of the Company and each Loan Party contained in each Loan Document to which it is a party shall be correct in all material respects (except to the extent qualified by materiality, “Material Adverse Effect” or like qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of the Conversion Date, before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date.

(f) On the Conversion Date, U.S. Liquidity shall not be less than $100,000,000.

(g) On the Conversion Date, the Conversion Secured Leverage Ratio shall not exceed 4.00:1.00.

[12]	Date of the approval by the Bankruptcy Court of the disclosure statement for the Reorganization Plan.

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(h) The Conversion Adjusted EBITDA for the Company and its Subsidiaries for the six month period ending on the most recently ended calendar month ending [15] days or more prior to the Conversion Date shall not be less than the amounts previously set forth in the side letter referenced in the Commitment Letter.

(i) The Bankruptcy Court shall have entered an order (the “Confirmation Order”), (x) which order (i) shall have confirmed the Reorganization Plan and, (ii) shall have authorized the Facilities and (y) such Confirmation Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Required Lenders.

(j) The Effective Date shall have occurred no later than September 30, 2013.

(k) No Default or Event of Default (as defined in the Existing DIP Term Loan Agreement) exists under the Existing DIP Term Loan Agreement immediately prior to the termination thereof and after giving effect to the deemed extensions of credit on the Conversion Date, no Default or Event of Default has occurred and is continuing or would result therefrom.

(l) A Specified Sale shall have been consummated for an aggregate gross cash purchase price (for the U.S. and non-U.S. portions of the applicable business taken together ) at consummation of not less than the Minimum Proceeds Amount; provided that, if the winning bid for any portion of such assets includes a credit bid of New Money Loans (as defined in the Existing DIP Term Loan Agreement), the amount of such credit bid shall be deemed to be cash purchase price for determining the Minimum Proceeds Amount; provided that rights to such trademarks, trademark licenses, domain names and related intellectual property assets and materials and other assets reasonably necessary to the operation of the commercial imaging business shall be retained by the Company; and provided further, unless the Required Lead Lenders consent in writing, such Specified Sale shall include the sale or disposition of the assets and businesses to be sold in the transactions assigned the code names “Rockford” and “Walden,”.

(m) New Money Loans (as defined in the Existing DIP Term Loan Agreement) in an aggregate principal amount equal to $200,000,000, less the aggregate principal amount of New Money Loans repaid (or applied to a credit bid) on or prior to the Effective Date shall have been repaid (with proceeds of the Specified Sale or otherwise).

(n) A repayment of New Money Loans (as defined in the Existing DIP Term Loan Agreement) in an amount equal to 75% of U.S. Liquidity above $200,000,000 on the Effective Date (after giving pro forma effect to the restructuring and all payments contemplated by the Reorganization Plan) shall have occurred.

(o) The First Lien Lenders shall have received the Exit Fee.

(p) The UK Pension Settlement Agreement shall be in full force and effect.

SECTION 3.02. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed

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Conversion Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Conversion Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate any law, rule, regulation (including, without limitation, with respect to the Company, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof provided for in this Agreement and in the Intercreditor Agreement) or (iv) except for any notices that may be required pursuant to Section 6.01 or Section 6.02 or pursuant to the Intercreditor Agreement, the exercise by the Agent, or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) The audited Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2012, and the related audited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. The unaudited Consolidated statement of financial position of the

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Company and its Consolidated Subsidiaries as at [            , 2013], and the related unaudited Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the [    -month] period then ended, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements. Since [                     ]13, there has been no Material Adverse Effect.

(f) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, other than the Cases and as disclosed on Schedule 4.01(f) or publicly filed or furnished prior to the Conversion Date on form 8-K or any periodic report required or permitted to be filed or furnished under the Exchange Act with the Securities Exchange Commission; or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Company and each of its Subsidiaries owns, or has the valid and enforceable right to use, all trademarks, service marks, trade names, domain names, goodwill associated with the foregoing, patents, copyrights, trade secrets and know-how (including all registrations and applications for registration of the foregoing) (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), no claim has been asserted and is pending, or to the knowledge of the Company, threatened, by any Person challenging the use of any such Intellectual Property by the Company or any Subsidiary or the validity or enforceability of any such Intellectual Property or alleging that the conduct of the business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, nor does the Company know of any valid basis for any such claim, except, in each case, for such claims that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), to the knowledge of the Company, neither the use of such Intellectual Property by the Company or any of its Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates or otherwise violates the rights of any Person, except for such claims, infringements, misappropriations or violations that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or that could reasonably expected to have a Material Adverse Effect.

[13]	Date of the approval by the Bankruptcy Court of the disclosure statement for the Reorganization Plan.

40

(ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, no event comprising (A) the commencement of winding up of the UK Pension Scheme, except pursuant to the UK Pension Settlement Agreement, (B) the cessation of participation in the UK Pension Scheme by any Affiliate of the Company, except pursuant to the UK Pension Settlement Agreement, or (C) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Company or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(v) No Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension Scheme and (to the knowledge of the Company or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme, except pursuant to the UK Pension Settlement Agreement.

(vi) No Loan Party nor any Affiliate of any Loan Party has been notified by the Trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Company or Kodak Limited) the Trustees of the UK Pension Scheme have not stated any intention to do so, except pursuant to the UK Pension Settlement Agreement.

(vii) Except as would not reasonably be expected to have a Material Adverse Effect or, except pursuant to the UK Pension Settlement Agreement, the UK Pension Schemes are duly registered for HMRC tax purposes, all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor have been performed in a timely fashion; and there are no material outstanding disputes involving any Affiliates concerning the UK Pension Schemes.

(k) Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries has filed all Federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by them that have become due and payable and (ii) with respect to the Company and its Subsidiaries, there are no claims being asserted in writing with respect to any taxes.

(l) Except to the extent the Company or such Subsidiary has set aside on its books adequate reserves (A) the operations and properties of the Company and each of its Consolidated Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved

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without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect and (C) no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(m) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect. As of the Conversion Date, each Material Real Property is set forth on Schedule 4.01(m).

(n) All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries, taken as a whole, in writing to the Agent or any Lender on or prior to the Conversion Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agent or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not materially misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time made.

(o) (i) All filings and other actions necessary to perfect and protect the security interest in the Collateral created (or to be created) under the Collateral Documents to ensure that such security interest remains in full force and effect have been taken, (ii) the Collateral Documents, when executed and delivered (and at all times thereafter), create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral having the priority set forth in the Security Agreement and the Intercreditor Agreement, securing the payment of the Obligations, and (iii) except to the extent that a longer period within which to take such actions has been provided for pursuant to the paragraph following Section 3.01(c)(vii) (and only to such extent), all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(p) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all direct Material Subsidiaries of the Company, showing, in each case, as of the Conversion Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Conversion Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Conversion Date. All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of

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its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except (x) those created under the Collateral Documents, and (y) those securing the Revolving Credit Facility.

(q) Schedule 4.01(q) sets forth all Deposit Accounts other than Excluded Accounts maintained by the Loan Parties in the United States or Canada, including, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

(r) Schedule 4.01(r) sets forth all Material CFCs as of the Conversion Date.

(s) As of the Conversion Date and after giving effect to the effectiveness of the Plan, the Company, individually and together with its Subsidiaries, is Solvent.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, the Company will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. (x) Maintain, and cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice and (y) if any real property owned by a Loan Party is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then such Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither

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the Company nor any of its Subsidiaries shall be required to preserve any right or franchise, or in the case of a Subsidiary, its corporate existence, if the Company determines that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights. So long as no Event of Default has occurred and is then continuing, on reasonable notice, not more than two times during a fiscal year and during normal business hours, permit the Agent or any of its agents or representatives, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (“Visitation Rights”), provided that all such information is subject to the provisions of Section 9.09. At any time an Event of Default has occurred and is then continuing, the Agent and Lenders shall have Visitation Rights and shall not be limited in the number of times they may exercise Visitation Rights.

(f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event (A) with respect to any fiscal month of the Company in which a fiscal quarter ends, within 45 days after the end of such fiscal month and (B) within 20 Business Days after the end of any other fiscal month of the Company, in each case, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such month and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements;

(iii) as soon as available and in any event within 90 days after the end of such fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or such another internationally recognized registered independent public accountant;

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(iv) concurrently with any delivery of financial statements under Sections 5.01(h)(ii) and (iii), a certificate of a Responsible Officer of the Company (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Section 5.03.

(v) as soon as practicable and in any event within five days after the management of the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(vi) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its security holders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vii) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(viii) no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in [Section 6(a), (c), (d), (h), (i), (1) and (p)(iii)] of the Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(ix) except to the extent prohibited by the Pensions Act 2004, such other information in respect of the Company or any of its Subsidiaries as any Lenders through the Agent may from time to time reasonably request ;

(x) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget for the fiscal year immediately following such fiscal year on a quarterly basis, and on an annual basis for each year thereafter through the Termination Date (including a projected Consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year), the related projected Consolidated statements of cash flow and income for such fiscal year (collectively, the “Projections”), which Projections shall be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions, in each case, at the time made; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof and further being understood that projections, including the Projections, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, inherently unreliable and that actual performance may differ materially from the Projections and no assurance is given by the delivery of such Projections or otherwise that the Projections will be realized;

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(xi) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(xii) promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(xiii) promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); and

(xiv) segment reporting for certain agreed segments on such dates, and with respect to reporting periods, in each case, to be mutually agreed and reasonably acceptable to the Required Lead Lenders and the Company (provided that the financial results and other information disclosed need not be reasonably acceptable to the Required Lead Lenders);

(xv) except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Company or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme or (C) the Company or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Company (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii), (iii), (iv) and (vii) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) upon written request of the Agent the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the

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Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Company Information, they shall be treated as set forth in Section 9.09; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

(i) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Agent and following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any Subsidiary organized under the laws of any state of the United States of America owned directly or indirectly by the Company or (z) the acquisition of any property by any Loan Party, and such property, in the reasonable judgment of the Agent (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected security interest in favor of the Agent for the benefit of the Secured Parties with the priorities set forth in this Agreement and the Intercreditor Agreement, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America owned directly or indirectly by the Company that (A) is not a CFC or a Subsidiary of a CFC, or (B) is not a Person having total assets of less than $500,000 (and, so long as it is not such a Person), except that the aggregate total assets of all such persons shall not exceed $1,250,000, within 30 days after such formation or acquisition, cause each such Subsidiary, to duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit F hereto, guaranteeing the applicable Guaranteed Obligations,

(ii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Required Lenders, securing payment of all

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the Obligations of such Loan Party and constituting Liens on all such properties and (B) the formation or acquisition by any Loan Party of any Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance reasonably satisfactory to, the Required Lenders, securing payment of all of the Obligations of such Loan Party; provided that (x) the stock of any Subsidiary held by a CFC or a Subsidiary of a CFC shall not be required to be pledged and (y) if such property is equity interests of a CFC, no more than 65% of the voting equity interests in such CFC shall be pledged in favor of the Secured Parties,

(iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Required Lenders to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section [6(m)] of the Security Agreement),

(iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Required Lenders as to (A) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (B) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (C) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Conversion Date (to the extent applicable).

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent or Required Lenders may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

(j) Further Assurances. (i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing

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statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Conversion Date is or is to be a party, and cause each of its Subsidiaries to do so.

(iii) Promptly notify the Agent of the acquisition of, and, within ninety (90) days (with extensions thereto as agreed by the Company and Agent) after acquisition thereof, grant and cause each of the Loan Parties to grant to the Agent security interests and mortgages in, such Material Real Property as are not covered by the original Mortgages, to the extent acquired after the Conversion Date, and cause each such Subsidiary to record or file, the additional Mortgage in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the additional Mortgages. With respect to each such additional Mortgage, the Company shall deliver, or cause the applicable Loan Party to deliver, to the Agent contemporaneously therewith a title insurance policy or policies or marked up unconditional binder of title insurance, paid for by the Company or the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property (as defined therein), free of any other Liens except (i) as expressly permitted by Section 5.02(a), (ii) Liens arising by operation of law, (iii) any exclusions from coverage set forth in the jacket in the form of lender’s policy of title insurance used by such title insurance company and such other exceptions as such title insurance company shall commit to insure over without any additional cost to the Agent, and (iv) local, state and federal laws, ordinances or governmental regulations, together with a survey if reasonably available at no additional out-of-pocket cost or expense to the applicable Loan Party with respect to property outside the United States.

(k) Foreign Security Interests. Within the time periods set forth on Schedule 5.01(k) (or such longer time as may be reasonably agreed by the Agent), execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent all documents and instruments required to create and perfect the Agent’s security interest in Collateral consisting of the stock of those Subsidiaries listed on Schedule 5.01(k) in the applicable foreign jurisdictions (free and clear of all other liens, subject to exceptions permitted hereunder), in each case along with a customary opinion of local counsel with respect to such security interest.

(l) Use of Proceeds. Use, and cause its Subsidiaries to use, the proceeds of the Loans solely for the purposes contemplated by Section 2.15.

(m) Post-Closing Covenants. Comply, and cause its Subsidiaries to comply, with the obligations set forth in the paragraph immediately following Section 3.01(c)(ix) and on Schedule 5.01(m).

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SECTION 5.02. Negative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, the Company will not:

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i) Permitted Liens,

(ii) Liens created under the Loan Documents,

(iii) (A) Liens arising under leases that have been or should be, in accordance with GAAP, recorded as capital leases and (B) Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, in the case of this Clause 5.02(a)(iii)(B), that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the Debt secured by the Liens collectively referred to in this clause (iii) outstanding at any time shall not exceed in the aggregate $15,000,000 during the twelve month period ending on the first anniversary of the Conversion Date, $30,000,000 during the twelve month period ending on the second anniversary of the Conversion Date, $45,000,000 during the twelve month period ending on the third anniversary of the Conversion Date and $60,000,000 during the twelve month period ending on the fourth anniversary of the Conversion Date and thereafter;

(iv) the Liens existing on the Conversion Date and described on Schedule 5.02(a) hereto (except any Liens permitted by Section 5.02(a)(ii)),

(v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(vi) [Reserved],

(vii) Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States (A) which secure Debt permitted under Section

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5.02(d)(viii) or (B) which are incurred to permit such Subsidiaries to preserve their rights in any judicial, quasi-judicial, governmental agency or similar proceeding and which in the case of this clause (B) do not constitute an Event of Default under Section 6.01(f),

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above in connection with a Permitted Refinancing of the Debt secured thereby, in each case upon or in the same property theretofore subject thereto,

(ix) Liens on assets of Subsidiaries that are not Loan Parties securing Debt permitted under Section 5.02(d)(ix),

(x) Liens on up to $1,500,000 of cash collateral securing the obligations of the Company and its Subsidiaries under the Existing Secured Agreements set forth on Part 1 of Schedule 1.01(a),

(xi) Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f),

(xii) Liens on assets of the Company and its Subsidiaries not constituting Collateral which secure Debt permitted under Section 5.02(d)(xiii),

(xiii) Liens over any assets of any Subsidiary that is not a Loan Party to the extent required to provide collateral in respect of any appeal of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal,

(xiv) additional Liens securing obligations not to exceed in the aggregate (i) $15,000,000 at any time outstanding prior to the second anniversary of the Conversion Date and (ii) $20,000,000 at any time outstanding thereafter,

(xv) Liens in favor of a Loan Party securing Debt permitted under Section 5.02(d)(i), 5.02(d)(vii) or 5.02(d)(viii); provided, that such Debt also constitutes an Investment permitted under clause (D) of Section 5.02(i)(i) or under Section 5.02(i)(iii),

(xvi) Liens securing the obligations under the Revolving Credit Agreement, subject to, and in accordance with the Intercreditor Agreement, and

(xvii) Liens securing Debt permitted under Section 5.2(d)(xviii).

(b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Subsidiaries to do so, provided that, notwithstanding the foregoing (i) any Subsidiary may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity that is a Loan Party pursuant to the Collateral Documents shall remain in full force and effect), (ii) any Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Loan Party (provided that the security interests granted by the Company or such other Loan Party pursuant to the Collateral Documents shall remain in full force and effect), (iii) any Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Subsidiary is the surviving or continuing corporation (provided that if any such Person is a Loan

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Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity pursuant to the Collateral Documents shall remain in full force and effect), (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation and the security interests granted by the Company pursuant to the Collateral Documents shall remain in full force and effect, and (vi) any Subsidiary may merge, amalgamate or consolidate with any other Person the purpose of which is to effect a disposition permitted pursuant to Section 5.02(e)(vii); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries organized under the laws of the United States or any state thereof to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company, provided that all such Debt owed by a Loan Party to a Person that is not a Loan Party shall be subordinated to the Obligations of such Loan Party pursuant to an intercompany subordination agreement or other arrangements reasonably satisfactory to the Required Lenders; provided further that all such Debt that is owed to a Loan Party by a Person that is not a Loan Party (x) shall be permitted as an Investment under Section 5.02(i) and (y) shall be evidenced by an intercompany note, and pledged to the Agent as Collateral,

(ii) Debt existing on the Conversion Date and described on Schedule 5.02(d) hereto, and any Permitted Refinancing thereof,

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii) in an aggregate amount outstanding at any time not to exceed in the aggregate $15,000,000 during the twelve month period ending on the first anniversary of the Conversion Date, $30,000,000 during the twelve month period ending on the second anniversary of the Conversion Date, $45,000,000 during the twelve month period ending on the third anniversary of the Conversion Date and $60,000,000 during the twelve month period ending on the fourth anniversary of the Conversion Date and thereafter,

(iv) Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,

(v) Debt arising under the Loan Documents,

(vi) Debt under the Revolving Credit Agreement in connection with an asset based revolving facility (including any letters of credit or other obligations incurred thereunder) in an amount not to exceed $200,000,000 at any time outstanding,

(vii) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working

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capital needs in an aggregate amount not to exceed $25,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in commodities, interest or exchanges rates and permitted under Section 5.02(m),

(viii) Debt incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States in an aggregate amount not to exceed $60,000,000 at any time outstanding;

(ix) Debt of Subsidiaries that are not Loan Parties in respect of (a) treasury management services, clearing, corporate credit card and related services provided to any such Subsidiaries, (b) letters of credit issued for the benefit of any such Subsidiaries, (c) Hedge Agreements entered into by any such Subsidiaries and permitted under Section 5.02(m), and (d) bank guarantees with respect to such Subsidiaries, in an aggregate amount not to exceed $10,000,000 at any time outstanding,

(x) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(xi) Debt which exists or may exist under the Secured Agreements in existence from time to time, subject to the Maximum Obligations Amount,

(xii) Debt which exists or may exist under the Existing Secured Agreements in existence from time to time; provided that such Debt shall not be secured by any Lien other than a Lien permitted under Section 5.02(a)(x),

(xiii) unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount not to exceed at any time outstanding $55,000,000 during the twelve month period ending on the first anniversary of the Conversion Date, $60,000,000 during the twelve month period ending on the second anniversary of the Conversion Date, $65,000,000 during the twelve month period ending on the third anniversary of the Conversion Date, $70,000,000 during the twelve month period ending on the fourth anniversary of the Conversion Date, $75,000,000 during the twelve month period ending on the fifth anniversary of the Conversion Date,

(xiv) unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 at any time outstanding,

(xv) the Other Existing Letters of Credit, but, with respect to each Other Existing Letter of Credit, only until such time as such letter of credit expires in accordance with its terms in effect on the Conversion Date or is otherwise cancelled or terminated,

(xvi) Guarantees (i) of any Loan Party in respect of Debt of the Company or any other Loan Party otherwise permitted hereunder and (ii) of any Subsidiary that is not a Loan Party in respect of Debt of any other Subsidiary that is not a Loan Party otherwise permitted hereunder,

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(xvii) additional Debt not to exceed at any time outstanding $15,000,000 until the second anniversary of the Conversion Date and $20,000,000 thereafter, and

(xviii) Conversion Junior Loan Refinancing Debt, to the extent the proceeds thereof are used to refinance the Junior Loans (as defined in the Existing DIP Term Loan Agreement) substantially concurrently with the Conversion Date.

(e) Sales and Other Transactions. Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

(i) sales of Inventory in the ordinary course of its business,

(ii) in a transaction authorized by Section 5.02(b),

(iii) sales of obsolete or worn-out property or property no longer used or useful,

(iv) sales, transfers or other dispositions of assets (x) among the Loan Parties and (y) among Subsidiaries of the Company that are not Loan Parties or from such Subsidiaries to Loan Parties,

(v) Investments permitted under Section 5.02(i),

(vi) sales, transfer or other disposition of accounts receivable in the ordinary course of business by foreign subsidiaries,

(vii) other sales, transfers or other dispositions of assets for fair market value (excluding the Specified Sale), provided, that the Company or any of its Subsidiaries shall receive not less than 75% of the consideration for such sale, transfer or other disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, that, with respect to Intellectual Property, the value of licenses to the Company or its Subsidiaries (as a licensee) shall be excluded from determining whether 75% of such consideration is in the form of cash or Cash Equivalents,

(viii) (a) leases of real property located at Eastman Business Park in Rochester, NY and (b) other leases of real property in the ordinary course of business; and

(ix) the sales, transfers or other dispositions set forth on Schedule 5.02(e).

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement and the Revolving Credit Agreement, (ii) any agreement or instrument evidencing Debt existing on the Conversion Date, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the

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Company; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions; or (vii) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or the Lenders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

(g) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Subsidiaries taken as a whole on the date hereof.

(h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock and (iii) if the Secured Leverage Ratio is at the time of such dividend payment or other distribution less than 2.75:1.00, declare or make any dividend payment or other distribution in cash in an amount equal to the amount of any Excess Cash Flow used to make a mandatory prepayment pursuant to Section 2.08(b).

(i) Investments in Other Persons. Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following (provided, that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):

(i) (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Conversion Date, (B) additional Investments by the Company and its Subsidiaries in the Company or the Subsidiary Guarantors, (C) Investments by any Loan Party in another Loan Party and (D) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iii) Investments made by Loan Parties in Subsidiaries of the Company that are not Loan Parties in an aggregate amount not to exceed $100,000,000 at any time outstanding (determined net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party); provided that no Default shall exist at the time such Investment is made or would result therefrom and; provided further that all such Investments shall be evidenced by an intercompany note, and pledged to the Agent as Collateral;

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(iv) Investments in Hedge Agreements permitted under Section 5.02(m);

(v) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;

(vi) Investments arising out of the receipt by the Company or any of its Subsidiaries of non-cash consideration for the sale, transfer or other disposition of assets permitted under Section 5.02(e),

(vii) Investments (including Investments in joint ventures) in an aggregate amount not to exceed (i) in any fiscal year, an amount equal to (1) the sum of $20,000,000, plus up to 50% of the portion of such $20,000,000 available in the following fiscal year, plus any unused amounts from prior fiscal years, minus (2) any portion of the amount available in such fiscal year used in the preceding fiscal year and (ii) in the aggregate, $100,000,000, and

(viii) Investments by the Company and its Subsidiaries in cash and Cash Equivalents.

(j) Prepayments, Amendments, Etc. of Debt. (i) Except with respect to Debt under the Revolving Credit Agreement (or any Permitted Refinancing thereof), prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, or permit any of its Subsidiaries to prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in violation of any subordination terms of, any Debt (it being understood that regularly scheduled payments of interest shall be permitted), except (A) regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Debt permitted hereunder, provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Company certifying compliance with the foregoing clause (1), (B) any repayments of subordinated Debt to the Loan Parties that was permitted to be incurred under this Agreement, (C) conversion of convertible debt into common stock of the Company and payments of cash in lieu of fractional shares upon any such conversion, or (D) with the proceeds of any Permitted Refinancing permitted under Section 5.02(d), (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of the Revolving Credit Agreement or any related loan documents or any subordinated Debt, or (iii) amend, modify or change any term or condition in the Revolving Credit Agreement or any related loan documents, other than to the extent permitted under the Intercreditor Agreement.

(k) Transactions with Affiliates. Conduct or enter into, or permit any of its Subsidiaries to conduct or enter into, any transactions otherwise permitted under this Agreement with any of its or their Affiliates except on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii) employment, severance and other similar arrangements and employee benefits with officers and employees of the Company and its Subsidiaries.

(l) Negative Pledges. Not, and not permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (a) specific property encumbered to secure

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payment of particular Debt or to be sold pursuant to an executed agreement with respect to a Disposition or IP License permitted hereunder, (b) restrictions set forth in the documents governing the Second Lien Debt, the Revolving Credit Agreement, and in the documents governing other existing Indebtedness as set forth on Schedule 5.02(1) and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(m) Hedge Agreements. Not, and not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices entered into in the ordinary course of business and consistent with existing business practice and not for speculative purposes.

(n) Changes to Organization Documents and Material Agreements. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, (i) its certificate of incorporation, by-laws or other organizational documents or (ii) its rights and obligations under any material contractual obligation or agreement, in each case if such amendment, modification or waiver could reasonably be expected to materially adversely affect the interests of the Lenders.

(o) Sale Leaseback Transactions. Except as otherwise set forth on Schedule 5.02(o) and except for any such transactions involving Eastman Business Park in Rochester, NY, real property relating to the Specified Sale and the Company’s premises located at 343 State Street, Rochester NY 14650, not, and not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital asset that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such asset.

(p) Creation of Subsidiaries. Not, and not permit any of its Subsidiaries that is a Loan Party to, establish, create or acquire any Subsidiary unless the Company or such Subsidiary that is a Loan Party shall have caused the requirements of Section 5.01(i) with respect to such established, created or acquired Subsidiary, and the assets and equity interests of such established, created or acquired Subsidiary, to be satisfied.

(q) Selected Payments. The Company shall not, and not permit any of its Subsidiaries to, make payments in respect of a settlement relating to the UK Pension Scheme other than pursuant to the UK Pension Settlement Agreement.

SECTION 5.03. Financial Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid the Company:

(a) Minimum Cash Interest Coverage Ratio. Shall not permit the Cash Interest Coverage Ratio on the last day of any fiscal quarter set forth in the table below to be less than the amount set forth opposite such period:

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Period Ending	Minimum Cash Interest Coverage Ratio
December 31, 2013	1.40x
March 31, 2014	1.70x
June 30, 2014	1.90x
September 30, 2014	2.05x
December 31, 2014	2.45x
March 31, 2015	2.75x
June 30, 2015	2.90x
September 30, 2015	3.10x
December 31, 2015	3.25x
March 31, 2016	3.25x
June 30, 2016	3.25x
September 30, 2016	3.25x
December 31, 2016	3.25x
March 31, 2017	3.25x
June 30, 2017	3.25x
September 30, 2017	3.25x
December 31, 2017	3.25x

(b) Maximum Capital Expenditures. Shall not permit Capital Expenditures of the Company and its Subsidiaries for any period set forth in the table below to be greater than the amount set forth opposite such period:

Period Ending	Maximum Capital Expenditures
December 31, 2013	$78,500,000
December 31, 2014	$80,300,000
December 31, 2015	$77,800,000
December 31, 2016	$80,300,000
December 31, 2017	$85,900,000

(c) Maximum Secured Leverage Ratio. Shall not permit the Secured Leverage Ratio on the last day of any fiscal quarter set forth in the table below to exceed the applicable ratio set forth opposite such period:

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Period Ending	Maximum Secured Leverage Ratio
December 31, 2013	4.70	x
March 31, 2014	4.50	x
June 30, 2014	4.30	x
September 30, 2014	3.95	x
December 31, 2014	3.30	x
March 31, 2015	3.10	x
June 30, 2015	2.95	x
September 30, 2015	2.85	x
December 31, 2015	2.75	x
March 31, 2016	2.75	x
June 30, 2016	2.75	x
September 30, 2016	2.75	x
December 31, 2016	2.75	x
March 31, 2017	2.75	x
June 30, 2017	2.75	x
September 30, 2017	2.75	x
December 31, 2017	2.75	x

(d) Minimum U.S. Liquidity. Shall not permit, as of the close of business on any day, U.S. Liquidity to be less than $100,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. (i) The Company shall fail to pay any principal of any Loan when the same becomes due and payable; (ii) the Company shall fail to pay any interest on any Loan or fees within three Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within three Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b) Representations. Any representation, warranty, certification or other statement of fact made or deemed made by the Company or by any Loan Party in any Loan Document to which it is a party or by the Company (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Specific Covenants. (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), clauses (i) through (viii) (and, in the case of clause (i), such failure shall continue for 5 Business Days), (ix) (and, in the case of clause (ix), such failure shall continue for 5 days), or (xiii) of 5.01(h), 5.01(l), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be

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performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) Cross Default. (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least (x) in the case of the Company and the U.S. Subsidiaries, $25,000,000 in the aggregate or (y) in the case of the Non-U.S. Subsidiaries, $50,000,000 in the aggregate (but in each case excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Insolvency Proceedings, Etc. (i) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) any Material Subsidiary of the Company shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e).

(f) Judgments. Except as set forth on Schedule 6.01(f), (i) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Material Subsidiaries and (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) there shall be rendered against the Loan Parties or any other Material Subsidiaries a nonmonetary judgment with respect to any event which causes or would reasonably be expected to cause a Material Adverse Effect, and such nonmonetary judgment shall not be reversed, stayed or vacated within 30 days after the entry thereof; or

(g) Change of Control. Except in connection with the Reorganization Plan, (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such

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Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or

(h) ERISA Events. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (x) any ERISA Event shall have occurred with respect to a Plan or (y) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(ii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(iii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency, termination or determination occurs, by an amount exceeding $25,000,000; or

(iv) Except pursuant to the transactions pursuant to the UK Pension Settlement Agreement, (A) (1) the UK Pension Scheme shall have commenced winding up or (2) the UK Pensions Regulator shall have issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, and, in the case of each of clause (1) and clause (2), the amount of the deficit on winding up of the UK Pension Scheme would reasonably be expected to have a Material Adverse Effect, or (B) any Affiliate of the Company which currently participates in the UK Pension Scheme shall have ceased to participate therein or shall have withdrawn therefrom, and in each case such action would reasonably be expected to have a Material Adverse Effect; or

(v) The UK Pension Settlement Agreement shall cease to be valid and binding on or enforceable (other than the expiration thereof on the stated termination date) against the parties thereto, or is amended, supplemented or otherwise modified in a manner adverse to the Lenders; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) that is material to the substantial realization of the rights of the Lenders thereunder shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

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(j) Collateral Documents. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section [6(m)] of the Security Agreement) purported to be covered thereby;

then, and in any such event, the Agent shall at the request, or may with the consent of the Required Lenders (i) by notice to the Company, declare the Loans, all interest thereon and all other amounts payable in respect thereof under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; and (ii) subject to the provisions of the Intercreditor Agreement, exercise rights and remedies in respect of the Collateral in accordance with [Section 19] of the Security Agreement and/or the comparable provisions of any other Collateral Document and applicable law.

SECTION 6.02. Application of Funds; Intercreditor Provisions. After the exercise of remedies provided for in Section 6.01 (or after the Loans have become immediately due and payable), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:

(a) With respect to amounts received from or on account of the Company, or in respect of any Collateral (subject to the proviso at the end of this Section 6.02(a)):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations in respect of the First Lien Loans, ratably among the First Lien Lenders in proportion to the respective amounts described in this clause Second held by them;

Third, to payment of that portion of the Obligations in respect of the Junior Loans, ratably among the Junior Loan Lenders in proportion to the respective amounts described in this clause Third held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Company or as otherwise required by law;

provided, that the application to the Obligations pursuant to this Section 6.02(a) of amounts received in respect of Collateral is expressly subject to the priorities set forth in the Intercreditor Agreement, and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 6.02(a).

(b) Without limiting the generality of the foregoing, this Section 6.02 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable law. Amounts applied pursuant to clauses First through Last of Section 6.02(a) are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Obligations referred to in the applicable clause.

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(c) If any Secured Party collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 6.02(a) hereof, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Agent, for the account of such Secured Parties, to be applied in accordance with Section 6.02(a) hereof, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

(d) It is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Obligations in respect of the First Lien Loans (and any security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Obligations (and security therefor) in respect of the Junior Loans.

(e) (i) EACH LENDER WITH OUTSTANDING FIRST LIEN LOANS ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS IN RESPECT OF THE OUTSTANDING FIRST LIEN LOANS ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO THIS SECTION 6.02 PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING JUNIOR LOANS.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each of the Company and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent

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permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

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This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Company, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited’

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and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “U.S. Subsidiary Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(b) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c) Prior Payment of Guaranteed Obligations. In any proceeding under the Bankruptcy Code relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under the Bankruptcy Code, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d) Turn-Over. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e) Agent Authorization. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered

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(but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.15. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. (a) Each Lender hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby further irrevocably appoints Wilmington Trust, National Association to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Agent.

(c) The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

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SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including, but not limited to, trust, investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Company Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent

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shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and

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in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s pro rata share (based on the Loans held by such Lender relative to the total Loans then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights, and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent. The Agent may at any time give notice to the Lenders and the Company of its resignation in respect of the Facilities. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth

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above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents in respect of the Facilities as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent in respect of the Facilities as to which it has resigned, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Facilities as to which it has resigned (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.08. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document

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entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

SECTION 8.10. Intercreditor Agreement. Each of the Lenders hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender hereunder (a) consents to any subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers. For the avoidance of doubt, prior to the Conversion Date this Agreement may be amended by the Required Lead Lenders (as defined in the Existing DIP Credit Agreement). After the Conversion Date, no amendment or waiver of any provision of this

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Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or in the case of any amendment or waiver that only affects one class of Loans and does not adversely affect any other Class of Loans, the Required First Lien Lenders or Required Junior Loan Lenders, as applicable, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) release all or substantially all of the Collateral in any transaction or series of related transactions, (ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, (iii) amend this Section 9.01 or (iv) amend or modify the definition of “Required Lenders”, “Required First Lien Lenders”, or “Required Junior Loan Lenders”; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder or (ii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent, under this Agreement or any Note and (c) no amendment, waiver or consent shall, unless in writing and signed by, in the case of any amendment or waiver that only affects one Class of Loans and does not adversely affect any other Class of Loans, the Required First Lien Lenders or Required Junior Loan Lenders, as applicable, change the order of application of any prepayment or repayment of Loans among the Facilities from the application thereof set forth in Section 2.08 or Section 6.02, provided, however, notwithstanding clauses (i) and (ii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.15 or in any Collateral Document.

SECTION 9.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered

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through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Each Lender agrees that notice to it specifying that any Company Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Agent shall deliver a copy of the Company Materials, notices or other communications to such Lender by email or fax.

(c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’ or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Company and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for

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notices and other communications hereunder by notice to the Company and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or their securities for purposes of United States Federal or state securities laws.

(f) Reliance by Agent and Lenders. The Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses, (ii) the reasonable fees and expenses of counsel for the Lead Lenders and the Agent with respect thereto and (iii) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all

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reasonable search, filing and recording fees), provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising each of the Agent, as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Company further agrees to pay on demand all costs and expenses of the Agent, and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents. Without limiting the foregoing, the Company also agrees to pay all costs and expenses of the Lead Lenders as required under the Commitment Letter.

(b) The Company agrees to indemnify and hold harmless the Agent, and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (which, for the avoidance of doubt does not include Taxes, Excluded Taxes and Other Taxes which shall be governed by Section 2.12) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, as found in a final and non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.06(d), 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Company pursuant to Section 9.08(a), the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of

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anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Company contained in Sections 2.09, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Agent, or any Lender, or the Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. Subject to the final proviso to Section 6.01, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, the Agent, and each applicable Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, or such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of such Company now or hereafter existing under this Agreement and any Note held by the Agent, or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 6.02 and, pending such payment, shall be segregated by such Defaulting Lender

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from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Lenders or such Affiliates may have.

SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Company, the Agent, and each Lender and their respective successors and assigns, except that no Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08. Assignments and Participations. (a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and, if demanded, by the Company so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans of a Class owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof or unless the Company and the Agent otherwise agrees, (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (v) unless waived by the Agent in its sole discretion, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the

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extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Company Information relating to the Company received by it from such Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

80

SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures, disposition or changes in assets; (3) new products or discoveries or developments regarding the Company’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Company; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy (including the Cases) or receivership (such information being referred to collectively herein as the “Company Information”), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure (except in the case of any disclosure made in the course of any examination conducted by bank regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(g), (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed

81

shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, as determined in good faith by the Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13. Jurisdiction. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED

82

BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. PATRIOT Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Company, which information includes the name and address of such Company and other information that will allow such Lender or the Agent, as applicable, to identify such Company in accordance with the PATRIOT Act. Each Company shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.15. Release of Collateral; Termination of Loan Documents. (a) (i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (other than to any Person that is not, and that is not required to be, a Loan Party) in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary ceasing to be a Subsidiary, and (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and the Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b) Upon the payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents

83

shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lender’s obligations under this Section 9.15 shall survive until satisfied.

SECTION 9.16. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Exchange Rate on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Company such excess.

SECTION 9.17. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Lenders each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, the Company and each of the other Loan Parties hereby waives and releases any claims that it may have against the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

84

SECTION 9.18. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

[The remainder of this page intentionally left blank]

85

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By
Name:
Title:

[U.S. SUBSIDIARY GUARANTORS]

By
Name:
Title:

Signature Page to

Credit Agreement

Wilmington Trust, National Association, as Agent

By
Name:
Title:

Signature Page to

Credit Agreement

[LENDER],
as a [Lender]

By
Name:
Title:

Signature Page to

Credit Agreement

EXHIBIT H - FORM OF

13 WEEK PROJECTION

See Attached.

Exhibit H – Form of

13-Week Projection

[—], 2013

Eastman Kodak Company

U.S. 13-Week Cash Flow

($USD millions)

	1	2	3	4	5	6	7	8	9	10	11	12	13
	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Total
CASH RECEIPTS:
Operating Receipts	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Net Intercompany Trade Receipts
Other Receipts(1)

Total Receipts	$	$	$	$	$	$	$	$	$	$	$	$	$	$

CASH DISBURSEMENTS:
General Disbursements
Payroll/Benefits
Other Disbursements

Total Disbursements	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Net Cash Flow, bef. Debt, and Restructuring	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

RESTRUCTURING/INTEREST RELATED
Restructuring Related and Interest Expense(2)

Total Restructuring/Interest Related	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Net Cash Flow, before Draw (Repay)	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

DIP Term Loan Draw/(Repay)
Jr. DIP Term Loan Draw/(Repay)
DIP ABL Draw/(Repay)

Net Cash Flow	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning Operating Cash Balance	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending Operating Cash Balance	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning Pre-Petition Revolver	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending Pre-Petition Revolver	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning DIP ABL	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending DIP ABL(3)	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning DIP Term Loan	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending DIP Term Loan	$	$	$	$	$	$	$	$	$	$	$	$	$	$

(1)	Includes asset sales, intercompany advances and dividends, and other receipts.
(2)	Includes professional fees, restructuring charges, fees and interest, utility deposits, and payments under various supplier motions.
(3)	DIP availability includes impact of outstanding LCs and secured agreements of approximately $[—].

SC1:3396444.2

2251858_1

EXHIBIT I - FORM OF

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

Dated as of

March 22, 2013

Among

CITICORP NORTH AMERICA, INC.,

as Representative with respect to the ABL Credit Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Representative with respect to the New Money Term Loans

under the Term Loan Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Representative with respect to the Junior Term Loans

under the Term Loan Agreement,

EASTMAN KODAK COMPANY

and

THE OTHER GRANTORS PARTY HERETO

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

11.13	Additional Grantors	59

11.14	New DIP Order Governs	59

iii

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”), dated as of March 22, 2013, among CITICORP NORTH AMERICA, INC. (“CNAI”), as Representative with respect to the ABL Credit Agreement, WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as Representative with respect to the New Money Term Loans, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the Junior Term Loans, Eastman Kodak Company (the “Borrower”), and each of the other Grantors party hereto.

WHEREAS, the Borrower, the lenders party thereto, CNAI, as administrative agent (the “ABL Agent”) and the lenders party thereto are parties to that certain Amended and Restated Debtor-in-Possession Revolving Credit Agreement, dated as of March 22, 2013 (the “ABL Credit Agreement”), pursuant to which such lenders have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Borrower, the lenders party thereto, Wilmington Trust, as administrative agent with respect to the New Money Term Loans (the “New Money Term Loan Agent”), Wilmington Trust, as administrative agent with respect to the Junior Term Loans (the “Junior Term Loan Agent”) and the lenders party thereto are parties to that certain Debtor-in-Possession Loan Agreement, dated as of March 22, 2013 (the “Term Loan Agreement”), pursuant to which such lenders have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Grantors and the ABL Agent are parties to that certain Amended and Restated Security Agreement, dated as of March 22, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, the “ABL Security Agreement”), pursuant to which such Grantors have granted Liens on their assets securing the ABL Secured Obligations; and

WHEREAS, the Grantors, the New Money Term Loan Agent and the Junior Term Loan Agent are parties to that certain Security Agreement, dated as of March 22, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, the “Term Loan Security

Agreement”), pursuant to which such Grantors have granted Liens on their assets securing the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations; and

WHEREAS, it is the desire of the parties hereto to set forth their respective rights and priorities with respect to the Common Collateral;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. Definitions; Other Interpretive Provisions.

1.1 Definitions.

The following terms, as used herein, have the following meanings:

“ABL Agent” has the meaning set forth in the first WHEREAS clause of this Agreement; provided that the term “ABL Agent” shall also mean the Representative for the holders of any indebtedness outstanding under any Replacement ABL Credit Agreement then extant.

“ABL Credit Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement; provided that the term “ABL Credit Agreement” shall also include any Replacement ABL Credit Agreement, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“ABL Loan Documents” means (i) the “Loan Documents” as defined in the ABL Credit Agreement or (ii) the “Loan Documents” (or comparable term) as defined in any Replacement ABL Credit Agreement, as the case may be.

“ABL Priority Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located: (a) cash and Cash Equivalents (other than cash proceeds of property that was Term Loan Priority Collateral when such cash proceeds arose to the extent such cash proceeds are held in a Term Facility Cash Collateral Account, and any investment of such cash and Cash Equivalents held in a Term Facility Cash Collateral Account), (b) deposit accounts (other than any deposit account (including

2

any Term Facility Cash Collateral Account) that contains solely the identifiable cash proceeds of property that was Term Loan Priority Collateral when such cash proceeds arose), (c) Inventory, (d) accounts, chattel paper and other related rights to payment, (e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (d) of this definition, all related contracts, contract rights, documents, instruments and other evidences of indebtedness, payment intangibles, letter-of-credit rights and other supporting obligations and other claims or causes of action; (f) all books and records relating to the foregoing and (g) all proceeds of any and all of the foregoing; provided that the ABL Priority Collateral and the Term Loan Priority Collateral shall include the proceeds of Avoidance Actions (as defined in the ABL Credit Agreement as in effect on the date hereof) on an equal and ratable basis. Terms used in the foregoing definition which are defined in the Uniform Commercial Code and not otherwise defined in this Agreement have the meanings specified in the Uniform Commercial Code.

“ABL Priority Collateral Enforcement Actions” has the meaning specified in Section 7.3(b).

“ABL Priority Collateral Processing and Sale Period” has the meaning specified in Section 7.3(b).

“ABL Priority DIP Financing” has the meaning specified in Section 5.2(a).

“ABL Purchase” has the meaning specified in Section 4.4(a).

“ABL Purchase Event” has the meaning specified in Section 4.4(a).

“ABL Purchase Price” has the meaning specified in Section 4.4(b).

“ABL Purchasing Parties” has the meaning specified in Section 4.4(a).

“ABL Secured Obligations” means all “Secured Obligations” (or comparable term) as defined in the ABL Credit Agreement (including, for the avoidance of doubt, in any Replacement ABL Credit Agreement).

“ABL Secured Parties” means holders from time to time of the ABL Secured Obligations.

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“ABL Security Agreement” has the meaning set forth in the third WHEREAS clause of this Agreement; provided that if a Replacement ABL Credit Agreement is in effect, “ABL Security Agreement” shall be deemed to be a reference to each agreement pursuant to which Liens have been granted to secure obligations under such Replacement ABL Credit Agreement, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Additional Debt” has the meaning specified in Section 11.3(b).

“Adequate Protection Liens” means any Liens granted in any Insolvency Proceeding to any Secured Party as adequate protection of the Secured Obligations held by such Secured Party.

“Available Credit Bid Amount” means, at any time during the pendency of the Existing Chapter 11 Cases, (i) $200,000,000 minus (ii) the aggregate principal amount of New Money Term Loans prepaid with the proceeds of any other Specified Sale consummated prior to the consummation of the applicable transaction with respect to which a credit bid is to be made minus (iii) the amount of all other successful credit bids previously made in connection with any other Specified Sale.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Court” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Cash Equivalents” has the meaning specified in the ABL Credit Agreement.

“CNAI” has the meaning set forth in the preamble of this Agreement.

“Class” refers to the determination (x) in relation to any particular Type of Common Collateral, (i) with respect to any Secured Obligations, whether such Secured Obligations are First Priority Obligations, Second Priority Obligations or Third Priority Obligations and (ii) with respect to any Secured Party, whether such Secured Party is a First Priority Secured Party, a Second Priority Secured Party or a Third Priority Secured Party and (y) in relation to any Secured Obligations, whether such

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Secured Obligations are ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations.

“Common Collateral” means all assets of the Grantors on which Liens have been granted (or purported to be granted) to secure more than one Class of Secured Obligations.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Grantor, as applicable.

“Comparable Third Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document or any Second Priority Security Document, that Third Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Grantor, as applicable.

“Defaulting ABL Secured Party” has the meaning specified in Section 4.4(g).

“Defaulting New Money Secured Party” has the meaning specified in Section 4.5(f).

“DIP Financing” means an ABL Priority DIP Financing or a Term Loan Priority DIP Financing.

“Effective Date” means March 22, 2013.

“Enforcement Action” means, with respect to any Class of Secured Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under the Loan Documents governing such Class, or applicable law, including without limitation the exercise of any rights of set-off, recoupment or credit bidding, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code (including credit bidding rights) or other similar creditors’ rights, bankruptcy, insolvency, reorganization or similar laws of any applicable jurisdiction.

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“Existing Chapter 11 Cases” means the Chapter 11 cases filed by Eastman Kodak Company and certain of its subsidiaries on January 19, 2012 in the United States Bankruptcy Court for the Southern District of New York and pending as of the Effective Date.

“Existing Chapter 11 Cases Emergence Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan in the Existing Chapter 11 Cases that is confirmed pursuant to an order of the Bankruptcy Court.

“First Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related First Priority Obligations.

“First Priority Lien” means any Lien on any Type of Common Collateral securing any First Priority Obligation.

“First Priority Obligations” means, subject to Section 1.2, (i) with respect to the ABL Priority Collateral, the ABL Secured Obligations and (ii) with respect to the Term Loan Priority Collateral, the New Money Term Loan Secured Obligations. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, Third Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means, with respect to each Type of Common Collateral, the first date on which (i) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) with respect to such Common Collateral have been paid in cash in full (or, if applicable, cash collateralized or defeased in accordance with the terms of the applicable First Priority Documents or converted or rolled into DIP Financing), (ii) all commitments to extend credit

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under the applicable First Priority Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the applicable First Priority Documents (other than such as have been cash collateralized or defeased or otherwise provided for in accordance with the terms of the applicable First Priority Documents), and (iv) the First Priority Representative with respect to such Common Collateral has delivered a written notice to the Second Priority Representative and the Third Priority Representative with respect to such Common Collateral stating that the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the First Priority Secured Parties with respect to such Common Collateral. For avoidance of doubt, a Refinancing of First Priority Obligations with respect to any Type of Common Collateral that is permitted hereby (other than with the proceeds of DIP Financing following the Existing Chapter 11 Cases Emergence Date) shall not give rise to the First Priority Obligations Payment Date with respect to such Common Collateral unless the terms thereof expressly so provide with reference to this Agreement.

“First Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the First Priority Obligations with respect to such Common Collateral.

“First Priority Secured Parties” means, with respect to each Type of Common Collateral, the First Priority Representative and the holders of the First Priority Obligations.

“First Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure First Priority Obligations.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex III, appropriately completed.

“Grantors” means the Borrower and each Subsidiary of the Borrower that has at any time granted a Lien on any assets that constitute Common Collateral.

“Hedge Agreement Obligations” has the meaning set forth in the ABL Credit Agreement.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing

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events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Inventory” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Junior Term Loan Agent” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “Junior Term Loan Agent” shall also mean the Representative for the holders of any indebtedness that has been designated, in accordance with this Agreement, as “Junior Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant (and, if more than one Junior Term Loan Agent exists at any time, “Junior Term Loan Agent” shall be deemed to be a collective reference to each Junior Term Loan Agent).

“Junior Term Loan Secured Obligations” means, collectively, (i) all “Obligations” (or comparable term) in respect of the Junior Term Loans under the Term Loan Agreement and (ii) all “Obligations” (or comparable term) in respect of any other indebtedness that has been designated, in accordance with this Agreement, as “Junior Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant.

“Junior Term Loan Secured Parties” means the holders from time to time of the Junior Term Loan Secured Obligations.

“Junior Term Loans” means the “Junior Loans” (as defined in the Term Loan Agreement as in effect on the date hereof).

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided the term “Lien” shall not include any license of intellectual property.

“Loan Document” means any of the ABL Loan Documents or the Term Loan Documents.

“Maximum Obligations Amount” means

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(I) prior to the Existing Chapter 11 Cases Emergence Date, (x) with respect to the principal amount of New Money Term Loan Secured Obligations (A) $473,200,000 minus (B) the aggregate amount of all mandatory prepayments of principal of the New Money Term Loans made on or after the date hereof (excluding, for the avoidance of doubt, any such prepayments made in connection with the Refinancing of any such loans that is permitted under this Agreement), (y) with respect to the principal amount of Junior Term Loan Secured Obligations, $375,000,000, and (z) (A) with respect to the principal amount of ABL Secured Obligations, together with the undrawn face amount of and unreimbursed drawings with respect to letters of credit constituting ABL Secured Obligations, $200,000,000 plus (B) with respect to the amount of obligations under Secured Agreements (or a comparable term in any Replacement ABL Credit Agreement) constituting ABL Secured Obligations, $75,000,000, plus, in the case of a Refinancing pursuant to this Agreement and in the case of each of clauses (x), (y) and (z), an amount equal to accrued and unpaid interest on, and premium with respect to, the obligations being Refinanced and other reasonable and customary fees and expenses incurred in connection with such Refinancing; and

(II) on and after the Existing Chapter 11 Cases Emergence Date, (x) with respect to the principal amount of Term Loan Secured Obligations (A) $848,200,000 minus (B) the aggregate amount of all mandatory prepayments of principal of the Term Loan Secured Obligations made on or after the Existing Chapter 11 Cases Emergence Date (excluding, for the avoidance of doubt, any repayment of the New Money Term Loans on the Existing Chapter 11 Cases Emergence Date and any such prepayments made in connection with the Refinancing of any such loans that is permitted under this Agreement) plus (C) the product of (i) the aggregate principal amount of New Money Term Loan Secured Obligations under the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement that are converted to Term Loan Secured Obligations under the “Exit Loan Agreement” as contemplated by Section 2.22 of such Term Loan Agreement multiplied by (ii) 2%, and (y) (A) with respect to the principal amount of ABL Secured Obligations, together with the undrawn face amount of and unreimbursed drawings with respect to letters of credit constituting ABL Secured Obligations,

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$200,000,000 plus (B) with respect to the amount of obligations under Secured Agreements (or a comparable term in any Replacement ABL Credit Agreement) constituting ABL Secured Obligations, $75,000,000, plus, in the case of a Refinancing pursuant to this Agreement and in the case of each of clauses (x) and (y), an amount equal to accrued and unpaid interest on, and premium with respect to, the obligations being Refinanced and other reasonable and customary fees and expenses incurred in connection with such Refinancing.

“Mortgage” means mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which any Lien on real property is granted to secure any Secured Obligations or under which rights or remedies with respect to any such Lien are governed.

“New DIP Order” means (i) that certain Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926], attached as Exhibit J-1 to the ABL Credit Agreement as modified by (ii) that certain Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279], attached as Exhibit J-2 to the ABL Credit Agreement.

“New Money Term Loan Agent” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “New Money Term Loan Agent” shall also mean the Representative for the holders of any indebtedness that has been designated, in accordance with this Agreement, as “New Money Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant (and, if more than one New Money Term Loan Agent exists at any time,

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“New Money Term Loan Agent” shall be deemed to be a collective reference to each New Money Term Loan Agent).

“New Money Term Loan Purchase” has the meaning specified in Section 4.5(a).

“New Money Term Loan Purchase Event” has the meaning specified in Section 4.5(a).

“New Money Term Loan Purchase Price” has the meaning specified in Section 4.5(b).

“New Money Term Loan Purchasing Parties” has the meaning specified in Section 4.5(a).

“New Money Term Loan Secured Obligations” means, collectively, (i) all “Obligations” (or comparable term) in respect of the New Money Term Loans under the Term Loan Agreement and (ii) all “Obligations” (or comparable term) in respect of any other indebtedness that has been designated, in accordance with this Agreement, as “New Money Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant.

“New Money Term Loan Secured Parties” means the holders from time to time of the New Money Term Loan Secured Obligations.

“New Money Term Loans” means the “New Money Loans” (as defined in the Term Loan Agreement as in effect on the date hereof).

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.

“Patents” means all the following owned or hereafter acquired by any Grantor: (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties,

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damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Post-Petition Interest” means any interest, fees, expenses or other amount that accrues or would have accrued after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Refinance” means, in respect of any indebtedness, to extend, refinance, renew or replace, defease or refund such indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reorganization Plan” means a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

“Replacement ABL Credit Agreement” means (i) any replacement credit agreement entered into by the Grantors (or any of them) to Refinance, in whole but not in part, the indebtedness outstanding under the then-extant ABL Credit Agreement or (ii) in the event that no indebtedness is outstanding under the then-extant ABL Credit Agreement, any replacement credit agreement entered into by the Grantors (or any of them), so long as, in the case of each of clauses (i) and (ii), the commitments under the then-extant ABL Credit Agreement shall have also been terminated; provided that (w) the incurrence of such indebtedness and the Liens securing such indebtedness is permitted by (1) the then-extant Term Loan Documents and (2) this Agreement (including, without limitation, Section 6.2), (x) the Borrower shall have designated the Representative of the holders of the indebtedness under such replacement credit agreement as the “ABL Agent” by delivering a writing to such effect to each Term Loan Agent, (y) the provisions of Section 6.2(a) of this Agreement shall have been complied with and (z) the Borrower shall have delivered to each Term Loan Agent an officer’s certificate certifying that the preceding conditions have been satisfied.

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“Replacement Term Loan Agreement” means (A) the “Exit Loan Agreement” contemplated by Section 2.22 of the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement and (B) any other replacement loan agreement or agreements entered into by the Grantors (or any of them) to Refinance, in whole or in part, the indebtedness outstanding under any then-extant Term Loan Agreement; provided in the case of each of clauses (A) and (B), that (w) the incurrence of such indebtedness and the Liens securing such indebtedness is permitted by (1) the ABL Loan Documents, (2) the other then-extant Term Loan Documents and (3) this Agreement (including, without limitation, Section 6.2), (x) the Borrower shall have designated the Representative of the holders of the indebtedness under such replacement loan agreement as a “Term Loan Agent” by delivering a writing to such effect to the ABL Agent, (y) the provisions of Section 6.2(b) and/or 6.2(c), as applicable, of this Agreement shall have been complied with and (z) the Borrower shall have delivered to the ABL Agent an officer’s certificate certifying that the preceding conditions have been satisfied.

“Representative” means the agent, trustee, or other representative for the holders of the Secured Obligations of any Class designated pursuant to the applicable Loan Documents.

“Representative Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II, appropriately completed.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Grantor.

“Second Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related Second Priority Obligations.

“Second Priority Lien” means any Lien on any Type of Common Collateral securing any Second Priority Obligation.

“Second Priority Obligations” means, subject to Section 1.2, (i) with respect to the ABL Priority Collateral, the New Money Term Loan Secured Obligations and (ii) with respect to the Term Loan Priority Collateral, the ABL Secured Obligations. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement

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of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, Third Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Obligations Payment Date” means, with respect to each Type of Common Collateral, the first date after the First Priority Obligations Payment Date with respect to such Common Collateral on which (i) the Second Priority Obligations (other than those that constitute Unasserted Contingent Obligations) with respect to such Common Collateral have been paid in cash in full (or, if applicable, cash collateralized or defeased in accordance with the terms of the applicable Second Priority Documents or converted or rolled into DIP Financing), (ii) all commitments to extend credit under the applicable Second Priority Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the applicable Second Priority Documents (other than such as have been cash collateralized or defeased or otherwise provided for in accordance with the terms of the applicable Second Priority Documents), and (iv) the Second Priority Representative with respect to such Common Collateral has delivered a written notice to the Third Priority Representative with respect to such Common Collateral stating that the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the Second Priority Secured Parties with respect to such Common Collateral. For avoidance of doubt, a Refinancing of Second Priority Obligations with respect to any Type of Common Collateral that is permitted hereby (other than with the proceeds of DIP Financing following the Existing Chapter 11 Cases Emergence Date) shall not give rise to the Second Priority Obligations Payment Date with respect to such Common Collateral unless the terms thereof expressly so provide with reference to this Agreement.

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“Second Priority Permitted Actions” means the actions permitted to be taken by the Second Priority Secured Parties with respect to each Type of Common Collateral pursuant to Section 3.1(b).

“Second Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the Second Priority Obligations with respect to such Common Collateral.

“Second Priority Secured Parties” means, with respect to each Type of Common Collateral, the Second Priority Representative and the holders of the Second Priority Obligations with respect to such Common Collateral.

“Second Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure Second Priority Obligations.

“Second Priority Standstill Period” has the meaning specified in Section 3.1(b).

“Secured Agreements” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Secured Obligations” means, collectively, the First Priority Obligations, the Second Priority Obligations and the Third Priority Obligations.

“Secured Parties” means, collectively, the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties.

“Security Documents” means, collectively, (i) the “Collateral Documents” (or like term) as defined in the ABL Credit Agreement and (ii) the “Collateral Documents” (or like term) as defined in the Term Loan Agreement.

“Specified Sale” means any sale or disposition, in whole or in part, of any combination of (A) the assets and businesses to be sold in the transsaction assigned the code name “Rockford”, (B) the assets and businesses to be sold in the transaction assigned the code name “Walden” and/or (C) trademarks, trademark licenses, domain names or related intellectual property assets and materials of the Borrower or any of its Subsidiaries.

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“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving ABL Obligations” has the meaning specified in Section 4.4(a).

“Surviving New Money Term Loan Obligations” has the meaning specified in Section 4.5(a).

“Term Facility Cash Collateral Account” means a segregated Deposit Account (as defined in the ABL Credit Agreement) into which only the identifiable proceeds of Term Loan Priority Collateral are deposited.

“Term Loan Agent” means the collective reference to the New Money Term Loan Agent (in such capacity) and the Junior Term Loan Agent (in such capacity); provided that the term “Term Loan Agent” shall also mean the Representative for the holders of any indebtedness outstanding under each Replacement Term Loan Agreement then extant (and, if more than one Term Loan Agent exists at any time, “Term Loan Agent” shall be deemed to be a collective reference to each Term Loan Agent).

“Term Loan Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “Term Loan Agreement” shall also include any Replacement Term Loan Agreement (and if more than one Term Loan Agreement exists at any time, “Term Loan Agreement” shall be deemed to be a collective reference to each Term Loan Agreement then extant), in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

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“Term Loan Documents” means, collectively, the “Loan Documents” (or comparable term) as defined in each Term Loan Agreement.

“Term Loan Priority DIP Financing” has the meaning specified in Section 5.2(b).

“Term Loan Priority Collateral” means all assets of the Grantors on which Liens have been granted pursuant to the Security Documents other than ABL Priority Collateral.

“Term Loan Priority Collateral Enforcement Action Notice” has the meaning specified in Section 7.3(b).

“Term Loan Priority Collateral Enforcement Actions” has the meaning specified in Section 7.3(b).

“Term Loan Secured Obligations” means, collectively, the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations.

“Term Loan Security Agreement” has the meaning set forth in the fourth WHEREAS clause of this Agreement; provided that if more than one Term Loan Agreement is in effect, “Term Loan Security Agreement” shall be deemed to be a collective reference to each agreement pursuant to which Liens have been granted to secure obligations under each Term Loan Agreement then extant, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Third Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related Third Priority Obligations.

“Third Priority Lien” means any Lien on any Type of Common Collateral securing any Third Priority Obligation.

“Third Priority Obligations” means, subject to Section 1.2, with respect to the ABL Priority Collateral and the Term Loan Priority Collateral, the Junior Term Loan Secured Obligations. To the extent any payment with respect to any Third Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in

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possession, any First Priority Secured Party, Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Third Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the Third Priority Obligations with respect to such Common Collateral.

“Third Priority Secured Parties” means, with respect to each Type of Common Collateral, the Third Priority Representative and the holders of the Third Priority Obligations with respect to such Common Collateral.

“Third Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure Third Priority Obligations.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means all the following owned or hereafter acquired by any Grantor: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, including as displayed on prints and labels, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

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“Type” when used to describe any Common Collateral, refers to whether such Common Collateral is ABL Priority Collateral or Term Loan Priority Collateral

“Unasserted Contingent Obligations” means, at any time, with respect to any Class of Secured Obligations, Secured Obligations of such Class for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Secured Obligation of such Class and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Secured Obligations of such Class for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” means the United States of America.

“Wilmington Trust” has the meaning set forth in the preamble of this Agreement.

  1.2 Applicability of this Agreement.

Notwithstanding anything to the contrary herein, (i) upon the occurrence of the First Priority Obligations Payment Date with respect to a Type of Common Collateral, (a) the Second Priority Obligations with respect to such Common Collateral (immediately prior to the First Priority Obligations Payment Date) shall be deemed to be the First Priority Obligations with respect to such Common Collateral for purposes of this Agreement, and (b) the Third Priority Obligations with respect to such Common Collateral (immediately prior to the First Priority Obligations Payment Date) shall be deemed to be the Second Priority Obligations with respect to such Common Collateral for purposes of this Agreement and (ii) to the extent that the aggregate amount of any Class of Secured Obligations exceeds the Maximum Obligations Amount with respect to such Class, such excess shall not constitute First Priority Obligations, Second Priority Obligations or Third Priority Obligations hereunder, and shall be junior in Lien priority to all Secured Obligations.

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SECTION 2. Lien Priorities.

2.1 Subordination of Liens.

(a) Any and all Second Priority Liens now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all First Priority Liens now existing or hereafter created or arising, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such First Priority Liens are (x) subordinated to any Lien securing any obligation of any Grantor other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) Any and all Third Priority Liens now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all First Priority Liens and Second Priority Liens now existing or hereafter created or arising, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Third Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document, Second Priority Document or Third Priority Document or any other circumstance whatsoever and (iii) the fact that any such First Priority Liens or Second Priority Liens are (x) subordinated to any Lien securing any obligation of any Grantor other than the Third Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(c) No Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to any other Secured Party. No Second Priority Secured Party and no Third Priority Secured Party shall take, or cause to be taken, any action the purpose of which is to make any Second Priority Lien or Third Priority Lien, as applicable, pari passu with or senior to the First Priority Lien. It is understood that nothing in this Section 2.1(c) is intended to prohibit any Second Priority Secured Party or Third Priority Secured Party from exercising any rights expressly granted to it under this Agreement.

(d) Notwithstanding any failure by any Secured Party to perfect any or all of its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of any or all of the security interests in the Common Collateral granted to such Secured Party, the priority and rights as among the Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2 Nature of Obligations. Each Secured Party acknowledges that certain of the Secured Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or

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from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Secured Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Secured Obligations may be increased, replaced or Refinanced, in each event, without notice to or consent by the Secured Parties (except to the extent required under Section 6) and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of or waiver, consent or accommodation with respect to any Secured Obligations, or any portion thereof.

2.3 Agreements Regarding Actions to Perfect Liens.

(a) With respect to each Type of Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of such Second Priority Representative or any other Second Priority Secured Party (or any agent or other representative thereof) or such Third Priority Representative or any other Third Priority Secured Party (or any agent or other representative thereof) shall be in form reasonably satisfactory to the First Priority Representative.

(b) The Second Priority Representative and Third Priority Representative with respect to the Term Loan Priority Collateral each agrees, on behalf of itself and the other Second Priority Secured Parties and Third Priority Secured Parties with respect to the Term Loan Priority Collateral, as the case may be, that all Mortgages now or thereafter filed against real property in favor of or for the benefit of the Second Priority Representative or Third Priority Representative with respect to the Term Loan Priority Collateral shall be in form reasonably satisfactory to the First Priority Representative with respect to the Term Loan Priority Collateral and shall contain the following notation: “The lien created by this [mortgage][deed of trust][similar instrument] on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to Wilmington Trust, National Association, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement, dated as of March 22, 2013, among Citicorp North America, Inc., as Representative with respect to the ABL Credit Agreement, Wilmington Trust, National Association, as Representative with respect to the New Money Term Loans under the Term Loan Agreement, Wilmington Trust, National Association, as Representative with respect to the Junior Term Loans under the Term Loan Agreement, Eastman Kodak Company and the other parties thereto, as amended from time to time.”

(c) With respect to each Type of Common Collateral, the First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over such Common Collateral pursuant to the First Priority Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties and the Third Priority Representative and the other Third Priority Secured Parties, but solely as gratuitous bailee to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding

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sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide any Second Priority Representative or any other Second Priority Secured Party or any Third Priority Representative or any other Third Priority Secured Party with respect to such Common Collateral with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Documents or the Third Priority Documents, as the case may be; provided that with respect to each Type of Common Collateral, subsequent to the occurrence of the First Priority Obligations Payment Date in each case at the Borrower’s sole cost and expense, (i) the First Priority Representative shall (x) deliver to the Second Priority Representative (and each Grantor hereby directs such First Priority Representative to so deliver and the Third Priority Representative on behalf of itself and the other Third Priority Secured Parties, consents to such delivery), any stock certificates or promissory notes evidencing or constituting such Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (y) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs and (ii) in the case of any Common Collateral consisting of deposit accounts or securities accounts as to which the First Priority Representative has control pursuant to an account control agreement, the First Priority Representative and the applicable Grantor shall take such actions, if any, as are required to cause control over such Common Collateral to become vested in the Second Priority Representative; provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

(d) Other than as set forth in the first proviso to the second sentence of the immediately preceding paragraph (c), any First Priority Secured Party with physical possession of or control over Common Collateral shall not have any duty or liability to protect or preserve any rights pertaining to any of such Common Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, each Second Priority Secured Party and each Third Priority Secured Party hereby waives and releases such Person from all claims and liabilities arising pursuant to such Person’s role as gratuitous bailee with respect to such Common Collateral.

2.4 No New Liens. The parties hereto agree that there shall be no Lien, and no Grantor shall have any right to create any Lien, on any asset of such Grantor securing any Secured Obligation of such Grantor if such asset is not also subject to a Lien securing each other Secured Obligation of such Grantor, except that (x) nothing contained in this Section 2.4 shall preclude (i) the First Priority Secured Parties from being granted Adequate Protection Liens regardless of whether any Adequate Protection Liens are granted to the Second Priority Secured Parties or the Third Priority Secured Parties or (ii) the Second Priority Secured Parties or the Third Priority Secured Parties from being granted Adequate Protection Liens in accordance with Section 5.4 and (y) this Section 2.4 shall be inapplicable to any Lien securing obligations under any Secured Agreements and/or Hedge Agreement Obligations and/or Letters of Credit

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(as defined in the ABL Credit Agreement), and not any other obligations, that is permitted under both the ABL Credit Agreement and the Term Loan Agreement. If any Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Grantor securing the Secured Obligations of such Grantor, which assets are not also subject to a Lien securing the other Secured Obligations of such Grantor as required by the first sentence of this Section 2.4, then such Secured Party shall, without the need for any further consent of any other Secured Party, and notwithstanding anything to the contrary in any Loan Document, be deemed to hold and have held such Lien for the benefit of the Secured Parties holding Secured Obligations that are required to have a Lien on such assets by the first sentence of this Section 2.4 (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1).

SECTION 3. Enforcement Rights.

3.1 Exclusive Enforcement.

(a) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, the First Priority Secured Parties shall have the exclusive right to take and continue (or refrain from taking or continuing) any Enforcement Action with respect to such Common Collateral, without any consultation with or consent of any Second Priority Secured Party or any Third Priority Secured Party with respect to such Common Collateral; provided that the Second Priority Secured Parties and the Third Priority Secured Parties with respect to any Common Collateral may exercise credit bidding rights with respect to such Common Collateral (A) to the extent expressly permitted under clause (y) of Section 5.6(a) and (B) to the extent expressly permitted under Section 5.6(c). With respect to each Type of Common Collateral, upon the occurrence and during the continuance of an event of default under the First Priority Documents (and subject to the provisions of the First Priority Documents), the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the applicable First Priority Obligations and such Common Collateral in such order and manner as they may determine in their sole discretion.

(b) Notwithstanding Section 3.1(a), with respect to each Type of Common Collateral, the Second Priority Representative and the Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Common Collateral after a period of 180 days has elapsed since the date on which the Second Priority Representative has delivered to the First Priority Representative written notice of the acceleration or non-payment at maturity of the indebtedness then outstanding under the Second Priority Documents (the “Second Priority Standstill Period”); provided, however, that notwithstanding the expiration of the Second Priority Standstill Period or anything to the contrary herein, with respect to each Type of Common Collateral, in no event shall the Second Priority Representative or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to such Common Collateral if the First Priority Representative or

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any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Common Collateral (prompt written notice thereof to be given to the Second Priority Representative by the First Priority Representative). If any stay or other order prohibiting the exercise of remedies with respect to any Type of Common Collateral has been entered in connection with any Insolvency Proceeding or by a court of competent jurisdiction, the Second Priority Standstill Period with respect to such Common Collateral shall be tolled during the pendency of any such stay or other order.

(c) It is understood that Sections 3.1(a) and 3.1(b) do not restrict the following:

(i) in any Insolvency Proceeding commenced by or against any Grantor, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral may file a claim or statement of interest with respect to such Type of Common Collateral;

(ii) (A) the Second Priority Representative with respect to each Type of Common Collateral may take any action (not adverse to the prior Liens securing the First Priority Obligations with respect to each Type of Common Collateral, or the rights of the First Priority Representative or the First Priority Secured Parties with respect to such Type of Common Collateral to exercise remedies in respect thereof) in order to preserve, perfect or protect the Second Priority Lien on such Type of Common Collateral and (B) the Third Priority Representative with respect to each Type of Common Collateral may take any action (not adverse to the prior Liens securing the First Priority Obligations or the Second Priority Obligations with respect to each Type of Common Collateral, or the rights of the First Priority Representative or the First Priority Secured Parties or the Second Priority Representative or the Second Priority Secured Parties with respect to such Type of Common Collateral to exercise remedies in respect thereof) in order to preserve, perfect or protect the Third Priority Lien on such Type of Common Collateral;

(iii) (A) the Second Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties with respect to such Type of Common Collateral, if any, in each case in accordance with the terms of this Agreement and (B) the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Third Priority Secured Parties with respect to such Type of Common Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any bankruptcy, insolvency or similar law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and

(v) the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to vote on any plan of reorganization

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and file any proof of claim in an Insolvency Proceeding or otherwise and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement.

3.2 Standstill and Waivers.

(a) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, subject to Section 3.1(c) and except in connection with the taking of any Second Priority Permitted Actions, they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of such Common Collateral pursuant to an Enforcement Action (or pursuant to a sale, lease, exchange or transfer as a result of which the Second Priority Lien or Third Priority Lien is automatically released pursuant to Section 4.2(a)) or any other Enforcement Action taken by or on behalf of the First Priority Representative or any other First Priority Secured Party and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, agrees that, until the Second Priority Obligations Payment Date, subject to Section 3.1(c), they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of such Common Collateral pursuant to an Enforcement Action (or pursuant to a sale, lease, exchange or transfer as a result of which the Third Priority Lien is automatically released pursuant to Section 4.2(a)) or any other Enforcement Action taken by or on behalf of the Second Priority Representative or any other Second Priority Secured Party;

(b) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they have no right to (x) direct the First Priority Representative or any other First Priority Secured Party to take any Enforcement Action with respect to such Common Collateral or (y) subject to Section 3.1(c) and except in connection with the taking of any Second Priority Permitted Actions, consent or object to the taking by the First Priority Representative or any other First Priority Secured Party of any Enforcement Action with respect to such Common Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b) as a junior lien creditor, they hereby irrevocably waive such right) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they have no right to (x) direct the Second Priority Representative or any other Second Priority Secured Party to take any Enforcement Action with respect to such Common Collateral or (y) subject to Section 3.1(c), consent or object to the taking by the Second Priority Representative or any other Second Priority Secured Party of any Enforcement Action with respect to such Common Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b) as a junior lien creditor, they hereby irrevocably waive such right);

(c) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit

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of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the First Priority Representative or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the First Priority Representative nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Representative or any First Priority Secured Party with respect to such Common Collateral or pursuant to the First Priority Documents and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Second Priority Representative or any other Second Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the Second Priority Representative nor any other Second Priority Secured Party shall be liable for, any action taken or omitted to be taken by the Second Priority Representative or any Second Priority Secured Party with respect to such Common Collateral or pursuant to the Second Priority Documents; provided that nothing in this Section 3.2(c) shall be construed to prevent or limit any party hereto from instituting any such suit or other proceeding to enforce the terms of this Agreement;

(d) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not take any Enforcement Action with respect to such Common Collateral, except as otherwise permitted under the proviso to the first sentence of Section 3.1(a) or under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not take any Enforcement Action with respect to such Common Collateral;

(e) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, such Common Collateral, in each case, except as otherwise permitted under the proviso to the first sentence of Section 3.1(a) or under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, such Common Collateral; and

(f) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit

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of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not seek, and hereby waive any right, to have such Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Common Collateral, except as otherwise permitted under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not seek, and hereby waive any right, to have such Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Common Collateral.

3.3 Judgment Creditors. In the event that any Second Priority Secured Party or Third Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor in respect of its Second Priority Obligations or Third Priority Obligations, as the case may be (it being understood that any such party may exercise its rights and remedies as an unsecured creditor against the relevant Grantors in accordance with the terms of the Second Priority Documents or Third Priority Documents, as applicable, and applicable law; provided that such exercise of rights or remedies is not a violation of this Agreement), such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations and the Second Priority Liens and the Second Priority Obligations, as applicable) to the same extent as all other Second Priority Liens (created pursuant to the Second Priority Documents) or all other Third Priority Liens (created pursuant to the Third Priority Documents), as the case may be, subject to this Agreement.

3.4 Cooperation. With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties agrees that each of them shall take such actions as the First Priority Representative shall reasonably request in connection with an Enforcement Action by any First Priority Secured Party or the exercise by the First Priority Secured Parties of their rights set forth herein.

3.5 No Additional Rights for the Grantors Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

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3.6 Actions Upon Breach.

(a) With respect to each Type of Common Collateral, if any Second Priority Secured Party or Third Priority Secured Party commences or participates in any action or proceeding against any Grantor in respect of such Common Collateral contrary to this Agreement, such Grantor, with the prior written consent of the First Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b) With respect to each Type of Common Collateral, if any Second Priority Secured Party (or any agent or other representative thereof) or any Third Priority Secured Party (or any agent or other representative thereof) in any way takes, attempts to take or threatens to take any action with respect to such Common Collateral (including, without limitation, any attempt to enforce any remedy on such Common Collateral) in violation of this Agreement, or fails to take any action required by this Agreement, any First Priority Secured Party (in its or their own name or in the name of any Grantor) may obtain relief against such Second Priority Secured Party (or agent or other representative thereof) or Third Priority Secured Party (or agent or other representative thereof), as the case may be, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each other Second Priority Secured Party and the Third Priority Representative on behalf of each other Third Priority Secured Party that (i) the damages of the First Priority Secured Parties from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party and each Third Priority Secured Party waives any defense that any Grantor and/or the First Priority Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

SECTION 4. Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

4.1 Application of Proceeds; Turnover Provisions.

(a) All proceeds of ABL Priority Collateral (to the extent such ABL Priority Collateral constitutes Common Collateral) (including any interest earned thereon) resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

first, to the First Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.04 of the ABL Credit Agreement (or the then-extant First Priority Documents with respect to the ABL Priority Collateral) until the First Priority Obligations with respect to the ABL Priority Collateral are paid in full;

second, to the Second Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Second Priority Documents with respect to the ABL Priority Collateral) until the Second Priority Obligations with respect to the ABL Priority Collateral are paid in full;

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third, to the Third Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Third Priority Documents with respect to the ABL Priority Collateral) until the Third Priority Obligations with respect to the ABL Priority Collateral are paid in full; and

finally, to the relevant Grantor, or as a court of competent jurisdiction may direct.

(b) All proceeds of the Term Loan Priority Collateral (to the extent such Term Loan Priority Collateral constitutes Common Collateral) (including any interest earned thereon) resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

first, to the First Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant First Priority Documents with respect to the Term Loan Priority Collateral) until the First Priority Obligations with respect to the Term Loan Priority Collateral are paid in full;

second, to the Second Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.04 of the ABL Credit Agreement (or the then-extant Second Priority Documents with respect to the Term Loan Priority Collateral) until the Second Priority Obligations with respect to the Term Loan Priority Collateral are paid in full;

third, to the Third Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Third Priority Documents with respect to the Term Loan Priority Collateral) until the Third Priority Obligations with respect to the Term Loan Priority Collateral are paid in full; and

finally, to the relevant Grantor, or as a court of competent jurisdiction may direct.

(c) With respect to each Type of Common Collateral, until the occurrence of the First Priority Obligations Payment Date, no Second Priority Secured Party or Third Priority Secured Party may accept any such Common Collateral, including any such Common Collateral constituting proceeds, in satisfaction, in whole or in part, of the Second Priority Secured Obligations or Third Priority Secured Obligations, as the case may be, in violation of Sections 4.1(a) or 4.1(b). Any Common Collateral, including any Common Collateral constituting proceeds, received by a Second Priority Secured Party or Third Priority Secured Party that is not permitted to be received pursuant to the preceding sentence shall be segregated and held in trust and promptly turned over to the First Priority Representative with respect to such Common Collateral to be applied in accordance with Section 4.1(a) or 4.1(b), as the case may be, in the same form as received, with any necessary

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endorsements, and each Second Priority Secured Party and each Third Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative and the Third Priority Representative (which authorization, being coupled with an interest, is irrevocable). Upon the turnover of such Common Collateral as contemplated by the immediately preceding sentence, the Second Priority Obligations or the Third Priority Obligations purported to be satisfied by the payment of such Common Collateral shall be immediately reinstated in full as though such payment had never occurred.

4.2 Releases of Lien.

(a) With respect to each Type of Common Collateral, upon any release, sale or disposition of such Common Collateral that results in the release of the First Priority Lien on such Common Collateral and that is (i) permitted pursuant to the terms of the First Priority Documents and not prohibited under the Second Priority Documents or Third Priority Documents or (ii) effected pursuant to an Enforcement Action, the Second Priority Lien and the Third Priority Lien on such Common Collateral (but not on any proceeds of such Common Collateral not required to be paid to the First Priority Secured Parties) shall be automatically and unconditionally released.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, the Second Priority Representative and the Third Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall reasonably request to evidence any release of the Second Priority Lien and Third Priority Lien described in Section 4.2(a). With respect to each Type of Common Collateral, the Second Priority Representative and the Third Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and the Third Priority Representative and in the name of the Second Priority Representative, the Third Priority Representative or in the First Priority Representative’s own name; provided that such power of attorney may only be exercised if the Second Priority Representative or the Third Priority Representative has not executed and delivered such release documents and instruments in a timely manner following a request from the First Priority Representative, and must be exercised in the First Priority Representative’s reasonable discretion, solely for the purposes of carrying out the terms of Section 4.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of Section 4.2(a), including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3 Inspection Rights and Insurance.

(a) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, any First Priority Secured Party and its representatives and invitees may, to the extent expressly permitted by the First Priority Documents, inspect, repossess, remove and otherwise deal with such Common Collateral, and, pursuant to an Enforcement Action, the First Priority Representative may advertise and conduct public auctions or private sales of such Common Collateral, in each case without notice (other than any notice required by law) to, the involvement of or interference by any Second Priority Secured Party or Third Priority Secured Party or liability to any Second Priority Secured Party or Third Priority Secured Party.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, the First Priority Representative will have the sole and exclusive right, subject to the

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rights of the Grantors under the applicable First Priority Documents, (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to such Common Collateral (except that, if the applicable insurer permits, the Second Priority Representative and the Third Priority Representative shall have the right to be named as an additional insured so long as its second lien status or third lien status, as the case may be, is identified in a manner reasonably satisfactory to the First Priority Representative); (ii) to adjust or settle any insurance policy or claim covering such Common Collateral in the event of any loss thereunder; and (iii) to approve any award granted in any condemnation or similar proceeding affecting such Common Collateral.

4.4 Option to Purchase ABL Secured Obligations.

(a) Without prejudice to the enforcement of remedies by the ABL Agent (whether in its capacity as First Priority Representative or Second Priority Representative) or the ABL Secured Parties, the ABL Secured Parties agree that at any time following (a) acceleration of the ABL Secured Obligations in accordance with the terms of the ABL Credit Agreement, (b) the commencement of an Enforcement Action by the ABL Secured Parties or (c) the commencement of an Insolvency Proceeding by or against any Grantor (each, an “ABL Purchase Event”), one or more of the New Money Term Loan Secured Parties may request to purchase by way of assignment (and, to the extent provided in clause (b) below, cash collateralization), and the ABL Secured Parties, severally and not jointly, hereby offer the New Money Term Loan Secured Parties the option to purchase by way of assignment (and, to the extent provided in clause (b) below, cash collateralization) (and shall thereby also assume all commitments and duties of the ABL Secured Parties, other than in respect of Secured Agreements) all, but not less than all, of the aggregate amount of ABL Secured Obligations outstanding at the time of purchase (any such purchase, an “ABL Purchase”; and the persons effecting such purchase, the “ABL Purchasing Parties”); provided that (x) at the time of (and as a condition to) any ABL Purchase all commitments pursuant to any then outstanding ABL Credit Agreement shall have terminated, (y) any ABL Purchase shall be effected not later than 30 days following the first date on which an ABL Purchase Event occurs and (z) any ABL Purchase shall not in any way affect any rights of the ABL Secured Parties with respect to indemnification and other obligations of the Grantors under the ABL Loan Documents that are expressly stated to survive the termination of the ABL Documents (the “Surviving ABL Obligations”).

(b) Without limiting the obligations of the Grantors to the ABL Secured Parties under the ABL Loan Documents with respect to the Surviving ABL Obligations, on the date of an ABL Purchase, the ABL Purchasing Parties shall (i) pay to the ABL Secured Parties as the purchase price (the “ABL Purchase Price”) 100% of the amount of all ABL Secured Obligations (other than Unasserted Contingent Obligations) then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ and advisors’ fees and expenses (in each case, whether or not invoiced or final)), payable in cash, (ii) furnish cash collateral to the ABL Secured Parties in such amounts as the relevant ABL Secured Parties determine is reasonably necessary to secure such ABL Secured Parties in connection with any ABL Secured Obligations in respect of Secured Agreements, without prejudice to the right of such ABL Secured Parties to terminate any such Secured Agreements at any time, (iii) furnish cash collateral to the ABL Secured Parties in such amounts as the relevant ABL Secured Parties determine is reasonably necessary to secure such ABL Secured Parties in connection with any outstanding Letters of Credit (as defined in the ABL Credit Agreement) (not to exceed 105% of the aggregate undrawn face amount of such letters of credit) and (iv) agree to reimburse the ABL Secured Parties for (x) returned payment items relating to any checks or other payments provisionally credited to the ABL Secured Obligations and/or as to which the ABL Secured Parties have not yet received final payment and, in each case, are reflected in the ABL Purchase Price and (y) to the extent that the cash collateral furnished pursuant to clauses (ii) and/or (iii) is insufficient, all amounts thereafter drawn

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under any outstanding Letters of Credit or thereafter payable by the ABL Secured Parties (or any of them) in respect of Secured Agreements.

(c) The ABL Purchase Price and cash collateral shall be remitted by wire transfer in immediately available funds to such account of the ABL Agent as it shall designate to the ABL Purchasing Parties. The ABL Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the ABL Purchase Price to the ABL Secured Parties in accordance with their holdings of the applicable ABL Secured Obligations. Interest shall be calculated to but excluding the day on which the ABL Purchase occurs if the amounts so paid by the ABL Purchasing Parties to the account designated by the ABL Agent are received in such account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such day if the amounts so paid by the ABL Purchasing Parties to the account designated by the ABL Agent are received in such account later than 1:00 p.m., New York City time.

(d) After the date of such ABL Purchase (i) the ABL Agent will promptly provide the New Money Term Loan Agent with written notification of the termination of any Secured Agreements and the cancellation or termination of any Letters of Credit (as defined in the ABL Credit Agreement), in each case, for which the ABL Purchasing Parties have provided cash collateral, and (ii) to the extent any Secured Agreements are terminated or any Letters of Credit are cancelled or terminated without being drawn, the ABL Agent shall return to the ABL Purchasing Parties such portion of the cash collateral furnished to the ABL Agent as collateral therefor and not applied to the satisfaction of the ABL Secured Obligations to which such cash collateral relates.

(e) The ABL Purchase shall be made without representation or warranty of any kind by the ABL Secured Parties as to the ABL Secured Obligations, the ABL Priority Collateral or otherwise and without recourse to the ABL Secured Parties, except that the ABL Secured Parties shall represent and warrant: (i) the amount of the ABL Secured Obligations being purchased, (ii) that the ABL Secured Parties own the ABL Secured Obligations free and clear of any Liens (other than participation interests not prohibited under the ABL Credit Agreement, in which case the ABL Purchase Price shall be appropriately adjusted so that the ABL Purchasing Parties do not pay amounts in respect of any participation interests that remain in effect) and (iii) that the ABL Secured Parties have the right to assign the ABL Secured Obligations and the assignment is duly authorized.

(f) The ABL Purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to the ABL Agent (with the reasonable and documented cost of such documentation to be paid by the Grantors or, if the Grantors do not make such payment, by the respective purchasers, who shall have the right to obtain reimbursement of same from the Grantors).

(g) The obligations of the ABL Secured Parties to sell their respective ABL Secured Obligations under this Section 4.4(g) are several and not joint and several. To the extent any ABL Secured Party breaches its obligation to sell its ABL Secured Obligations under this Section 4.4(g) (a “Defaulting ABL Secured Party”), nothing in this Section 4.4(g) shall be deemed to require the ABL Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Secured Obligations for resale to any New Money Term Loan Secured Party, and in all cases the ABL Agent and each ABL Secured Party complying with the terms of this Section 4.4(g) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this Section 4.4(g) shall require any ABL Purchasing Party to purchase less than all of the ABL Secured Obligations.

(h) Each Grantor irrevocably consents to any assignment effected to one or more New Money Term Loan Secured Parties pursuant to this Section 4.4 for purposes of all ABL Loan

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Documents and hereby agrees that no further consent to any such assignment pursuant to this Section from such Grantor shall be required.

4.5 Option to Purchase New Money Term Loan Secured Obligations.

(a) Without prejudice to the enforcement of remedies by the New Money Term Loan Agent (whether in its capacity as First Priority Representative or Second Priority Representative) or the New Money Term Loan Secured Parties, the New Money Term Loan Secured Parties agree that at any time following (a) acceleration of the New Money Term Loan Secured Obligations in accordance with the terms of the Term Loan Agreement, (b) the commencement of an Enforcement Action by the New Money Term Loan Secured Parties or (c) the commencement of an Insolvency Proceeding by or against any Grantor (each, a “New Money Term Loan Purchase Event”), one or more of the ABL Secured Parties may request to purchase by way of assignment, and the New Money Term Loan Secured Parties, severally and not jointly, hereby offer the ABL Secured Parties the option to purchase by way of assignment all, but not less than all, of the aggregate amount of New Money Term Loan Secured Obligations outstanding at the time of purchase (any such purchase, a “New Money Term Loan Purchase”; and the persons effecting such purchase, the “New Money Term Loan Purchasing Parties”); provided that (x) at the time of (and as a condition to) any New Money Term Loan Purchase all commitments pursuant to any then outstanding Term Loan Agreement shall have terminated, (y) any New Money Term Loan Purchase shall be effected not later than 30 days following the first date on which a New Money Term Loan Purchase Event occurs and (z) any New Money Term Loan Purchase shall not in any way affect any rights of the New Money Term Loan Secured Parties with respect to indemnification and other obligations of the Grantors under the Term Loan Documents that are expressly stated to survive the termination of the Term Loan Documents or the repayment of the New Money Term Loans (the “Surviving New Money Term Loan Obligations”).

(b) Without limiting the obligations of the Grantors to the New Money Term Loan Secured Parties under the Term Loan Documents with respect to the Surviving New Money Term Loan Obligations, on the date of an New Money Term Loan Purchase, the New Money Term Loan Purchasing Parties shall (i) pay to the New Money Term Loan Secured Parties as the purchase price (the “New Money Term Loan Purchase Price”) 100% of the amount of all New Money Term Loan Secured Obligations (other than unasserted contingent indemnification obligations) then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ and advisors’ fees and expenses (in each case, whether or not invoiced or final)), payable in cash and (ii) agree to reimburse the New Money Term Loan Secured Parties for returned payment items relating to any checks or other payments provisionally credited to the New Money Term Loan Secured Obligations and/or as to which the New Money Term Loan Secured Parties have not yet received final payment and, in each case, are reflected in the New Money Term Loan Purchase Price.

(c) The New Money Term Loan Purchase Price shall be remitted by wire transfer in immediately available funds to such account of the New Money Term Loan Agent as it shall designate to the New Money Term Loan Purchasing Parties. The New Money Term Loan Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the New Money Term Loan Purchase Price to the New Money Term Loan Secured Parties in accordance with their holdings of the applicable New Money Term Loan Secured Obligations. Interest shall be calculated to but excluding the day on which the ABL Purchase occurs if the amounts so paid by the New Money Term Loan Purchasing Parties to the account designated by the New Money Term Loan Agent are received in such account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such day if the amounts so paid by the New Money Term Loan Purchasing Parties to the account designated by the New Money Term Loan Agent are received in such account later than 1:00 p.m., New York City time.

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(d) The New Money Term Loan Purchase shall be made without representation or warranty of any kind by the New Money Term Loan Secured Parties as to the New Money Term Loan Secured Obligations, the Term Loan Priority Collateral or otherwise and without recourse to the New Money Term Loan Secured Parties, except that the New Money Term Loan Secured Parties shall represent and warrant: (i) the amount of the New Money Term Loan Secured Obligations being purchased, (ii) that the New Money Term Loan Secured Parties own the New Money Term Loan Secured Obligations free and clear of any Liens (other than participation interests not prohibited under the Term Loan Agreement, in which case the New Money Term Loan Purchase Price shall be appropriately adjusted so that the New Money Term Loan Purchasing Parties do not pay amounts in respect of any participation interests that remain in effect) and (iii) that the New Money Term Loan Secured Parties have the right to assign the New Money Term Loan Secured Obligations and the assignment is duly authorized.

(e) The New Money Term Loan Purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to the New Money Term Loan Agent (with the reasonable and documented cost of such documentation to be paid by the Grantors or, if the Grantors do not make such payment, by the respective purchasers, who shall have the right to obtain reimbursement of same from the Grantors).

(f) The obligations of the New Money Term Loan Secured Parties to sell their respective New Money Term Loan Secured Obligations under this Section 4.5(f) are several and not joint and several. To the extent any New Money Term Loan Secured Party breaches its obligation to sell its New Money Term Loan Secured Obligations under this Section 4.5(f) (a “Defaulting New Money Secured Party”), nothing in this Section 4.5(f) shall be deemed to require the New Money Term Loan Agent or any other New Money Term Loan Secured Party to purchase such Defaulting New Money Term Loan Secured Party’s New Money Term Loan Secured Obligations for resale to any ABL Secured Party, and in all cases the New Money Term Loan Agent and each New Money Term Loan Secured Party complying with the terms of this Section 4.5(f) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting New Money Term Loan Secured Party; provided that nothing in this Section 4.5(f) shall require any New Money Term Loan Purchasing Party to purchase less than all of the New Money Term Loan Secured Obligations.

(g) Each Grantor irrevocably consents to any assignment effected to one or more ABL Secured Parties pursuant to this Section 4.5 for purposes of all Term Loan Documents and hereby agrees that no further consent to any such assignment pursuant to this Section from such Grantor shall be required.

4.6 Option to Purchase ABL Secured Obligations and New Money Term Loan Secured Obligations. Within 15 days after the occurrence of both an ABL Purchase Event and a New Money Term Loan Purchase Event, one or more of the Junior Term Loan Secured Parties (the “Junior Secured Purchasing Parties”) shall have the right to purchase all of the ABL Secured Obligations and all of the New Money Term Loan Obligations pursuant to the terms and conditions set forth in Sections 4.4 and 4.5 as if such Junior Secured Purchasing Parties were the New Money Term Loan Purchasing Parties and the ABL Purchasing Parties. In the event of a conflict between the purchase right afforded to the Junior

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Secured Purchasing Parties pursuant to this Section 4.6 and the purchase right afforded to the ABL Purchasing Parties pursuant to Section 4.4 or the purchase right afforded to the New Money Term Loan Purchasing Parties pursuant to Section 4.5, the purchase right afforded to the Junior Secured Purchasing Parties pursuant to this Section 4.6 shall prevail.

SECTION 5. Insolvency Proceedings.

Subject in all respects to Section 5.11(b), which provides for the inapplicability of certain of the following provisions of this Section 5 during the Existing Chapter 11 Cases, and to Section 11.14:

5.1 Filing of Motions. No Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case to challenge, contest or otherwise object to the scope, validity, enforceability, perfection or priority of any Liens held by any other Secured Party and no Secured Party shall support any other Person doing any of the foregoing.

5.2 Financing Matters.

(a) If any Grantor becomes subject to any Insolvency Proceeding, and if the First Priority Representative with respect to the ABL Priority Collateral consents (or does not object) to the use of ABL Priority Collateral constituting Common Collateral (for the avoidance of doubt, including but not limited to the use of any such ABL Priority Collateral that is cash collateral) by any Grantor during any Insolvency Proceeding or provides financing to any Grantor under the Bankruptcy Code secured by ABL Priority Collateral or consents (or does not object) to the provision of such financing to any Grantor by any third party (any such financing, whether provided by the First Priority Secured Parties with respect to the ABL Priority Collateral (or any of them) or any third party, being referred to herein as an “ABL Priority DIP Financing”), then the Second Priority Representative with respect to the ABL Priority Collateral agrees, on behalf of itself and the other Second Priority Secured Parties with respect to the ABL Priority Collateral, and the Third Priority Representative with respect to the ABL Priority Collateral agrees, on behalf of itself and the other Third Priority Secured Parties with respect to the ABL Priority Collateral, that each such Second Priority Secured Party and each such Third Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such ABL Priority Collateral or to such ABL Priority DIP Financing, (b) shall only request or accept adequate protection in connection with the use of such ABL Priority Collateral or such ABL Priority DIP Financing as permitted by Section 5.4 below, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens or the Third Priority Liens, as applicable, and any Adequate Protection Liens provided in respect thereof (i) to the Liens on such ABL Priority Collateral securing such ABL Priority DIP Financing on the same terms and conditions as the First Priority Liens on such ABL Priority Collateral are subordinated to such Liens on such ABL Priority Collateral securing such ABL Priority DIP Financing (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection with respect to the ABL Priority Collateral provided to the First Priority Secured Parties with respect to the ABL Priority Collateral, including, without limitation, Adequate Protection Liens on the ABL

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Priority Collateral provided to the First Priority Secured Parties with respect to the ABL Priority Collateral and (iii) to any “carve-out” with respect to the ABL Priority Collateral for professional and United States Trustee fees agreed to by the First Priority Representative with respect to the ABL Priority Collateral or the other First Priority Secured Parties with respect to the ABL Priority Collateral and (d) agrees that any notice of such events found to be adequate by the bankruptcy court shall be adequate notice.

(b) If any Grantor becomes subject to any Insolvency Proceeding, and if the First Priority Representative with respect to the Term Loan Priority Collateral consents (or does not object) to the use of Term Loan Priority Collateral constituting Common Collateral by any Grantor during any Insolvency Proceeding or provides financing to any Grantor under the Bankruptcy Code secured by Term Loan Priority Collateral or consents (or does not object) to the provision of such financing to any Grantor by any third party (any such financing, whether provided by the First Priority Secured Parties with respect to the Term Loan Priority Collateral (or any of them) or any third party, being referred to herein as an “Term Loan Priority DIP Financing”), then the Second Priority Representative with respect to the Term Loan Priority Collateral agrees, on behalf of itself and the other Second Priority Secured Parties with respect to the Term Loan Priority Collateral, and the Third Priority Representative with respect to the Term Loan Priority Collateral agrees, on behalf of itself and the other Third Priority Secured Parties with respect to the Term Loan Priority Collateral, that each such Second Priority Secured Party and each such Third Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such Term Loan Priority Collateral or to such Term Loan Priority DIP Financing, (b) shall only request or accept adequate protection in connection with the use of such Term Loan Priority Collateral or such Term Loan Priority DIP Financing as permitted by Section 5.4 below, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens or the Third Priority Liens, as applicable, and any Adequate Protection Liens provided in respect thereof (i) to the Liens on such Term Loan Priority Collateral securing such Term Loan Priority DIP Financing on the same terms and conditions as the First Priority Liens on such Term Loan Priority Collateral are subordinated to such Liens on such Term Loan Priority Collateral securing such Term Loan Priority DIP Financing (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection with respect to the Term Loan Priority Collateral provided to the First Priority Secured Parties with respect to the Term Loan Priority Collateral, including, without limitation, Adequate Protection Liens on the Term Loan Priority Collateral provided to the First Priority Secured Parties with respect to the Term Loan Priority Collateral and (iii) to any “carve-out” with respect to the Term Loan Priority Collateral for professional and United States Trustee fees agreed to by the First Priority Representative with respect to the Term Loan Priority Collateral or the other First Priority Secured Parties with respect to the Term Loan Priority Collateral and (d) agrees that any notice of such events found to be adequate by the bankruptcy court shall be adequate notice.

5.3 Relief From the Automatic Stay. With respect to each Type of Common Collateral, (a) the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that none of them will (i) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in violation thereof, or support any other Person seeking such relief or taking such action, in each case in respect of such Common Collateral, without the prior

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written consent of the First Priority Representative or (ii) object to, contest, or support any other Person objecting to or contesting, any relief from the automatic stay or from any other stay in any Insolvency Proceeding requested by any First Priority Secured Party and (b) the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that none of them will (i) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in violation thereof, or support any other Person seeking such relief or taking such action, in each case in respect of such Common Collateral, without the prior written consent of the Second Priority Representative or (ii) object to, contest, or support any other Person objecting to or contesting, any relief from the automatic stay or from any other stay in any Insolvency Proceeding requested by any Second Priority Secured Party.

5.4 Adequate Protection.

(a) With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that none of them shall object to, contest, or support any other Person objecting to or contesting, (i) any request by the First Priority Representative or any other First Priority Secured Party for adequate protection with respect to such Common Collateral, including, without limitation, in the form of Adequate Protection Liens, superpriority claims, interest, fees, expenses or other amounts or (ii) any objection by the First Priority Representative or any other First Priority Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection to the First Priority Secured Parties with respect to such Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under section 506(b) or 506(c) of the Bankruptcy Code or otherwise with respect to such Common Collateral. Notwithstanding anything contained in this Agreement, (1) in any Insolvency Proceeding, the Second Priority Representative and the other Second Priority Secured Parties and the Third Priority Representative and the other Third Priority Secured Parties, in each case with respect to each Type of Common Collateral, may seek, support, accept or retain adequate protection (A) only if the First Priority Secured Parties with respect to such Common Collateral are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and such First Priority Secured Parties do not object to the adequate protection being provided to them and (B) solely in the form of (x) an Adequate Protection Lien on additional collateral, subordinated to the First Priority Liens on such Common Collateral and the Liens securing any DIP Financing provided by, or consented to by (including via non-objection), the First Priority Secured Parties with respect to such Common Collateral on the same basis as the other Second Priority Liens on such Common Collateral and Third Priority Liens on such Common Collateral, as applicable, are so subordinated to the First Priority Liens on such Common Collateral under this Agreement and (y) non-monetary adequate protection that is customarily provided in an Insolvency Proceeding, including, without limitation, the provision of information and the ability to monitor such Common Collateral and (2) with respect to each Type of Common Collateral, in the event any Second Priority Secured Party or any Third Priority Secured Party receives adequate protection in the form of Adequate Protection Liens, then the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, or the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, as the case may be, (i) consents to the First

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Priority Representative having a senior Adequate Protection Lien on such additional collateral as security for the First Priority Obligations and that any Adequate Protection Liens granted to the Second Priority Secured Parties and the Third Priority Secured Parties, on any additional collateral shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any DIP Financing provided by, or consented to by (including via non-objection), the First Priority Secured Parties with respect to such Common Collateral (and all obligations relating thereto) and any Adequate Protection Liens granted to the First Priority Secured Parties, with such subordination to be on the same terms that the other Second Priority Liens are subordinated to such First Priority Liens under this Agreement or that the other Third Priority Liens are subordinated to such First Priority Liens and the Second Priority Liens under this Agreement, as applicable, and (ii) agrees that, if the bankruptcy court does not grant the First Priority Secured Parties a senior Adequate Protection Lien on such additional collateral, then the Second Priority Secured Parties or Third Priority Secured Parties, as the case may be, shall be deemed to hold and have held their Adequate Protection Lien on such additional collateral for the benefit of the First Priority Secured Parties (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1) and, until the First Priority Obligations Payment Date, any distributions in respect of such additional collateral received by the Second Priority Secured Parties or Third Priority Secured Parties, as applicable, shall be segregated and held in trust and promptly turned over to the First Priority Representative to repay the First Priority Obligations. Upon the turnover of such distributions as contemplated by the immediately preceding sentence, the Second Priority Obligations or the Third Priority Obligations, as applicable, purported to be satisfied by such distributions shall be immediately reinstated in full as though such payment had never occurred.

(b) With respect to each Type of Common Collateral (but without limiting, and subject in all respects to, Section 5.4(a)), the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that none of them shall object to, contest, or support any other Person objecting to or contesting, (i) any request by the Second Priority Representative or any other Second Priority Secured Party for adequate protection with respect to such Common Collateral, including, without limitation, in the form of Adequate Protection Liens, superpriority claims, interest, fees, expenses or other amounts or (ii) any objection by the Second Priority Representative or any other Second Priority Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection to the Second Priority Secured Parties with respect to such Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Second Priority Representative or any other Second Priority Secured Party under section 506(b) or 506(c) of the Bankruptcy Code or otherwise with respect to such Common Collateral. Notwithstanding anything contained in this Agreement, (1) in any Insolvency Proceeding, the Third Priority Representative and the other Third Priority Secured Parties, with respect to each Type of Common Collateral, may seek, support, accept or retain adequate protection (A) only if the Second Priority Secured Parties with respect to such Common Collateral are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and such Second Priority Secured Parties do not object to the adequate protection being provided to them and (B) solely in the form of (x) an Adequate Protection Lien on additional collateral, subordinated to the Second Priority Liens and Liens securing any DIP Financing provided by, or consented to by (including via non-objection), the Second Priority Secured Parties with respect to such Common Collateral on the same basis as the other Third Priority Liens are so subordinated to the Second Priority Liens under this Agreement and (y) non-monetary adequate protection that is customarily provided in an Insolvency Proceeding, including, without limitation, the provision of information and the ability to monitor such Common Collateral and (2) with respect to each Type of Common Collateral, in the event any Third Priority Secured Party receives adequate protection in the form of Adequate Protection Liens, then the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, (i) consents to the Second Priority Representative having a senior Adequate Protection Lien on such additional collateral as security for the Second

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Priority Obligations and that any Adequate Protection Liens granted to the Third Priority Secured Parties on any additional collateral shall be subordinated to the Liens on such collateral securing the Second Priority Obligations and any DIP Financing provided by, or consented to by (including via non-objection), the Second Priority Secured Parties with respect to such Common Collateral (and all obligations relating thereto) and any Adequate Protection Liens granted to the Second Priority Secured Parties, with such subordination to be on the same terms that the other Third Priority Liens are subordinated to such Second Priority Liens under this Agreement and (ii) agrees that, if the bankruptcy court does not grant the Second Priority Secured Parties a senior Adequate Protection Lien on such additional collateral, then the Third Priority Secured Parties shall be deemed to hold and have held their Adequate Protection Lien on such additional collateral for the benefit of the Second Priority Secured Parties (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1) and, until the Second Priority Obligations Payment Date, any distributions in respect of such additional collateral received by the Third Priority Secured Parties shall be segregated and held in trust and promptly turned over to the Second Priority Representative to repay the Second Priority Obligations. Upon the turnover of such distributions as contemplated by the immediately preceding sentence, the Third Priority Obligations purported to be satisfied by such distributions shall be immediately reinstated in full as though such payment had never occurred.

5.5 Avoidance Issues.

(a) With respect to each Type of Common Collateral, if any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation with respect to such Common Collateral made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(b) With respect to each Type of Common Collateral, if any Grantor receives a Recovery from any Second Priority Secured Party, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Second Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the Second Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Third Priority Secured Parties with respect to each Type of Common Collateral agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation with respect to such Common Collateral made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed

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that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6 Asset Dispositions in an Insolvency Proceeding.

(a) With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that (i) none of them shall, in an Insolvency Proceeding, oppose any sale or disposition of any such Common Collateral that is supported by the First Priority Secured Parties, and (ii) they will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale supported by the First Priority Secured Parties and to have released their Liens in such Common Collateral; provided that (x) if the Second Priority Secured Parties (or the Second Priority Representative on their behalf) or the Third Priority Secured Parties (or the Third Priority Representative on their behalf) have consented to such sale or disposition of such assets, the Second Priority Representative or the Second Priority Secured Parties, or the Third Priority Representative or the Third Priority Secured Parties, as the case may be, may assert any objection or opposition that could be asserted by an unsecured creditor in any such Insolvency Proceeding and (y) the Second Priority Representative and the Second Priority Secured Parties or the Third Priority Representative and the Third Priority Secured Parties, as the case may be, shall be entitled to seek and exercise credit bid rights in respect of any such sale or disposition so long as (A) the First Priority Obligations Payment Date shall occur upon consummation of such sale or disposition or (B) in the case of a credit bid described in Section 5.6(c), the conditions set forth Section 5.6(c) are satisfied.

(b) Notwithstanding anything (other than clause (y) of Section 5.6(a)) to the contrary herein, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, agrees that, during the pendency of the Existing Chapter 11 Cases, none of them shall be entitled to, nor shall any of them, credit bid or seek to credit bid any claims in respect of New Money Term Loan Secured Obligations (such claims, the “Applicable Claims”) in connection with any Specified Sale to the extent that the aggregate amount of Applicable Claims that have been so credit bid would exceed the Available Credit Bid Amount.

(c) Without limiting clause (y) of Section 5.6(a) and to the extent permitted by applicable law, in the case of any Specified Sale that is to be effected during the pendency of the Existing Chapter 11 Cases, and with respect to any Common Collateral that is to be included in any such Specified Sale, the New Money Term Loan Secured Parties may credit bid Applicable Claims, subject to the satisfaction of the following conditions:

(i) The aggregate amount of all Applicable Claims that have been credit bid shall not exceed at any time the Available Credit Bid Amount at such time; and

(ii) Immediately after giving effect to any Specified Sale that includes any such credit bid, immediately before and after giving effect thereto and giving effect to the use of proceeds thereof (x) no default under the ABL Credit Agreement shall have occurred and be continuing and (y) the sum of (1) the aggregate principal amount of all Revolving Loans (as defined in the ABL Credit Agreement) then outstanding plus (2) the aggregate Letter of Credit Obligations (as defined in the ABL Credit Agreement) then outstanding and not cash collateralized shall not exceed the Line Cap (as defined in the ABL Credit Agreement).

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5.7 Separate Grants of Security and Separate Classification. Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, and the Junior Term Loan Agent, on behalf of itself and the Junior Term Loan Secured Parties, acknowledges and agrees that (i) the grant of Liens on the Common Collateral securing the ABL Secured Obligations constitutes a separate and distinct grant of Liens from the grant of Liens on such Common Collateral securing the New Money Term Loan Secured Obligations and from the grant of Liens on such Common Collateral securing the Junior Term Loan Secured Obligations, (ii) because of, among other things, their differing rights in such Common Collateral, each of the ABL Secured Obligations, New Money Term Loan Secured Obligations and Junior Term Loan Secured Obligations is fundamentally different and must be separately classified in any plan of reorganization proposed or confirmed in an Insolvency Proceeding and (iii) it will object to, and not vote in favor of, any plan of reorganization that does not separately classify the ABL Secured Obligations, the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if a court of competent jurisdiction holds that the claims of the First Priority Secured Parties, the claims held by the Second Priority Secured Parties and the claims held by the Third Priority Secured Parties in respect of any Type of Common Collateral constitute only one secured claim (rather than separate classes of first, second and third priority secured claims), then the Second Priority Secured Parties and the Third Priority Secured Parties in respect of such Common Collateral hereby acknowledge and agree that all distributions shall be made as if there were separate classes of first, second and third priority secured claims against the relevant Grantors in respect of such Common Collateral (with the effect being that, to the extent that the aggregate value of such Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties and the Third Priority Secured Parties), the First Priority Secured Parties with respect to such Common Collateral shall be entitled to receive, in addition to distributions to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest (at the applicable non-default rate) before any distribution is made in respect of the claims held by

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the Second Priority Secured Parties and the Third Priority Secured Parties with respect to such Common Collateral), with the Second Priority Secured Parties and the Third Priority Secured Parties with respect to such Common Collateral hereby acknowledging and agreeing to turn over to the First Priority Secured Parties with respect to such Common Collateral distributions otherwise received or receivable by them in respect of such Common Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties and/or the Third Priority Secured Parties with respect to such Common Collateral.

5.8 Plans of Reorganization.

(a) With respect to each Type of Common Collateral, if the claims of the First Priority Secured Parties, the claims held by the Second Priority Secured Parties and the claims held by the Third Priority Secured Parties constitute only one secured claim pursuant to any plan of reorganization proposed in an Insolvency Proceeding (rather than separate classes of first, second and third priority secured claims), notwithstanding the objection to, and vote against, such plan by such Secured Parties in accordance with Section 5.7, no Second Priority Secured Party and no Third Priority Secured Party shall support or vote in favor of such plan of reorganization (and each shall vote and shall be deemed to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all First Priority Obligations or (ii) is supported by the First Priority Representative. If any such Second Priority Secured Party or Third Priority Secured Party with respect to any Type of Common Collateral votes in favor of any plan or reorganization in violation of this Section 5.8(a), such Second Priority Secured Party or Third Priority Secured Party irrevocably agrees that such vote shall be deemed unauthorized, void and of no force and effect and the First Priority Representative shall be, and shall be deemed, such party’s “authorized agent” under Bankruptcy Rules 3018(c) and 9010, and that the First Priority Representative shall be authorized and entitled to withdraw such vote and submit a superseding ballot on behalf of such Second Priority Secured Party or such Third Priority Secured Party that is consistent herewith.

(b) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of ABL Secured Obligations, on account of New Money Term Loan Secured Obligations and on account of Junior Term Loan Secured Obligations, then, to the extent the debt obligations distributed on account of the ABL Secured Obligations, on account of the New Money Term Loan Secured Obligations and on account of the Junior Term Loan Secured Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

5.9 Other Matters. With respect to each Type of Common Collateral, to the extent that the Second Priority Representative, any other Second Priority Secured Party, the Third Priority Representative or any other Third Priority Secured Party, has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of such Common Collateral, the Second Priority

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Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, not to assert any of such rights without the prior written consent of the First Priority Representative with respect to such Common Collateral; provided that if requested by the First Priority Representative, the Second Priority Representative and/or the Third Priority Representative with respect to such Common Collateral shall timely exercise such rights in the manner requested by such First Priority Representative, including any rights to payments in respect of such rights.

5.10 No Waiver of Rights of First Priority Secured Parties. With respect to each Type of Common Collateral, nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party or Third Priority Secured Party other than any action taken by such Second Priority Secured Party or Third Priority Secured Party, as the case may be, that is expressly permitted by this Agreement.

5.11 Effectiveness in Insolvency Proceedings.

(a) This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding, subject, however, to Section 5.11(b) and to Section 11.14. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding, and the rights and obligations hereunder of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Collateral shall be fully enforceable as between such parties regardless of the pendency of Insolvency Proceedings or any related limitations on the enforcement of this Agreement against any Grantor, subject, however, to Section 5.11(b) and to Section 11.14.

(b) Notwithstanding anything to the contrary herein, Sections 5.2, 5.3, 5.4, 5.7 and 5.8 of this Agreement shall be of no force or effect during the pendency of the Existing Chapter 11 Cases (but, for the avoidance of doubt, such provisions shall be effective subsequent in any subsequent Insolvency Proceeding).

SECTION 6. Matters Relating to Loan Documents.

6.1 General.

(a) Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, the Junior Term Loan Agent, on behalf of itself and the Junior Term Loan Secured Parties, and each

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Grantor agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents, the Second Priority Documents or the Third Priority Documents in violation of this Agreement.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, in the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document and to the Comparable Third Priority Security Document without the consent of or action by any Second Priority Secured Party or Third Priority Secured Party (with each First Priority Security Document as so amended, and each Second Priority Security Document as so amended, continuing to be subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document or Third Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties or the Third Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents or the Third Priority Security Documents, as applicable, without the consent of the Second Priority Representative or the Third Priority Representative, as applicable and (iii) notice of such amendment, waiver or consent shall be given to the Second Priority Representative and the Third Priority Representative by the First Priority Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof or cause a default by any Grantor under the Loan Documents.

(c) Each of the Grantors and the Representatives agrees that each of the ABL Credit Agreement and the Term Loan Agreement (and any notes issued pursuant thereto) and each First Priority Security Document, Second Priority Security Document and Third Priority Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Representatives, which approval shall not be unreasonably withheld or delayed.

6.2 Restrictions on Refinancings.

(a) The indebtedness under the ABL Credit Agreement may be Refinanced, in whole but not in part, with the same or different lenders or Representatives in a Refinancing, without the consent of the Term Loan Agent or the holders of the Term Loan Secured Obligations; provided that (x) the holders of any indebtedness resulting from such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7) and (y) no such Refinancing shall have the effect of increasing the principal amount of ABL Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations.

(b) The indebtedness in respect of the New Money Term Loans may be Refinanced, in whole or in part, with the same or different lenders or Representatives in a Refinancing, without the consent of (i) the ABL Agent or the ABL Secured Parties or (ii) the Junior Term Loan Agent or the Junior Term Loan Secured Parties; provided that (x) the holders of any indebtedness resulting from

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such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7), (y) no such Refinancing prior to the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of New Money Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the New Money Term Loan Secured Obligations and (z) no such Refinancing on or after the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations.

(c) The indebtedness in respect of the Junior Term Loans may be Refinanced, in whole or in part, with the same or different lenders or Representatives in a Refinancing, without the consent of (i) the ABL Agent or the ABL Secured Parties or (ii) the New Money Term Loan Agent or the New Money Term Loan Secured Parties; provided that (x) the holders of any indebtedness resulting from such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7), (y) no such Refinancing prior to the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Junior Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Junior Term Loan Secured Obligations and (z) no such Refinancing on or after the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations.

6.3 Restrictions on Amendments, Supplements and Modifications.

(a) The ABL Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, however, that no such amendment, supplement or modification shall, without the consent of the Term Loan Agent:

(i) have the effect of increasing the principal amount of ABL Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations,

(ii) have the effect of increasing the “Applicable Margin” or similar component of the interest rate (determined on the basis of yield) applicable to the loans outstanding or permitted to be outstanding under the ABL Credit Agreement (excluding increases resulting from the application of any pricing grid or from the accrual of interest at the default rate) by more than 250 basis points, or

(iii) have the effect of changing the scheduled date for repayment of the loans outstanding or permitted to be outstanding under the ABL Credit Agreement to an earlier date.

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(b) The Term Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, however, that no such amendment, supplement or modification shall, without the consent of the ABL Agent:

(i) (A) prior to the Existing Chapter 11 Cases Emergence Date, have the effect of increasing (x) the principal amount of New Money Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the New Money Term Loan Secured Obligations or (y) the principal amount of Junior Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Junior Term Loan Secured Obligations or (B) on or after the Existing Chapter 11 Cases Emergence Date, have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations,

(ii) have the effect of increasing the “Applicable Margin” or similar component of the interest rate (determined on the basis of yield) applicable to any class of loans outstanding or permitted to be outstanding under the applicable Term Loan Agreement (excluding increases resulting from the accrual of interest at the default rate) by more than 250 basis points, or

(iii) have the effect of changing the final scheduled date for repayment of any loans (or any tranche or class thereof) outstanding or permitted to be outstanding under the applicable Term Loan Agreement to an earlier date.

(c) Notwithstanding anything to the contrary herein, the conversion of the Term Loan Secured Obligations under the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement to Term Loan Secured Obligations under the “Exit Loan Agreement” as contemplated by Section 2.21 of such Term Loan Agreement shall not be an amendment, supplement or modification of the Term Loan Documents or a Refinancing of the Term Loan Secured Obligations for purposes of this Agreement.

SECTION 7. Cooperation with Respect to ABL Priority Collateral.

7.1 Consent to License to Use Intellectual Property. The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral (and any purchaser, assignee or transferee of assets as provided in Section 7.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive, royalty-free license to use during the ABL Priority Collateral Processing and Sale Period any Patents, Patent Licenses, Trademarks, Trademark Licenses or proprietary information of such Grantor that is Term Loan Priority Collateral (or any Patent, Patent License, Trademark, Trademark License or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be),

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to the ABL Agent a non-exclusive royalty-free license to use during the ABL Priority Collateral Processing and Sale Period, any Patent, Patent License, Trademark, Trademark License or proprietary information that is Term Loan Priority Collateral (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Agent upon any inventory or other ABL Priority Collateral of any Grantor and to the extent the use of such Patent, Patent License, Trademark, Trademark License or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.

7.2 Access to Information.

(a) If the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, takes actual possession of any documentation that is the property of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the New Money Term Loan Agent), then upon request of the ABL Agent and reasonable advance notice, the New Money Term Loan Agent will permit the ABL Agent or its representative to inspect and copy such documentation if and to the extent the ABL Agent certifies to the New Money Term Loan Agent that:

(i) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the ABL Agent, to the enforcement of the ABL Agent’s Liens upon any ABL Priority Collateral; and

(ii) the ABL Agent and the ABL Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

(b) If the ABL Agent, as First Priority Representative with respect to the ABL Priority Collateral, takes actual possession of any documentation that is the property of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the ABL Agent), then upon request of the New Money Term Loan Agent and reasonable advance notice, the ABL Agent will permit the New Money Term Loan Agent or its representative to inspect and copy such documentation if and to the extent the New Money Term Loan Agent certifies to the ABL Agent that:

(i) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the New Money Term Loan Agent, to the enforcement of the New Money Term Loan Agent’s Liens upon any Term Loan Priority Collateral; and

(ii) the New Money Term Loan Agent and the New Money Term Loan Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

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7.3 Access to Property to Process and Sell Inventory.

(a) (i) If the ABL Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if the New Money Term Loan Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral (or a purchaser at a foreclosure sale conducted in foreclosure of a First Priority Lien on any Term Loan Priority Collateral takes actual or constructive possession of the Term Loan Priority Collateral of any Grantor) (“Term Loan Priority Collateral Enforcement Actions”), then the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the First Priority Secured Parties with respect to the Term Loan Priority Collateral (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Agent to the New Money Term Loan Agent (the “Term Loan Priority Collateral Enforcement Action Notice”)) shall (x) cooperate with the ABL Agent (and with its officers, employees, representatives and agents) at the cost and expense of the ABL Secured Parties (subject to the Grantors’ reimbursement and indemnity obligations with respect thereto under the Loan Documents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (subject to the Grantors’ reimbursement and indemnity obligations with respect thereto under the Loan Documents), to enter upon and use the Term Loan Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the date occurring 180 days thereafter (such period, as the same may be extended with the written consent of the New Money Term Loan Agent as contemplated by the final sentence of this Section 7.3(a)(i), the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A)	assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;

(B)	selling any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)	removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral;

(D)	otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

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(E)	taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Agent, as First Priority Representative with respect to the ABL Priority Collateral, and the ABL Secured Parties) to be bound by the provisions of this Section 7.3 and Section 7.1. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order. The New Money Term Loan Agent, upon request by the ABL Agent, may in its sole discretion extend the ABL Priority Collateral Processing and Sale Period for an additional period of time.

(ii) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied and (ii) be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control or removal of ABL Priority Collateral, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, or to any other First Priority Secured Party with respect to the Term Loan Priority Collateral pursuant to this Section 7.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 7.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 7.3(a). Without limiting the rights granted in this Section 7.3(a), the ABL Secured Parties and the ABL Agent shall cooperate with the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the other First Priority Secured Parties with respect to the Term Loan Priority Collateral in connection with any efforts made by the New Money Term Loan Agent or such First Priority Secured Parties to sell the Term Loan Priority Collateral.

(b) The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, shall be entitled, as a condition of permitting such access and use, to

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demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(ii) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the other First Priority Secured Parties with respect to the Term Loan Priority Collateral, at no cost to the New Money Term Loan Agent or such First Priority Secured Parties.

The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, (x) shall provide reasonable cooperation to the ABL Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Agent as provided above and (y) shall be entitled to receive, from the ABL Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Agent. Notwithstanding the foregoing sentence, the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any First Priority Lien held by the ABL Agent or to provide any support, assistance or cooperation to the ABL Agent in respect thereof.

7.4 First Priority Representatives Assurances. The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, may condition its performance of any obligation set forth in this Section 7 upon its prior receipt (without cost to it) of:

(a) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the ABL Agent or its officers, employees and agents in connection therewith or incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law; and

(ii) will not impose upon the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral (or any First Priority Secured Party with respect to such Collateral) any legal duty, legal liability, expense or risk of uninsured loss; and

(b) such indemnity, security and insurance as the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, may reasonably request in connection therewith.

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7.5 Grantor Consent. The Borrower and the other Grantors consent to the performance by the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Collateral, of the obligations set forth in this Section 7 and acknowledge and agree that neither the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, nor any other First Priority Secured Party with respect to such Collateral shall ever be accountable or liable (except to the extent resulting from such party’s gross negligence or willful misconduct) for any action taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns.

SECTION 8. Reliance; Waivers; etc.

8.1 Reliance. The First Priority Documents, the Second Priority Documents and the Third Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the other Secured Parties.

8.2 No Warranties or Liability. Each of the First Priority Representative, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral acknowledge and agree that none of them has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document, any Second Priority Document or any Third Priority Document. Except as otherwise provided in this Agreement, each of the First Priority Representative, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral will be entitled to manage and

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supervise their respective extensions of credit to any Grantor in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Grantor with the terms and conditions of any of the First Priority Documents, any of the Second Priority Documents or any of the Third Priority Documents.

SECTION 9. Obligations Unconditional.

All rights, agreements and obligations of the First Priority Representative and First Priority Secured Parties, the Second Priority Representative and the Second Priority Secured Parties, and the Third Priority Representative and the Third Priority Secured Parties, in each case with respect to each Type of Common Collateral, and the Grantors hereunder, to the extent applicable, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any First Priority Document, Second Priority Document or Third Priority Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, Second Priority Obligations or Third Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any Refinancing, replacement, refunding or restatement of any First Priority Document, Second Priority Document or Third Priority Document;

(iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any Refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations, Second Priority Obligations or Third Priority Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of (a) the First Priority Obligations (other than a defense that the First Priority Obligations have been paid in full), (b) the Second Priority Obligations (other than a defense that the Second Priority Obligations have been paid in full) or (c) the Third Priority Obligations (other than a defense that the Third Priority Obligations have been paid in full) or of any of the First Priority Representative, Second Priority Representative, Third Priority Representative or any Grantor, to the extent applicable, in respect of this Agreement.

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SECTION 10. Additional ABL Secured Obligations and Term Loan Secured Obligations; Certain Reclassifications of Term Loan Secured Obligations.

(a) The Borrower may from time to time, subject to any limitations contained in the ABL Loan Documents and the Term Loan Documents in effect at such time, designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Grantors that would, if such Liens were granted, constitute Common Collateral as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, by delivering to each Representative party hereto at such time a certificate of a Responsible Officer of the Borrower:

(i) describing the indebtedness and other obligations being designated as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(ii) in the case of ABL Secured Obligations, confirming that such obligations shall be First Priority Obligations with respect to the ABL Priority Collateral and Second Priority Obligations with respect to the Term Loan Priority Collateral;

(iii) in the case of New Money Term Loan Secured Obligations, confirming that such obligations shall be First Priority Obligations with respect to the Term Loan Priority Collateral and Second Priority Obligations with respect to the ABL Priority Collateral;

(iv) in the case of Junior Term Loan Secured Obligations, confirming that such obligations shall be Third Priority Obligations with respect to the Term Loan Priority Collateral and Third Priority Obligations with respect to the ABL Priority Collateral;

(v) identifying the Person that serves as the Representative with respect to such indebtedness and related obligations;

(vi) certifying that the incurrence of such ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be), the creation of the Liens securing such ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) and the designation of such indebtedness and related obligations as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) hereunder (x) do not violate or result in a default under any provision of any ABL Loan Document or Term Loan Document in effect at such time and (y) would not have the effect of increasing the principal amount of ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as the case may be, then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as applicable; and

(vii) attaching a fully completed Representative Joinder Agreement executed and delivered by the Representative with respect to such ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be).

Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become ABL Secured Obligations, New Money Term Loan

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Secured Obligations or Junior Term Loan Secured Obligations, as applicable, for all purposes of this Agreement.

Without limiting the foregoing provisions of this Section 10, the Borrower may from time to time on or after the Existing Chapter 11 Cases Emergence Date, subject to any limitations contained in the ABL Loan Documents and the Term Loan Documents in effect at such time, re-classify existing indebtedness that constitutes Junior Term Loan Secured Obligations as indebtedness that shall thereafter constitute New Money Term Loan Secured Obligations, by delivering to each Representative party hereto at such time a certificate of a Responsible Officer of the Borrower:

(a) describing the existing Junior Term Loan Secured Obligations being re-classified as New Money Term Loan Secured Obligations and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(b) confirming that such resulting obligations shall be First Priority Obligations with respect to the Term Loan Priority Collateral and Second Priority Obligations with respect to the ABL Priority Collateral;

(c) identifying the Person that serves as the Representative with respect to such indebtedness that shall thereafter constitute New Money Term Loan Secured Obligations;

(d) certifying that the resulting New Money Term Loan Secured Obligations, the creation (or existence) of the Liens securing such New Money Term Loan Secured Obligations (including the priority thereof) and the re-classification of such Junior Term Loan Secured Obligations as New Money Term Loan Secured Obligations hereunder (x) do not violate or result in a default under any provision of any ABL Loan Document or Term Loan Document in effect at such time and (y) would not have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations; and

(e) if the Representative with respect to the resulting New Money Term Loan Secured Obligations is not already a party hereto as a Representative with respect to New Money Term Loan Secured Obligations, attaching a fully completed Representative Joinder Agreement executed and delivered by the Representative with respect to such New Money Term Loan Secured Obligations.

Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become New Money Term Loan Secured Obligations for all purposes of this Agreement.

In the event of any conflict or inconsistency between the provisions of this Section 10 and the provisions of Section 11.3(b), the provisions of this Section 10 shall govern.

SECTION 11. Miscellaneous.

11.1 Conflicts. Except as otherwise provided herein, in the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document, any Second Priority Document or any Third Priority Document, the provisions of this Agreement shall govern.

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11.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligations Payment Date and the Second Priority Obligations Payment Date shall have occurred with respect to each Type of Common Collateral. This is a continuing agreement and the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Grantor on the faith hereof. For the avoidance of doubt, if any ABL Secured Obligations and any Term Loan Secured Obligations remain outstanding following the consummation of a Reorganization Plan in the Existing Chapter 11 Cases, this Agreement shall remain in effect notwithstanding the consummation of such Reorganization Plan.

11.3 Amendments; Waivers.

(a) No amendment or modification of any of the provisions of this Agreement (other than pursuant to a Representative Joinder Agreement or a Grantor Joinder Agreement) shall be effective unless the same shall be in writing and signed by the First Priority Representative, the Second Priority Representative and the Third Priority Representative and, in the case of amendments or modifications that could reasonably be expected to affect the rights or interests of any Grantor, the Borrower.

(b) It is understood that the ABL Agent and the Term Loan Agent, without the consent of any other Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Grantors become ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations; provided that such Additional Debt is permitted to be incurred by the ABL Credit Agreement and the Term Loan Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as applicable.

11.4 Information Concerning Financial Condition of the Borrower and the other Grantors. With respect to each Type of Common Collateral, the First Priority Representative, on behalf of itself and the other First Priority Secured Parties, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, hereby agree that each Secured Party assumes responsibility for

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keeping itself informed of the financial condition of the relevant Grantors and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations, the Second Priority Obligations or the Second Priority Obligations. With respect to each Type of Common Collateral, the First Priority Representative, on behalf of itself and the other First Priority Secured Parties, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Secured Party, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

11.5 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

11.6 Jurisdiction; Consent to Service of Process; Process Agent.

(a) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR

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PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.7 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Grantor, to the address set forth in Section 9.02 of the ABL Credit Agreement as in effect on the date hereof,

(ii) if to CNAI, to the address set forth in Section 9.02 of the ABL Credit Agreement as in effect on the date hereof,

(iii) if to Wilmington Trust, to the address set forth in Section 9.02 of the Term Loan Agreement as in effect on the date hereof,

(iv) if to any other holder of indebtedness or Representative with respect thereto that becomes a party hereto after the date hereof, to the address designated by such holder or such Representative in the Representative Joinder Agreement pursuant to which such holder or Representative shall have become a party hereto, or

(v) with respect to any party hereto, to such other address as may be designated by such party in a written notice to each other party hereto.

11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral or any Type thereof. All references to any Grantor shall include any Grantor as debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. All references to any Grantor that is, as of the Effective Date, a debtor-in-possession in any of the Existing Chapter 11 Cases shall, following the consummation of a Reorganization Plan in the Existing Chapter 11 Cases (if any of the ABL Secured Obligations or Term

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Loan Secured Obligations remain outstanding following such consummation), include a reference to such Grantor as a reorganized Person.

11.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.10 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic image scan transmission (such as a “pdf” file) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

11.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

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BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13 Additional Grantors. The Borrower and each other Grantor on the date of this Agreement will constitute the original Grantors party hereto. The original Grantors will cause each Person that becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering a Grantor Joinder Agreement to each of the ABL Agent and the Term Loan Agent. The parties hereto agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

11.14 New DIP Order Governs. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the New DIP Order, the provisions of the New DIP Order shall govern.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITICORP NORTH AMERICA, INC. as Representative with respect to the ABL Credit Agreement

By:
Name:
Title:

Signature Page to

Intercreditor Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the New Money Term Loans

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the Junior Term Loans

By:
Name:
Title:

EASTMAN KODAK COMPANY

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

EXHIBIT J-1 - DIP ORDER

See Attached.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11
)
Eastman Kodak Company, et al.,[1]	)	Case No. 12-10202(ALG)
)
Debtors.	)	(Jointly Administered)
)
)

ORDER (I) AUTHORIZING DEBTORS (A) TO OBTAIN POST-PETITION

FINANCING PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3),

364(d)(1) AND 364(e) AND (B) TO CONTINUE TO UTILIZE CASH COLLATERAL

PURSUANT TO 11 U.S.C. § 363 AND (II) GRANTING ADEQUATE PROTECTION TO

CERTAIN PRE-PETITION SECURED PARTIES

PURSUANT TO 11 U.S.C. §§ 361, 362, 363 AND 364

Upon the motion (the “Motion”), dated December 21, 2012, of Eastman Kodak Company (the “Borrower”) and its affiliated debtors, each as debtor and debtor-in-possession (collectively, the “Debtors”), in the above-captioned cases (the “Cases”) pursuant to sections 105, 361, 362, 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Bankruptcy Rules for the Southern District of New York, including rule 4001-2 (the “SDNY Local Rules”), seeking, among other things:

(1) authorization for the Borrower to obtain post-petition financing to, among other things, refinance portions of its existing debtor-in-possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is: 343 State Street, Rochester, NY 14650.

financing, up to the aggregate principal amount of $843,650,000 (the “Supplemental DIP Term Loan Facility”), subject to those conditions set forth in the Supplemental DIP Documents (as defined below), and for all of the other Debtors (the “Guarantors”) to guaranty the obligations of the Borrower in connection with the Supplemental DIP Term Loan Facility to be provided by the Lenders (as defined in the Supplemental DIP Credit Agreement, as defined below) (the “Supplemental DIP Lenders” and, together with the Senior DIP Lenders (as defined below), the “DIP Lenders”)), and for which Wilmington Trust, National Association (“Wilmington”) will act as administrative agent and collateral agent (in such capacities, the “Supplemental DIP Agent”, and together with the Senior DIP Agent (as defined below), the “DIP Agents”);

(2) authorization for the Debtors to execute and enter into the Supplemental DIP Documents and to perform such other and further acts as may be required in connection with the Supplemental DIP Documents;

(3) authorization for the Debtors to, concurrently with the closing of the Supplemental DIP Term Loan Facility, use the proceeds of the Supplemental DIP Term Loan Facility to, inter alia, irrevocably repay in full (after application of proceeds from the Digital Imaging Patent Portfolio Disposition (as defined in the ARCA (as defined below))) the then-outstanding Term Loans (as defined in the Existing DIP Credit Agreement (as defined below) (the “Existing Term Loans”, and the lenders of such loans, the “Existing Term Loan Lenders”)) under that certain Debtor-in-Possession Credit Agreement, dated as of January 20, 2012 (as amended, supplemented or otherwise modified from time to time prior to

2

the “Effective Date” (as defined in the ARCA, the “Effective Date”), the “Existing DIP Credit Agreement”, and all other documents and agreements executed in connection therewith and related thereto, the “Existing DIP Documents”, and the credit facilities provided for thereunder, the “Existing DIP Facility”, and the “DIP Obligations” thereunder, as defined in the Existing DIP Order (as defined below), the “Existing DIP Obligations”), among the Borrower, Kodak Canada, Inc., the other subsidiaries of the Borrower party thereto, the lenders referred to therein (the “Existing DIP Lenders”) and Citicorp North America, Inc., as administrative agent (in such capacity, the “Existing DIP Agent”);

(4) authorization for the Debtors to execute and enter into the Amendment Agreement (as defined below), for purposes of, among other things, amending and restating the Existing DIP Credit Agreement in order to permit the incurrence and existence of the Supplemental DIP Term Loan Facility, to extend the maturity to September 30, 2013, to reduce the revolving credit commitments to $200 million and to effect certain other amendments, and to perform such other and further acts as may be required in connection with the Senior DIP Documents (as defined below); provided that if the Debtors do not obtain the consents of 100% of the lenders under the Existing DIP ABL Facility (as defined in the Motion), the portion of the Amendment Agreement extending the maturity date to September 30, 2013 will not become effective;

(5) the granting or continuation of adequate protection for the Pre-Petition Secured Creditors (as defined below), whose liens, security interests or

3

setoff rights were primed by the Existing DIP Financing and will be or remain primed by the DIP Facilities (as defined below), including the continuation of certain adequate protection granted pursuant to the Existing DIP Order (as such adequate protection is amended and restated herein) and the granting of additional adequate protection to the holders (the “Pre-Petition Second Lien Noteholders”) of the Borrower’s (i) 10.625% Senior Secured Notes due March 15, 2019 issued under or in connection with that certain Indenture dated as of March 15, 2011 and (ii) the Borrower’s 9.75% Senior Secured Notes due March 1, 2018 issued under or in connection with that certain Indenture dated as of March 5, 2010 (together, the “Pre-Petition Second Lien Indentures”, and with all other documentation executed in connection therewith, the “Pre-Petition Second Lien Existing Agreements” and together with the First Lien Existing Agreements (as defined below) and, for the avoidance of doubt, the Existing Intercreditor Agreement (as defined in the Existing DIP Credit Agreement), the “Existing Documents”, and the notes issued under the Pre-Petition Second Lien Indentures, the “Pre-Petition Second Lien Notes”, and the obligations arising thereunder, the “Pre-Petition Second Lien Obligations”), each among the Borrower, each of the guarantors party thereto and the Bank of New York Mellon or any successor trustee appointed in accordance with the terms of the relevant Pre-Petition Second Lien Indenture, including Wilmington, which was appointed on January 26, 2012, as trustee (in such capacity under the Pre-Petition Second Lien Indentures, the “Pre-Petition Second Lien Notes Trustee”; together with the Pre-Petition First Lien Agent (as defined below), the Pre-Petition First Lien Secured Lenders (as defined

4

below) and the Pre-Petition Second Lien Noteholders, the “Pre-Petition Secured Creditors”), whose liens and security interests shall be junior to the DIP Liens (as defined below) and the Adequate Protection Liens (as defined below);

(6) authorization to indefeasibly exchange certain Pre-Petition Second Lien Obligations for loans (the “Junior DIP Term Loans”) under the Supplemental DIP Credit Agreement on the terms set forth therein and herein;

(7) the granting of superpriority claims to the Supplemental DIP Agent and the Supplemental DIP Lenders payable from, and having recourse to, all pre-petition and post-petition property of the Debtors’ estates and all proceeds thereof, subject to (a) the superpriority claims previously granted by the Court in respect of the Existing DIP Facility, which shall continue in favor of the Senior DIP Facility (as defined below) and as otherwise provided herein, and (b) the Carve Out (as defined below);

(8) the continued limitation of the Debtors’ right to surcharge against collateral pursuant to section 506(c) of the Bankruptcy Code, as such limitation is modified herein;

(9) continuation of the authorization for the Debtors to use Cash Collateral (as defined in the Existing DIP Order) and all other collateral in which any of the Pre-Petition Secured Creditors have an interest, and the granting of certain adequate protection to such parties with respect to, inter alia, such use of their Cash Collateral and all use and diminution in the value of their interests therein; and

5

(10) pursuant to Bankruptcy Rule 4001, that a hearing (the “Hearing”) on the Motion be held before this Court to consider entry of the proposed order annexed to the Motion (such order, as entered, the “Order”) (a) authorizing the Borrower, to, upon the occurrence of the Effective Date, (i) borrow from the Supplemental DIP Lenders under the Supplemental DIP Documents up to an aggregate principal amount of $468,650,000 under the Supplemental DIP Term Loan Facility to (A) repay the Existing Term Loans simultaneously with the borrowing under the Supplemental DIP Term Loan Facility and (B) provide working capital to the Debtors and their subsidiaries (including payment of fees and expenses in connection with the transactions contemplated by the Senior DIP Documents and the Supplemental DIP Documents) and (ii) indefeasibly exchange certain Pre-Petition Second Lien Obligations for Junior DIP Term Loans under the Supplemental DIP Credit Agreement on the terms set forth therein and herein, and (b) granting or continuing the adequate protection described herein.

Due and appropriate notice of the Motion, the relief requested therein and the Hearing having been served by the Debtors on: (a) the United States Trustee; (b) the agent under the Pre-Petition First Lien Credit Agreement; (c) the indenture trustee for the pre-petition 9.2% Senior Notes due June 1, 2021; (d) the indenture trustee for the pre-petition 10.625% Senior Secured Notes due March 15, 2019; (e) the indenture trustee for the pre-petition 9.95% Senior Notes due July 1, 2018; (f) the indenture trustee for the pre-petition 9.75% Senior Secured Notes due March 1, 2018; (g) the indenture trustee for the pre-petition 7.00% Convertible Senior Notes due April 1, 2017; (h) the United States Attorney for the Southern District of New York; (i) the Internal Revenue Service; (j) the Senior DIP Agent; (k) the Environmental Protection Agency; (l) the

6

Pension Benefit Guaranty Corporation; (m) counsel to the Trustees of the Kodak Pension Plan; (n) counsel to the Creditors’ Committee (as defined below); (o) counsel to the Retiree Committee (as defined below); (p) counsel to the Second Lien Noteholders Committee (as defined below) and special counsel to the Pre-Petition Second Lien Notes Trustee; (q) the Securities and Exchange Commission; (r) counsel to Barclays Bank PLC; (s) counsel to the Ad Hoc Committee of Unsecured Creditors; and (t) those parties who have requested notice pursuant to Bankruptcy Rule 2002 (collectively, the “Notice Parties”).

The Hearing having been held by this Court on January 23, 2013.

The Debtors having filed a notice of filing of the proposed Order and certain other revised documents (the “Supplemental Notice”), dated January 18, 2013, together with revised forms of the Amendment Agreement, ARCA, Supplemental DIP Credit Agreement. Due and appropriate notice of the Supplemental Notice and the relief requested therein having been served by the Debtors on the Notice Parties.

No objections to the Motion having been received, upon the record made by the Debtors and other parties in interest at the Hearing, and after due deliberation and consideration, and sufficient cause appearing therefor;

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

1. Disposition. The Motion is granted in accordance with the terms of this Order. Any objections to the Motion or the Supplemental Notice with respect to the entry of this Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled.

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2. Jurisdiction. This Court has core jurisdiction over the Cases, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue appears to be proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3. Notice. The notice given by the Debtors of the Motion, the relief requested therein and the Hearing constitutes appropriate, due and sufficient notice thereof and complies with Bankruptcy Rule 4001(b) and (c) and the SDNY Local Rules, and no further notice of the relief sought at the Hearing and the relief granted herein is necessary or required.

4. Debtors’ Stipulations. The Debtors’ Stipulations, as set forth in Paragraph 3 of that Final Order (I) Authorizing Debtors (A) To Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (II) Granting Additional Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 375] (the “Existing DIP Order”), remain in full force and effect (for the avoidance of doubt, subject to, with respect to the Pre-Petition Second Lien Obligations and the Junior DIP Term Loans, paragraph 25 below). For the avoidance of doubt, solely with respect to the Pre-Petition First Lien Obligations, the Challenge Period (as defined in the Existing DIP Order) has expired.

5. Findings Regarding the Senior Financing and Supplemental Financing.2

(a) Good cause has been shown for the entry of this Order.

(b) This Court entered an order on December 14, 2012, approving the commitment by certain Supplemental DIP Lenders to provide the Supplemental DIP Term Loan Facility. [Docket No. 2576]

[2]

For the avoidance of doubt, all findings concerning the Existing DIP Facility set forth in the Existing DIP Order (as set forth therein), including, but not limited to, any findings with respect to the Existing DIP Documents that comprise a portion of the Senior DIP Documents, remain in full force and effect, and are reaffirmed and continued without modification by this Order.

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(c) This Court entered an order on December 19, 2012, approving the solicitation of Pre-Petition Second Lien Noteholders to participate in the Supplemental DIP Term Loan Facility. [Docket No. 2637]

(d) The Debtors need to obtain the Supplemental DIP Term Loan Facility and to continue to use Cash Collateral in order to permit, among other things, the orderly continuation of the operation of their businesses, to maintain business relationships with vendors, suppliers and customers, to make payroll, to repay the Existing Term Loans, to make capital expenditures and to satisfy other working capital and operational needs. The access of the Debtors to sufficient working capital and liquidity through the continued use of Cash Collateral, incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern values of the Debtors and to a successful reorganization of the Debtors.

(e) In order to enter into the Supplemental DIP Documents and obtain the benefits of the Supplemental DIP Term Loan Facility, it is necessary for the Debtors to enter into that Amendment Agreement substantially in the form as filed on January 18, 2013, by and among the Borrower, the Existing DIP Lenders party thereto and the Existing DIP Agent (the “Amendment Agreement”), for the purposes of amending and restating the Existing DIP Credit Agreement (in both its current form and as amended and restated,3 and subsequently amended, supplemented or modified from time to time, the “Senior DIP Credit Agreement” (the facility thereunder, the “Senior DIP Facility”, and together with the Supplemental DIP Term Loan

[3]

Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of the Effective Date, among the Borrower, the Guarantors, Citicorp North America, Inc. (“CNAI”), as agent, the lenders party thereto from time to time, Citigroup Global Markets Inc., as Sole Lead Arranger and Bookrunner (the “Senior Lead Arranger”) and the other parties thereto (as amended, supplemented or modified from time to time, the “ARCA”).

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Facility, the “DIP Facilities”, and the lenders party thereto from time to time, the “Senior DIP Lenders” and the agent thereunder, the “Senior DIP Agent”)) and the Security Agreement (as defined in the Existing DIP Credit Agreement) (in both its current form and as amended and restated, and subsequently amended, supplemented or modified from time to time, the “Senior DIP Security Agreement”, (as amended and restated as of the Effective Date and together with the ARCA, the “Amended and Restated DIP Documents”)).

(f) The Debtors are unable to obtain new financing on more favorable terms from sources other than the Supplemental DIP Lenders under the Supplemental DIP Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors are also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Debtors (i) granting to the Supplemental DIP Agent and the Supplemental DIP Lenders, subject to the Carve Out (as provided for herein) and the Senior DIP Liens and Senior Superpriority Claims (each as defined below and to the extent provided for herein and in the Intercreditor Agreement (as defined in the ARCA)), the Supplemental DIP Liens and the Supplemental Superpriority Claims (each as defined below) under the terms and conditions set forth in this Order and in the Supplemental DIP Documents and (ii) deeming certain Pre-Petition Second Lien Obligations to be indefeasibly exchanged for Junior DIP Term Loans under, and subject to the terms of, the Supplemental DIP Term Loan Facility, such Junior DIP Term Loans being a necessary inducement to, and a portion of the compensation for, such Supplemental DIP Lenders providing their allocable share of the Supplemental DIP Term Loan Facility.

(g) The Debtors are unable to enter into and incur the Supplemental DIP Obligations without the accommodations provided pursuant to the Amended and Restated DIP

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Documents (and any related documents) and the continued granting to the Senior DIP Agent and the Senior DIP Lenders, subject to the Carve Out (as provided herein) and the Supplemental DIP Liens (to the extent provided for herein and in the Intercreditor Agreement), the Senior DIP Liens and the Senior Superpriority Claims under the terms and conditions set forth in the Existing DIP Order and Existing DIP Documents, as modified by this Order and the Senior DIP Documents.

(h) The terms of the Supplemental DIP Term Loan Facility, including the Junior DIP Term Loans, the Amendment Agreement and the Amended and Restated DIP Documents and the continued use of Cash Collateral are fair and reasonable, reflect the Debtors’ exercise of good and prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(i) The DIP Facilities have been negotiated in good faith and at arm’s length among the Debtors, the DIP Agents and the DIP Lenders, and all of the Debtors’ obligations and indebtedness arising under, in respect of or in connection with the DIP Facilities and the DIP Documents, including without limitation, (i)(A) all loans made to, and all letters of credit issued for the account of, the Debtors pursuant to the Senior DIP Credit Agreement (the financing provided for thereby, the “Senior Financing”) and (B) any Obligations or Original Obligations (each as defined in the Senior DIP Credit Agreement), of the Debtors (including, but not limited to, credit extended in respect of overdrafts and related liabilities and other depository, treasury, and cash management services and other clearing services provided by CNAI, any Senior DIP Lender or any of their respective affiliates and any hedging obligations of any of the Debtors permitted under the Senior DIP Credit Agreement in each case owing to CNAI, any Senior DIP Lender or any of their respective affiliates, in accordance with the terms of the Senior DIP

11

Documents) (all of the foregoing in clauses (A) and (B) collectively, the “Senior DIP Obligations”), and (ii)(A) all loans made or deemed made to the Debtors pursuant to the Debtor-in-Possession Loan Agreement, substantially in the form as filed on January 18, 2013 (as amended, supplemented or modified from time to time, the “Supplemental DIP Credit Agreement”, and the financing provided for thereunder, the “Supplemental Financing”), among the Borrower, the Guarantors, the Supplemental DIP Lenders, the Supplemental DIP Agent and the Lead Arrangers, and (B) any Supplemental DIP Obligations, shall, with respect to each of the foregoing, be deemed to have been extended or deemed extended by the applicable DIP Agents and DIP Lenders and their respective affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Agents and DIP Lenders (and the successors and assigns of each) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(j) The right of the Supplemental DIP Lenders to roll up or exchange obligations under their Pre-Petition Second Lien Notes into Junior DIP Term Loans and any compensation or payment that may be received by such Supplemental DIP Lenders incremental to what would have been received had such Junior DIP Term Loans continued to be obligations under their Pre-Petition Second Lien Notes are hereby authorized as compensation for, in consideration for, and solely on account of, the agreement of such Supplemental DIP Lenders to fund the Supplemental DIP Term Loan Facility and not as payments under, adequate protection for, or otherwise on account of, the Pre-Petition Second Lien Obligations.

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(k) Absent granting the relief granted in this Order, the Debtors’ estates would be immediately and irreparably harmed. Consummation of the Supplemental Financing, amendment of the Existing DIP Facility and authorization of the continued use of Cash Collateral in accordance with this Order and the DIP Documents is therefore in the best interests of the Debtors’ estates and consistent with the Debtors’ fiduciary duties. In addition, the Debtors’ ability under the Supplemental DIP Documents to roll over a portion of the Supplemental Financing into exit financing substantially enhances the Debtors’ prospects for a successful emergence from chapter 11 by, among other things, dramatically reducing exit financing risk.

6. Confirmation of authorization of the Senior Financing and the Amended and Restated DIP Documents, and authorization of the Supplemental Financing and the Supplemental DIP Documents.4

(a) The Borrower hereby is authorized to borrow money and obtain letters of credit pursuant to the Senior DIP Credit Agreement and Supplemental DIP Credit Agreement (as applicable),5 and the Guarantors hereby are authorized to guaranty such borrowings and the Borrower’s obligations (and the Borrower and Guarantors were so authorized by the Existing DIP Order with respect to the Existing DIP Credit Agreement): (i) with respect to the Senior DIP Credit Agreement, up to an aggregate principal or face amount provided for in the Existing

[4]

For the avoidance of doubt, those borrowings, letters of credit or other obligations and any related guaranties under the Existing DIP Credit Agreement that will remain outstanding pursuant to the terms of the Senior DIP Credit Agreement (following the Effective Date) were authorized pursuant to the terms of the Existing DIP Order and such authorizations are hereby confirmed and remain in full force and effect.

[5]

In addition to the rights of the Borrower to replace and backstop letters of credit granted by the Existing DIP Order and this Order, to the extent permitted by the Senior DIP Documents, the Borrower may issue letters of credit under such Senior DIP Credit Agreement to replace pre-petition letters of credit, including in respect of any pre-petition letters of credit that have been drawn by the beneficiary.

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DIP Order with respect to the Existing DIP Credit Agreement as amended by the Amended and Restated DIP Documents (plus interest, fees and other expenses and amounts provided for in the Senior DIP Documents) and (ii) with respect to the Supplemental DIP Credit Agreement, up to an aggregate principal amount of $843,650,000 (plus interest, fees and other expenses and amounts provided for in the Supplemental DIP Documents), consisting of borrowings of up to an aggregate principal amount of $200,000,000 of First Lien First Out Loans (as defined in the Supplemental DIP Credit Agreement, and the Debtors’ obligations with respect thereto, the “First Lien First Out Obligations”), up to $268,650,000 of First Lien Last Out Loans (as defined in the Supplemental DIP Credit Agreement, and the Debtors’ obligations with respect thereto, the “First Lien Last Out Obligations”) and up to $375,000,000 of Junior DIP Term Loans (and the Debtors’ obligations with respect thereto, the “Junior DIP Obligations”, together with the First Lien First Out Obligations and the First Lien Last Out Obligations, the “Supplemental DIP Obligations”, and the Supplemental DIP Obligations and Senior DIP Obligations together, the “DIP Obligations”), which borrowings and letters of credit shall be used for all purposes permitted under the applicable DIP Documents, including, without limitation, subject to the terms and conditions contained herein, to provide working capital for the Borrower and the Guarantors, to pay interest, fees and expenses in accordance with this Order and the DIP Documents, to fund adequate protection payments contemplated by this Order and to fund settlement payments, if any, in respect of the UK pension-related proceedings to the extent permitted under the DIP Documents. In addition to such loans and obligations, the Debtors are authorized to incur overdrafts and related liabilities arising from treasury, depository and cash management services, including any automated clearing house fund transfers provided to or for the benefit of the Debtors by CNAI, any Senior DIP Lender or any of their affiliates;

14

provided, however, that nothing herein shall require CNAI or any other party to incur overdrafts or to provide any such services or functions to the Debtors.6

(b) In furtherance of the foregoing and without further approval of this Court, each Debtor hereby is authorized and directed to perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and shall pay all fees, that may be reasonably required or necessary for the Debtors’ performance of their obligations under the Senior DIP Facility (including in connection with the amendments to the Existing DIP Facility contemplated hereby) and the Supplemental DIP Term Loan Facility, including, without limitation:

(i) the execution, delivery and performance of (x) each of the Engagement Letter (as defined in the Motion), the Amendment Agreement and the Amended and Restated DIP Documents (which shall become effective without any signature upon the occurrence of the Effective Date as a result of the due execution and delivery of the Amendment Agreement) and (y) the Loan Documents (as defined in the Supplemental DIP Credit Agreement), and in each case, any exhibits attached thereto, including, without limitation, the Senior DIP Credit Agreement, the Senior DIP Security Agreement, the Supplemental DIP Credit Agreement, the Security Agreement (as defined in the Supplemental DIP Credit Agreement), the Intercreditor Agreement, all related documents and any mortgages contemplated thereby (with respect to the Senior DIP Facility, collectively, and together with those Existing DIP Documents

[6]

For the avoidance of doubt, the Assumed Pre-Petition First Lien Obligations (as defined in the Existing DIP Order) were deemed by the Existing DIP Order to be issued pursuant to, and secured under, the Existing DIP Credit Facility or designated as “Obligations” under the Existing DIP Credit Agreement and secured by the Collateral (as defined by the Existing DIP Credit Agreement), as the case may be, and shall continue to be deemed, by this Order, to be issued pursuant to, and secured under, the Senior DIP Credit Agreement or designated as “Obligations” under the Senior DIP Credit Agreement and secured by the Collateral, as the case may be.

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that are not being amended and/or restated but that shall remain in effect through the Effective Date, and the Intercreditor Agreement, the “Senior DIP Documents”, and with respect to the Supplemental DIP Term Loan Facility, collectively, and together with the Intercreditor Agreement, the “Supplemental DIP Documents” (the Senior DIP Documents and the Supplemental DIP Documents, together, the “DIP Documents”));

(ii) the execution, delivery and performance of one or more amendments to or waivers of the requirements of any of the DIP Documents, including the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement for, among other things, the purpose of adding additional financial institutions as Senior DIP Lenders or Supplemental DIP Lenders, reallocating the commitments for the Senior DIP Facility or Supplemental DIP Term Loan Facility among the Senior DIP Lenders or Supplemental DIP Lenders (as applicable), in such form as the Debtors, the Senior DIP Agent and Senior DIP Lenders or the Supplemental DIP Agent and Supplemental DIP Lenders (as applicable) may agree (it being understood that no further approval of the Court shall be required for amendments, modifications or waivers to the DIP Documents (and any fees paid in connection therewith) that do not shorten the maturity of the extensions of credit thereunder or increase the commitments, the rate of interest or the letter of credit fees (if any) payable thereunder). The Debtors shall provide notice of any such amendments (in addition to any other notices required pursuant to the DIP Documents) to counsel to the Creditors’ Committee, counsel to the ad hoc committee of Pre-Petition Second Lien Noteholders (the “Second Lien Noteholders Committee”), with respect to amendments to the Supplemental DIP Term Loan Facility, counsel to the Senior DIP Agent, and, with respect to amendments to the Senior DIP Facility, counsel to the Supplemental DIP Agent;

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(iii) the non-refundable payment to the Senior DIP Agent or the Supplemental DIP Agent, the Senior Lead Arranger and/or the Senior DIP Lenders or the Supplemental DIP Lenders, as the case may be, of the fees and any amounts due in respect of indemnification obligations referred to in the Senior DIP Credit Agreement (and the separate letter agreements entered into with respect to the Senior DIP Facility, including the Engagement Letter (as defined in the Motion)) or the Supplemental DIP Credit Agreement (and in the separate letter agreements entered into with respect to the Supplemental DIP Term Loan Facility) and reasonable costs and expenses as may be due from time to time, including, without limitation, fees and expenses of the professionals retained as provided for in the DIP Documents (in each case, the “Lender Professionals”), without the need to file retention motions or fee applications; provided that (x) the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the Lender Professionals to counsel to the Creditors’ Committee and the United States Trustee, and this Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten business days after receipt thereof and (y) that payment of invoices of the Lender Professionals shall not be delayed based on any such objections and the relevant Lender Professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of this Court; and

(iv) the performance of all other acts (including negotiating and executing documentation and making filings or taking any other actions) required under, necessary or desirable in connection with the DIP Documents.

(c) Upon execution (as applicable) and delivery of the DIP Documents, the DIP Documents shall constitute valid and binding obligations of the Debtors, enforceable against

17

each Debtor party thereto in accordance with the terms of the DIP Documents and this Order.7 No obligation, payment, transfer or grant of security under the DIP Documents or this Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, setoff, recoupment or counterclaim.

(d) Except as expressly set forth in paragraph 16(d) hereof, each of the Pre-Petition Second Lien Notes Trustee and Pre-Petition Second Lien Noteholders have consented, or are deemed to have consented, to entry of this Order, the DIP Facilities, the sufficiency of the adequate protection provided herein, and the continued use of Cash Collateral.

7. Superpriority Claims.

(a) The “Superpriority Claims” granted on account of the “DIP Obligations” pursuant to the Existing DIP Order remain in full force and effect and shall continue in favor of the Senior DIP Obligations with the ranking and priority set forth in the Existing DIP Order, except as expressly provided in this Order. Upon the occurrence of the Effective Date, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Senior DIP Obligations shall continue to, and Supplemental DIP Obligations shall, constitute allowed claims against the Debtors (without the need to file any proof of claim) with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations and Junior Adequate Protection Obligations (each as defined below)) and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all

[7]

For the avoidance of doubt, the Existing DIP Documents, including those Existing DIP Documents that comprise a portion of the Senior DIP Documents but that are not being “amended and restated” in connection herewith, were found to be valid and binding obligations of the Debtors, enforceable against each Debtor party thereto in accordance with the terms thereof pursuant to the Existing DIP Order and such provisions of the Existing DIP Order remain in full force and effect.

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administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (collectively, as to the Senior DIP Obligations, the “Senior Superpriority Claims”, and as to the Supplemental DIP Obligations, the “Supplemental Superpriority Claims”, and together, the “Superpriority Claims”); provided, however that the Supplemental Superpriority Claims shall be subject to and shall rank junior in right of payment to the Senior Superpriority Claims in all respects; provided, further that (i) the Senior Superpriority Claims and the Supplemental Superpriority Claims shall be subject to the Carve Out (to the extent specifically provided for herein) and (ii) the Supplemental Superpriority Claims shall be subject to the claims of the Existing DIP Agent or Existing Term Loan Lenders pursuant to paragraph 14 of this Order; and provided, further that (i) the Supplemental Superpriority Claims in respect of the First Lien First Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations and the Junior DIP Obligations and (ii) the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the Junior DIP Obligations; provided further, that certain Supplemental DIP Obligations need not be paid in cash in full on the effective date of an Acceptable Reorganization Plan (as defined in the Supplemental DIP Credit Agreement) if such obligations are converted (the “Exit Conversion Right”) into the exit facility (the “Exit Facility”) under an exit facility agreement to be entered

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into by and between the Borrower and the Guarantors, each as reorganized Debtors, Wilmington, as Administrative Agent and Collateral Agent, and a syndicate of financial institutions party thereto, on the terms and conditions set forth in a term sheet that will be attached as an annex to the Supplemental DIP Credit Agreement.

(b) For purposes hereof, the “Carve Out” means: (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, and (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professionals of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Court and (z) any professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Court during the Cases pursuant to sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)), incurred, subject to the terms of this Order, (A) prior to the occurrence of an Event of Default (as defined in either the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement) and (B) at any time after the occurrence and during the continuance of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in an aggregate amount not

20

exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in respect of which the Carve Out is invoked or by any fees, expenses, indemnities or other amounts paid to any of the DIP Agents or DIP Lenders or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account (as defined in the ARCA) or the Secured Agreements Cash Deposit Account (as defined in the Existing DIP Order), shall not be subject to the Carve Out. In the event of the application of the Collateral (as defined below) to satisfaction of the Carve Out, the cost thereof shall be charged against the ABL Priority Collateral and the Term Loan Priority Collateral (each as defined below) in proportion to the amount of the then-outstanding Senior DIP Obligations (with respect to charges against the ABL Priority Collateral) and the then-outstanding First Lien First Out Obligations and First Lien Last Out Obligations (with respect to charges against the Term Loan Priority Collateral) each as compared to the then-outstanding DIP Obligations as a whole. To the extent that the Collateral actually applied to satisfy the Carve Out shall have been applied in an amount not in accordance with the formula above, the Senior DIP Lenders or Supplemental DIP Lenders (as the case may be) will be reimbursed out of the first available ABL Priority Collateral or Term Loan Priority Collateral (as applicable) in order to cause the application of the Carve Out to have complied with such formula.

21

8. Senior DIP Liens. As security for the Existing DIP Obligations, pursuant to the interim order approving the Existing DIP Facility (the “Interim DIP Order”)8 and the Existing DIP Order, the Existing DIP Agent, the Existing DIP Lenders and the other Secured Parties (as defined in the Existing DIP Credit Agreement) were granted the security interests and liens described in the Interim DIP Order and the Existing DIP Order (the “Existing DIP Liens”) and such granting of the Existing DIP Liens, and all of the rights and priorities in respect thereof, are hereby reaffirmed except as such rights and priorities are expressly modified by this Order. Upon the occurrence of the Effective Date, the Existing DIP Liens shall continue (subject to the priorities set forth herein and in the Intercreditor Agreement, but otherwise unchanged), in favor of the Senior DIP Agent, the Senior DIP Lenders and the other Secured Parties, pursuant to the terms of the Senior DIP Documents and as set forth herein (the “Senior DIP Liens”).

9. Supplemental DIP Liens. As security for the Supplemental DIP Obligations, effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Supplemental DIP Agent of, or over, any Collateral, the following security interests and liens hereby are granted to the Supplemental DIP Agent for its own benefit and the benefit of the Supplemental DIP Lenders (all property identified in clauses (a), (b) and (c) below, and the “Collateral” granted to the Existing DIP Agent, the Existing DIP Lenders and the other Secured Parties, pursuant to the Existing DIP Order and reaffirmed and continued hereunder in favor of the Senior DIP Agent, the Senior DIP Lenders and the other Secured

[8]

Interim Order (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) Utilize Cash Collateral Pursuant to 11 U.S.C. §§ 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364. [Docket No. 54]

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Parties (as described in paragraph 8, above), being collectively referred to as the “Collateral”),9 subject to the priorities set forth herein and in the Intercreditor Agreement, and only in the event of the occurrence and during the continuance of an Event of Default (as defined in the ARCA or the Supplemental DIP Credit Agreement), to the payment of the Carve Out (all such liens and security interests granted to the Supplemental DIP Agent, for its own benefit and for the benefit of the Supplemental DIP Lenders, pursuant to this Order and the Supplemental DIP Documents, the “Supplemental DIP Liens”, and together with the Senior DIP Liens, the “DIP Liens”)):

(a) First Lien on Cash Balances and Unencumbered Property. Upon the occurrence of the Effective Date, pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all pre- and post-petition property of the Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date (or as a result of the refinancing of the Pre-Petition First Lien Debt) is not subject to valid, perfected and non-avoidable pre-petition liens (collectively, “Unencumbered Property”), including without limitation, all cash and cash collateral of the Debtors (whether maintained with the Supplemental DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtors), contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds, product, offspring or profits of all the foregoing. Unencumbered Property shall

[9]

Notwithstanding anything contained herein to the contrary, the Borrower and the Guarantors shall not be required to pledge to the Senior DIP Agent or Supplemental DIP Agent in excess of 65% of the voting capital stock of its direct foreign subsidiaries or any of the capital stock or interests of indirect foreign subsidiaries.

23

exclude the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code, other than pursuant to section 549 of the Bankruptcy Code (collectively, “Avoidance Actions”) or any cash proceeds recovered pursuant to any successful Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”); provided, however that notwithstanding anything to the contrary herein, but subject to paragraph 25 hereof, the Superpriority Claims in respect of the Supplemental DIP Obligations may be satisfied from any assets of any Debtor’s estate, including any such Avoidance Proceeds, subject to the Carve Out and in accordance with the priorities set forth herein and in the Intercreditor Agreement.

(b) Liens Priming Pre-Petition Secured Creditors’ Liens. Upon the occurrence of the Effective Date, pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien upon all pre- and post-petition property of the Debtors (including, without limitation, cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries and the proceeds, product, offspring or profits of all the foregoing), whether now existing or hereafter acquired, that is subject to the existing liens presently held by any of the Pre-Petition Secured Creditors (including, without limitation, in respect of issued but undrawn letters of credit and adequate protection liens granted under the Existing DIP Order (as amended and restated herein) and this Order). Such security interests and liens shall be senior in all respects to the interests in such property of any of the Pre-Petition Secured Creditors arising from current and future liens of any of the Pre-Petition

24

Secured Creditors (including, without limitation, the adequate protection liens granted under the Existing DIP Order (as amended and restated herein) and this Order), but shall not be senior to any valid, perfected and unavoidable interests of other parties arising out of liens, if any, on such property existing immediately prior to the Petition Date, or to any valid, perfected and unavoidable interests in such property arising out of liens to which the liens of any of the Pre-Petition Secured Creditors become subject subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

(c) Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected security interest in and lien upon all pre- and post-petition property of the Debtors (other than the property described in clauses (a) or (b) of this paragraph 9, as to which the liens and security interests in favor of the Supplemental DIP Agent will be as described in such clauses), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date, or to any valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Adequate Protection Liens and the Junior Adequate Protection Liens), which security interests and liens in favor of the Supplemental DIP Agent are junior to such valid, perfected and unavoidable liens.

(d) Liens Senior to Certain Other Liens. The Supplemental DIP Liens, the Adequate Protection Liens and the Junior Adequate Protection Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) any liens arising after the Petition Date (except as otherwise provided herein or in the Intercreditor Agreement,

25

including with respect to the Senior DIP Liens) including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors.

Notwithstanding anything to the contrary in the Motion, the DIP Documents or this Order, in no event shall the Collateral include or the Supplemental DIP Liens granted under this Order attach to any lease, license, contract, or agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which any Debtor is a party or of any of such party’s rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Debtor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right pursuant to any provision thereof, unless, in the case of each of clause (x) and (y), the applicable provision is rendered ineffective by applicable law as determined by final order of this Court, upon the filing of a separate motion by either the Debtors or the DIP Agents upon due notice under the Bankruptcy Rules to the counter-party to such lease, license, contract, agreement or property right and upon a hearing (provided however that in all events the Supplemental DIP Liens shall attach to, and the Collateral shall include, all proceeds from all sales, transfers, dispositions or monetizations of any of the foregoing). For the avoidance of doubt, nothing in this Order shall be interpreted as overriding or impairing any rights of any party under section 365(n) of the Bankruptcy Code. Additionally, for the avoidance of doubt, the Collateral shall not include any assets or interests in assets that are not, or are subsequently determined not to have been, property of the estate at the time the security interest

26

therein created by the Interim DIP Order, the Existing DIP Order or this Order (as applicable) or the Supplemental DIP Documents attached or purported to attach thereto. Notwithstanding anything to the contrary in this Order, (i) all licensees of the Debtors’ intellectual property (including, for the avoidance of doubt, Samsung Electronics Co., Ltd., FUJIFILM Corporation, IMAX Corporation, International Business Machines Corporation and Carestream Health, Inc.) reserve the right to assert that any lien or interest conferred under this Order is subject to their other license or ownership rights and/or that they must be granted adequate protection for such other rights as a precondition to any impairment, and (ii) all such parties reserve the right to assert that any lien or interest granted hereunder does not override, prime or impair any other valid defense or offset right that may be asserted by such parties concerning claims asserted against them by the Debtors or their assignees hereunder (and the DIP Agents and all other parties reserve all rights with respect to the foregoing).

10. Priority of DIP Liens. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, paragraph 9 hereof, the Senior DIP Liens on the Collateral consisting of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have priority over and rank senior to the Supplemental DIP Liens on the ABL Priority Collateral. The priority of the Supplemental DIP Liens in respect of the ABL Priority Collateral, as among the First Lien First Out Obligations, the First Lien Last Out Obligations and the Junior DIP Obligations, shall be as set forth in the Supplemental DIP Documents. Additionally, notwithstanding anything to the contrary herein, the Supplemental DIP Liens granted hereunder on account of the First Lien First Out Obligations and the First Lien Last Out Obligations (but, for the avoidance of doubt, not the Junior DIP Obligations), shall have priority and rank senior to the Senior DIP Liens with respect to Collateral consisting of Term Loan Priority Collateral (as

27

defined in the Intercreditor Agreement); and the Senior DIP Liens shall have priority and rank senior to the Supplemental DIP Liens securing the Junior DIP Obligations with respect to the Term Loan Priority Collateral.

11. Protection of DIP Lenders’ Rights. Those protections granted to the Existing DIP Agent and the Existing DIP Lenders pursuant to Paragraph 8 of the Existing DIP Order, shall remain in full force and effect. Upon the occurrence of the Effective Date:

(a) Any compensation, payments or recoveries received by the Supplemental DIP Lenders on account or in respect of the Junior DIP Term Loans incremental to what would have been received had such Junior DIP Term Loans continued to be obligations under their Pre-Petition Second Lien Notes shall be compensation for, in consideration for, and solely on account of, the agreement of such Supplemental DIP Lenders to fund the Supplemental DIP Term Loan Facility and not as payments under, adequate protection for, or otherwise on account of, the Pre-Petition Second Lien Notes.

(b) So long as there are any borrowings or letters of credit or other amounts (other than contingent indemnity obligations as to which no claim has been asserted when all other amounts have been indefeasibly paid in full and no letters of credit are outstanding) outstanding, or the DIP Lenders have any Commitment (as defined in the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (as applicable)) under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (as applicable), the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall (i) have no right to and shall take no action to foreclose upon or recover in connection with the liens granted thereto pursuant to the Existing Documents, the Interim DIP Order, the Existing DIP Order or this Order, or otherwise seek to

28

exercise or exercise any enforcement rights or remedies against any Collateral or in connection with the Contingent Pre-Petition First Lien Debt (as defined in the Existing DIP Order), the Adequate Protection Liens or the Junior Adequate Protection Liens, (ii) be deemed to have consented to any transfer, disposition or sale of, or release of liens on, the Collateral, to the extent such transfer, disposition, sale or release is authorized under the applicable DIP Documents, (iii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the Collateral unless, solely as to this clause (iii), the DIP Agents file financing statements or other documents to perfect the liens granted pursuant to the Interim DIP Order, the Existing DIP Order or this Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the Petition Date, and (iv) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of the Collateral subject to any sale or disposition.

(c) The automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit the DIP Agents and the DIP Lenders (subject to the terms of the Intercreditor Agreement), to exercise, upon the occurrence of an Event of Default (as defined in the ARCA or Supplemental DIP Credit Agreement (as applicable)) and the giving of seven days’ prior written notice (which shall run concurrently with any notice provided under the applicable Senior DIP Documents or Supplemental DIP Documents) to the Debtors (with a copy to counsel to the Creditors’ Committee, the United States Trustee and counsel for the Second Lien Noteholders Committee, and, in the case of an

29

exercise of remedies under the Senior DIP Documents, to counsel to the Supplemental DIP Agent, and in the case of an exercise of remedies under the Supplemental DIP Documents, to counsel to the Senior DIP Agent), all rights and remedies under the DIP Documents, which for purposes of this Order shall include the application of any amounts held in the Agent Sweep Account (as defined in the ARCA) pursuant to Section 2.18(h) of the ARCA. In any hearing regarding any exercise of rights or remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default (as defined in the ARCA or Supplemental DIP Credit Agreement (as applicable)) has occurred and is continuing, and the Debtors and the Pre-Petition Secured Creditors hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Agents or the DIP Lenders set forth in this Order or the applicable DIP Documents. In no event shall the DIP Agents, the DIP Lenders, the Existing DIP Agent, the Existing DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral.

(d) No rights, protections or remedies of the DIP Agents or the DIP Lenders or the Existing DIP Agent or the Existing DIP Lenders granted by the provisions of this Order or the applicable DIP Documents shall be limited, modified or impaired in any way by (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to use Cash Collateral, (ii) any actual or purported termination of the Debtors’ authority to use Cash Collateral or (iii) the terms of this Order or any other order or stipulation related to the Debtors’ use of Cash Collateral or the provision of adequate protection to any party.

30

12. Limitation on Charging Expenses Against Collateral. Except to the extent of the Carve Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law without the prior written consent of the DIP Agents, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Notes Trustee, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agents, the DIP Lenders, or the Prepetition Secured Creditors.

13. Use of Cash Collateral. Pursuant to the terms of the Existing DIP Order, the Debtors were, and remain, authorized to use Cash Collateral subject to the terms of the Existing DIP Documents and the Existing DIP Order. Upon the occurrence of the Effective Date, the Debtors will continue to be authorized, subject to the terms and conditions of the DIP Documents and this Order, to use all Cash Collateral of any of the Pre-Petition Secured Creditors and each of the Pre-Petition Secured Creditors are directed promptly to turn over to the Debtors all Cash Collateral received or held by them; provided that the applicable Pre-Petition Secured Creditors are granted adequate protection as hereinafter set forth.

14. Refinancing of the Existing Term Loans. On the Effective Date, the Debtors are hereby directed to use the proceeds from the borrowings under the Supplemental DIP Credit Agreement to irrevocably repay in full all then-outstanding Existing Term Loans (after application of proceeds from the Digital Imaging Patent Portfolio Disposition (as defined in the ARCA)) (the “Term Loan Repayment”). Subsequent to the Term Loan Repayment, (x) the Debtors shall promptly pay and/or reimburse the Existing DIP Agent and/or the Existing Term Loan Lenders for any and all fees, costs, expenses, losses and damages incurred following the

31

Term Loan Repayment to the extent that the Existing DIP Credit Agreement or any other Existing DIP Document and/or Senior DIP Document entitles them to such payment, indemnity or reimbursement after the Effective Date (subject to all parties’ reservation of rights to contest whether such Existing DIP Agent or Existing Term Loan Lender is entitled to such payment, indemnity or reimbursement by the Debtors) and (y) such amounts shall, until paid in full in cash, constitute superpriority administrative expense claims under section 507(b) of the Bankruptcy Code, senior in all respects to the Supplemental Superpriority Claims, but notwithstanding anything to the contrary herein, having priority with respect to the Collateral pari passu with the Supplemental DIP Liens. For the avoidance of doubt, the claims granted pursuant to this paragraph 14 shall constitute “Senior DIP Obligations” for purposes of this Order.

15. Adequate Protection of Pre-Petition First Lien Secured Lenders. Until the indefeasible, as applicable, (i) repayment of the Pre-Petition First Lien Debt (as defined in the Existing DIP Order) or (ii) satisfaction, termination or expiration of all Non-Assumed Pre-Petition First Lien Obligations (as defined in the Existing DIP Order), the Pre-Petition First Lien Secured Lenders (as defined in the Existing DIP Order) and the Pre-Petition First Lien Agent (as defined in the Existing DIP Order) are entitled, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, to adequate protection of their interest in the Pre-Petition First Lien Collateral (as defined in the Existing DIP Order), including Cash Collateral, for and equal in amount to any diminution in the value of the Pre-Petition First Lien Secured Lenders’ and Pre-Petition First Lien Agent’s interests in the Pre-Petition First Lien Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of Cash Collateral and any other Pre-Petition First Lien Collateral, and the

32

imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code. As adequate protection, the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders were, by the Existing DIP Order, and are hereby, following the occurrence of the Effective Date, as amended and restated below, granted the following (collectively, the “Adequate Protection Obligations”):10

(a) Adequate Protection Liens. The Pre-Petition First Lien Agent (for itself and for the benefit of the Pre-Petition First Lien Secured Lenders) is hereby granted (effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of such diminution, (1) a replacement security interest in and lien upon all the Collateral, subject and subordinate only to (i) the security interests and liens granted to and/or reaffirmed and continued in favor of (as applicable) the DIP Agents and the Existing DIP Agent for the benefit of the DIP Lenders and the Existing DIP Lenders pursuant to the Interim DIP Order, the Existing DIP Order, this Order and/or the DIP Documents and any liens on the Collateral to which such liens so granted to the DIP Agents and Existing DIP Agent are junior and (ii) the Carve Out (such liens securing the Adequate Protection Obligations, together with the Contingent Adequate Protection Liens (as defined in the Existing DIP Order), the “Adequate Protection Liens”) and (2) the Contingent Adequate Protection Liens to secure any Contingent Pre-Petition First Lien Debt (as defined in the Existing DIP Order), any Non-Assumed Pre-Petition First Lien Obligation (as defined in the Existing DIP Order) and any interest, fees and expenses to which the Pre-Petition First Lien Agent, the Pre-Petition

[10]

For the avoidance of doubt, the adequate protection granted to the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders pursuant to the Existing DIP Order shall remain in full force and effect prior to the occurrence of the Effective Date and shall not be modified hereby until the occurrence of the Effective Date.

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First Lien Secured Lenders or the Issuing Banks (as defined in the Existing DIP Order) shall be due pursuant to subparagraph (c).

(b) Section 507(b) Claim. The Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders are hereby granted, effective upon the occurrence of the Effective Date, subject to the Carve Out, a superpriority claim, including on account of any indemnity claims under the First Lien Existing Agreements, as provided for in section 507(b) of the Bankruptcy Code (a “507(b) Claim”), immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agents and the DIP Lenders and the claims granted pursuant to paragraph 14 hereof; provided, however, that the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the First Lien Existing Agreements unless and until the DIP Obligations have indefeasibly been paid in cash in full (or, in the case of certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans).

(c) Interest, Fees and Expenses. The Pre-Petition First Lien Agent, pursuant to this Order, shall receive from the Debtors, effective upon the occurrence of the Effective Date, (i) current cash payments of all fees and expenses payable to the Pre-Petition First Lien Agent under the First Lien Existing Agreements, including, but not limited to, the reasonable fees and disbursements of counsel promptly upon receipt of invoices therefor and (ii) in accordance with the terms of the First Lien Existing Agreements, all accrued but unpaid interest and fees on any outstanding Pre-Petition First Lien Debt and letters of credit and other fees at the non-default

34

contract rate applicable on the Petition Date (including LIBOR pricing options available in accordance with the First Lien Existing Agreements) under the First Lien Existing Agreements; provided that the Issuing Banks of any letters of credit that are not Assumed Pre-Petition First Lien Obligations shall be entitled to the “Letter of Credit Fees” as set forth in Section 2.04(b)(i) of the Pre-Petition First Lien Credit Agreement at the Applicable Margin for Eurodollar Rate Advances plus Default Interest (each term as defined the Pre-Petition First Lien Credit Agreement); provided further that, without prejudice to the rights of any other party to contest such assertion, the Pre-Petition First Lien Secured Lenders reserve their rights to assert claims for the payment of any other amounts provided for in the First Lien Existing Agreements (subject to the payoff letter dated January 20, 2012 for the First Lien Existing Agreements).

16. Adequate Protection of the Pre-Petition Second Lien Noteholders. The Pre-Petition Second Lien Noteholders and the Pre-Petition Second Lien Notes Trustee are entitled, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, to adequate protection of their interest in the personal and any real property described in the Second Lien Existing Agreements (the “Pre-Petition Second Lien Collateral”), including any Cash Collateral, for and equal in amount to any diminution in the value of the Pre-Petition Second Lien Noteholders’ and Pre-Petition Second Lien Notes Trustee’s interests in the Pre-Petition Second Lien Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of any Cash Collateral and any other Pre-Petition Second Lien Collateral, the priming of the Pre-Petition Second Lien Notes Trustee’s security interests and liens in the Pre-Petition Second Lien Collateral by the DIP Agents and the DIP Lenders and the Existing DIP Agent and the Existing DIP Lenders pursuant to (as applicable) the DIP Documents, the Interim DIP Order, the Existing DIP Order and/or this Order, and the

35

imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code. As adequate protection, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders were, pursuant to the Existing DIP Order, and hereby are, following the occurrence of the Effective Date, as amended and restated below, granted the following, in each case, subject to paragraph 25 hereof, (collectively, the “Junior Adequate Protection Obligations”):11

(a) Junior Adequate Protection Liens. The Pre-Petition Second Lien Notes Trustee (for itself and for the benefit of the Pre-Petition Second Lien Noteholders) is hereby granted (effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of such diminution, a replacement security interest in and lien upon all the Collateral, subject and subordinate only to (i) the security interests and liens granted to and/or reaffirmed and continued in favor of (as applicable) the DIP Agents and the Existing DIP Agent for the benefit of the DIP Lenders and the Existing DIP Lenders pursuant to the Interim DIP Order, the Existing DIP Order, this Order and/or the DIP Documents and any liens on the Collateral to which such liens so granted to the DIP Agents or the Existing DIP Agent are junior, (ii) the interests and liens granted to the Pre-Petition First Lien Agent for the benefit of the Pre-Petition First Lien Secured Lenders pursuant to the First Lien Existing Agreements and this Order, and (iii) the Carve Out (such liens securing the Junior Adequate Protection Obligations, the “Junior Adequate Protection Liens”).

(b) Section 507(b) Claim. The Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders were, by the Interim DIP Order, and are hereby

[11]

For the avoidance of doubt, the adequate protection granted to the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders pursuant to the Existing DIP Order (and any other provisions of Paragraph 14 of the Existing DIP Order) shall remain in full force and effect prior to the occurrence of the Effective Date and shall not be modified hereby until the occurrence of the Effective Date.

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granted, subject to the Carve Out, a Section 507(b) Claim, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agents and the DIP Lenders and the claims of the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders and the claims granted pursuant to paragraph 14 hereof; provided, however, that the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the Second Lien Existing Agreements unless and until the DIP Obligations have been indefeasibly paid in cash in full (or, in the case of certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and the Pre-Petition First Lien Obligations (as defined below) have been indefeasibly Paid in Full (as defined in the Existing Intercreditor Agreement).

(c) Fees and Expenses. (i) The Debtors are authorized and shall pay, without regard to whether (with the exception of UK Pension Counsel (as defined below)) such fees and expenses were incurred during the pre- or post-petition period, the reasonable and documented fees and expenses incurred by (A) Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), as either special counsel to the Pre-Petition Second Lien Notes Trustee or counsel to the Second Lien Noteholders Committee (for so long as the members of such committee hold in the aggregate at least 50.1% of the aggregate principal amount of the Pre-Petition Second Lien Notes then outstanding (the “Threshold Requirement”)), (B) Blackstone Advisory Partners LP (“Blackstone”), as financial advisor to either Akin Gump, the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (for so long as the members of such

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committee meet the Threshold Requirement), (C) Capstone Advisory Group, LLC (“Capstone”), as special intellectual property financial advisor to either Akin Gump, the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (for so long as the members of such committee meet the Threshold Requirement), (D) Covington & Burling LLP, as counsel to the Pre-Petition Second Lien Notes Trustee and (E) UK pension counsel retained by either the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (“UK Pension Counsel”) (each of the professionals in clauses (A) through (E) above being the “Noteholder Professionals”); provided that the fees payable to Blackstone shall be in accordance with any engagement letter and accompanying indemnity (the “Engagement Letter”) signed by the Company and agreed with the Creditors’ Committee (collectively, the “Fees and Expenses”).

(ii) If any of the Noteholder Professionals are retained only by the Second Lien Noteholders Committee, in order to be entitled to reimbursement for Fees and Expenses earned or incurred after the 45th day following entry of the Existing DIP Order, such Noteholder Professionals shall or shall cause the Second Lien Noteholders Committee to file a verified statement under Bankruptcy Rule 2019 (a “2019 Statement”) no later than the 45th day after entry of the Existing DIP Order, and no more than every 45 days thereafter, demonstrating that the members of such committee hold in the aggregate Pre-Petition Second Lien Notes in an amount equal to or greater than the Threshold Requirement. The Threshold Requirement shall not apply if (A) the Noteholder Professionals are retained by the Pre-Petition Second Lien Notes Trustee or (B) Akin Gump is retained by the Pre-Petition Second Lien Notes Trustee and Akin Gump retains Blackstone and Capstone. If at any time following the occurrence of the Effective Date, the Noteholder Professionals are no longer retained, or if Akin Gump is no longer retained,

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by the Pre-Petition Second Lien Notes Trustee, the Debtors shall have the right, but not the obligation, to suspend payment to the Noteholder Professionals if, and solely for as long as, the Noteholder Professionals (x) file a 2019 Statement demonstrating that the members of the Second Lien Noteholders Committee hold in the aggregate Pre-Petition Second Lien Notes in an amount less than the Threshold Requirement or (y) fail to file a 2019 Statement as required hereby. Nothing in this paragraph (c)(ii), however, shall affect Blackstone’s entitlement to the Success Fee (as defined in, and under the terms of, the Engagement Letter); provided, for the avoidance of doubt, that no Success Fee shall be payable until such time as the DIP Obligations have been paid in full in cash (including, without limitation, by a refinancing, or, with respect to certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and all commitments under each of the Senior DIP Credit Agreement and Supplemental DIP Credit Agreement shall have been terminated.

(iii) The Debtors shall promptly reimburse the Noteholder Professionals for amounts invoiced monthly within ten (10) business days (if no written objection is received within such ten (10) business day period) after delivery of such an invoice describing such fees and expenses substantially in the form provided in the ordinary course of business; provided, however, that any such invoice may be redacted to protect privileged, confidential or proprietary information. A copy of each invoice submitted to the Debtors shall simultaneously be sent to the U.S. Trustee and counsel to the Creditors’ Committee. For the avoidance of doubt, the Noteholder Professionals shall not be required to file applications with the Court in connection with the Fees and Expenses.

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(d) Existing Intercreditor Agreement. With respect to the Pre-Petition Second Lien Noteholders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Collateral Agent (the “Second Lien Parties”), the First Lien Obligations (as defined in the Existing Intercreditor Agreement) shall be deemed to have been Paid in Full (as defined in the Existing Intercreditor Agreement) for purposes of the Existing Intercreditor Agreement; provided, that for the avoidance of doubt, nothing herein shall limit the effectiveness of Section 5.05 of the Existing Intercreditor Agreement. In consideration thereof and of the obligation of the Debtors to provide the adequate protection provided for herein, except as specifically provided in clauses (i)-(iii) below, each Second Lien Party has agreed that it is, and shall be deemed to be, adequately protected by the provisions hereof for the duration of these Cases with respect to the relief granted herein, including the use of Cash Collateral by the Debtors during these Cases, and notwithstanding any future change in the value of any property, assets or business of the Debtors (subject to clauses (i)-(iii) below and the related proviso); provided that nothing herein shall restrict the rights of any Second Lien Party with respect to (i) its right to assert against the Debtors a claim or claims under this Order or section 507(b) of the Bankruptcy Code (subject to the proviso in paragraph 16(b) of this Order) based upon the diminution in the value of the Pre-Petition Second Lien Collateral, (ii) its right to seek additional adequate protection in connection with any attempt by the Debtors to incur any future indebtedness under section 364 of the Bankruptcy Code (other than indebtedness heretofore authorized to be incurred (and actually incurred or deemed to have been incurred and outstanding or contingent as of the Effective Date) under the Existing DIP Documents, the $200,000,000 aggregate amount of indebtedness authorized to be incurred under the Senior DIP Credit Agreement as of the Effective Date and the up to $843,650,000 aggregate amount of indebtedness permitted to be

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incurred under the Supplemental DIP Credit Agreement as the Effective Date, and any other indebtedness authorized to be incurred under the Senior DIP Creditor Agreement or Supplemental DIP Credit Agreement), or (iii) its right to seek additional adequate protection based on a material change in facts or circumstances following the Effective Date; provided, however, that nothing contained herein will prevent any party from opposing any such request for additional adequate protection. In consideration of the Second Lien Adequate Protection Payments (as defined below) provided for herein, the Second Lien Parties are hereby deemed to consent to paragraph 11(a) of this Order and shall not make any motion, pleading or objection or take any action (or support any person in taking any action) inconsistent with the foregoing; provided, however, (x) each of the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders retains its rights as a party in interest (but not as a secured creditor) to object to any sale of the Pre-Petition Collateral (as defined in the Existing DIP Order) pursuant to section 363(b) of the Bankruptcy Code; (y) the Debtors shall provide the Pre-Petition Second Lien Notes Trustee and the Second Lien Noteholders Committee with notice and consultation rights on a confidential basis in respect of any such sale; and (z) the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders may exercise their rights to credit bid in any such sale to the extent provided under section 363(k) of the Bankruptcy Code and the Pre-Petition Second Lien Indentures, provided that such bid shall provide for the Senior DIP Obligations and Supplemental DIP Obligations to be paid in full in cash (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and all outstanding Letter of Credit Obligations and outstanding amounts under Secured Agreements to be Cash Collateralized (in the same manner provided for in subparagraph (d) of Paragraph 14 of the Existing DIP Order), whereupon the commitments in respect of the Senior DIP Facility and

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Supplemental DIP Term Loan Facility shall be terminated by the Debtors unless the Debtors, the applicable parties under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (including in all cases the Senior DIP Agent or Supplemental DIP Agent (as applicable)) and Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders otherwise agree.

(e) Interest Payments. Following the occurrence of the Effective Date, the Debtors shall (i) on a current basis, pay all interest accruing thereafter at the non-default contract rate applicable on the Petition Date on the outstanding Pre-Petition Second Lien Notes pursuant to the terms thereof (including all such interest on any Pre-Petition Second Lien Notes being exchanged for Junior DIP Term Loans that has accrued and remains unpaid immediately prior to the occurrence of the Effective Date) and (ii) make a catch-up payment in an amount equal to accrued interest (both pre-petition and post-petition) through the Effective Date at the pre-petition non-default rates on the outstanding Pre-Petition Second Lien Notes (which shall be paid with respect to all Pre-Petition Second Lien Notes immediate prior to giving effect to the exchange of any Pre-Petition Second Liens Notes for Junior DIP Term Loans) (such payments described in clauses (i) and (ii) of this paragraph 16(e), the “Second Lien Adequate Protection Payments”).

(f) Subscription Rights. The Pre-Petition Second Lien Noteholders shall be provided the right to participate in the Junior DIP Term Loans as contemplated in the Information Memorandum substantially in the form filed as Exhibit A to the Notice of Filing of Solicitation Documents [Docket No. 2587].

(g) Waiver of the Right to Seek Further Adequate Protection. In exchange for the Junior Adequate Protection as set forth herein, following the occurrence of the Effective

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Date, for so long as the Debtors are in compliance with the terms of this Order, except as otherwise expressly provided herein (including, without limitation, as set forth in paragraph 16(d) hereof), the Pre-Petition Second Lien Parties are hereby barred from requesting additional adequate protection without the written consent of each of the Debtors and the DIP Agents.

17. Sufficiency of Adequate Protection. Without limiting the rights of any party provided pursuant to paragraph 16(d) hereof, under the circumstances, and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Pre-Petition First Lien Secured Lenders, the Pre-Petition First Lien Agent, Pre-Petition Second Lien Noteholders and the Pre-Petition Second Lien Notes Trustee. Except as expressly provided herein, nothing contained in this Order (including, without limitation, the continued authorization of the use of any Cash Collateral) shall impair or modify any rights, claims or defenses available in law or equity to the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Notes Trustee, any Pre-Petition First Lien Secured Lender, the DIP Agents, any DIP Lender, the Existing DIP Agent or any Existing DIP Lender, including, without limitation, rights of a party to a swap agreement, securities contract, commodity contract, forward contract or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of a Debtor to contest such assertion).

18. Perfection of DIP Liens and Adequate Protection Liens.

(a) With respect to (i) the Senior DIP Agent, the Senior DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Existing DIP Agent and the Existing DIP Lenders, pursuant to the Existing DIP Order and continued by this Order, subject to the provisions of Paragraph 8(a) of the Existing DIP Order and paragraph 11(b) above,

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and (ii) the Supplemental DIP Agent, the Supplemental DIP Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, upon the occurrence of the Effective Date, subject to the provisions of paragraph 11(b) above, the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Notes Trustee are authorized, but not required, to file or record financing statements, patent filings, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession of or control over assets, or take any other action, in each case, in order to validate and perfect the liens and security interests granted to it hereunder. Whether or not the DIP Agents on behalf of the DIP Lenders, the Existing DIP Agent on behalf of the Existing DIP Lenders, the Pre-Petition First Lien Agent on behalf of the Pre-Petition First Lien Secured Lenders or the Pre-Petition Second Lien Notes Trustee on behalf of the Pre-Petition Second Lien Noteholders, shall, in their sole discretion, choose to file such financing statements, patent filings, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to it hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of the Interim DIP Order, with respect to the Senior DIP Facility and Existing DIP Facility, and immediately upon the occurrence of the Effective Date, with respect to the Supplemental DIP Term Loan Facility. Upon the request of either of the DIP Agents, each of the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, without any further consent of any party, are authorized to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable

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the DIP Agents to further validate, perfect, preserve and enforce the DIP Liens.

(b) A certified copy of this Order may, in the discretion of either of the DIP Agents, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.

19.	Preservation of Rights Granted Under This Order.

(a) No claim or lien having a priority superior to or pari passu with those reaffirmed, continued or granted (as applicable) by this Order to the Senior DIP Agent and the Senior DIP Lenders, to the Supplemental DIP Agent and the Supplemental DIP Lenders, to the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders, to the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, or to the Existing DIP Agent and any of the Existing DIP Lenders, respectively, shall be granted or allowed while any portion of the Senior DIP Obligations, Senior DIP Commitments or Senior Financing (or any refinancing thereof), Supplemental DIP Obligations, Supplemental DIP Commitment or Supplemental Financing (or any refinancing thereof), Pre-Petition First Lien Debt or the Pre-Petition Second Lien Obligations, the Adequate Protection Obligations or the Junior Adequate Protection Obligations remain outstanding, and the Existing DIP Liens, DIP Liens, the Adequate Protection Liens and the Junior Adequate Protection Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, as to each, other than the Carve Out.

(b) Unless all DIP Obligations shall have been indefeasibly paid in full (for

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the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) (and, with respect to outstanding letters of credit issued pursuant to the Senior DIP Credit Agreement and any Secured Agreements, Cash Collateralized at 105% of all of the Letter of Credit Obligations and Secured Agreements (which cash will be deposited, as applicable, in the L/C Cash Deposit Account or in the Secured Agreements Cash Deposit Account)) and the Pre-Petition First Lien Debt and the Adequate Protection Obligations due to Pre-Petition First Lien Secured Lenders and the Pre-Petition First Lien Agent shall have been paid in full, the Debtors shall not seek, and it shall constitute an “Event of Default” (under each of the ARCA and Supplemental DIP Credit Agreement) and terminate the right of the Debtors to use Cash Collateral if any of the Debtors seek, or if there is entered, (i) any modifications or extensions of this Order without the prior written consent of both the DIP Agents, and no such consent shall be implied by any other action, inaction or acquiescence by either of the DIP Agents, (ii) an order converting or dismissing any of the Cases, (iii) an order appointing a chapter 11 trustee in any of the Cases, or (iv) an order appointing an examiner with enlarged powers in any of the Cases. If an order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that (x) the Superpriority Claims, priming liens, security interests and replacement security interests continued with respect to, or granted to, as applicable, the DIP Agents, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, the Existing DIP Agent and the Existing DIP Lenders, pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order and the Intercreditor Agreement until all DIP Obligations, the Adequate Protection Obligations and the

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Junior Adequate Protection Obligations shall have been paid and satisfied in full (and that such Superpriority Claims, priming liens and replacement security interests, shall, notwithstanding such dismissal, remain binding on all parties in interest) and (y) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above. Until the Pre-Petition Second Lien Debt and Junior Adequate Protection Obligations shall have been paid in full (for the avoidance of doubt, subject to paragraph 25 below), the consent of the Pre-Petition Second Lien Noteholders and Pre-Petition Second Lien Notes Trustee for the Debtors to use Cash Collateral shall terminate upon: (i) any modifications or extensions of this Order that modify any rights or protections continued or granted under this Order to the Pre-Petition Second Lien Noteholders in a manner adverse to the Pre-Petition Second Lien Noteholders without the prior written consent of the Pre-Petition Second Lien Notes Trustee, and no such consent shall be implied by any other action, inaction or acquiescence by the Pre-Petition Second Lien Noteholders; (ii) an order converting or dismissing any of the Cases; (iii) an order appointing a chapter 11 trustee in any of the Cases; or (iv) an order appointing an examiner with enlarged powers in any of the Cases. With respect to any amendments or modifications to any rights or protections granted under the Existing DIP Order to the Pre-Petition Second Lien Noteholders or the Pre-Petition Second Lien Notes Trustee that are effected by this Order, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders are hereby deemed to have consented.

(c) If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity of any DIP Obligations, the Pre-Petition First Lien Obligations, the Pre-Petition Second Lien Obligations, the Adequate Protection Obligations or the Junior Adequate Protection

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Obligations incurred prior to the actual receipt of written notice by the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Notes Trustee as applicable, of the effective date of such reversal, modification, vacation or stay, (ii) the validity or enforceability of any lien or priority reaffirmed, continued, authorized or created hereby or pursuant to the DIP Documents with respect to any DIP Obligations, Pre-Petition First Lien Obligations, Pre-Petition Second Lien Obligations, the Adequate Protection Obligations and the Junior Adequate Protection Obligations, or (iii) the ability of the Creditors’ Committee to challenge certain Supplemental DIP Obligations or Pre-Petition Second Lien Obligations (or related liens) in accordance with paragraph 25 hereof. Notwithstanding any such reversal, modification, vacation or stay or any use of Cash Collateral, or DIP Obligations, Adequate Protection Obligations or Junior Adequate Protection Obligations incurred by the Debtors to the DIP Agents, DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, the Existing DIP Agent or the Existing DIP Lenders (as applicable) prior to the actual receipt of written notice by the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Notes Trustee, as applicable, of the effective date of such reversal, modification, vacation or stay shall be governed in all respects by the original provisions of this Order, and the DIP Agents, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall be entitled to all the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, the Interim DIP Order, the Existing DIP Order and this Order and pursuant to the DIP Documents with respect to all uses of Cash Collateral and proceeds of the Senior Financing, Supplemental Financing, DIP Obligations, Adequate

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Protection Obligations and Junior Adequate Protection Obligations.

(d) Except as expressly provided in this Order or in the DIP Documents, the DIP Liens, the Superpriority Claims, all other rights and remedies of the DIP Agents and DIP Lenders, the Adequate Protection Liens, the Adequate Protection Obligations, all other rights of the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders, all other rights and remedies of the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, the Junior Adequate Protection Liens and the Junior Adequate Protection Obligations, and all other rights of the Existing DIP Agent and the Existing DIP Lenders, granted by the provisions of this Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Cases, terminating the joint administration of these Cases or by any other act or omission, (ii) the entry of an order approving the sale of any Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents) or (iii) the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations. The terms and provisions of this Order and the DIP Documents shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the Superpriority Claims, all other rights and remedies of the DIP Agents and DIP Lenders and the Existing DIP Agent and the Existing DIP Lenders, and the Adequate Protection Liens and Junior Adequate Protection Liens granted or continued (as applicable) by the provisions of this Order and the DIP Documents shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full (for the avoidance of doubt,

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subject to paragraph 25 below with respect to the Junior DIP Term Loans). For the avoidance of doubt, all rights and remedies of the Second Lien Parties granted by the provisions of this Order and any other provisions applicable to the Second Lien Parties shall continue in full force and effect notwithstanding the indefeasible payment in full of the DIP Obligations.

20. Effect of Stipulations on Third Parties. The stipulations and admissions contained in the Existing DIP Order, including, without limitation, Paragraph 3 thereof, shall remain binding as provided for therein. The stipulations and admissions contained in this Order, shall be binding upon the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) and all other parties in interest, in all circumstances.

21. Limitation on Use of Financing Proceeds and Collateral. Notwithstanding anything herein or in any other order by this Court to the contrary, no borrowings, letters of credit, Cash Collateral, Collateral nor the Carve Out may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Documents, the Existing DIP Documents, the First Lien Existing Agreements or the Second Lien Existing Agreements, or the liens or claims granted under the Interim DIP Order, the Existing DIP Order, this Order, the DIP Documents, the Existing DIP Documents, the First Lien Existing Agreements or the Second Lien Existing Agreements, (b) investigate, assert any Claims and Defenses (each as defined in the Existing DIP Order) or causes of action against any of the DIP Agents, the Existing DIP Agent, the DIP Lenders, the Existing DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, or their respective agents, affiliates, representatives, attorneys or advisors, (c) prevent, hinder or otherwise delay the DIP

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Agents’ assertion, enforcement or realization on the Cash Collateral or the Collateral in accordance with the DIP Documents or this Order, (d) seek to modify any of the rights granted to, or reaffirmed and/or continued in favor of, the DIP Agents or the Existing DIP Agent or the DIP Lenders or the Existing DIP Lenders hereunder or under the DIP Documents or Existing DIP Documents (as applicable), in each of the foregoing cases without such applicable parties’ prior written consent or (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of this Court and (ii) in accordance with the Senior DIP Credit Agreement and the document delivered in accordance with Section 5(b)(xi) of the Amendment Agreement and the Supplemental DIP Credit Agreement and the Operating Forecast (as defined in the Supplemental DIP Credit Agreement), as approved by each of the Senior DIP Agent and Supplemental DIP Agent, each in its sole discretion. Notwithstanding the foregoing, any party may, solely to the extent permitted pursuant to the Existing DIP Order, including the deadlines for commencing actions set forth therein, investigate claims and issues with respect to the Existing Documents (the “Investigation”) and, subject to any applicable law with respect to standing, commence and prosecute any related proceedings as a representative of the Debtors’ estates; provided that, in the case of the Creditors’ Committee an aggregate expense since the Petition Date for such Investigation as to the First Lien Existing Agreements and the Second Lien Existing Agreements shall not exceed $250,000 in respect of the U.S. Investigation and $250,000 in respect of the non-U.S. Investigation.

22. Priorities Among Pre-Petition Secured Creditors. In determining the relative priorities and rights of the Pre-Petition Secured Creditors (including, without limitation, the relative priorities and rights of the Pre-Petition Secured Creditors with respect to the Adequate Protection Obligations or Junior Adequate Protection Obligations granted hereunder), such

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priorities and rights shall be governed by the Existing Documents, including, without limitation, the Existing Intercreditor Agreement, subject to the provisions of this Order. In the event of a conflict between such Existing Documents and this Order, this Order shall control.

23. Duties of the Pre-Petition First Lien Co-Collateral Agents. Following the repayment in full of all Pre-Petition First Lien Obligations (other than with respect to the Continuing Pre-Petition First Lien Obligations to be backstopped or otherwise provided for as more fully described in the Interim DIP Order and the Existing DIP Order or the Existing DIP Documents), each Pre-Petition First Lien Co-Collateral Agent, as applicable, shall promptly turn over and distribute any proceeds recovered or received or any other payments or receipts obtained on account of the Pre-Petition First Lien Collateral, first, to the DIP Agents (with notice to any DIP Agent not receiving such property) for the benefit of the DIP Lenders in accordance with the Intercreditor Agreement, and second, subsequent to indefeasible payment in full of all DIP Obligations (other than those Supplemental DIP Obligations converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) and the indefeasible Payment in Full (as defined in the Existing Intercreditor Agreement) of all Pre-Petition First Lien Obligations, for the benefit of the Pre-Petition Second Lien Noteholders under the Second Lien Existing Agreements.

24. Authority to Enter Into Derivatives Contracts with DIP Lenders or their Affiliates. The authority granted pursuant to Paragraph 22 of the Existing DIP Order shall remain unchanged.

25. Reservation of Rights of Creditors’ Committee. Solely with respect to the Pre-Petition Second Lien Obligations, the Second Lien Adequate Protection Payments and the Junior DIP Term Loans, notwithstanding anything to the contrary herein, including, without limitation,

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any finding, order, requirement of the Debtors to act or refrain from acting, or the labeling of any payment as “non-refundable” or “indefeasible”:

(a) Nothing herein shall impair the Creditors’ Committee’s ability to challenge all Pre-Petition Second Lien Obligations that were outstanding on the Petition Date, or the purported liens securing such obligations, in each case in accordance with that certain Order Granting Committee’s Motion for Leave, Standing, Authority to Prosecute and, if Appropriate, Settle Claims Challenging Certain Liens Purportedly Held by the Second Lien Parties, entered November 14, 2012 [Docket No. 2370].

(b) Solely in the event of a timely and successful challenge by the Creditors’ Committee pursuant to a final, non-appealable order in respect of the Pre-Petition Second Lien Obligations or the liens securing such obligations, the Court may, after notice and a hearing, fashion an appropriate remedy, including, but not limited to, (i) disgorgement or recharacterization of any Second Lien Adequate Protection Payments, or (ii) the unwinding of the Junior DIP Term Loans or a portion thereof (which might include the disgorgement or re-allocation of interest, fees, principal or other incremental consideration paid in respect thereto and not paid on account of the Pre-Petition Second Lien Obligations or the avoidance of liens, administrative claims, and/or guarantees with respect to one or more of the Debtors); provided, however, that the Junior DIP Term Loans may not be so unwound or subject to other remedies unless the Pre-Petition Second Lien Obligations were not, on the Petition Date, secured by valid, perfected, and unavoidable Liens with respect to Pre-Petition Collateral that is equal in value to the amount of the Junior DIP Term Loans (after giving effect to the Pre-Petition First Lien Obligations outstanding as of such time).

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26. Debtors’ Exit Conversion Right for First Lien Last Out Obligations and Junior DIP Obligations. Notwithstanding anything contained herein to the contrary, neither (x) the First Lien Last Out Obligations or the Junior DIP Obligations nor (y) the Supplemental Superpriority Claims granted in respect thereof need to be satisfied in full, in cash, solely in the event that such loans are converted into the Exit Facility subject to and in accordance with the conditions to conversion (and any other applicable terms and conditions) set forth in the Supplemental DIP Documents. For the avoidance of doubt, this paragraph 26 shall not apply to any Senior DIP Obligations or Senior Superpriority Claims.

27. Notice. The Debtors shall provide counsel to the Creditors’ Committee, the Second Lien Noteholders Committee and the Pre-Petition Second Lien Notes Trustee with all formal notices and information required to be delivered to the Senior DIP Agent or Supplemental DIP Agent or Senior DIP Lenders or Supplemental DIP Lenders pursuant to the terms of the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement, as the case may be.

28. Order Governs. In the event of any inconsistency between the provisions of this Order and the Interim DIP Order, Existing DIP Order or the DIP Documents (as the case may be), the provisions of this Order shall govern; provided, however, that subject to the terms of this Order, the provisions of the Existing DIP Order shall remain in full force and effect.

29. Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Order, including all findings herein, shall be binding upon all parties in interest in these Cases, including, without limitation, the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, any statutory or nonstatutory committees appointed or formed in these Cases (including the

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Creditors’ Committee), and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and shall inure to the benefit of the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders and the Debtors and their respective successors and assigns; provided, however, that the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders and the DIP Lenders shall have no obligation to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors. In determining to make any loan under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement or in exercising any rights or remedies as and when permitted pursuant to this Order or the Senior DIP Documents or Supplemental DIP Documents, the Senior DIP Agent, Senior DIP Lenders, Supplemental DIP Agent and Supplemental DIP Lenders (as applicable) shall not be deemed to be in control of the operations of or participating in the management of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors, so long as the DIP Lenders’ actions do not constitute, within the meaning of 42 U.S.C. § 9601(20)(F), actual participation in the management or operational affairs of a vessel or facility owned or operated by a Debtor, or otherwise cause liability to arise to the federal or state government or the status of responsible person or managing agent to exist under applicable law (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute).

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30. Miscellaneous. Nothing in this Order or the DIP Documents shall permit the Debtors to violate 28 U.S.C. § 959(b). As to the United States, its agencies, departments or agents, nothing in this Order or the DIP Documents shall discharge, release or otherwise preclude any valid right of setoff or recoupment that any such entity may have.

31. No Waiver. Except as specifically set for herein, this Order shall not be construed in any way as a waiver or relinquishment of any rights that the Pre-Petition Secured Creditors may have to bring or be heard on any matter brought before the Court.

32. No Waiver by Failure to Seek Relief. Except with respect to the limitations set forth in paragraph 16 hereof with respect to requests for further adequate protection, the delay or failure of the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders to seek relief or otherwise exercise their rights and remedies under this Order, the Existing Second Lien Agreements or applicable law, as the case may be, shall not constitute a waiver of any of the rights thereunder, or otherwise, of the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders.

33. Effectiveness. This Order shall constitute findings of fact and conclusions of law. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062 or 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Order shall be immediately effective and enforceable upon its entry, and there shall be no stay of execution or effectiveness of this Order.

34. Final DIP Documents. The most recent version of each Senior DIP Document that has been filed with this Court prior to the Hearing is in a substantially final form. If any such Senior DIP Document is materially revised prior to the effectiveness of the Amendment Agreement, the Debtors will file the revised version of such Senior DIP Document (a “Revised

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Document”) with this Court and serve the Revised Document on the Notice Parties. The Notice Parties will have until 5:00 p.m. (ET) on the fifth day following service of the Revised Document (the “Document Objection Deadline”) to object to such revisions. Any such objection (a “Document Objection”) must be (i) made in writing, stating the Document Objection with specificity and (ii) filed with the Bankruptcy Court and served on the Debtors, counsel to the DIP Agents and counsel to the Creditors’ Committee. If a Notice Party properly files and serves a Document Objection, the Debtors may schedule a hearing with this Court to resolve such objection on two days’ notice. If no Document Objection is made or if all Document Objections are consensually resolved and withdrawn, such Revised Document shall be deemed approved under the terms of this Order. A Revised Document, once approved or deemed approved (whether by way of consensual resolution of a Document Objection, by the Court at or after a hearing to resolve a Document Objection or by the passage of time with no objection), shall, for all intents and purposes, take the place of the version of such Senior DIP Document referred to herein and previously filed with the Court as though such Revised Document existed in its revised form as of the date of this Order and all references to such Senior DIP Document in its prior form shall be deemed references to the such Revised Document as so revised.

Dated:	New York, New York
January 24, 2013

/s/ Allan L. Gropper
HONORABLE ALLAN L. GROPPER
United States Bankruptcy Judge

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EXHIBIT J-2 - DIP ORDER

SUPPLEMENT

See Attached.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
EASTMAN KODAK COMPANY, et al.,[1]	)	Case No. 12-10202 (ALG)
)
Debtors.	)	(Jointly Administered)
)

ORDER AMENDING ORDER (I) AUTHORIZING DEBTORS

(A) TO OBTAIN POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105,

361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e) AND (B) TO

CONTINUE TO UTILIZE CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363

AND (II) GRANTING ADEQUATE PROTECTION TO CERTAIN PRE-PETITION

SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361, 362, 363 AND 364

Upon the notice of presentment of the Debtors [Docket No. 3274] (the “Notice of Presentment”) of an Order (this “Order”) amending the Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 353 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926] (the “Supplemental DIP Order”) and authorizing the Debtors to enter into that certain revised Supplemental DIP Credit Agreement (as may be amended from time to time, the “Amended Supplemental DIP Credit Agreement”) substantially in the form attached hereto as Exhibit 1; and the terms set forth in the Amended Supplemental DIP Credit Agreement being in the best interests of the Debtors’ estates,

1	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is: 343 State Street, Rochester, NY 14650.

their creditors, and other parties in interest; and the Amended Supplemental DIP Credit Agreement having been negotiated in good faith and at arm’s length between the Debtors and the Steering Committee Lenders; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and this proceeding being a core proceeding pursuant to 28 U.S.C. § 157; and venue of this proceeding in this District being proper pursuant to 28 U.S.C. §§ 1408 and 1409; [and the Notice of Presentment and opportunity for a hearing being consistent with paragraph 6(b)(ii) of the Supplemental DIP Order and the Notice of Filing Amended Case Management Procedures [Docket No. 1655] and appropriate under the particular circumstances and with no need to provide other or further notice]; and after due deliberation and sufficient cause appearing therefor, it is hereby ORDERED that: 2

1. All of the terms of the Supplemental DIP Order shall remain in full force and effect pursuant to the terms of the Supplemental DIP Order, except to the extent expressly modified by this Order.

2. The Debtors are authorized to enter into the Amended Supplemental DIP Credit Agreement and to make, execute and deliver all instruments and documents, and to pay all fees and to perform all acts in connection therewith, that may be reasonably required for the Debtors’ performance of their obligations under the Amended Supplemental DIP Credit Agreement.

3. Except as otherwise provided in this Order, the Supplemental DIP Order, the Revised Commitment Documents or the Supplemental DIP Documents (as may be

[2]

All capitalized terms not otherwise defined herein have the meanings ascribed to them in (i) the Supplemental DIP Order, (ii) the Amended Supplemental DIP Credit Agreement, (iii) the Debtors’ Motion for (A) an Order Authorizing the Debtors to (I) Enter Into Amended and Restated Financing Commitment Documents for Secured Supplemental Postpetition and Exit Financing, (II) Incur and Pay Associated Fees, Costs and Expenses and (III) Furnish Related Indemnities and (B) a Finding that the Proposed Amendments to the Supplemental Financing are Authorized by the Financing Approval Order [Docket No. 3234], or (iv) the Revised Commitment Documents, as applicable.

2

amended), upon execution and delivery of the Amended Supplemental DIP Credit Agreement, the Amended Supplemental DIP Credit Agreement shall constitute a valid and binding obligation of each of the parties thereto, enforceable against each party thereto in accordance with the terms thereof. Except as otherwise provided in this Order, the Supplemental DIP Order, the Revised Commitment Documents or the Supplemental DIP Documents (as may be amended), no obligation or payment under the Amended Supplemental DIP Credit Agreement or this Order shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any defense, reduction, setoff, recoupment, or counterclaim.

4. All references to the Supplemental DIP Obligations in the Supplemental DIP Order shall be to obligations incurred under the Amended Supplemental DIP Credit Agreement up to an aggregate principal amount of $848,200,000 (plus interest, fees and other expenses provided for in the Amended Supplemental DIP Credit Agreement), consisting of (i) first lien term loans in the aggregate amount of up to $473,200,000 in new money loans (the “New Money Loans”) and (ii) up to $375,000,000 of Junior DIP Obligations.

5. All references to the Supplemental DIP Credit Agreement in the Supplemental DIP Order shall be to the Amended Supplemental DIP Credit Agreement, and all references to the Supplemental DIP Documents shall include the Amended Supplemental DIP Credit Agreement.

6. Paragraph 7(a) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): (a) The “Superpriority Claims” granted on account of the “DIP Obligations” pursuant to the Existing DIP Order remain in full force and effect and shall continue in favor of the Senior DIP

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Obligations with the ranking and priority set forth in the Existing DIP Order, except as expressly provided in this Order. Upon the occurrence of the Effective Date, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Senior DIP Obligations shall continue to, and Supplemental DIP Obligations shall, constitute allowed claims against the Debtors (without the need to file any proof of claim) with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations and Junior Adequate Protection Obligations (each as defined below)) and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (collectively, as to the Senior DIP Obligations, the “Senior Superpriority Claims”, and as to the Supplemental DIP Obligations, the “Supplemental Superpriority Claims”, and together, the “Superpriority Claims”); provided, however that the Supplemental Superpriority Claims shall be subject to and shall rank junior in right of payment to the Senior Superpriority Claims in all respects; provided, further that (i) the Senior Superpriority Claims and the Supplemental Superpriority Claims shall be subject to the Carve Out (to the extent specifically provided for herein) and (ii) the Supplemental Superpriority Claims shall be subject to the claims of the Existing DIP Agent or Existing Term Loan Lenders pursuant to paragraph 14 of this Order; and provided, further that ~~(i)~~ the Supplemental Superpriority Claims in respect of the New Money Loans shall be senior in right

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of payment to the Supplemental Superpriority Claims in respect of the ~~First Lien Last Out Obligations and the~~ Junior DIP Obligations ~~and (ii) the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the Junior DIP Obligations~~; provided further, that certain Supplemental DIP Obligations need not be paid in cash in full on the effective date of an Acceptable Reorganization Plan (as defined in the Supplemental DIP Credit Agreement) if such obligations are converted (the “Exit Conversion Right”) into the exit facility (the “Exit Facility”) under an exit facility agreement ~~to be entered into by and~~ between the Borrower and the Guarantors, each as reorganized Debtors, Wilmington, as Administrative Agent and Collateral Agent, and a syndicate of financial institutions party thereto, ~~on the terms and conditions set forth in a term sheet that will be~~ substantially in the form attached as an ~~annex~~ exhibit to the Amended Supplemental DIP Credit Agreement (which exit facility agreement may be modified pursuant to the terms of the Amended Supplemental DIP Credit Agreement).

7. Paragraph 7(b) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): (b) For purposes hereof, the “Carve Out” means: (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, and (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professionals of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Court and (z) any

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professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Court during the Cases pursuant to sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)), incurred, subject to the terms of this Order, (A) prior to the occurrence of an Event of Default (as defined in either the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement) and (B) at any time after the occurrence and during the continuance of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in an aggregate amount not exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in respect of which the Carve Out is invoked or by any fees, expenses, indemnities or other amounts paid to any of the DIP Agents or DIP Lenders or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account (as defined in the ARCA) or the Secured Agreements Cash Deposit Account (as defined in the Existing DIP Order), shall not be subject to the Carve Out. In the event of the application of the Collateral (as defined below) to satisfaction

6

of the Carve Out, the cost thereof shall be charged against the ABL Priority Collateral and the Term Loan Priority Collateral (each as defined below) in proportion to the amount of the then-outstanding Senior DIP Obligations (with respect to charges against the ABL Priority Collateral) and the then-outstanding New Money Loans ~~First Lien First Out Obligations and First Lien Last Out Obligations~~ (with respect to charges against the Term Loan Priority Collateral) each as compared to the then-outstanding DIP Obligations as a whole. To the extent that the Collateral actually applied to satisfy the Carve Out shall have been applied in an amount not in accordance with the formula above, the Senior DIP Lenders or Supplemental DIP Lenders (as the case may be) will be reimbursed out of the first available ABL Priority Collateral or Term Loan Priority Collateral (as applicable) in order to cause the application of the Carve Out to have complied with such formula.

8. Paragraph 10 of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Priority of DIP Liens. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, paragraph 9 hereof, the Senior DIP Liens on the Collateral consisting of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have priority over and rank senior to the Supplemental DIP Liens on the ABL Priority Collateral. The priority of the Supplemental DIP Liens in respect of the ABL Priority Collateral, as among the New Money Loans ~~First Lien First Out Obligations, the First Lien Last Out Obligations~~ and the Junior DIP Obligations, shall be as set forth in the Supplemental DIP Documents. Additionally, notwithstanding anything to the contrary herein, the Supplemental DIP Liens granted hereunder on account of the New Money Loans ~~First Lien First Out Obligations and the First Lien Last Out Obligations~~ (but, for the avoidance of doubt, not the Junior DIP Obligations), shall have priority

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and rank senior to the Senior DIP Liens with respect to Collateral consisting of Term Loan Priority Collateral (as defined in the Intercreditor Agreement); and the Senior DIP Liens shall have priority and rank senior to the Supplemental DIP Liens securing the Junior DIP Obligations with respect to the Term Loan Priority Collateral.

9. Paragraph 16(e) of the Supplemental DIP Order shall be replaced in its entirety with the following: Interest Payments. The Debtors shall (i) on a current basis after the Effective Date, pay all interest accruing thereafter at the non-default contract rate applicable on the Petition Date on the outstanding Pre-Petition Second Lien Notes pursuant to the terms thereof (including all such interest on any Pre-Petition Second Lien Notes being exchanged for Junior DIP Term Loans that has accrued and remains unpaid immediately prior to the occurrence of the Effective Date) and (ii) on the Effective Date, pay to holders of outstanding Pre-Petition Second Lien Notes an amount equal to all accrued interest at the non-default rate (both pre-petition and post-petition) through the Effective Date (which shall be paid with respect to all Pre-Petition Second Lien Notes immediately prior to giving effect to any roll-up into Roll-Up Loans) (such payments described in clauses (i) and (ii) of this paragraph 16(e), the “Second Lien Adequate Protection Payments”).

10. Paragraph 16(f) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Subscription Rights. The Pre-Petition Second Lien Noteholders shall be provided the right to participate in the Junior DIP Term Loans as contemplated in the Information Memorandum as supplemented on February 7, 2013 and March 1, 2013 ~~substantially in the form filed as Exhibit A to the Notice of Filing of Solicitation Documents [Docket No. 2587]~~.

11. Paragraph 25(b) of the Supplemental DIP Order is hereby amended to

8

provide (modifications in bolded underline or bolded strikethrough, as applicable): (b) Solely in the event of a timely and successful challenge by the Creditors’ Committee pursuant to a final, non-appealable order in respect of the Pre-Petition Second Lien Obligations or the liens securing such obligations, the Court may, after notice and a hearing, fashion an appropriate remedy, including, but not limited to, (i) disgorgement or recharacterization of any Second Lien Adequate Protection Payments, or (ii) the unwinding of the Junior DIP Term Loans or a portion thereof (which might include the disgorgement or re-allocation of interest, fees, principal or other incremental consideration paid in respect thereto and not paid on account of the Pre-Petition Second Lien Obligations or the avoidance of liens, administrative claims, and/or guarantees with respect to one or more of the Debtors); provided, however, that the Junior DIP Term Loans may not be so unwound or subject to other remedies unless the Pre-Petition Second Lien Obligations were not, on the Petition Date, secured by valid, perfected, and unavoidable Liens with respect to Pre-Petition Collateral that is equal or greater in value to the amount of the Junior DIP Term Loans (after giving effect to the Pre-Petition First Lien Obligations outstanding as of such time).

12. Paragraph 26 of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Debtors’ Exit Conversion Right for Certain New Money Loans ~~First Lien Last Out Obligations~~ and Junior DIP Obligations. Notwithstanding anything contained herein to the contrary, neither (x) ~~the~~ that principal amount of the New Money Loans in excess of $200,000,000 ~~First Lien Last Out Obligations~~ or the Junior DIP Obligations nor (y) the Supplemental Superpriority Claims granted in respect thereof need to be satisfied in full, in cash, solely in the event that such loans are converted into the Exit Facility subject to and in accordance with the conditions to conversion (and any other applicable terms and conditions) set forth in the Supplemental DIP

9

Documents. For the avoidance of doubt, this paragraph 26 shall not apply to any Senior DIP Obligations or Senior Superpriority Claims.

13. Any objections to the entry of this Order or the relief granted herein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled on the merits with prejudice.

14. This Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect immediately upon execution thereof.

15. The Court has and will retain jurisdiction to enforce this Order according to its terms and with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Order.

SO ORDERED by the Court this 8th day of March, 2013.

/s/ Allan L. Gropper
HONORABLE ALLAN L. GROPPER
UNITED STATES BANKRUPTCY JUDGE

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